As filed with the Securities and Exchange Commission on May 17, 2010

Registration No. 333-162595

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-effective
AMENDMENT NO. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FREEDOM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3484 (Primary Standard Industrial Classification Code number)	26-0174491 (I.R.S. Employer Identification Number)

870 Remington Drive
Madison, North Carolina 27025-1776
(336) 548-8700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Fredric E. Roth, Jr.
General Counsel and Secretary
Freedom Group, Inc.
870 Remington Drive P.O. Box 1776
Madison, North Carolina 27025-1776
(336) 548-8700
(Name, address, including zip code and telephone number, including area code, of agent for service)

Please address a copy of all communications to:
Arnold B. Peinado, III, Esq. Roland Hlawaty, Esq. Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, NY 10005 (212) 530-5000	William J. Miller, Esq. Jonathan A. Schaffzin, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 (212) 701-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

                If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

                If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

                The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated            , 2010

PROSPECTUS

            Shares

Common Stock

              This is Freedom Group, Inc.'s initial public offering. We are selling            shares of our common stock and the selling stockholders are selling            shares of our common stock. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

              We expect the public offering price to be between $            and $            per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the            under the symbol "            ."

              Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page 19 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

              The underwriters may also purchase up to an additional            shares from us, and up to an additional            shares from the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments, if any.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The shares will be ready for delivery on or about            , 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities

The date of this prospectus is            , 2010.

The passion of hunters. The precision of target shooters. The unmatched dedication of those tasked with our protection. We are proudly associated with all.

POLICE

As one of the world's premier sources for branded firearms and ammunition, we stand at the forefront of innovation and craftsmanship. *Our name is Freedom Group.*

ACQUISITION TIMELINE

APRIL 2006

Bushmaster Firearms

est. 1973

The first company in the Freedom Group family, Bushmaster was acquired in April of 2006. Bushmaster is a leading manufacturer of AR style platform rifles.

APRIL 2007

Remington.

The Parker Gun

est. 1816 (Remington)

Added to the group in May of 2007, Remington has produced guns and ammunition since 1816, delivering products across virtually all segments of the hunting and shooting industry.

DECEMBER 2007

DPMS Panther Arms

est. 1986

In December of 2007, DPMS was added to the family. DPMS Panther Arms is a manufacturer of premium AR style platform rifles and this addition further bolstered Freedom Group's leadership position in this category.

JANUARY 2008

Marlin

H&R

NEF

L.C. Smith

est. 1870 (Marlin)

Marlin was acquired in January of 2008 as a key manufacturer of lever action rifles and rimfire rifles. Also in this acquisition were Harrington and Richardson, New England Firearms, and L.C. Smith.

FREEDOM GROUP™

FAMILY OF COMPANIES

SEPTEMBER 2008

EOTAC™

est. 2008

EOTAC is a manufacturer of tactical and discreet clothing for the military and law enforcement markets.

NOVEMBER 2008

INTC™

est. 2001

This company provides direct access to industry leading lead-alternative and frangible projectile development and manufacturing.

JUNE 2009

Dakota Arms

est. 1982

Dakota Arms manufactures premium custom and semi-custom rifles for the sporting markets.

OCTOBER 2009

Advanced Armament Corp.

est. 1999

AAC (Advanced Armament Corp.) is an innovator of suppressor technology acquired to provide an advantage in the development of military and law-enforcement weapons systems.

DECEMBER 2009

Barnes

est. 1932

Barnes Bullets is a leading choice of copper bullets for commercial consumers, law enforcement and military users.

PREMIER PORTFOLIO OF FIREARM BRANDS

Remington

- Largest domestic producer of shotguns and rifles
- Reputation for quality, value and reliability
- Remington products define their categories

Marlin

- One of the world's premier manufacturers of lever action rifles
- Best-selling rimfire rifle family of products

Bushmaster Firearms

- Largest global designer and supplier of modern sporting rifles
- Distributed in 80+ countries worldwide
- Sold to 740+ military and law enforcement agencies

DPMS Panther Arms

- Second-largest designer and supplier of modern sporting rifles and upper and lower assemblies
- Broad range of caliber offerings

Harrington & Richardson

Dakota Arms

- A premier manufacturer of custom and semi-custom centerfire rifles

The Parker Gun

- Premier side-by-side shotguns

L.C. Smith

- Premier side-by-side and over-under shotguns

- Leveraging brands to capitalize on law enforcement (LE), DOD and international military opportunities

REMINGTON / DAKOTA AMMUNITION

- The only manufacturer of both firearms and ammunition
- 2.3 billion rounds produced annually
- One of the largest R&D facilities for ammo
- We believe our Core-Lokt centerfire rifle ammo is used more than all other competing brands combined

BARNES AMMUNITION

BARNES

- Barnes Bullets: an industry-leading supplier of copper bullets, including copper-tin composite core bullets, used by hunters, shooters, military and law enforcement professionals around the world
- A leading choice of commercial consumers, law enforcement and military users

BRANDED ACCESSORIES

- A leading provider of firearms care, including cleaning chemicals, lubricants, tools and kits

BUSHMASTER & DPMS MODULAR PARTS BUSINESS

- Includes modular components (standard uppers, lowers, barrels, triggers, stocks, magazines) and accessories (front rails, hand guards, mounts)

OTHER

EOTAC

- EOTAC: producer of high-quality tactical and discrete garments for military, LE and the commercial sector

INTC

- INTC: strategic frangible ammunition investment

Advanced Armament Corp

- AAC is one of the industry leading suppressor manufacturers

America's Oldest Gunmaker.

Remington.

10,000,000

MODEL 870s AND GOING STRONG:

THANK YOU, AMERICA.

THE FABRIC OF AMERICA FOR MORE THAN 192 YEARS.

OUR SINCERE THANKS TO ALL THE HUNTERS, SHOOTERS, LAW-ENFORCEMENT PERSONNEL, CONSERVATIONISTS AND OUR ARMED FORCES THAT HELPED US PRODUCE THE BEST-SELLING SHOTGUN OF ALL TIME.

Remington.

©2010 REMINGTON ARMS COMPANY, INC.

              You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission (the "SEC"). Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission. We and the selling stockholders are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

MARKET AND INDUSTRY DATA

              Market and industry data used throughout this prospectus, including information relating to our relative position in the shooting sports industry, is based on the good faith estimates of management, which in turn are based upon management's review of internal surveys, independent industry surveys and publications, including independent reports and information prepared by the Sports Marketing Research Group ("SMRG"), a syndicated market research firm of hard good sporting goods in the United States, the National Shooting Sports Foundation ("NSSF"), a trade association for the shooting, hunting and firearms industry, SportsOneSource, a leading Internet portal for sporting goods industry professionals, and the Annual Firearms Manufacturing and Export Report ("AFMER"), a report produced by the Bureau of Alcohol, Tobacco and Firearms, in each case with respect to 2008 data and the National Rifle Association ("NRA") with respect to 2010 data. Other than with respect to the SMRG reports, which are subscription based, these reports are generally available to the public and were not prepared for a fee.

              Market and industry data for 2008 available from sources such as SMRG and AFMER provide market share details based on brands and manufacturers which the Company is able to tie to its acquired entities and businesses. Market share is then summed together for entities and businesses owned by the Company to arrive at the Company's overall market share.

i

PROSPECTUS SUMMARY

              The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere in this prospectus. You should read the entire prospectus carefully, particularly the "Risk Factors" beginning on page 19 and our consolidated financial statements and the related notes thereto. In this prospectus, unless otherwise indicated or the context otherwise requires, references to (1) the terms "we," "us," "our," the "Company" and "Freedom Group" refer to Freedom Group, Inc. and its subsidiaries on a consolidated basis, (2) the term "FGI" refers to Freedom Group, Inc., (3) the term "FGI Holding" refers to FGI Holding Company, Inc., (4) the term "FGI Opco" refers to FGI Operating Company, Inc., (5) the term "Remington" refers to Remington Arms Company, Inc. and its direct and indirect subsidiaries, (6) the terms "Bushmaster" and "BFI" refer to Bushmaster Firearms International, LLC and its direct and indirect subsidiaries, (7) the term "Marlin" refers to the Marlin Firearms Company, (8) the term "DPMS" refers to DPMS Firearms LLC, (9) the term "EOTAC" refers to EOTAC, LLC, (10) the term "INTC" refers to INTC USA, LLC, (11) the term "Precision Arms Center" refers to Precision Arms Center, LLC, (formerly known as Bushmaster Custom Shop, LLC), (12) the term "Dakota Arms" refers to Dakota Arms, LLC, (13) the term "S&K" refers to S&K Industries, Inc., (14) the term "AAC" refers to Advanced Armament Corp., (15) the term "Barnes" refers to Barnes Bullets, Inc., (16) the term "CCM" refers only to Cerberus Capital Management L.P., (17) the term "Cerberus" refers to Cerberus Capital Management, L.P., along with its affiliates, (18) the term "Remington Acquisition" refers to our acquisition of 100% of the shares of RACI Holding, Inc., the then parent company of Remington, on May 31, 2007, (19) the term "Marlin Acquisition" refers to Remington's acquisition of 100% of the shares of Marlin and its subsidiary, H&R 1871, LLC, on January 28, 2008 and (20) the term "Dakota Acquisition" refers to our acquisition of certain assets of Dakota Arms on June 5, 2009. The terms "Refinancings," "Initial Opco Notes," "Additional Opco Notes," "Opco Notes," "ABL Revolver" and "Additional Notes Issuance" have the meaning given to them in "Management's Discussion and Analysis of Financial Condition and Results of Operations—2009 Debt Transactions," the terms "PIK Notes," "Capital Stock Transfer," "Transfer Transactions" and "PIK Transactions" have the meanings given to them in "Management's Discussion and Analysis of Financial Condition and Results of Operations—2010 Financing" and the term "Recapitalization" has the meaning given to it in "—The Offering." The Refinancings, the Additional Notes Issuance, the Dakota Acquisition, the S&K Acquisition, the AAC Acquisition, the Barnes Acquisition, the PIK Transactions and the Recapitalization are referred to collectively herein as the "Transactions." References to Adjusted EBITDA are to Adjusted EBITDA as defined in footnote 5 in "—Summary Historical and Pro Forma Consolidated Financial Data." References to "preferred stock" are to our Series A preferred stock.

Our Company

              We are one of the leading firearms, ammunition and related products companies in the world, with #1 commercial market positions across all of our major product categories in the United States, the largest firearms and ammunition market globally. We are an innovator, designer, manufacturer and marketer of an increasingly broad product line which services the hunting, shooting sports, law enforcement and military end-markets under some of the most globally recognized brands including Remington, Marlin, Bushmaster, and DPMS, among others. With our Remington brand dating back to 1816, we are America's oldest and largest manufacturer of firearms and ammunition. We believe that our long heritage and reputation for quality have resulted in strong brand recognition and customer loyalty. For example, our Remington brand, which we believe represents an enduring symbol of American values and is trusted and respected by generations of sportsmen, is ranked #2 in brand awareness, second only to Nike among sportsmen according to the SportsOneSource 2009 Brand Index. We believe our scale and product breadth are unmatched within the industry, with approximately 1.2 million long guns and 2.6 billion rounds of ammunition sold during the twelve months ended

March 31, 2010. For the twelve months ended March 31, 2010, we generated net sales, net income and Adjusted EBITDA of $830.7 million, $46.8 million and $171.2 million, respectively.

              We are the only major U.S. manufacturer of both firearms and ammunition, which we believe is a significant competitive advantage and supports our market leadership position. We believe this leadership position across all of our major product categories is evidenced by our #1 U.S. commercial market shares in shotguns, rifles, and ammunition. We estimate that in calendar year 2008 over 85% of our domestic sales came from product categories where we hold the #1 U.S. commercial market share position. We have a focus on innovation that we believe results in category-defining products, strong brand recognition and long-term customer loyalty.

              The following table details our U.S. commercial market leadership for the major product categories in which we participate.

Categories	U.S. Market Position	U.S. Market Share	Selected Brands
Firearms
Shotguns	#1	31%	Remington, Marlin, Parker, H&R, L.C. Smith, Dakota Arms
Traditional Rifles	#1	37%	Remington, Marlin, H&R, Dakota Arms
Modern Sporting Rifles	#1	48%	Bushmaster, DPMS, Remington
Ammunition	#1	33%	Remington, UMC, Dakota, Barnes

Note:
Based on 2008 Firearms and Ammunition Market Data from SMRG and AFMER, and excludes law enforcement, international and military sales.

              In addition to our significant commercial business, we sell products to law enforcement, international, government and military end-markets where we already have a strong presence such as in the domestic law enforcement shotgun and military sniper rifle markets. We believe that our increasingly focused law enforcement and global military products divisions will increase our presence in the law enforcement and defense markets beyond our existing customers.

              Today the Freedom Group includes over 10 well-regarded brands, collaborating across all disciplines, from product development to distribution, delivering end-user driven products to the hunting, shooting sports, law enforcement and military end-markets. We have made significant progress in our transition to a customer-focused sales and marketing organization by shifting to a two-tiered sales structure whereby dedicated key account managers sell the full FGI product offering to our top retail accounts while our internal field sales force calls on our network of distributors and dealers. This has allowed us to create a unified customer facing platform capable of selling our entire suite of brands and products across multiple end-markets while providing the ability to leverage our flexible manufacturing capacity to quickly respond to changes in customer preferences and demands.

              Our 11 manufacturing facilities and approximately 2,900 employees represent the largest domestic manufacturing presence in our industry, enabling us to deliver our products throughout the U.S. and internationally to approximately 80 countries. In addition, our product leadership and innovation are supported by what we believe to be the industry's only domestic freestanding and dedicated research and development facility. Our customer focused sales force, together with our flexible manufacturing capability and research and development efforts, have resulted in 18 new product launches in 2009 and a robust future product pipeline.

Our History

              With the goal of creating the world's leading firearms, ammunition and related products company, we have built a family of brands and products through the successful integration of four primary acquisitions (Bushmaster, Remington, DPMS and Marlin). FGI is a holding company controlled by Cerberus, dating back to the first firearms acquisition of certain assets and liabilities of Bushmaster by Cerberus in April 2006.

              Cerberus created FGI on March 30, 2007 and FGI subsequently acquired Remington Arms Company, Inc. on May 31, 2007. On December 13, 2007, we acquired certain assets and assumed certain liabilities of Defense Procurement/Manufacturing Services, Inc. Subsequently, on January 28, 2008, we acquired 100% of the shares of the Marlin Firearms Company and its subsidiary H&R 1871, LLC through our Remington subsidiary. We currently conduct our business operations principally through our two main operating subsidiaries, Remington and Bushmaster.

              We also have made four additional strategic acquisitions to supplement and expand the current brand portfolio and have participated in other strategic joint-ventures through our non-wholly owned subsidiaries.

Our Products

Firearms

              We design, manufacture and market our firearms primarily under the Remington, Marlin, Bushmaster, DPMS, H&R, L.C. Smith, Parker, Dakota Arms, Miller Arms, and Nesika brand names. Through our diversified portfolio of leading brands, we offer a wide variety of long guns as well as components which enable gun enthusiasts to build and continually upgrade and customize their firearms. Our brand strategy allows us to address a variety of end-user preferences, ranging from hunting and shooting sports to government, military and law enforcement applications, from beginner to accomplished shooters, as well as to build strong brand awareness and generate attractive cross-selling opportunities. As the largest firearms manufacturer in the United States, we sold approximately 1.2 million long guns during the twelve months ended March 31, 2010.

              For the twelve months ended March 31, 2010, firearms accounted for $481.8 million of net sales, or 58.0% of our total net sales. For the twelve months ended March 31, 2010, on a pro forma basis, firearms accounted for $483.0 million in net sales, or 57.1% of our total net sales.

Ammunition

              We are the largest manufacturer of commercial ammunition in the United States, and sold approximately 2.6 billion rounds of ammunition during the twelve months ended March 31, 2010. As the only major supplier of both firearms and ammunition in the United States, we believe our ability to sell ammunition creates a unique competitive advantage within the industry and allows us to solidify and extend our existing long-term relationship with our loyal customer base. The NRA estimates 70 to 80 million people in the United States own approximately 300 million firearms, creating a large installed base for our ammunition products.

              Our ammunition offerings consist of a comprehensive line of sporting ammunition and ammunition reloading components, along with ammunition for the government, military, and law enforcement markets, marketed under the Remington, UMC, Dakota and Barnes brand names both domestically and internationally. Our ammunition products include in excess of 1,000 SKUs across 60 calibers, ranging from high volume, promotionally priced products to premium, high performance products that meet the needs of the most demanding users of firearms. We have developed and/or manufactured more types of cartridges than any other ammunition manufacturer, and we believe our ability to deliver a complete military solution of firearms and ammunition is distinctive.

              Product performance and innovation are core focuses for us and are important differentiators within the industry. We believe we are one of the world's largest producers of centerfire rifle hunting ammunition. Our Premier STS and Nitro 27 shotshell target loads have won more trophies at the Grand American Trap and World Skeet championship than any other brand.

              For the twelve months ended March 31, 2010, ammunition accounted for $330.0 million of net sales, or 39.7% of our total net sales. For the twelve months ended March 31, 2010, on a pro forma basis, ammunition accounted for $340.7 million in net sales, or 40.3% of our total net sales.

Accessories, Licensing and Other

              We sell a wide variety of branded accessories, including gun care and cleaning products and folding and collectible knives. We believe we are one of the top brands in complete firearm care, including cleaning chemicals, tools, and kits. In addition to offering a wide range of Remington branded accessories, we also sell a full line of accessory products to military, law enforcement and commercial markets through our recently acquired Advanced Armament brand. Through our majority owned joint venture, EOTAC, we market high quality tactical and discreet garments for military, law enforcement and the private sector. In addition, we hold a minority ownership stake in INTC, a leading producer of non-toxic premium based centerfire and shotshell projectiles and a leading manufacturer of frangible bullets.

              We also license our trademarks to a discrete number of third parties that manufacture and market sporting and outdoor products that complement our product lines. We offer approximately 3,500 SKUs of licensed product and generate over $110 million in sales for our retail partners. Currently, our trademarks are licensed for use on, among other things, apparel, caps, gun cases, tree stands, wildlife feeders, sporting dog equipment, air guns, safety and security products, gun safes, and various other novelty goods. We strive to ensure that the quality, image and appeal of these licensed products are consistent with the high-quality nature of our products and brand strength. We believe that these licenses increase the market recognition of our brands, enhance our ability to market our core products, and generate attractive, high margin income. Additionally, we believe there are significant opportunities for our licensed products as we believe consumer preference is continuing to move toward an outdoor lifestyle.

              For the twelve months ended March 31, 2010, all other businesses accounted for $18.9 million of net sales, or 2.3% of our total net sales. For the twelve months ended March 31, 2010, on a pro forma basis, all other businesses accounted for $22.4 million in net sales, or 2.6% of our total net sales. Licensing represented $3.8 million in other income during the same period.

Our Industry

              We compete in the global marketplace for firearms, ammunition, accessories and licensed products in approximately 80 countries. End customers include police departments, domestic and foreign government organizations, including the U.S. military, and consumers, such as sportsmen, hunters, and recreational shooters. Consumer distribution channels are diverse, and include major chain retail stores, major distributors, smaller dealers, gun clubs and ranges.

              Based on data from the NSSF, we estimate that the annual domestic commercial long gun market is approximately $1.2 billion and the commercial ammunition market is approximately $1.2 billion. We estimate total annual purchases of firearms and ammunition by U.S. military and law enforcement are $1.7 billion and $475 million, respectively. Additionally, we believe there are significant opportunities in the international market for our products.

              The long gun market represents a significant variety of firearms, including both shotguns and rifles. The use of these firearms ranges from hunting, to law enforcement and defense, to other shooting sports, such as skeet, trap, sporting clays and target shooting. According to the NSSF, domestic consumer long gun sales (based on excise tax data) have grown at a 4% compounded annual growth rate, or the CAGR, from 2004 to 2008. We believe the commercial modern sporting rifle market, in which we believe we are the largest producer, has grown at a 31% CAGR from 2004 to 2008. Further, the NSSF estimates that consumer ammunition sales grew at a 13% CAGR during the 2004-2008 period.

              Our consumers include people of all ages, gender, educational backgrounds and income levels. The NRA estimates 70 to 80 million people in the U.S. own firearms, with privately held ownership approaching 300 million. This represents a significant installed base that generates a recurring revenue stream for ammunition, parts and accessory sales. In addition, we believe that a number of other developments in the industry are broadening and renewing consumer interest in hunting and shooting sports, including a renewed interest in the outdoors and product offerings designed to introduce new shooters to hunting and shooting.

              We believe that a meaningful percentage of current firearm sales are being made to first time gun purchasers, particularly women. We further believe that the introduction of first time shooters, as well as the renewed interest of many existing shooters, will translate to increased participation across the ever-widening array of shooting sports. In addition, the continued adoption of the modern sporting rifle has led to increased growth in the long gun market, especially with a younger demographic of users and those who like to customize or upgrade their firearms. We view this current increase in demand as having significant long-term benefits, including expanding the popularity of shooting sport categories, as well as providing an opportunity to cultivate new, and renew existing, long-term customer relationships across our portfolio of products and brands.

Our Competitive Strengths

              We believe our business model provides a broad and attractive value proposition to our customers and we believe that we are distinguished by the following competitive strengths:

Category-Defining Brands

              We believe our brand names are some of the most globally recognized in the hunting, shooting sports, law enforcement, and military firearm and ammunition end-markets.

              Built on a legacy of quality and innovation, we believe that the Remington brand represents an enduring symbol of American values and is trusted and respected by generations of sportsmen, lawmen and soldiers. Established in 1816, the Remington brand is ranked #2 in brand awareness, second only to Nike among sportsmen and 8th overall among all sports brands in the SportsOneSource 2009 Brand Index. The brand has been judiciously deployed across virtually every category of our firearms and ammunition. Remington has some of the best-known and longest-selling products in the hunting and shooting sports market, which we believe define their respective categories. For example, the 10 millionth Model 870 pump-action shotgun was produced in April 2009 and we have produced more than 5 million Model 700 bolt-action rifles, which we believe is currently the most widely-distributed rifle in its class.

              The Bushmaster and DPMS brands, established in 1973 and 1986, respectively, represent the largest and second largest designers and suppliers of modern sporting rifles, components and parts for the commercial market, in addition to sales to the law enforcement, military and international markets. Bushmaster was one of the first to introduce modern sporting rifles to the consumer market, which is growing faster than the general firearms industry. Our other niche firearms brands include Marlin (lever-action and bolt-action rifles), Harrington & Richardson (break-action single-shot rifles and shotguns), L.C. Smith (aspirational side-by-side and over-under shotguns), Parker (high-end brand of artisanal shotguns), Dakota Arms (aspirational rifles and shotguns chambered in large calibers), Miller Arms (customized precision single-shot rifles), and Nesika (precision bolt-action rifles and actions).

              Our ammunition brands, including Remington, UMC, Dakota and Barnes, also enjoy leading market positions, strong brand recognition and generations of customer loyalty. We believe that Remington Core-Lokt centerfire ammunition is the most widely used, and the Premier STS and Nitro 27 target loads have won more trophies at the Grand American Trap and World Skeet championship than any other brand. The Grand American is believed to be the largest shooting tournament in the world and offers competitors the opportunity to explore the most advanced products and services in the shooting industry. Additionally, we believe trophies at this event are recognized throughout the industry as "best in class".

Leading Market Share Positions

              Our core products are ranked #1 across their respective U.S. commercial product categories.

Categories	U.S. Market Position	U.S. Market Share
Firearms
Shotguns	#1	31%
Traditional Rifles	#1	37%
Modern Sporting Rifles	#1	48%
Ammunition	#1	33%

Note:
Based on SMRG and AFMER data and excludes law enforcement, international and military sales.

Broad Product Portfolio

              We have the broadest firearms, ammunition, components, parts and accessory portfolio in our industry. Our products range in price from entry level firearms under the Harrington & Richardson brand to the aspirational hand-crafted Parker Gun and Dakota brands in addition to our core brands of Remington, Bushmaster, DPMS and Marlin. We are the only company in the United States that is a major supplier of both firearms and ammunition. We further leverage consumer loyalty to our brands by offering components and parts for firearms as well as accessories. We also license our trademarks to a discrete number of third parties that manufacture and market sporting and outdoor products that complement our product lines.

Expertise in Designing Innovative, High-Quality Products

              We focus on providing generations of consumers with the combined advantage of safety and high-performance products through our superior design and construction, proprietary technology and advanced materials. We are an innovation leader in our industry, supported by more than 45 engineers and technicians and what we believe to be the industry's only domestic freestanding and dedicated firearms research and development facility. Our technicians are keenly focused on aligning our products with the growth trend among consumers for increasingly sophisticated products.

              This strategy results in a robust new product pipeline, including our M887 Nitro Mag shotgun, an innovative new pump-action shotgun that features ARMORLOKT, our proprietary protective coating designed for the harshest environments. In addition, we have developed various innovative products for the international, law enforcement and government end-markets under the Remington, Bushmaster and DPMS brands. For example, Remington supplies the M24 Sniper Weapon System to the U.S. Army. Finally, Bushmaster and DPMS, which supplied over 29,000 firearms to law enforcement and international customers in 2009, provide firearms to various federal agencies including the U.S. Department of Defense ("DOD").

              Recent ammunition product introductions have focused on developing exclusive or proprietary technology with application to performance oriented hunting and shooting sports users and special application law enforcement and military needs.

Multiple Distribution Channels Reaching Diverse End-Markets

    Commercial

              The combination of our strong brands, wide product breadth, leading market shares and the ability to offer both firearms and ammunition has made us a key partner with our commercial retailers and distributors. We have strong relationships with all of the major chain retail stores that sell firearms and ammunition, including Bass Pro Shops, Cabela's, Dick's Sporting Goods, Gander Mountain, Academy, Big Five and Wal-Mart, as well as with major sporting goods distributors such as Sport South and Accusport. In addition, we have strong relationships with dealers and shooting ranges, and are actively working with them to grow sales within this channel. Within the commercial business, our products are used across a wide variety of shooting activities, resulting in numerous diverse customer end-markets serving hunters as well as skeet, trap and target shooters, competitive target shooters and a broad variety of recreational shooters.

    Military/Law Enforcement/International

              In addition to our significant commercial business, we sell products to law enforcement, international, government and military end-markets. These markets represented approximately 16% of our 2009 net sales. We believe that our increasingly focused law enforcement and global military products divisions will increase our presence in the law enforcement and defense markets beyond our existing customers, which include the Texas Department of Public Safety, Los Angeles County Sheriff's Department, Los Angeles Police Department, the California Highway Patrol, the Federal Law Enforcement Training Center ("FLETC"), DOD, the United States Special Operations Command ("SOCOM"), and the United States Secret Service, as well as international governments including Colombia, the Republic of Georgia, Italy, Poland, Malaysia, Mexico and Oman. All firearms and ammunition that we sell and export to foreign countries, whether sold commercially or to international governments and militaries, must be licensed and approved by the U.S. Department of State or the U.S. Department of Commerce.

Differentiated, Customer-Focused Sales and Marketing Approach

              We have significantly grown and transitioned our dedicated sales force to a two-tiered structure whereby dedicated key account managers sell the full FGI product offering to our top eight retail accounts while our internal field sales force calls on our network of approximately 800 distributors and dealers. This investment and effort has significantly reduced our use of third-party, non-exclusive sales representatives. This sales structure is similar to those utilized by many leading consumer products companies and allows for us to sell our entire suite of brands and products more effectively to our key customers and distributors. We believe this sales structure will lead both to increased market share with our key customers as well as to provide the ability to leverage our flexible manufacturing capacity to quickly respond to changes in customer preferences and demands.

              We have also shifted our business from a manufacturing-based "push system," in which product volumes and mix are determined based on available capacity, to a customer-focused "pull system," in which customer and consumer demand determine manufacturing decisions. We mine our extensive and proprietary database of consumer contacts and are an industry leader in our ability to capture and analyze point-of-sale and sell-through data from our key customers and distributors to determine what products our customers demand. Additionally our key account managers have access to the full suite of FGI products and we believe are leveraged by our retail partners to assist in long range sales planning.

              Our law enforcement and global military products divisions capitalize on key relationships to identify customer needs, so that research and development investments are focused and timely in providing products that meet these needs. We supplement our law enforcement and military efforts through the consultation with our board members who have extensive knowledge and experience.

Attractive Cash Flow Generation

              We believe our balanced business model built upon sales, marketing and distribution of both firearms and ammunition to long standing customers further supports our ability to generate strong future cash flows that can be re-invested in research and development, the growth of sales within our distribution channels and in the acquisition of select complementary businesses. We have achieved substantial working capital improvements since 2007 by decreasing average days sales outstanding by 18 days and inventory days by 38 days from January 2007 through March 2010. Our attractive operating margins, variable cost structure, relatively low maintenance capital expenditures and low working capital needs all result in strong cash flow generation.

Proven and Experienced Management Team

              Our senior management team has substantial industry and related operational, sales and marketing and financial experience. For example, our Chief Executive Officer, Ted Torbeck, joined us after a 28 year career with General Electric, our Chief Sales Officer, Scott Blackwell, has over 20 years experience in the firearm and law enforcement industry and our Chief Financial Officer, Stephen Jackson, has been with the Company for six years and has over 19 years of financial and accounting experience. In addition to key managers that have been in place at our companies, we have added numerous experienced external professionals to execute our business strategy. Our management team is also supported by a dedicated group of employees who embody an innovation driven culture.

Our Growth Strategy

              Our fundamental strategy is to continue to strengthen and broaden our leading market positions across the firearms, ammunition and related product markets. We do so by actively and collectively managing our broad portfolio of powerful brands and products across a diverse set of end-markets. Our core strengths described above are augmented by a constant focus on operational improvements designed to increase manufacturing efficiency, quality and profitability. Specific additional strategic initiatives include:

Increase Commercial Market Share through Marketing-Focused Organization

              The combination of our strong brands, wide product breadth, leading market shares and the ability to offer both firearms and ammunition has cultivated a broad and loyal customer base across a wide range of commercial retailers and distributors. We have invested in our commercial sales organization, growing our headcount by 67% over the past three years, to increase the experience, reach and impact of our team. This investment and effort has significantly reduced our use of third-party, non-exclusive sales representatives. We expect to continue to grow our commercial market share by leveraging our strong brand and product portfolio with our dedicated sales force to increase shelf space. By increasing our consumer points-of-contact and continued focus on a customer driven platform supported by our sales and marketing optimization efforts, we believe we will continue to expand our leading market position.

Further Penetrate the Domestic and International Defense and Law Enforcement Channels

              Our global military products division, operating under a unified leadership across all of our brands, has focused research efforts on developing products in advance of key emerging imminent firearms solicitation windows for the DOD over the next several years. We continue to significantly ramp up and augment our business to take advantage of these opportunities. While we have supplied products to the military and law enforcement channels for many years, we view this area as having high potential for further penetration and growth both for new and existing products. We use key relationships to identify customer needs in anticipation of formal bids, so that research and development investments are focused and timely in providing products that meet those needs. Specific opportunities include the development of the next generation tactical sniper system, the next generation service rifle for the U.S. Army, an upgrade option to our current M24 Sniper Weapon System for the U.S. Army, and a materials and coatings sniper rifle study for the Defense Advanced Research Projects Agency (DARPA). In addition, we are aligning ourselves with certain suppliers to exploit our competitive advantages and secure future government-funded research and development opportunities.

              Our international business has increased significantly in net sales over the last two years with firearm and ammunition sales to governmental customers in Mexico, Thailand, Malaysia and Afghanistan, among other countries. In addition to the new products mentioned above, we are developing several products specific to the foreign markets, including a 7.62mm semi-auto sniper system and several personal defense weapons. We believe we are well-positioned as an important player in this growing global market and can offer full firearms and ammunition solutions to existing and new foreign military customers. We believe leveraging current and future DOD contracts will further enhance our ability to win international business. All firearm export sales need to be licensed and approved by the United States Department of State or the United States Department of Commerce, and we have a successful track record of obtaining such approvals.

Continued Focus on Innovation and New Product Development

              Our team develops new products, such as the R-15 modern sporting rifle chambered for the all new 30AR cartridge, as well as the Bushmaster ACR Rifle, which were launched in March 2010, as well as processes to bring new products to market more quickly. Remington re-entered the handgun market after 91 years with the introduction of the 1911R1 pistol. In addition, in 2010 we launched the Hypersonic steel product, a faster shot shell, as well as a line of home defense centerfire ammunition. Our focus on innovation has resulted in diverse new Remington products such as the 1187 Sportsman Field (12 and 20 gauge), the Model 700 XCR II, the Model 597 VTR A-Tacs camo, the Model 597 VTR CS Quad Rail, the Model 887 Bone Collector, the Model 887 Tactical, the Model 887 Turkey/Field Combo and the Model 870 SPS SuperMag Turkey/Predator Scoped Combo. Marlin products launched in 2010 include the Model 336 Big Loop, Model 336 Deluxe, the Model 60 50th Anniversary, the X7 Stainless, the 1894 CSS, the 1894 Deluxe and the 981 TS. Additionally, in 2010 we have launched the H&R Handi Grip line of Handi Rifles as well as the Bushmaster 308 ORC, the Bushmaster MOE M4-Type Carbine and the 7.62x39mm Carbine, the DPMS Sporticle 308 and the DPMS Prairie Panther. We are driving product development for our law enforcement, international and military efforts, as well as additional sales to existing commercial customers with additional parts configurations and calibers for the modern sporting rifle. We have numerous new products in development with multiple new firearms and ammunition product platforms and extensions to existing product lines scheduled for introduction in the remainder of 2010 and beyond.

Continue to Optimize Manufacturing Operations

              We have continued to augment and integrate our facilities and have focused on improving our operating efficiency. To this end, we have completed a number of lean manufacturing projects, including a factory consolidation and six sigma efforts led by the introduction of more than 50 black belt process experts since implementation of the program. Such projects have increased throughput and reduced direct labor, square footage and equipment downtime along with improved cash flow from lower inventory levels. These activities, which we call "continuous cost improvements," will continue to be a cornerstone of our organization as we build and optimize our world class manufacturing platform.

              Our manufacturing optimization efforts have also included the shift of some modern sporting rifle components and parts production into our plants and away from third-party vendors. These efforts have made the combined organization considerably more flexible, improved our quality and margins and enabled us to more quickly and efficiently address future changes in demand. The benefits of our past work are starting to appear in our ability to leverage our existing manufacturing footprint during periods of high demand while maintaining variability in our cost structure. We enhance this variability through our use of third parties for many modern sporting rifle components with no long-term contracts, so that we can adjust our inventory quickly and at a low cost.

Pursue Complementary Acquisitions and Strategic Investments

              We have built and strengthened our family of brands and products over the past three years, primarily through the successful integration of four primary acquisitions (Bushmaster, Remington, DPMS and Marlin) made between April 2006 and January 2008. We did so with the goal of creating the world's leading firearms and ammunition company. We have a proven track record of successfully identifying and integrating acquisitions, as demonstrated by the integration of our brands, and have achieved significant operational improvements as a result. We intend to continue to identify and pursue add-on strategic acquisitions or investments that expand and enhance our brand, product and intellectual property portfolio. We seek to acquire highly complementary products, intellectual property or external capabilities to expand our portfolio or extend our brands and channel relationships.

              We completed four strategic acquisitions in 2009 financed by cash from operations, which we believe will enhance our business performance in 2010. On June 5, 2009, we acquired certain assets of Dakota Arms, LLC, a producer of high-end rifles, shotguns and ammunition for approximately $1.8 million. This acquisition positions us in the largely customized, high precision, large caliber and safari segments of the market. In addition, on September 22, 2009, we acquired certain assets from S&K Industries, Inc., a supplier of high quality walnut and laminate wood stocks for our firearms operations for approximately $3.8 million ("S&K Acquisition"). We believe this acquisition will reduce certain costs of acquiring the wood stocks and improve efficiencies in our firearms manufacturing processes. On October 2, 2009, we completed the acquisition of certain assets of Advanced Armament Corp. for approximately $11.1 million, with an additional amount of approximately $8.0 million due in 2015 upon achievement of certain conditions ("AAC Acquisition"). AAC manufactures and markets a full line of firearm accessory products used in certain military (including current use by the DOD), law enforcement and commercial markets. Finally, on December 31, 2009, we completed the acquisition of certain assets and liabilities of Barnes Bullets, Inc., a supplier of copper bullets, including copper-tin composite core bullets, for approximately $25.6 million ("Barnes Acquisition"). We believe this acquisition allows us to offer a premium product offering to complement our existing products and to provide shooters and hunters with a premium line of high performance bullets.

Recent Transactions

              On April 7, 2010, our wholly-owned subsidiary, FGI Holding, issued $225.0 million aggregate principal amount of 11.25%/11.75% Senior Pay-In-Kind Notes due October 15, 2015. The net proceeds of the PIK Notes issuance of $220.5 million will be used to repurchase a significant portion of preferred stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—2010 Financing" and "Description of Certain Indebtedness—Senior Pay-In-Kind Notes due 2015."

              Prior to the issuance of the PIK Notes, FGI formed FGI Holding as a new wholly-owned subsidiary, which in turn formed a new wholly-owned subsidiary, FGI Opco. In connection with the issuance of the PIK Notes, FGI transferred substantially all of its assets to FGI Opco and FGI Opco assumed all the liabilities of FGI, including the obligations under the Opco Notes and the ABL Revolver.

Ownership

              Immediately after the offering, funds and accounts managed by Cerberus or its affiliated management companies, which we refer to collectively as our controlling stockholder, will control approximately            % (approximately            % if the underwriters' option to purchase additional shares to cover over-allotments is exercised in full) of our common stock. Established in 1992, Cerberus, along with its affiliates, is one of the world's leading private investment firms. Cerberus currently holds controlling or significant minority investments in companies around the world. Cerberus invests in divestitures, turnarounds, recapitalizations, financial restructurings, public-to-privates and management buyouts in a variety of sectors.

Corporate Information

              Our principal executive offices are located at 870 Remington Drive, P.O. Box 1776, Madison, North Carolina 27025-1776, and our telephone number is (336) 548-8700. For information on our corporate history, see "Business—Company Overview—Our History and Corporate Structure."

THE OFFERING

Common stock offered:
By Freedom Group, Inc.	shares (or shares if the underwriters exercise their over-allotment option in full).
By the selling stockholders	shares (or shares if the underwriters exercise their over-allotment option in full).
Shares outstanding after the offering	shares (or shares if the underwriters exercise their over-allotment option in full).
Shares outstanding or issuable after the offering	shares (or shares if the underwriters exercise their over-allotment option in full).
Use of proceeds

The net proceeds to us from this offering will be approximately $             million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds to us from this offering to redeem all or substantially all of the PIK Notes and we will retain broad discretion over the allocation of the balance of such proceeds for use for working capital and other general corporate purposes. See "Use of Proceeds." We will not receive any proceeds from the sale of shares by the selling stockholders.

Dividend Policy

The declaration and payment of any dividends will be at the sole discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends, and other considerations that our board of directors deems relevant. See "Dividend Policy."

Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Proposed ticker symbol	" "

              The number of shares of common stock outstanding after the offering is based on            shares of common stock outstanding as of            , 2010 (assuming that the Recapitalization had taken place) and includes common stock underlying options that are exercisable within 60 days of            , 2010, but excludes common stock underlying all other options. The number of shares excluded in the previous sentence are included in the number of shares of common stock outstanding or issuable after this offering (which includes the shares issuable upon the exercise of all outstanding options).

              Unless otherwise indicated, all information contained in this prospectus assumes:

  •
  that the underwriters do not exercise their option to purchase up to            additional shares of our common stock from us and the selling stockholders to cover over-allotments, if any;

  •
  the        -for-1 reverse stock split of all our outstanding common stock and the reclassification of all our outstanding preferred stock into a calculated amount of shares of our common stock, which will occur immediately prior to the closing of this offering (the foregoing, collectively, the "Recapitalization"); the amount of shares of common stock to be issued upon the reclassification of such preferred stock will be determined by                  ; and

  •
  the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, which will occur immediately prior to the closing of this offering.

              For more detailed information regarding our common stock and options, see "Description of Capital Stock."

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

              The summary historical financial data below for each of the years ended December 31, 2009, 2008 and 2007 are derived from the consolidated financial statements of Freedom Group. All financial statements described above have been audited by Grant Thornton LLP, independent registered public accounting firm, and are included elsewhere in this prospectus. The summary historical financial data for each of the three month periods ended March 31, 2010 and 2009 are derived from the unaudited consolidated financial statements of FGI included elsewhere in this prospectus. Such unaudited consolidated financial statements, in the opinion of our management, include all adjustments necessary for the fair presentation of our financial condition, results of operations and cash flows for such periods and as of such dates.

              The summary unaudited condensed consolidated pro forma financial information for the twelve months ended March 31, 2010 has been derived from the unaudited pro forma consolidated financial information for the twelve months ended March 31, 2010 included in "Unaudited Pro Forma Condensed Consolidated Financial Information." The unaudited pro forma consolidated statement of operations data has been adjusted to give effect to the Transactions as if they had occurred on January 1, 2009, and the unaudited pro forma, as adjusted consolidated statement of operations data has been adjusted to give effect to the Transactions, the offering of our common stock and the use of proceeds thereof as if they had occurred on January 1, 2009. The unaudited pro forma consolidated balance sheet data reflects our financial position as if the PIK Transactions and the Recapitalization had occured as of March 31, 2010, and the unaudited pro forma, as adjusted consolidated balance sheet data reflects our financial position as if the PIK Transactions, the Recapitalization, the offering of our common stock and the use of proceeds thereof had occurred as of March 31, 2010.

              The summary unaudited pro forma consolidated financial data is for informational purposes only and does not purport to present what our results of operations and financial condition would have been had these transactions actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date.

              You should read the following audited and unaudited summary historical and pro forma consolidated financial data of Freedom Group in conjunction with "Selected Historical Consolidated Financial Data," "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and their notes and other financial information appearing elsewhere in this prospectus.

              Our results of operations for the year ended December 31, 2007 also include the results of operations of Remington, which we acquired on May 31, 2007. Due to the significant impact of the acquired Remington operations, our financial results for periods subsequent to May 31, 2007 may not be comparable to our results from prior-year periods. In addition, on December 13, 2007 we consummated the acquisition of certain assets of DPMS and on January 28, 2008, we consummated the Marlin Acquisition. Due to the impact of the acquired Marlin and DPMS operations, our results of operations for 2008 may not be comparable to our results from prior-year periods. We consummated the acquisitions of certain assets and liabilities of Dakota Arms on June 5, 2009, S&K on September 22, 2009, AAC on October 2, 2009, and Barnes on December 31, 2009. Due to the impact of the acquisitions in 2009, our results of operations for 2009 may not be comparable to our results from prior-year periods. For additional information regarding our acquisitions, see "Business—Company Overview—Our History and Corporate Structure."

 Historical Consolidated Financial Data

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2010 (Unaudited)
	2007(3)	2008(3)	2009	2009	2010	Pro Forma		Pro Forma, As Adjusted
	(in millions, except share and per share data)
Income Statement and Other Data
Net Sales(1)	$384.9	$722.5	$848.7	$192.2	$174.2		$846.1	$
Cost of Goods Sold	306.0	524.4	566.7	132.7	115.3		552.6
Gross Profit	78.9	198.1	282.0	59.5	58.9		293.5
Operating Expenses	70.1	186.9	169.7	32.2	42.3		190.6
Operating Income	8.8	11.2	112.3	27.3	16.6		102.9
Interest Expense	21.2	30.8	29.8	7.1	8.0		62.6
Income (Loss) before Taxes	(12.4)	(19.6)	82.5	20.2	8.6		40.3
Net Income (Loss)	(9.0)	(28.6)	54.4	13.2	5.6		28.4
Net Income (Loss) Applicable to Common Stock	(9.9)	(48.2)	33.6	7.8	(0.4)		28.4
Net Income (Loss) Per Share(2)
Basic	$(0.62)	$(2.97)	$2.05	$0.48	$(0.02)		$1.74	$
Diluted	$(0.62)	$(2.97)	$2.01	$0.47	$(0.02)		$1.66	$
Weighted Average Number of Shares Outstanding(2)
Basic	16,084,174	16,236,305	16,332,045	16,338,022	16,347,744		16,341,767
Diluted	16,084,174	16,236,305	16,723,673	16,551,995	16,897,808		17,069,486
Operating and Other Financial Data
Net Cash provided by (used in):
Operating Activities	$70.8	$52.9	$122.3	$25.3	$(32.2)	$
Investing Activities	(90.7)	(57.1)	(58.8)	(3.5)	(5.8)
Financing Activities	43.9	57.3	(81.1)	(3.3)	2.6

Pro Forma Consolidated Financial Data

	As of March 31, 2010 (Unaudited)
	Actual	Pro Forma	Pro Forma, As Adjusted
	(in millions)
Balance Sheet Data
Cash and Cash Equivalents	$24.8	$12.3	$
Working Capital	186.6	174.1
Total Assets	668.4	668.4
Total Debt(4)	276.5	497.0
Net Debt(4)	251.7	484.7
Stockholders' Equity (Deficit)	(75.1)	(75.1)

						Twelve Months Ended March 31, (Unaudited)
	Year Ended December 31,			Three Months Ended March 31,		Pro Forma	Pro Forma, As Adjusted
	2007(3)	2008(3)	2009	2009	2010	2010	2010
	(in millions)
Other Financial Data
Net Income (Loss)	$(9.0)	$(28.6)	$54.4	$13.2	$5.6	$28.4	$
Net Income (Loss) Margin(5)	(2.3)%	(4.0)%	6.4%	6.9%	3.2%	3.4%		%
Adjusted EBITDA(6)	$54.6	$104.7	$178.1	$36.5	$29.6	$171.8	$
Adjusted EBITDA Margin(7)	14.2%	14.5%	21.0%	19.0%	17.0%	20.3%		%
Capital Expenditures	$8.4	$17.3	$16.1	$3.5	$5.8	$18.4	$

	Twelve Months Ended March 31, 2010 (Unaudited)
	Pro Forma		Pro Forma, As Adjusted
	(in millions, except ratios)
Pro Forma Data
Ratio of Total Debt to Adjusted EBITDA(4)(6)	2.9	x
Ratio of Adjusted EBITDA to Interest Expense(6)	2.7	x
Interest Expense	$62.6		$

(1)
Presented net of federal excise taxes. Federal excise taxes were $70.2 million, $54.5 million, $31.0 million and $3.8 million for the years ended 2009, 2008, 2007 and 2006, respectively. Federal excise taxes were $13.0 million and $15.5 million for the three months ended March 31, 2010 and 2009, respectively

(2)
Net income (loss) per share and weighted average number of shares outstanding give effect to our proposed Recapitalization.

(3)
Results for the year ended December 31, 2007 reflect the impact of the acquired Remington and DPMS operations, which were acquired in May 2007 and December 2007, respectively. Results for the year ended December 31, 2008 reflect the impact of the acquired Marlin operations, which was effective January 28, 2008, and the acquired DPMS operations, which was effective December 13, 2007. Results for the year ended December 31, 2009, reflect the impact of the acquired Dakota operations, which was effective June 5, 2009, the acquired S&K operations, which was effective September 22, 2009, and the acquired AAC operations, which was effective October 2, 2009.

(4)
Total Debt consists of short-term and long-term debt, current portion of long-term debt and capital lease obligations. Net Debt consists of Total Debt less cash on hand.

(5)
Defined as net income divided by net sales.

(6)
"Adjusted EBITDA" is defined in the indenture governing the Opco Notes (referred to as EBITDA in the indenture governing the Opco Notes). In addition to adjusting net income (loss) to exclude income taxes, interest expense, and depreciation and amortization, Adjusted EBITDA also adjusts net income (loss) by excluding items or expenses as set forth below. Adjusted EBITDA is a primary component of the fixed charge coverage ratio used in covenants under the indenture governing the Opco Notes.

    Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating our performance because it is a commonly used financial analysis tool for measuring and comparing companies in our industry in areas of operating performance. Management believes that the disclosure of Adjusted EBITDA offers an additional financial metric that, when coupled with the GAAP results and the reconciliation to GAAP results, provides a more complete understanding of our results of operations and the factors and trends affecting our business.

    Adjusted EBITDA should not be considered as an alternative to net income (loss) as an indicator of our performance or as an alternative to net cash provided by operating activities as a measure of liquidity or as an alternative to any other measure prescribed by GAAP. The primary material limitations associated with the use of Adjusted EBITDA as compared to GAAP results are (i) it may not be comparable to similarly titled measures used by other companies in our industry, and (ii) it excludes financial information that some may consider important in evaluating our performance. We compensate for these limitations by providing the following disclosure of the differences between Adjusted EBITDA and GAAP results, including providing a reconciliation of Adjusted EBITDA to GAAP results, to enable investors to perform their own analysis of our operating results.

    Adjusted EBITDA is calculated as follows:

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2010 (Unaudited)
	2007	2008	2009	2009	2010	Pro Forma	Pro Forma, As Adjusted
	(in millions)
Net Income (Loss)	$(9.0)	$(28.6)	$54.4	$13.2	$5.6	$28.4	$
Adjustments:
Equity in Losses of Unconsolidated JV	—	—	0.2	—	—	0.2
Depreciation	8.7	16.4	16.9	4.1	4.7	17.5
Interest	21.2	30.8	29.8	7.1	8.0	62.6
Income Tax Expense (Benefit)	(4.0)	9.1	28.2	7.1	3.0	11.8
Amortization of Intangibles	3.0	6.7	6.2	1.8	2.3	6.7
Impairment Charges	—	47.4	—	—	0.4	0.4
Product Safety Warning(A)	—	—	6.6	—	—	6.6
Other Non-cash Charges(B)	(2.6)	4.9	15.8	3.0	2.1	11.9
Non-recurring Charges(C)	37.3	18.0	20.0	0.2	3.5	25.7

Total Adjustments	63.6	133.3	123.7	23.3	24.0	143.4

Adjusted EBITDA	$54.6	$104.7	$178.1	$36.5	$29.6	$171.8	$

(A)
Consists of an accrual to reflect the estimated costs related to a product safety warning related to 17 HMR ammunition and Remington Model 597 17 HMR semi-automatic rifles.

(B)
Other non-cash charges include the following:

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2010 (Unaudited)
	2007	2008	2009	2009	2010	Pro Forma	Pro Forma, As Adjusted
	(in millions)
Retiree Benefits and Pension Expenses	$3.5	$0.9	$6.5	$1.8	$1.4	$3.1	$
Plan Amendments/Curtailment(i)	(6.4)	—	—	—	—	—
Stock Option Expense	0.1	1.4	0.6	0.1	0.2	0.7
Loss on Disposal of Assets	—	0.7	1.1	0.2	0.1	1.0
Inventory Write-off	0.3	2.0	5.4	—	—	5.4
Loss on Extinguishment of Debt	—	—	2.1			2.1
Miscellaneous and Non-cash Rent	(0.1)	(0.1)	0.1	0.9	0.4	(0.4)

Total Other Non-cash Charges	$(2.6)	$4.9	$15.8	$3.0	$2.1	$11.9	$

    (i)
    Consists of non-cash gain related to the amendment of our defined benefit plan.

(C)
Non-recurring charges include the following:

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2010 (Unaudited)
	2007	2008	2009	2009	2010	Pro Forma	Pro Forma, As Adjusted
	(in millions)
Restructuring and Integration Expenses(i)	$4.0	$4.9	$2.1	$0.7	$0.2	$1.6	$
Purchase Accounting(ii)	31.8	6.1	—	—	0.9	3.3
Write off of Inventory(iii)	—	3.1	3.4	—	—	3.4
Gain on Sale of Investment(iv)	—	(1.4)	—	—	—	—
Employee Related Costs(v)	0.3	3.3	7.2	0.4	0.1	6.9
Other Fees and Transaction Costs(vi)	1.2	2.0	7.3	(0.9)	2.3	10.5

Total Non-recurring Charges	$37.3	$18.0	$20.0	$0.2	$3.5	$25.7	$

    (i)
    Consists of factory integration costs associated with lean six sigma implementation and Marlin back-office integration including external consulting, consulting services by Cerberus Operations and Advisory Company, LLC, an affiliate of Cerberus, travel and equipment transportation expenses.

    (ii)
    Consists of purchase accounting adjustments and recording of hedging agreements at estimated fair value in accordance with FASB ASC 805 "Business Combinations" that were rolled out over the subsequent period for which inventory was sold and period for which hedging contracts were expected to mature.

    (iii)
    Consists of cost of write-downs on inventory incurred.

    (iv)
    Consists of gain associated with sale of investment.

    (v)
    Consists of employee separation benefits, relocation and employment search fees.

    (vi)
    Consists of costs incurred for the development of DOD organization and fees and expenses associated with due diligence for potential acquisitions and the current refinancing, offset by a gain associated with a federal excise tax audit.

(7)
Defined as Adjusted EBITDA divided by net sales.

RISK FACTORS

              An investment in our common stock is subject to a number of risks. You should carefully consider the risks described below together with all the other information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks occurs, our business, financial condition, prospects or results of operations could be harmed. In such an event, the trading price of our common stock could decline and you may lose part or all of your investment.

Risks Relating to Our Business

Unfavorable market trends and regulatory concerns could adversely affect demand for our products and our business.

              We believe that a number of trends that currently exist may affect the hunting and shooting sports market:

  •
  the development of rural property in many locations has curtailed or eliminated access to private and public lands previously available for hunting;

  •
  environmental issues, such as concern about lead in the environment; and

  •
  decreases in consumer confidence and levels of consumer discretionary spending.

              These trends may have a material adverse effect on our business by impairing industry sales of firearms, ammunition and other shooting-related products.

Our business could be materially adversely affected as a result of general economic and market conditions. Continued volatility and disruption of the credit and capital markets may negatively impact our revenues and our, or our suppliers' or customers', ability to access financing on favorable terms or at all.

              We are subject to the effects of general global economic and market conditions. Increases in commodity prices, higher levels of unemployment, higher consumer debt levels, declines in consumer confidence, uncertainty about economic stability and other economic factors that may affect consumer spending or buying habits could adversely affect the demand for products we sell. If the current economic conditions and the related factors remain uncertain or persist, spread or deteriorate further, our business, results of operations or financial condition could be materially adversely affected.

              While we intend to finance expansion, renovation and other projects with existing cash, cash flow from operations and borrowings under the ABL Revolver, we may require additional financing to support our continued growth. As widely reported in recent months, the financial crisis in the banking sector and financial markets has resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit and equity markets. Possible consequences from the financial crisis to our business include decreased revenues from our operations attributable to decreases in consumer spending, limitations on our, or our suppliers' or customers', access to capital on terms acceptable to each party or at all, potential failure to satisfy the financial and other restrictive covenants to which we are subject under the ABL Revolver or the indentures governing the Opco Notes and the PIK Notes, insolvency of key suppliers resulting in product delays, inability of customers to obtain credit to finance purchases of our products and/or customer insolvencies, increased risk that customers may delay payments, fail to pay or default on credit extended to them, and counterparty failures negatively impacting our treasury operations, each of which could have a material adverse effect on our results of operations or financial condition.

Our business is subject to economic and market factors beyond our control or ability to predict.

              The sale of our products depends upon a number of factors related to the level of consumer spending, including the general state of the economy and the willingness of consumers to spend on discretionary items. Historically, the general level of economic activity has significantly affected the demand for sporting goods products in the hunting and shooting sports and related markets. As economic activity slows, consumer confidence and discretionary spending by consumers decline. Competitive pressures arising from any significant or prolonged economic downturn could have a material adverse impact on our financial condition and results of operations, and such impact could be intensified by our leveraged condition.

Significant increases in commodity and energy prices could have a material impact on our financial condition, results of operations or cash flows.

              The manufacturing of our products is dependent upon the availability of raw materials such as lead, copper, zinc, steel and brass. Increases in the prices of any of these raw materials as well as an increase in energy prices could have a material impact on our financial condition. We can provide no assurance as to the future trends of these conditions or to what extent future increases could be offset through customer price increases.

Our results of operations are affected by seasonal fluctuations in business, and our inventory management practices have had an effect on our business.

              Many of our firearms products are purchased in anticipation of use during the fall hunting season. As a result of the seasonal nature of our sales, our historical working capital financing needs generally have exceeded cash provided by operations during certain parts of the year. Our efforts to shorten terms and reduce dating plan billing practices, under which a distributor may purchase these products beginning in December (the start of our firearms dating plan year) and pay for them on extended terms, have moderated this seasonal aspect of working capital financing needs as compared to prior years. However, our working capital financing needs still tend to be higher during the spring and summer months, decreasing during the fall and reaching their lowest points during the winter.

              In addition, we believe that worsening economic conditions have caused other customers (dealers and chains) to defer purchases of our products until later in the core fall hunting seasons (September through December) and to utilize lower inventory levels than during prior periods. This overall trend in demand continues to date, and there can be no assurance that such trends will not continue.

              As a result of the seasonal nature of our sales and our customers' inventory management practices, our working capital financing needs may significantly exceed cash provided by operations during certain periods in a year.

A substantial amount of our business comes from one "national account" customer. A substantial portion of our accounts receivable is concentrated with two customers. Loss of business from either of these customers could adversely affect our financial condition, results of operations or cash flows.

              Our dedicated sales force and key account managers market our products directly to national accounts (consisting primarily of mass merchandisers) and to federal, state and local government agencies. Approximately 11% and 12% of our total sales for the three months ended March 31, 2010 and 2009, respectively, and 6% and 12% of our accounts receivable balance as of March 31, 2010 and December 31, 2009, respectively, were attributable to one national account, Wal-Mart. Our sales to Wal-Mart are generally not governed by a written long-term agreement. In the event that Wal-Mart significantly reduces or terminates its purchases of firearms and/or ammunition from us, our financial condition, results of operations or cash flows could be adversely affected.

              Wal-Mart, together with another customer, accounted for approximately 9% and 18% of our accounts receivable balance as of March 31, 2010 and December 31, 2009, respectively. This other customer, due to the timing of its purchasing, usually maintains significant amounts of accounts receivable at the end of our fiscal year. In the event that this customer incurs financial difficulty and is unable to pay its account in full, our financial condition, results of operations or cash flows could be adversely affected.

We have experienced a significant increase in demand for certain of our ammunition products since late 2008. There can be no assurance that this increased demand for this ammunition will continue.

              Demand for certain ammunition increased significantly in 2008, which we believe has been due in part to increased consumer uncertainty relating to new and potentially more restrictive legislation, the increase of home defense spending in light of the global economic downturn, and the increase in users. While we view this increase in demand as a significant long-term opportunity to expand our customer base and strengthen our customer relationships, there can be no assurance that this increased demand will continue or that demand will not decrease in the near or long-term. Any decrease in market demand for our products could have a material adverse effect on our business, financial condition, results of operations or cash flows. In particular, our operating results for the current fiscal year 2010 may differ from prior years as this surge in demand declines. As a result, we may experience a decline in sales and/or net income as compared to prior fiscal years and these declines may be material.

We are dependent on a number of key suppliers. Loss of or damage to our relationships with these suppliers could have a material adverse effect on our business, financial condition, results of operations or cash flows.

              To manufacture our various products, we use many raw materials, including steel, zinc, lead, brass, copper, plastics and wood, as well as manufactured parts purchased from independent manufacturers. An extended interruption in the supply of these or other raw materials or in the supply of suitable substitute materials would disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, we may incur additional costs in sourcing raw materials from alternative producers.

              For a number of our raw materials, we rely on one or a few suppliers. Alternative sources, many of which are foreign, exist for each of these materials. We do not, however, currently have significant supply relationships with any of these alternative sources. We cannot estimate with any certainty the length of time that would be required to establish alternative supply relationships, or whether the quantity or quality of materials that could be so obtained would be sufficient.

              In addition, we rely on a limited number of vendors to perform machining processes on key rifle components. Any disruption of the operations of one of our key vendors could materially impact our ability to obtain certain rifle components. In the event that we lose one of our principal vendors, we may not be able to find an alternative vendor in a timely fashion, and as a result, our ability to produce rifles could be materially and adversely affected.

We may not be able to compete successfully within our highly competitive markets, which could adversely affect our business, financial condition, results of operations or cash flows.

              The markets in which we operate are highly competitive. Product image, name, quality and innovation are the primary competitive factors in the firearms industry. Product differentiation exists to a much lesser extent in the ammunition industry, where price is the primary competitive factor. Reductions in price by our competitors in the ammunition industry could force us to reduce prices or otherwise alter terms of sale as a competitive measure, which could adversely affect our business, financial condition, results of operations or cash flows.

              Our competitors vary by product line. Some of our competitors are subsidiaries of large corporations with substantially greater financial resources than us. Although we believe that we compete effectively with all of our present competitors, we may not continue to do so, and our ability to compete could be adversely affected by our leveraged condition. See "Business—Competition."

An increase in revenues to government, law enforcement and military sales channels could result in increased uncertainty to the timing of our sales revenues.

              Government, law enforcement and military sales channels are typically in the form of contract sales arrangements. We are exposed to these channels through our sale of certain firearms and ammunition products. An increasing percentage of our sales revenues could therefore be subject to contract negotiations. This trend could cause sales revenue amounts to be increasingly volatile and uncertain with respect to the timing of orders.

We intend to evaluate acquisitions, joint ventures and other strategic initiatives, any of which could distract our management or otherwise have a material adverse effect on our business, financial condition, results of operations or cash flows.

              Our future success may depend on opportunities to buy or obtain rights to other businesses or technologies that could complement, enhance or expand our current business or products or that might otherwise offer us growth opportunities. In particular, we intend to evaluate potential mergers, acquisitions, joint venture investments, strategic initiatives, alliances, vertical integration opportunities and divestitures. However, we may not experience the anticipated benefits of these transactions. In addition, we may be unable to effectively integrate any acquired businesses into our organization, and may not succeed in managing such acquired businesses or the larger company that results from such acquisitions. If we attempt to engage in these transactions, we expose ourselves to various inherent risks, including:

  •
  accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

  •
  unanticipated expenses and potential delays related to integration of the operations, technology, and other resources of the acquired companies;

  •
  the potential loss of key personnel of an acquired or combined business;

  •
  our ability to achieve projected economic and operating synergies;

  •
  difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees;

  •
  difficulties maintaining uniform standards, controls, procedures and policies;

  •
  unanticipated changes in business and economic conditions affecting an acquired business;

  •
  the possibility we could incur impairment charges if an acquired business performs below expectations;

  •
  the potential strain on our financial and managerial controls and reporting systems and procedures;

  •
  exposure to legal claims for activities of the acquired business prior to acquisition; and

  •
  the diversion of our management's attention from our existing business to integrate the operations and personnel of the acquired or combined business or implement the strategic initiative.

              If any of the foregoing risks materializes, our results of operations and the results of the proposed transactions would likely differ from our expectations and market expectations, and our stock price could, accordingly, decline. In addition, we may not be able to complete desirable transactions for reasons including a failure to secure financing or due to restrictions in agreements with third parties.

Because of the nature of potential injuries relating to firearms and ammunition, certain public perceptions of our products, and recent efforts to expand liability of manufacturers of firearms and ammunition, product liability and product related cases and claims, and insurance costs associated with such cases and claims, may cause us to incur significant costs.

              We are currently defending product liability litigation involving Remington brand firearms (including firearms manufactured under the Marlin, H&R and L.C. Smith names) and our ammunition products (including ammunition manufactured under the UMC and Peters names). As of March 31, 2010, approximately 19 individual bodily injury cases or claims were pending, primarily alleging defective product design, defective manufacture and/or failure to provide adequate warnings. Some of these cases seek punitive as well as compensatory damages. There were no pending product liability cases involving our other brands. In addition, we have several class action cases pending relating to breach of warranty claims concerning certain of our firearms products where economic damages are being claimed.

              Because the nature and extent of liability based on the manufacture and/or sale of allegedly defective products is uncertain, particularly as to firearms and ammunition, our resources may not be adequate to cover pending and/or future product liability and product related occurrences, cases or claims, in the aggregate, and such cases and claims may have a material adverse effect upon our business, financial condition or results of operations. Insurance coverage for these risks is expensive and relatively difficult to obtain. Our insurance costs were approximately $3.7 million and $5.6 million for the fiscal years ended December 31, 2009 and 2008, respectively. Any inability to obtain insurance, any significant increases in the cost of insurance we obtain, or any losses in excess of our insurance coverage could have a material adverse effect on our business, financial condition or results of operations. See "Business—Legal Proceedings and Related Matters."

Our business is subject to extensive governmental legislation and regulation that may restrict our operations, increase our costs of operations, or adversely affect the demand for our products by limiting the availability and/or increasing the cost of our products.

              The manufacture, sale and purchase of firearms and ammunition are subject to extensive federal, state and local and foreign governmental regulation. Although we do not believe that current regulations have had such an impact to date, future regulations may adversely affect our operations by limiting the types of products that we can manufacture and/or sell, or imposing additional costs on us or on our customers in connection with the manufacture and/or sale of our products. Such regulations may also adversely affect demand for our products by imposing limitations that increase the costs of our products, making it more difficult or cumbersome for our distributors or end users to transfer and own our products, or creating negative consumer perceptions with respect to our products.

              Current federal regulations include:

  •
  licensing requirements for the manufacture and/or sale of firearms and ammunition;

  •
  a national system of instant background checks for all purchases of firearms from federal license holders, including purchases of our firearms products and purchases from license holders at gun shows; and

  •
  a federal system of Department of State and Commerce Department licensing governing the sale, export and distribution of firearms and ammunition.

              In addition, bills have been introduced in Congress to establish, and to consider the feasibility of establishing, a nationwide database recording so-called "ballistic images" of ammunition fired from new guns. Should such a mandatory database be established, the cost to us, our distributors and our customers could be significant, depending on the type of firearms and ballistic information included in the database. Bills have also been introduced in Congress in the past several years that would affect the manufacture and sale of ammunition, including bills to regulate the manufacture, importation and sale of armor-piercing bullets, to prohibit the manufacture, transfer or importation of .25 caliber, .32 caliber and 9 mm handgun ammunition, and to increase or impose new taxes on the sales of certain types of ammunition, as well as bills addressing the use of lead in ammunition. Certain of these bills would apply to ammunition of the kind we produce, and accordingly, if enacted, could have a material adverse effect on our business.

              In September 2004, the United States Congress declined to renew the Federal Assault Weapons Ban of 1994 ("AWB"), which generally prohibited the manufacture of certain firearms defined under that statute as "assault weapons" and the sale or possession of "assault weapons." Various states and local jurisdictions have adopted their own version of the AWB, some of which apply to Bushmaster, DPMS and certain Remington sporting firearms products. If a statute similar to AWB were to be re-enacted it could have a material adverse effect on our business.

              State and local laws and regulations may place additional restrictions on gun ownership and transfer as described below.

  •
  Some states have recently enacted, and others are considering, legislation restricting or prohibiting the ownership, use or sale of specified categories of firearms and ammunition. Many states currently have mandatory waiting period laws in effect for the purchase of firearms, including rifles and shotguns. Although there are few restrictive state or local regulations applicable to ammunition, several jurisdictions are considering such restrictions on a variety of bases.

  •
  Some states have enacted regulations prohibiting the sale of firearms unless accompanied by an internal and/or external locking device. In several states, this requirement is imposed on both handguns and long guns. Some states are also considering mandating the inclusion of various design features on safety grounds. Most of these regulations as currently contemplated would be applicable only to handguns.

  •
  To date, two states have established registries of so-called "ballistic images" of ammunition fired from new guns. Although neither law mandates the inclusion of such "imaging" data from long guns in their registries, these or other states may do so in the future. Proposed legislation in at least one other state would be applicable to our rifles and would call for "imaging" of both cartridges and projectiles.

              We believe that existing federal and state legislation relating to the regulation of firearms and ammunition have not had a material adverse effect on our sales of these products. However, the regulation of firearms and ammunition may become more restrictive in the future and any such development might have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, regulatory proposals, even if never enacted, may affect firearms or ammunition sales as a result of consumer perceptions. See "Business—Regulation."

              Although we are primarily a manufacturer of long guns, the trends regarding firearms regulation, as well as pending industry litigation, and the consumer perception of such developments, may adversely affect sales of firearms, ammunition and other shooting-related products by such means as increasing costs of production and/or reducing the number of distribution outlets for our products.

Environmental litigation and regulations may restrict or increase the cost of our operations and/or impair our financial condition.

              We are subject to a variety of federal, state and local environmental laws and regulations which govern, among other things, the discharge of hazardous materials into the air and water, the handling, treatment, storage and disposal of such materials, as well as remediation of contaminated soil and groundwater. We have programs in place that monitor compliance with those requirements and believe that our operations are in material compliance with them. In the normal course of our manufacturing operations, we are subject to occasional governmental proceedings and orders pertaining to waste disposal, air emissions and water discharges into the environment.

              Based on information known to us, we do not expect current environmental regulations or environmental proceedings and claims to have a material adverse effect on our financial condition, results of operations or cash flows. However, it is not possible to predict with certainty the impact on us of future environmental compliance requirements or of the cost of resolution of future environmental proceedings and claims, in part because the scope of the remedies that may be required is not certain, liability under federal environmental laws is, under certain circumstances, joint and several in nature, and environmental laws and regulations are subject to modifications and changes in interpretation. Environmental regulations may become more burdensome in the future and any such development, or discovery of unknown conditions, may require us to make material expenditures or otherwise materially adversely affect the way we operate our business, as well as have a material adverse effect on our financial condition, results of operations or cash flows. See "Business—Environmental Matters."

Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends) could negatively impact our financial condition, results of operations or cash flows.

              We sponsor plans to provide postretirement pension and health care for certain of our retired employees. The measurement of our obligations, costs and liabilities associated with these benefits requires that we estimate the present values of projected future payments to all participants. We use many assumptions in calculating these estimates, including discount rates, investment returns on designated plan assets, health care cost trends, and demographic experience (e.g., mortality and retirement rates). To the extent that actual results are less favorable than our assumptions there could be a substantial adverse impact on our financial condition, results of operations or cash flows. For example, a 1% increase or decrease in the discount rate used to project our liability for our defined benefit pension plan and a 1% increase or decrease in our health care costs trend rate would increase or decrease our expense by approximately $0.5 million.

Our future pension costs and required level of contributions could be unfavorably impacted by changes in actuarial assumptions and future market performance of plan assets, which could adversely affect our financial condition, results of operations or cash flows.

              We have defined benefit pension obligations. The funding position of our pension plans is impacted by the performance of the financial markets, particularly the equity markets, and the discount rates used to calculate our pension obligations for funding and expense purposes. Recent significant declines in the financial markets have negatively impacted the value of the assets in our pension plans. In addition, lower bond yields may reduce our discount rates resulting in increased pension contributions and expense.

              Funding obligations are determined under government regulations and are measured each year based on the value of assets and liabilities on a specific date. If the financial markets do not provide the long-term returns that are expected under the governmental funding calculations, we could be required to make larger contributions. The equity markets can be, and recently have been, very volatile, and therefore our estimate of future contribution requirements can change dramatically in relatively short periods of time. Similarly, changes in interest rates can impact our contribution requirements. In a low interest rate environment, the likelihood of higher contributions in the future increases.

A disruption to certain of our manufacturing and distribution facilities could have a material adverse effect on our financial condition, results of operations or cash flows.

              The Ilion, New York, Lonoke, Arkansas, Mayfield, Kentucky, Elizabethtown, Kentucky, Memphis, Tennessee, Windham, Maine, St. Cloud, Minnesota and Madison, North Carolina facilities are critical to our success. These facilities house our principal production, research, development, engineering, design, shipping and headquarters functions. Any event that causes a disruption of the operation of any of these facilities for even a relatively short period of time might have a material adverse affect on our ability to produce and ship products and to provide service to our customers.

Resources devoted to research and development may not yield new products that achieve commercial success.

              We devote significant resources to investment in research and development. The research and development process is expensive, prolonged and entails considerable uncertainty. Development of a new firearms product typically takes between one and three years. Because of the complexities and uncertainties associated with research and development, products that we are currently developing may not complete the development process or obtain the regulatory approvals required for us to market such products successfully. The development of new products may take longer and cost more to develop and may be less successful than we currently anticipate as a result of:

  •
  products that may appear promising in development but fail to reach market within the expected or optimal time frame, or fail to ever reach market, for any number of reasons, including efficacy and the difficulty or excessive cost to manufacture; or

  •
  failure to enter into or successfully implement optimal alliances where appropriate for the discovery and commercialization of products, or otherwise to maintain a consistent scope and variety of promising late-stage pipeline products; or

  •
  failure of one or more of our products to achieve or maintain commercial viability.

              We cannot assure you that any of our products currently in our development pipeline will be commercially successful.

The closure of our facility in North Haven, Connecticut will require additional attention and resources and could divert our management's focus from our continuing operations.

              On March 25, 2010, we announced a strategic rationalization decision that will result in the closure of our manufacturing facility in North Haven, Connecticut. We expect the closure to be completed by the end of June 2011. The closure of our facility will require additional attention and resources and could significantly divert our management's focus from our continuing operations. Additionally, the timing and execution of the closure and related movement of certain machinery could delay our ability to ship products and provide service to certain customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Rationalization Decision."

If we are unable to favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is not able to provide an unqualified attestation report on the effectiveness of our Company's internal controls over financial reporting, our stock price could be materially adversely affected.

              We will be required to certify to and report on, and our independent registered public accounting firm will be required to attest to, the effectiveness of our internal control over financial reporting on an annual basis, beginning with the second Annual Report on Form 10-K that we file with the SEC after completion of this offering. Following this offering, we expect to devote considerable resources, including management's time and other internal resources, to a continuing effort to comply with regulatory requirements relating to internal controls, as we have not previously been subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on the effectiveness of our Company's internal controls over financial reporting, investor confidence and, in turn, our stock price could be materially adversely affected.

Our success depends on sustaining the strength of our brands.

              The willingness of consumers to purchase our products depends in part upon our ability to offer attractive brand value propositions. This in turn depends in part on consumers attributing a higher value to our products than to alternatives. If the difference in the value attributed to our products as compared to those of our competitors narrows, or if there is a perception of such a narrowing, consumers may choose not to buy our products. If we fail to promote and maintain the brand equity of our products, then consumer perception of our products' quality may be diminished and our financial condition, results of operations or cash flows could be materially adversely affected.

Our inability to protect our intellectual property or obtain the right to use intellectual property from third parties could impair our competitive advantage, reduce our revenue, and increase our costs.

              Our success and ability to compete depend in part on our ability to protect our intellectual property. We rely on a combination of patents, copyrights, trade secrets, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. Our failure to enforce and protect our intellectual property rights or obtain the right to use necessary intellectual property from third parties could reduce our sales and increase our costs. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.

              Patents may not be issued for the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have registered certain of our trademarks in the United States and other countries. We may be unable to enforce existing trademarks or obtain new registrations of principle or other trademarks in key markets. Failure to obtain or enforce such registrations could compromise our ability to protect fully our trademarks and brands and could increase the risk of challenge from third parties to our use of our trademarks and brands.

Labor disputes may cause work stoppages, strikes and disruptions.

              The workforce at our Ilion, New York manufacturing facility is unionized and covered by a collective bargaining agreement, which expires on October 28, 2012. As a result, any labor disputes at this facility, including work stoppages, strikes and disruptions, could have a material adverse impact on our business.

Risks Relating to our Indebtedness

We have a substantial amount of indebtedness, which could have a material adverse effect on our financial health and on our ability to obtain financing in the future and to react to changes in our business and which could adversely affect the price of our common stock.

              We have substantial indebtedness. As of March 31, 2010, after giving effect to the PIK Transactions and the use of proceeds of the common stock offered hereby by us, we would have had $         million of total indebtedness. In addition, subject to restrictions in our debt instruments, we may incur additional indebtedness in the future. If new debt is added to our current debt levels, the related risks that we now face could intensify.

              Our significant amount of debt could limit our ability to satisfy our obligations, limit our ability to operate our business and impair our competitive position. For example, it could:

  •
  adversely affect our stock price;

  •
  make it more difficult for us to satisfy our obligations under the Opco Notes, the PIK Notes or the ABL Revolver;

  •
  increase our vulnerability to adverse economic and general industry conditions, including interest rate fluctuations, because a portion of our borrowings are and will continue to be at variable rates of interest;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures or other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and industry;

  •
  place us at a disadvantage compared to competitors that may have proportionately less debt;

  •
  limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants in our debt agreements; and

  •
  increase our cost of borrowing.

              In addition, we cannot assure you that we will be able to refinance any of our debt or that we will be able to refinance our debt on commercially reasonable terms. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

  •
  sales of assets;

  •
  sales of equity; or

  •
  negotiations with our lenders to restructure the applicable debt.

Our debt instruments may restrict, or market or business conditions may limit, our ability to use some of our options.

Our debt instruments may restrict our current and future operations.

              The indentures governing the Opco Notes and the PIK Notes and the credit agreement governing the ABL Revolver impose significant operating and financial restrictions on us and our subsidiaries. These restrictions limit our ability and the ability of our subsidiaries to, among other things:

  •
  incur or guarantee additional debt, incur liens, or issue disqualified or preferred stock;

  •
  declare or make distributions to our stockholders, repurchase equity or prepay subordinated debt;

  •
  make loans and certain investments;

  •
  enter into transactions with affiliates;

  •
  enter into mergers, acquisitions and other business combinations;

  •
  consolidate or sell all or substantially all of our assets;

  •
  create liens;

  •
  amend or modify our governing documents;

  •
  engage in businesses other than our business as currently conducted; and

  •
  allow certain restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us.

              In addition to the covenants listed above, the ABL Revolver requires us, under certain circumstances, to meet a specified financial ratio. Any of these restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs and could otherwise restrict corporate activities. See "Description of Certain Indebtedness."

              Our ability to comply with these covenants may be affected by events beyond our control, and an adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. We cannot assure you that these waivers, amendments or alternative or additional financings could be obtained, or if obtained, would be on terms acceptable to us.

              A breach of any of the covenants or restrictions contained in any of our existing or future financing agreements, including our inability to comply with the financial covenant in the ABL Revolver, could result in an event of default under those agreements. Our default could allow the lenders under our financing agreements, if the agreements so provide, to discontinue lending, to accelerate the related debt as well as any other debt to which a cross acceleration or cross default provision applies, and to declare all borrowings outstanding under our financing arrangements to be due and payable. In addition, the lenders could terminate any commitments they had made to supply us with further funds. If the lenders require immediate repayments, we will not be able to repay them in full.

Substantially all of our assets are pledged as collateral under the Opco Notes and the ABL Revolver.

              As of March 31, 2010, there was $275.3 million and zero of senior secured indebtedness outstanding under the Opco Notes and the ABL Revolver, respectively. Substantially all of our assets are pledged as collateral for these borrowings. As of March 31, 2010, the ABL Revolver permitted additional borrowings of up to a maximum of $73.8 million under the borrowing base as of that date. Furthermore, all of our wholly-owned domestic subsidiaries, with the exception of Barnes, AAC and FGI Opco, are guarantors of our obligations under the Opco Notes and, with the further exception of FGI Holding, are either borrowers or guarantors under the ABL Revolver. Substantially all of our assets are pledged as collateral for these guarantees. If we are unable to repay all secured borrowings when due, whether at maturity or if declared due and payable following a default, the trustee or the lenders, as applicable, would have the right to proceed against the collateral pledged to the indebtedness and may sell the assets pledged as collateral in order to repay those borrowings, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Risks Relating to Owning Our Common Stock

Cerberus controls us and may have conflicts of interest with other stockholders in the future.

              Immediately after the offering, funds and accounts managed by Cerberus or its affiliated management companies, which we will refer to collectively as our controlling stockholder, will control approximately            % (approximately            % if the underwriters' option to purchase additional shares to cover over-allotments is exercised in full) of our common stock. As a result, our controlling stockholder will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. Our controlling stockholder will also have sufficient voting power to amend our organizational documents. We cannot assure you that the interests of our controlling stockholder will coincide with the interests of other holders of our common stock. Additionally, our controlling stockholder is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Our controlling stockholder may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our controlling stockholder continues to own a significant amount of the outstanding shares of our common stock, it will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

Shares eligible for future sale may cause the market price of our common stock to decline, even if our business is doing well.

              Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales may occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, our amended and restated certificate of incorporation will authorize us to issue            shares of common stock and we will have            shares of common stock outstanding. Of these outstanding shares, the            shares of common stock sold in this offering will be freely tradable, without restriction, in the public market unless purchased by our affiliates. The remaining            shares of common stock will be "restricted securities," as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), which will be freely tradable subject to applicable holding period, volume and other limitations under Rule 144 or Rule 701 of the Securities Act. As of                        , 2010, there were a total of            options outstanding, of which            were vested. Upon completion of this offering,             shares of these restricted securities will be subject to a lock-up agreement with the underwriters, restricting the sale of such shares for 180 days after the date of this offering. This lock-up agreement is subject to a number of exceptions and holders may be released from these agreements without prior notice at the discretion of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. Moreover, after this offering, holders of an aggregate of                shares of our common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in the "Shares Eligible for Future Sale" section of this prospectus. See "Shares Eligible for Future Sale."

The shares you purchase in this offering will experience immediate and substantial dilution.

              The initial public offering price of our common stock will be substantially higher than the tangible book value per share of our outstanding common stock. Assuming an initial public offering price of $            per share, the midpoint of the range on the cover of this prospectus, purchasers of our common stock will effectively incur dilution of $            per share in the net tangible book value of their purchased shares. The shares of our common stock owned by existing stockholders will receive a material increase in the net tangible book value per share. You may experience additional dilution if we issue common stock in the future. As a result of this dilution, you may receive significantly less than the full purchase price you paid for the shares in the event of a liquidation. See "Dilution."

Provisions in our charter documents, certain agreements governing our indebtedness and under Delaware law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

              Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective upon the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. Among others, these provisions:

  •
  establish a staggered board of directors such that not all members of the board are elected at one time;

  •
  upon such date that Cerberus, its Affiliates (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or any person who is an express assignee or designee of Cerberus's rights under our amended and restated certificate of incorporation (and such assignee's or designee's Affiliates) (of these entities, the entity that is the beneficial owner of the largest number of shares is referred to as the Designated Controlling Stockholder) ceases to own, in the aggregate, at least 50% of the outstanding shares of our common stock, which we refer to as the 50% Trigger Date, allow the authorized number of our directors to be changed only by the affirmative vote of two-thirds of our shares of common stock or by resolution of our board of directors;

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  upon the 50% Trigger Date, limit the manner in which stockholders can remove directors from the board;

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  upon such date that Cerberus, its Affiliates, or any express assignee or designee of Cerberus, and such assignees or designee's Affiliates cease to own, in the aggregate, at least 30% of the outstanding shares of our common stock, which we refer to as the 30% Trigger Date, establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;

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  upon the 30% Trigger Date, require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;

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  limit who may call stockholder meetings;

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  require any stockholder (or group of stockholders acting in concert) who seek to transact business at a meeting or nominate directors for election to submit a list of derivative interests in any company securities, including any short interests and synthetic equity interests held by such proposing stockholder;

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  require any stockholder (or group of stockholders acting in concert) who seeks to nominate directors for election to submit a list of "related party transactions" with the proposed nominee(s) (as if such nominating person were a registrant pursuant to Item 404 of Regulation S-K, and the proposed nominee was an executive officer or director of the "registrant"); and

  •
  authorize our board of directors to issue preferred stock without stockholder approval, which could be used to institute a "poison pill" that would work to dilute the stock ownership of a potential hostile acquiror, effectively preventing acquisitions that have not been approved by our board of directors.

              Our amended and restated certificate of incorporation authorizes the board of directors to issue up to            shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined by our board of directors at the time of issuance or fixed by resolution without further action by the stockholders. These terms may include voting rights, preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent, or make it more costly to acquire or effect a change in control, thereby preserving the current stockholders' control.

              Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. The restrictions contained in Section 203 are not applicable to any of our existing stockholders that will own 15% or more of our outstanding voting stock upon the closing of this offering.

              In addition, under the credit agreement governing the ABL Revolver, a change in control may lead the lenders to exercise remedies such as acceleration of the loan, termination of their obligations to fund additional advances and collection against the collateral securing such loan. Also, under the indentures governing the Opco Notes and the PIK Notes, a change of control may require us to offer to repurchase all of the Opco Notes and the PIK Notes for cash at a premium to the principal amount of the Opco Notes and the PIK Notes.

A trading market may not develop for our common stock, and you may not be able to sell your stock.

              There is no established trading market for our common stock, and the market for our common stock may be highly volatile or may decline regardless of our operating performance. You may not be able to sell your shares at or above the initial public offering price.

              Prior to this offering, you could not buy or sell our common stock publicly. Subject to official notice of issuance, our common stock has been approved for quotation on the             . However, an active public market for our common stock may not develop or be sustained after this offering. If a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all.

              The initial public offering price will be determined through negotiation between us and representatives of the underwriters, and may not be indicative of the market price for our common stock after this offering.

The stock price of our common stock may be volatile.

              The price at which our common stock will trade after this offering may be volatile due to a number of factors, including:

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  actual or anticipated fluctuations in our financial condition or annual or quarterly results of operations;

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  changes in investors' and financial analysts' perception of the business risks and conditions of our business;

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  changes in, or our failure to meet, earning estimates and other performance expectations of investors or financial analysts;

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  unfavorable commentary or downgrades of our stock by equity research analysts;

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  our success or failure in implementing our growth plans;

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  changes in the market valuations of companies viewed as similar to us;

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  changes or proposed changes in governmental regulations affecting our business;

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  changes in key personnel;

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  depth of the trading market in our common stock;

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  failure of securities analysts to cover our common stock after this offering;

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  termination of the lock-up agreement or other restrictions on the ability of our existing stockholders to sell shares after this offering;

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  future sales of our common stock;

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  the granting or exercise of employee stock options or other equity awards;

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  increased competition;

  •
  realization of any of the risks described above; and

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  general market and economic conditions.

              In addition, equity markets have experienced significant price and volume fluctuations that have affected the market prices for the securities of newly public companies for a number of reasons, including reasons that may be unrelated to our business or operating performance. These broad market fluctuations may result in a material decline in the market price of our common stock and you may not be able to sell your shares of common stock at prices you deem acceptable. In the past, following periods of volatility in the equity markets, securities class action lawsuits have been instituted against public companies. Such litigation, if instituted against us, could result in substantial cost and the diversion of management attention.

We have never operated as a public company and the obligations incident to being a public company will require additional expenditures of both time and resources.

              Prior to the consummation of this offering, we have never operated as a public company, and we expect that the obligations of being a public company, including substantial public reporting, auditing and investor relations obligations, will require significant additional expenditures, place additional demands on our management and require the hiring of additional personnel. These obligations will increase our operating expenses and could divert our management's attention from our operations. The Sarbanes-Oxley Act of 2002 and the SEC rules and regulations implementing that Act, as well as various            rules, will require us to implement additional corporate governance practices and may require further changes. These new rules and regulations will increase our legal and financial compliance costs, and make some activities more difficult, time-consuming and/or costly. In particular, our management will be required to conduct an annual evaluation of our internal controls, and have that evaluation attested to by our independent auditor. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified independent members of our board of directors and qualified members of our management team.

We are a "controlled company" within the meaning of the            rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

              Upon completion of this offering, Cerberus or its affiliated management companies will continue to control a majority of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the            corporate governance standards. Under the            rules, a company of which more than 50% of the voting power is held by an individual, group or another

company is a "controlled company" and may elect not to comply with certain            corporate governance requirements, including:

  •
  the requirement that a majority of the board of directors consist of independent directors;

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  the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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  the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

              Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating/corporate governance and compensation committees consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the             corporate governance requirements.

We will have broad discretion over a portion of the use of the proceeds to us from this offering, and we may not use these funds in a manner of which you would approve or which would enhance the market price of our common stock.

              We will have broad discretion to use a portion of the net proceeds we receive from this offering, and you will be relying on the judgment of our board of directors and management regarding the use of these proceeds. Although we expect to use the balance of the net proceeds from this offering (after redemption of all or substantially all of the PIK Notes) for working capital and other general corporate purposes, we have not allocated these net proceeds for specific purposes and cannot assure you that we will use these funds in a manner of which you would approve.

We may be restricted from paying dividends on our common stock.

              We are a holding company that does not conduct any business operations of our own, and, therefore, we are dependent upon cash dividends and other transfers from our subsidiaries to make dividend payments on our common stock.

              In addition, our ability to pay dividends will be restricted by agreements governing our debt, including the credit agreement governing our ABL Revolver and the indentures governing the Opco Notes and the PIK Notes, and may be restricted by agreements governing any of our future indebtedness. Furthermore, we are permitted under the terms of our debt agreements to incur additional indebtedness that may severely restrict or prohibit the payment of dividends.

              Under the DGCL, our board of directors may not authorize payment of a dividend unless it is either paid out of our surplus, as calculated in accordance with the DGCL, or if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Our dividend policy may change.

              We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may decide, in its discretion, at any time, to decrease the amount of dividends, otherwise modify or repeal the dividend policy or discontinue entirely the payment of dividends. Our board of directors could depart from or change our dividend policy, for example, if it were to determine that we had insufficient cash to take advantage of other opportunities with attractive rates of return.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus contains statements which constitute forward-looking statements, including statements relating to trends in the operations and financial results and the business and the products of Freedom Group as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on us. Such forward-looking statements are not guarantees of future performance. The following important factors, and those important factors described elsewhere in this prospectus, including the matters set forth under the section entitled "Risk Factors," could affect (and in some cases have affected) our actual results and could cause such results to differ materially from estimates or expectations reflected in such forward-looking statements.

  •
  We are subject to the effects of general global economic and market conditions. Increases in commodity prices, higher levels of unemployment, higher consumer debt levels, declines in consumer confidence, uncertainty about economic stability and other economic factors that may affect consumer spending or buying habits could adversely affect the demand for products we sell. If the current economic conditions and the related factors remain uncertain or persist, spread or deteriorate further, our business, results of operations or financial condition could be materially adversely affected.

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  Continued volatility and disruption in the credit and capital markets may negatively impact our revenues and our, or our suppliers' or customers', ability to access financing on favorable terms or at all.

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  Our ability to make scheduled payments of principal or interest on, or to refinance our obligations with respect to, our indebtedness, as well as our ability to comply with the covenants and restrictions contained in the instruments governing such indebtedness, will depend on our future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors beyond our control including the responses of competitors, changes in customer inventory management practices, changes in customer buying patterns, regulatory developments and increased operating costs, all of which could materially adversely affect our business.

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  The degree to which we are leveraged could have important consequences, all of which could materially adversely affect our business, including the following: (i) our ability to obtain additional financing for working capital or other purposes in the future may be limited; (ii) a substantial portion of our cash flow from operations is dedicated to the payment of principal and interest on our indebtedness, thereby reducing funds available for operations; (iii) certain of our borrowings are at variable rates of interest, which could cause us to be vulnerable to increases in interest rates; and (iv) we may be more vulnerable to economic downturns and be limited in our ability to withstand competitive pressures.

  •
  The development of rural property in many locations has curtailed or eliminated access to private and public lands previously available for hunting, and the continuation of the development of rural property could materially adversely affect our industry as well as our business and results of operations.

  •
  A significant portion of our sales are seasonal. As a result of the seasonal nature of our sales, our historical working capital financing needs generally have exceeded cash provided by operations during certain parts of the year. Our ability to meet our debt service and other obligations depends in significant part on customers purchasing our products during the fall hunting season. Notwithstanding our cost containment initiatives and continuing management of costs, a decrease in demand during the fall hunting season for our higher priced, higher margin products would require us to further reduce costs or increase our reliance on borrowings under our credit facility to fund operations. If we are unable to reduce costs or increase our borrowings sufficiently to adjust to such a reduction in demand, our financial condition and results of operations could be adversely affected.

  •
  Lead, copper, steel, brass and zinc prices historically have experienced significant volatility primarily due to increased global demand. Furthermore, fuel and energy costs have increased and have remained volatile over the same time period, although at a slower rate of increase. We currently purchase copper and lead options contracts to hedge against price fluctuations of anticipated commodity purchases. With the volatility of pricing that we have recently experienced, there can be no assurance that we will not see further material adverse changes in commodity pricing or energy costs, and such further changes, were they to occur, could have a material adverse impact on our consolidated financial position, results of operations, or cash.

  •
  Achieving the benefits of our acquisitions will depend in part on the integration of products and internal operating systems in a timely and efficient manner. Such integration may be unpredictable, and subject to delay because the products and systems typically were developed independently and were designed without regard to such integration. If we cannot successfully integrate such products and internal operating systems on a timely basis, we may lose customers and our business and results of operations may be harmed.

  •
  We face significant domestic and international competition and our competitors vary according to product line. Certain of these competitors are subsidiaries of large corporations with substantially greater financial resources than we have. There can be no assurance that we will continue to compete effectively with all of our present competition, and our ability to so compete could be adversely affected by our leveraged condition.

  •
  Sales made to Wal-Mart accounted for approximately 11% and 12% of our total sales for the three months ended March 31, 2010 and fiscal 2009, respectively, and 6% and 12% of our accounts receivable balance as of March 31, 2010 and December 31, 2009, respectively. Wal-Mart, together with another customer, accounted for approximately 9% and 18% of our accounts receivable balance as of March 31, 2010 and December 31, 2009, respectively. Our sales to Wal-Mart are generally not governed by a written long-term contract between the parties. In the event that Wal-Mart were to significantly reduce or terminate its purchases of firearms, ammunition and/or other products from us, our financial condition, results of operations, or cash flows could be adversely affected.

  •
  We utilize numerous raw materials, including steel, zinc, lead, copper, brass, plastics and wood, as well as manufactured parts, which are purchased from one or a few suppliers. Any disruption in our relationship with these suppliers could increase our cost of operations. Such a disruption may result from or be amplified by the recent volatility of and uncertainty in the U.S. and global financial markets.

  •
  The manufacture, sale and purchase of firearms and ammunition are subject to extensive governmental regulation on the federal, state and local levels. Changes in regulation could materially adversely affect our business by restricting the types of products we manufacture or sell or by imposing additional costs on us or our customers in connection with the manufacture or sale of our products. Regulatory proposals, even if never enacted, may affect firearms or ammunition sales as a result of consumer perceptions. While we do not believe that existing federal and state legislation relating to the regulation of firearms and ammunition had a material adverse effect on our sales, no assurance can be given that more restrictive regulations, if proposed or enacted, will not have a material adverse effect on us in the future.

  •
  As a manufacturer of firearms, we were previously named as a defendant in certain lawsuits brought by municipalities or organizations challenging manufacturers' distribution practices and alleging that the defendants have also failed to include a variety of safety devices in their firearms. Our insurance primarily excludes coverage regarding such claims. In the event that additional such lawsuits were filed, or if certain legal theories advanced by plaintiffs were to be generally accepted by the courts, our financial condition and results of operations could be adversely affected.

  •
  Our operation as a public company as a result of this offering will require significant additional expenditures, place additional demands on our management and require the hiring of more personnel to meet public reporting, auditing and investor relations requirements under the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations implementing that Act, as well as various          rules. Our management will be required to conduct an annual evaluation of our internal controls, and have that evaluation attested to by our independent auditor. We expect these new rules and regulations to make director and officer liability insurance more expensive.

              Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.

 USE OF PROCEEDS

              We estimate that the net proceeds from the shares offered by us will be approximately $           million, after deducting the underwriting discount and estimated expenses of this offering and assuming we sell the shares for $          per share, the midpoint of the estimated price range set forth on the cover page of this prospectus.

              We intend to use the net proceeds to us of this offering to redeem all or substantially all of the PIK Notes and we will retain broad discretion over the allocation of the balance of such proceeds for use for working capital and other general corporate purposes. The PIK Notes were issued by FGI Holding on April 7, 2010, mature on October 1, 2015 and bear interest as described in "Description of Certain Indebtedness—Senior Pay-In-Kind Notes due 2015." FGI Holding used the proceeds from the issuance of the PIK Notes to pay a dividend in the amount of the net proceeds to FGI, which FGI will use to repurchase a significant portion of preferred stock.

              We will not receive any proceeds from the sale of shares by the selling stockholders.

              Pending specific application of the net proceeds to us, we currently plan to invest the net proceeds received in a variety of capital preservation investments, including short-term, investment grade, interest-bearing securities.

DIVIDEND POLICY

              We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights to receive, dividends. The declaration and payment of any dividends will be at the sole discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends, and other considerations that our board of directors deems relevant. Our board of directors may decide, in its discretion, at any time, to decrease the amount or dividends, otherwise modify or repeal the dividend policy or discontinue entirely the payment of dividends.

              The agreements governing our indebtedness contain, and agreements governing any of our future indebtedness may contain, various covenants that limit our ability to pay dividends. We are also a holding company that does not conduct any business operations of our own. As a result, we are dependent upon cash dividends and distributions and other transfers from our subsidiaries to make dividend payments on our common stock. In addition, our subsidiaries are permitted to pay dividends to us subject to general restrictions imposed on dividend payments under the jurisdiction of incorporation or organization of each subsidiary. See "Risk Factors—Risks Related to the Offering—We may be restricted from paying dividends on our common stock" and "Risk Factors—Risks Related to Owning Our Capital Stock—Our dividend policy may change."

              The ability of our board of directors to declare a dividend is also subject to limits imposed by Delaware corporate law. Under Delaware law, our board of directors and the boards of directors of our corporate subsidiaries incorporated in Delaware, may declare dividends only to the extent of our "surplus," which is defined as total assets at fair market value minus total liabilities, minus statutory capital, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

              We did not pay any dividends during 2007, 2008, 2009 and to date during 2010.

CAPITALIZATION

              The following table sets forth our cash and cash equivalents and our capitalization on a consolidated basis as of March 31, 2010:

  •
  on an actual basis;

  •
  on a pro forma basis, giving effect to the PIK Transactions and the Recapitalization, as if they occurred on March 31, 2010; and

  •
  on a pro forma, as adjusted basis, giving effect to the PIK Transactions, the Recapitalization and the sale by us of           shares of common stock in this offering at an assumed initial public offering price of $          per share, the midpoint of the range on the cover of this prospectus, and the receipt of the net proceeds thereof, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, as if they had occurred on March 31, 2010.

              The pro forma information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. This table should be read in conjunction with "Use of Proceeds," "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and their notes appearing elsewhere in this prospectus.

	As of March 31, 2010
	(Unaudited)
	Actual	Pro Forma	Pro Forma, As Adjusted(1)
	(in millions)
Cash and Cash Equivalents(2)	$24.8	$12.3	$

Long-term debt, including current portion:
Freedom Group, Inc.(3)
ABL Revolver(4)	$—	$—
10 1/4% Senior Secured Notes due 2015(5)	275.3	—
FGI Opco(3)
ABL Revolver(4)	$—	$—	$
10 1/4% Senior Secured Notes due 2015(5)	—	275.3
FGI Holding
11.25%/11.75% Senior Pay-In-Kind Notes due 2015(6)	$—	$220.5	$
Subsidiaries
Capital Leases	1.2	1.2

Total long-term debt, including current portion	276.5	497.0
Preferred Stock	244.2	23.7
Total Stockholders' Equity (Deficit)	(75.1)	(75.1)

Total Capitalization	$445.6	$445.6	$

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $        per share, the midpoint of the range on the cover of this prospectus, would result in an approximately $         million increase or decrease in each of the pro forma, as adjusted, cash and cash equivalents, pro forma, as adjusted, additional paid-in capital, pro forma, as adjusted, total stockholders' equity (deficit) and pro forma, as adjusted, total capitalization assuming the number of shares offered by us, as set forth on the cover page of this prospectus (assuming that the Recapitalization had taken place and excluding shares issuable under options outstanding other than shares underlying options that are exercisable within 60 days of                        , 2010), remains the same and after deducting the commissions and discounts and estimated offering expenses payable by us. An increase or decrease of 1.0 million shares in the number of shares offered by us would result in an approximately $             million increase or decrease in each of the pro forma, as adjusted, cash and cash equivalents, pro forma, as adjusted, additional paid-in capital, pro forma, as adjusted, total stockholders' equity (deficit) and pro forma, as adjusted, total capitalization, assuming the assumed initial public offering price of $            per share, the midpoint of the range on the cover of this prospectus, remains the same and after deducting the commissions and discounts and estimated offering expenses payable by us.

(2)
Cash on hand was approximately $24.8 million at March 31, 2010, which reflects a decrease from the December 31, 2009 cash balance due to ordinary course operational cash flows, including the February 2010 interest payment on the Opco Notes and the payment of accrued 2009 bonuses.

(3)
In connection with the Transfer Transactions, FGI Opco became the obligor under the ABL Revolver and the Opco Notes.

(4)
Consists of a $180.0 million senior secured asset based revolving credit facility. As of December 31, 2009 and March 31, 2010, no debt was outstanding under the ABL Revolver.

(5)
Consists of $275.0 million aggregate principal amount of the Opco Notes. The related discount/premium will be amortized into interest expense until the Opco Notes mature.

(6)
Consists of $225.0 million aggregate principal amount of the PIK Notes at a discounted price of 98.0%. The discount will accrete and be included in interest expense until the PIK Notes mature.

              This table is based on            shares of common stock outstanding as of                        , 2010 (assuming that the Recapitalization had taken place and including common stock underlying options that are exercisable within 60 days of                        , 2010) and excludes, as of                        , 2010,            shares of common stock issuable upon exercise of options with a weighted average exercise price of $            per share.

DILUTION

              Purchasers of the common stock in the offering will suffer an immediate dilution in net tangible book value per share. Dilution is the amount by which the price paid by the purchasers of common stock in this offering will exceed the pro forma net tangible book value per share of common stock immediately after this offering. Our net tangible book value at March 31, 2010 was $       million or $      per share of common stock. Net tangible book value per share represents our tangible assets less total liabilities and preferred stock, divided by the number of shares of common stock outstanding as of March 31, 2010. Our pro forma net tangible book value as of March 31, 2010 was $             million or $        per share of common stock. Pro forma net tangible book value gives effect to the Refinancings, the PIK Transactions and the Recapitalization. After giving effect to the consummation of this offering, assuming an initial public offering price of $        per share, the midpoint of the range on the cover of this prospectus, and the application of the net proceeds therefrom, our pro forma net tangible book value as of March 31, 2010 would have been $         million or $        per share of common stock. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $        per share of common stock and an immediate dilution to new investors of $        per share of common stock. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Net tangible book value per share as of March 31, 2010
Decrease per share attributable to reclassification of preferred stock
Pro forma net tangible book value per share as of March 31, 2010
Increase in pro forma net tangible book value per share resulting from this offering

Pro forma net tangible book value per share after this offering

Pro forma dilution per share to new investors	$

Pro forma fully diluted dilution per share to new investors	$

              A $1.00 increase (decrease) in the assumed initial public offering price of $      per share, the midpoint of the range on the cover of this prospectus, would increase or decrease our as adjusted net tangible book value by $       million, the net tangible book value per share of common stock after this offering by $      per share of common stock, and the dilution per share of common stock to new investors is adjusted by $      per share of common stock, assuming the number of shares offered by us, as set forth on the cover page of this prospectus (assuming that the Recapitalization had taken place), remains the same and after deducting the commissions and discounts and estimated offering expenses payable by us.

              The following table summarizes, on the pro forma basis set forth above as of March 31, 2010, the difference between the total cash consideration paid and the average price per share paid by existing stockholders and the purchasers of common stock in this offering with respect to the number of shares of common stock purchased from us, before deducting estimated underwriting discounts, commissions and offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
Purchasers of common stock in this offering(1)			%			%

Total		100%		$	100%

(1)
The            shares of common stock sold in this offering include            shares of common stock to be sold by existing stockholders.

              A $1.00 increase or decrease in the assumed initial public offering price of $            per share, the midpoint of the range on the cover of this prospectus, would increase or decrease total consideration paid by new investors and total consideration paid by all stockholders by $             million, assuming that the number of shares offered by us, as set forth on the front cover of this prospectus (assuming that the Recapitalization had taken place), remains the same and after deducting the commissions and discounts and estimated offering expenses payable by us. An increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease the total consideration paid to us by new investors and total consideration paid to us by all stockholders by $             million, assuming the assumed initial public offering price of $            per share, the midpoint of the range on the cover of this prospectus, remains the same and after deducting the commissions and discounts and estimated offering expenses payable by us.

              The tables above are based on            shares of common stock outstanding as of March 31, 2010 (assuming that the Recapitalization had taken place) and assumes an initial public offering price of $            per share, the midpoint of the range on the cover of this prospectus. The number of shares of common stock outstanding after this offering excludes, as of March 31, 2010,            shares issuable upon exercise of options with a weighted average exercise price of $            per share. To the extent these options are exercised, there will be further dilution to purchasers of common stock in this offering. The amount presented in "Pro forma fully diluted dilution per share to new investors" assumes full exercise of the outstanding options listed above.

              If the underwriters exercise their over-allotment option to purchase shares from us and the selling stockholders in full, the following will occur:

  •
  the pro forma percentage of shares of our common stock held by existing stockholders will decrease to approximately             % of the total number of pro forma shares of our common stock outstanding after this offering; and

  •
  the pro forma number of shares of our common stock held by new public investors will increase to            , or approximately            % of the total pro forma number of shares of our common stock outstanding after this offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

              The selected historical financial data below for each of the years ended December 31, 2009, 2008 and 2007 and the period from April 1, 2006 to December 31, 2006 are derived from the consolidated financial statements of Freedom Group and the selected historical financial data below for the period from January 1, 2006 to March 31, 2006 is derived from the consolidated financial statements of Bushmaster Firearms, Inc. and its subsidiaries. Those consolidated financial statements have been audited by Grant Thornton LLP, registered independent public accounting firm, and are included elsewhere in this prospectus. The consolidated financial statements of Bushmaster Firearms, Inc. (predecessor) for the year ended December 31, 2005 are not included in this prospectus. The selected historical financial data for each of the three month periods ended March 31, 2010 and 2009 are derived from the unaudited consolidated financial statements of FGI included elsewhere in this prospectus. Such unaudited consolidated financial statements, in the opinion of our management, include all adjustments necessary for the fair presentation of our financial condition, results of operations and cash flows for such periods and as of such dates.

              As a result of the acquisition of the assets of Bushmaster by CCM, which was effective as of April 1, 2006, our financial results for 2006 have been separately presented in our consolidated financial statements for the "Predecessor Entity" for the period January 1, 2006 through March 31, 2006 and for the "Successor Entity" for the period April 1, 2006 through December 31, 2006. We have combined the 2006 Predecessor Entity and Successor Entity periods from January 1, 2006 through December 31, 2006 in the selected historical consolidated financial data below, as we believe this combination is more useful to explain our results of operations. This presentation is not a measure under generally accepted accounting principles in the United States ("GAAP") and it is provided to enhance the reader's understanding of our results of operations for the period presented.

              You should read the following audited and unaudited selected historical financial data of Freedom Group in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and other financial information appearing elsewhere in this prospectus.

              The results of operations for the years ended December 31, 2005 and 2006 reflect the results of operations of Bushmaster. Our results of operations for the year ended December 31, 2007 also include the results of operations of Remington, which we acquired on May 31, 2007. Due to the significant impact of the acquired Remington operations, our financial results for periods subsequent to May 31, 2007 may not be comparable to our results from prior-year periods. In addition, on December 13, 2007 we consummated the acquisition of certain assets of DPMS and on January 28, 2008, we consummated the Marlin Acquisition. Due to the impact of the acquired Marlin and DPMS operations, our results of operations for 2008 may not be comparable to our results from prior-year periods. We consummated the acquisitions of certain assets and liabilities of Dakota Arms on June 5, 2009, S&K on September 22, 2009, AAC on October 2, 2009, and Barnes on December 31, 2009. For additional information regarding our acquisitions, see "Business—Company Overview—Our History and Corporate Structure."

	Predecessor		Successor
	Year Ended December 31, (Unaudited)	January 1 through March 31,	April 1 through December 31,	Year Ended December 31,			Three Months Ended March 31, (Unaudited)
	2005	2006	2006	2007(2)	2008(2)	2009	2009	2010
	(in millions, except share and per share data)
Statement of Operations Data:
Net Sales(1)	$60.8	$16.8	$41.3	$384.9	$722.5	$848.7	$192.2	$174.2
Cost of Goods Sold	37.3	9.8	24.6	306.0	524.4	566.7	132.7	115.3
Gross Profit	23.5	7.0	16.7	78.9	198.1	282.0	59.5	58.9
Operating Expenses	12.0	3.8	8.9	70.1	186.9	169.7	32.2	42.3
Operating Income	11.5	3.2	7.8	8.8	11.2	112.3	27.3	16.6
Interest Expense	0.4	0.1	4.5	21.2	30.8	29.8	7.1	8.0
Income (Loss) before Taxes	11.2	3.1	3.3	(12.4)	(19.6)	82.5	20.2	8.6
Net Income (Loss)	11.2	3.1	2.1	(9.0)	(28.6)	54.4	13.2	5.6
Net Income (Loss) Applicable to Common Stock	11.2	3.1	2.1	(9.9)	(48.2)	33.6	7.8	(0.4)
Net Income (Loss) Per Share(3):
Basic	$0.70	$0.19	$0.13	$(0.62)	$(2.97)	$2.05	$0.48	$(0.02)
Diluted	$0.70	$0.19	$0.13	$(0.62)	$(2.97)	$2.00	$0.47	$(0.02)
Weighted Average Number of Shares Outstanding(3):
Basic	15,917,341	15,917,341	15,958,261	16,084,174	16,236,305	16,332,045	16,338,022	16,347,744
Diluted	15,917,341	15,917,341	16,187,849	16,084,174	16,236,305	16,806,876	16,551,995	16,897,808
Operating and Other Financial Data:
Net Cash provided by (used in):
Operating Activities	$10.1	$3.0	$3.4	$70.8	$52.9	$122.3	25.3	(32.2)
Investing Activities	2.8	—	(77.3)	(90.7)	(57.1)	(58.8)	(3.5)	(5.8)
Financing Activities	(12.9)	(2.9)	74.6	43.9	57.3	(81.1)	(3.3)	2.6

	As of December 31,					As of March 31,
	2005	2006	2007	2008	2009	2009	2010
	(in millions, except share and per share data)
Balance Sheet Data (end of period):
Cash and Cash Equivalents	$—	$0.7	$24.7	$77.8	$60.2	$96.3	$24.8
Working Capital(4)	1.2	6.8	175.7	224.8	174.8	238.1	186.6
Total Assets	18.5	86.1	628.3	672.9	686.9	695.3	668.4
Long-Term Debt	2.4	52.0	296.8	334.2	276.7	331.2	276.5
Total Debt(5)	11.2	52.0	300.3	337.4	276.7	333.5	276.5
Stockholders' Equity (Deficit)	2.4	27.3	(24.0)	(106.8)	(71.3)	(97.0)	(75.1)

(1)
Presented net of federal excise taxes. Federal excise taxes were $70.2, $54.5, $31.0, $1.1, $2.7 and $4.1 for the years ended 2009, 2008 and 2007, the three months ended March 31, 2006, the nine months ended December 31, 2006, and the year ended 2005, respectively. Federal excise taxes were $13.0 and $15.5 for the three months ended March 31, 2010 and 2009, respectively.

(2)
Results for the year ended December 31, 2007 reflect the impact of the acquired Remington and DPMS operations, which were acquired in May 2007 and December 2007, respectively. Results for the year ended December 31, 2008 reflect the impact of the acquired Marlin operations, which was effective in January 2008. Results for the year ended December 31, 2009 reflect the impact of the acquired Dakota Arms operations, which was effective in June 2009; the acquired S&K operations, which was effective in September 2009, and the acquired AAC operations which was effective in October 2009.

(3)
Net income (loss) per share and weighted average number of shares outstanding give effect to our proposed Recapitalization.

(4)
Working capital is defined as current assets less current liabilities.

(5)
Consists of short-term and long-term debt, current portion of long-term debt and capital lease obligations.

UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL INFORMATION

              The following unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2009 and 2010, the year ended December 31, 2009 and the twelve months ended March 31, 2010 are based on our historical consolidated financial statements, after giving effect to the Transactions as if they had occurred on January 1, 2009. The unaudited pro forma condensed, as adjusted, consolidated statements of operations reflects the above adjustments and, in addition, gives effect to the offering of our common stock and the use of proceeds thereof. The unaudited pro forma condensed consolidated balance sheet gives effect to the PIK Transactions and the Recapitalization. The unaudited pro forma condensed, as adjusted, consolidated balance sheet gives effect to the PIK Transactions, the Recapitalization, the offering of our common stock and the use of proceeds thereof.

              Pro forma adjustments for the Transactions were made to reflect:

  •
  the offering of the Initial Opco Notes, issued at a discounted price of 97.827%;

  •
  the offering of the Additional Opco Notes, issued at a premium price of 106.25%;

  •
  the offering of the PIK Notes, issued at a discounted price of 98.0%;

  •
  interest expense resulting from the issuance of $200.0 million of the Initial Opco Notes, the $75.0 million of the Additional Opco Notes and $225.0 million of the PIK Notes;

  •
  amortization of certain deferred financing costs of $33.9 million on the Opco Notes, the ABL Revolver and the PIK Notes;

  •
  reduction in the accretion of preferred stock due to repurchase;

  •
  amortization of bond premium on the Additional Opco Notes and bond discount on the PIK Notes; and

  •
  an assumed effective tax rate of 40.0%.

              Additionally, adjustments for the Recapitalization were made to reflect the            -for-1 reverse stock split of all our outstanding common stock and the reclassification of all our outstanding preferred stock into a number of shares of our common stock determined by                        which will occur immediately prior to the closing of this offering.

              Pro forma adjustments for the offering give effect to the sale by us of            shares of common stock and the use of the proceeds thereof. The pro forma data assumes that the common stock is offered at $            per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions on the shares offered by us and the estimated offering expenses payable by us.

              The unaudited pro forma consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and our notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial information is being furnished solely for informational purposes and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had these transactions been completed as of the dates and for the periods presented, nor is it necessarily indicative of future results.

Freedom Group, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statements of Operations
(Dollars in Millions, Except Share and Per Share Data)
Three Month Period Ending March 31, 2010

	FGI Historical Jan 1–Mar 31, 2010	PIK Notes Issuance		Pro Forma	The Offering	Pro Forma, As Adjusted
Net Sales	$174.2	$—		$174.2	$	$
Cost of Goods Sold	115.3	—		115.3

Gross Profit	58.9	—		58.9
Selling, General and Administrative Expenses	35.8	—		35.8
Research and Development Expenses	3.8	—		3.8
Impairment Charges	0.4	—		0.4
Other Income	2.3	—		2.3

Operating Income	16.6	—		16.6
Interest Expense	8.0	7.4	(a)	15.4

Income (Loss) from Continuing Operations before Taxes, Equity in Losses from Unconsolidated Joint Venture and Noncontrolling Interest in Consolidated Subsidiary	8.6	(7.4)		1.2
Income Tax Provision (Benefit)	3.0	(3.0	)(b)	0.0
Equity in Losses from Unconsolidated Joint Venture	0.1	—		0.1
Net Income (Loss)	5.5	(4.4)		1.1
Add: Net Loss Attributable to Noncontrolling Interest	0.1	—		0.1

Net Income (Loss) Attributable to Controlling Interest	$5.6	$(4.4)		$1.2	$	$

Accretion of Preferred Stock	(6.0)	6.0	(h)	—
Net Income (Loss) Applicable to Common Stock	(0.4)			1.2
Net Income (Loss) Per Share—Basic	$(0.02)			$0.07		$
Net Income (Loss) Per Share—Diluted	$(0.02)			$0.07		$
Weighted Average Number of Shares Outstanding—Basic	16,347,744			16,347,744

Weighted Average Number of Shares Outstanding—Diluted	16,897,808			16,897,808

Freedom Group, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statements of Operations
(Dollars in Millions, Except Share and Per Share Data)
Three Month Period Ending March 31, 2009

	Historical					Pro Forma Adjustments
	FGI Jan. 1-Mar 31 2009	Dakota Jan. 1-Mar 31 2009(g)	S&K Jan. 1-Mar 31 2009(g)	AAC Jan. 1-Mar 31 2009(g)	Barnes Jan. 1-Mar 31 2009(g)	Refinancings		Additional Notes Issuance		PIK Notes Issuance		Pro Forma Adjustments		Pro Forma	The Offering	Pro Forma, As Adjusted
Net Sales	$192.2	$0.7	$2.0	$0.3	$2.8	$—		$—		$—		$(1.6	)(d)	$196.4	$	$
Cost of Goods Sold	132.7	0.1	1.8	—	0.4	—		(0.9	)(c)	—		$(0.6	)(d), (e)	133.5

Gross Profit	59.5	0.6	0.2	0.3	2.4	—		0.9		—		(1.0)		62.9
Selling, General and Administrative Expenses	31.9	0.7	0.4	0.1	0.7	—		(0.1	)(c)	—		—		33.7
Research and Development Expenses	2.3	—	—	—	—	—		—		—		—		2.3
Impairment Charges	—	—	—	—	—	—		—		—		—		—
Other Income	(2.0)	0.1	—	—	—	—		—		—		1.0	(f)	(0.9)

Operating Income	27.3	(0.2)	(0.2)	0.2	1.7	—		1.0		—		(2.0)		27.8
Interest Expense	7.1	(0.1)	—	—	—	(0.3	)(a)	1.9	(a)	7.4	(a)	—		16.0

Income (Loss) from Continuing Operations before Taxes, Equity in Losses from Unconsolidated Joint Venture and Noncontrolling Interest in Consolidated Subsidiary	20.2	(0.1)	(0.2)	0.2	1.7	0.3		(0.9)		(7.4)		(2.0)		11.8
Income Tax Provision (Benefit)	7.1	(0.0)	(0.1)	0.1	0.7	0.1	(b)	(0.4	)(b)	(3.0	)(b)	(0.8	)(b)	3.7
Equity in Losses from Unconsolidated Joint Venture	—	—	—	—	—	—		—		—		—		—
Net Income (Loss)	13.1	(0.1)	(0.1)	0.1	1.0	0.2		(0.5)		(4.4)		(1.2)		8.1
Add: Net Loss Attributable to Noncontrolling Interest	0.1	—				—		—		—		—		0.1

Net Income (Loss) Attributable to Controlling Interest	$13.2	$(0.1)	$(0.1)	$0.1	$1.0	$0.2		$(0.5)		$(4.4)		$(1.2)		$8.2	$	$

Accretion of Preferred Stock	(5.4)									5.4				—
Net Income (Loss) Applicable to Common Stock	7.8													8.2
Net Income (Loss) Per Share—Basic	$0.48													$0.50		$
Net Income (Loss) Per Share—Diluted	$0.47													$0.49		$
Weighted Average Number of Shares Outstanding—Basic	16,338,022													16,338,022

Weighted Average Number of Shares Outstanding—Diluted	16,551,995													16,551,995

Freedom Group, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statements of Operations
(Dollars in Millions, Except Share and Per Share Data)
Twelve Month Period Ending December 31, 2009

	Historical					Pro Forma Adjustments
	FGI Jan 1-Dec 31, 2009	Dakota Jan 1-May 31, 2009	S&K Jan 1-Sept 30, 2009	AAC Jan 1-Sept 30, 2009	Barnes Jan 1-Dec 31, 2009	Refinancings		Additional Notes Issuance		PIK Notes Issuance		Pro Forma Adjustments		Pro Forma	The Offering	Pro Forma, As Adjusted
Net Sales	$848.7	$1.1	$5.8	$3.8	$13.5	$—		$—		$—		$(4.6	)(d)	$868.3	$	$
Cost of Goods Sold	566.7	0.4	4.6	1.7	4.0	—		(3.6	)(c)	—		$(3.0	)(d), (e)	570.8

Gross Profit	282.0	0.7	1.2	2.1	9.5	—		3.6		—		(1.6)		297.5
Selling, General and Administrative Expenses	157.4	1.0	2.0	1.8	7.2	—		(0.4	)(c)	—		—		169.0
Research and Development Expenses	11.7	—	—	—	0.2	—		—		—		—		11.9
Impairment Charges	—	—	—	—	—	—		—		—		—		—
Other Income	0.6	—	(1.5)	—	(0.3)	—		—		—		3.7	(f)	2.5

Operating Income	112.3	(0.3)	0.7	0.3	2.4	—		4.0		—		(5.3)		114.1
Interest Expense	29.8	—	—	—	—	(2.3	)(a)	6.2	(a)	29.5	(a)	—		63.2

Income (Loss) from Continuing Operations before Taxes, Equity in Losses from Unconsolidated Joint Venture and Noncontrolling Interest in Consolidated Subsidiary	82.5	(0.3)	0.7	0.3	2.4	2.3		(2.2)		(29.5)		(5.3)		50.9
Income Tax Provision (Benefit)	28.2	(0.1)	0.3	0.1	1.0	0.9	(b)	(0.9	)(b)	(11.8	)(b)	(2.1	)(b)	15.5
Equity in Losses from Unconsolidated Joint Venture	0.2	—	—	—	—	—		—		—		—		0.2
Net Income (Loss)	54.1	(0.2)	0.4	0.2	1.4	1.4		(1.3)		(17.7)		(3.2)		35.1
Add: Net Loss Attributable to Noncontrolling Interest	0.3	—	—	—	—	—		—		—		—		0.3

Net Income (Loss) Attributable to Controlling Interest	$54.4	$(0.2)	$0.4	$0.2	$1.4	$1.4		$(1.3)		$(17.7)		$(3.2)		$35.4	$	$

Accretion of Preferred Stock	(20.8)									20.8	(h)			—
Net Income (Loss) Applicable to Common Stock	33.6													33.6
Net Income (Loss) Per Share—Basic	$2.05													$2.05		$
Net Income (Loss) Per Share—Diluted	$2.01													$2.01		$
Weighted Average Number of Shares Outstanding—Basic	16,332,045													16,332,045

Weighted Average Number of Shares Outstanding—Diluted	16,723,673													16,723,673

 Freedom Group, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statements of Operations
(Dollars in Millions, Except Share and Per Share)
Twelve Month Period Ending March 31, 2010

	Historical						Pro Forma Adjustments
	FGI Apr 1, 2009- Mar 31, 2010	Dakota Apr 1-May 31, 2010	S&K Apr 1-Sept 30, 2009	AAC Apr 1-Sept 30, 2009		Barnes Apr 1-Dec 30, 2009	Refinancings		Additional Notes Issuance		PIK Notes Issuance		Pro Forma Adjustments		Pro Forma	The Offering	Pro Forma, As Adjusted
Net Sales	$830.7	$0.4	$3.8	$3.5	#	$10.7	$—		$—		$—		$(3.0	)(d)	$846.1	$	$
Cost of Goods Sold	549.3	0.3	2.8	1.7		3.6	—		(2.7	)(c)	—		(2.4	)(d), (e)	552.6

Gross Profit	281.4	0.1	1.0	1.8		7.1	—		2.7		—		(0.6)		293.5
Selling, General and Administrative Expenses	161.3	0.3	1.6	1.7		6.5	—		(0.3	)(c)	—		—		171.1
Research and Development Expenses	13.2	—	—	—		0.2	—		—		—		—		13.4
Impairment Charges	0.4	—	—	—		—	—		—		—		—		0.4
Other Income	4.9	(0.1)	(1.5)	—		(0.3)	—		—		—		2.7	(f)	5.7

Operating Income	101.6	(0.1)	0.9	0.1		0.7	—		3.0		—		(3.3)		102.9
Interest Expense	30.7	0.1	—	—		—	(2.0	)(a)	4.3	(a)	29.5	(a)	—		62.6

Income (Loss) from Continuing Operations before Taxes, Equity in Losses from Unconsolidated Joint Venture and Noncontrolling Interest in Consolidated Subsidiary	70.9	(0.2)	0.9	0.1		0.7	2.0		(1.3)		(29.5)		(3.3)		40.3
Income Tax Provision (Benefit)	24.1	(0.1)	0.4	0.0		0.3	0.8	(b)	(0.5	)(b)	(11.8	)(b)	(1.3	)(b)	11.8
Equity in Losses from Unconsolidated Joint Venture	0.3	—	—	—		—	—		—		—		—		0.3
Net Income (Loss)	46.5	(0.1)	0.5	0.1		0.4	1.2		(0.8)		(17.7)		(2.0)		28.1
Add: Net Loss Attributable to Noncontrolling Interest	0.3	—	—	—		—	—		—		—		—		0.3

Net Income (Loss) Attributable to Controlling Interest	$46.8	$(0.1)	$0.5	$0.1		$0.4	$1.2		$(0.8)		$(17.7)		$(2.0)		$28.4	$	$

Accretion of Preferred Stock	(21.4)										21.4	(h)			—
Net Income (Loss) Applicable to Common Stock	25.4														28.4
Net Income (Loss) Per Share—Basic	$1.55														$1.74		$
Net Income (Loss) Per Share—Diluted	$1.49														$1.66		$
Weighted Average Number of Shares Outstanding—Basic	16,341,767														16,341,767

Weighted Average Number of Shares Outstanding—Diluted	17,069,486														17,069,486

Freedom Group, Inc. and Subsidiaries

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

(Dollars in Millions, Except Share and Per Share Data)
As if Transaction Occurred March 31, 2010

	Historical March 31, 2010	PIK Notes Issuance		Pro Forma March 31, 2010	The Offering	Pro Forma, As Adjusted March 31, 2010
ASSETS
Current Assets
Cash and Cash Equivalents	$24.8	$(12.5	)(g)	$12.3	$	$
Accounts Receivable Trade—net	115.0			115.0
Inventories—net	130.9			130.9
Supplies Inventory—net	6.7			6.7
Prepaid Expenses and Other Current Assets	19.2			19.2
Assets Held for Sale	2.5			2.5
Deferred Tax Assets	9.2			9.2

Total Current Assets	308.3	(12.5)		295.8
Property, Plant and Equipment—net	117.9			117.9
Goodwill and Intangibles—net	207.4			207.4
Debt Issuance Costs—net	18.6	12.5	(g)	31.1
Other Noncurrent Assets	16.2			16.2

Total Assets	$668.4	$—		$668.4	$	$

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	55.9			55.9
Book Overdraft	3.0			3.0
Current Portion of Long-Term Debt	0.7			0.7
Current Portion of Product Liability	3.6			3.6
Other Accrued Liabilities	58.5			58.5

Total Current Liabilities	121.7	—		121.7
Long-Term Debt, net of Current Portion	275.8	220.5	(h)	496.3
Retiree Benefits, net of Current Portion	48.2			48.2
Product Liability, net of Current Portion	10.4			10.4
Deferred Tax Liabilities	29.7			29.7
Other Long-Term Liabilities	13.5			13.5

Total Liabilities	499.3	220.5		719.8

Preferred Stock, $0.01 par value, 20,000,000 shares authorized of which 19,000,000 are Series A preferred shares, $244.2, $23.7 and $ aggregate liquidation preference, actual, pro forma and pro forma, as adjusted, respectively, as of 3/31/10	244.2	(220.5	)(h)	23.7

Total Mezzanine Equity	244.2	(220.5)		23.7

Common Stock, $0.01 par value, 20,000,000 shares authorized, 16,673,920 issued 16,439,186 outstanding, actual and pro forma as of 3/31/10; $0.01 par value, shares authorized, issued outstanding, pro forma, as adjusted as of 3/31/10;	0.2			0.2
Less: Treasury Stock	(0.6)			(0.6)
Accumulated Other Comprehensive Loss	(41.8)			(41.8)
Accumulated Equity (Deficit)	(32.5)			(32.5)

Total Parent's Equity (Deficit)	(74.7)			(74.7)
Deficit in Noncontrolling Interest	(0.4)			(0.4)

Total Stockholders' Equity (Deficit)	(75.1)	—		(75.1)

Total Liabilities, Mezzanine Equity and Stockholders' Equity (Deficit)	$668.4	$—		$668.4	$	$

The accompanying notes are an integral part of these consolidated financial statements

Freedom Group, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(Dollars in Millions)

(a)
Adjustments made to eliminate historical interest expense and reflect incremental interest expense for the twelve months ending December 31, 2009:

Adjustments to Reflect Refinancings (Pro Forma January 1-July 28, 2009):
Remove Interest on Remington 10.5% Senior Notes Due 2011	(12.6)
Remove Interest on BFI Term Loan, 15.0% Subordinated Notes Due 2012 and Revolver	(3.5)
Add Interest on New Senior Notes issued July 29, 2009 ($200.0 at 10.25%)	12.0
Remove historical interest and amortization and add interest and amortization on other debt in connection with the Refinancings	1.8
Total Adjustments to Reflect Refinancings:	$(2.3)
Adjustments to Reflect Additional Notes Issuance:
Pro Forma January 1-November 1, 2009:
Add Interest on New $75 Notes issued November 2, 2009 ($75.0 at 10.25%)	6.4
Amortization of finance costs/bond premium	(0.2)
Total Adjustments to Reflect Additional Notes Issuance:	$6.2
Adjustments to Reflect PIK Notes Issuance:
Pro Forma January 1-December 31, 2009:
Add Interest on the PIK Notes ($225.0 at 11.75%)	26.4
Amortization of finance costs/bond discount	3.1
Total Adjustments to Reflect PIK Notes Issuance:	$29.5

    Adjustments made to eliminate historical interest expense and reflect incremental interest expense for the twelve months ending March 31, 2010:

Adjustments to Reflect Refinancings (Pro Forma April 1-July 28, 2009):
Remove Interest on Remington 10.5% Senior Notes Due 2011	(7.3)
Remove Interest on BFI Term Loan, 15.0% Subordinated Notes Due 2012 and Revolver	(2.4)
Add Interest on New Senior Notes issued July 29, 2009 ($200.0 at 10.25%)	6.9
Remove historical interest and amortization and add interest and amortization on other debt in connection with the Refinancings	0.8
Total Adjustments to Reflect Refinancings:	$(2.0)
Adjustments to Reflect Additional Notes Issuance:
Pro Forma April 1-November 1, 2009:
Add Interest on New $75 Notes issued November 2, 2009 ($75.0 at 10.25%)	4.5
Amortization of finance costs/bond premium	(0.2)
Total Adjustments to Reflect Additional Notes Issuance:	$4.3
Adjustments to Reflect PIK Notes Issuance:
Pro Forma April 1, 2009-March 31, 2010:
Add Interest on the PIK Notes ($225.0 at 11.75%)	26.4
Amortization of finance costs/bond discount	3.1
Total Adjustments to Reflect PIK Notes Issuance:	$29.5

Freedom Group, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(Dollars in Millions)

    For each 0.125% increase or decrease in the blended weighted-average interest rate, our annual interest expense would increase or decrease by $0.6.

    Adjustments made to eliminate historical interest expense and reflect incremental interest expense for the three months ending March 31, 2010:

Adjustments to Reflect PIK Notes:
Pro Forma January 1-March 31, 2010:
Add Interest on the PIK Notes ($225.0 at 11.75%)	6.6
Amortization of finance costs/bond discount	0.8
Total Adjustments to Reflect PIK Notes Issuance:	$7.4

    Adjustments made to eliminate historical interest expense and reflect incremental interest expense for the three months ending March 31, 2009:

Adjustments to Reflect Refinancings (Pro Forma January 1-March 31, 2009):
Remove Interest on Remington 10.5% Senior Notes Due 2011	(5.3)
Remove Interest on BFI Term Loan, 15.0% Subordinated Notes Due 2012 and Revolver	(1.1)
Add Interest on New Senior Notes issued July 29, 2009 ($200.0 at 10.25%)	5.1
Remove historical interest and amortization and add interest and amortization on other debt in connection with the Refinancings	1.0
Total Adjustments to Reflect Refinancings:	$(0.3)
Adjustments to Reflect Additional Notes Issuance:
Pro Forma January 1, 2009-March 31, 2009:
Add Interest on New $75 Notes issued November 2, 2009 ($75.0 at 10.25%)	1.9
Amortization of finance costs/bond premium	—
Total Adjustments to Reflect Additional Notes Issuance:	$1.9
Adjustments to Reflect PIK Notes:
Pro Forma January 1, 2009-March 31, 2009:
Add Interest on the PIK Notes ($225.0 at 11.75%)	6.6
Amortization of finance costs/bond discount	0.8
Total Adjustments to Reflect PIK Notes Issuance:	$7.4
(b)
Reflects the estimated tax effect of the pro forma adjustments on the historical results of Freedom Group, utilizing an estimated combined federal and state statutory tax rate of 40.0% to compute the estimated tax expense or benefit of the Refinancings and PIK Notes issuance.

(c)
Adjustment to reflect the reduction of pension expense, allocated 90% to cost of goods sold and 10% to selling, general and administrative expense, as a result of the funding of $48.6 to the pension plan ($4.0 for the year ended December 31, 2009; $3.0 for the twelve months ended March 31, 2010; zero for the three months ended March 31, 2010; and $1.0 for the three months ended March 31, 2009).

(d)
Adjustment reflects elimination of intercompany sales from S&K to Remington and related cost of sales.

Freedom Group, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(Dollars in Millions)

(e)
Pro forma adjustment to reflect turns related to the step up in inventory as the result of the acquisitions of S&K and Barnes ($1.6 for the year ended December 31, 2009; $0.6 for the twelve months ended March 31, 2010, zero for the three months ended March 31, 2010 and $1.0 for the three months ended March 31, 2009).

(f)
Pro forma adjustment to record amortizations expense related to intangible assets as a result of the acquisitions of Barnes and AAC ($3.7 for the year ended December 31, 2009; $2.7 for the twelve months ended March 31, 2010, zero for the three months ended March 31, 2010 and $1.0 for the three months ended March 31, 2009).

(g)
Adjustment to reflect an estimated $12.5 of deferred financing costs paid related to the PIK Notes.

(h)
Adjustments to reflect the long-term debt in connection with the PIK Notes, the resulting repurchase of the preferred equity and corresponding reduction in accretion.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              You should read the following discussion of our results of operations and financial condition together with the "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Information" and the audited and unaudited historical consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Company Overview

              We are one of the leading firearms, ammunition and related products companies in the world, with #1 commercial market positions across all of our major product categories in the United States, the largest firearms and ammunition market globally. With our Remington brand dating back to 1816, we are America's oldest and largest manufacturer of firearms and ammunition. We are the only major U.S. manufacturer of both firearms and ammunition, which we believe is a significant competitive advantage and supports our market leadership position. We believe this leadership position across all of our major product categories is evidenced by our #1 U.S. commercial market shares in shotguns, rifles and ammunition.

              We have made significant progress in our transition to a customer-focused sales and marketing organization, successfully creating a single customer facing platform with the ability to leverage our flexible manufacturing capability across our end-markets to quickly respond to changes in customer preferences and demands. Our 11 manufacturing facilities and approximately 2,900 employees represent the largest domestic manufacturing presence in the industry, enabling us to deliver our products throughout the United States and internationally to approximately 80 countries. In addition, our product leadership and innovation is supported by our freestanding research and development facility.

              We continue to look for opportunities to improve our quality and efficiencies in our manufacturing facilities as we strive to be a customer focused company in an increasingly demanding global marketplace. Accordingly, we have undertaken an effort to accelerate existing initiatives in the area of lean manufacturing, six sigma and other continuous improvement projects focused on inventory management, cost reductions and productivity.

              In addition, we are committed to enhancing our core businesses and positioning ourselves to take advantage of opportunities to strategically grow and improve our business by identifying and pursuing add-on strategic acquisitions or investments that expand and enhance our brand, product and intellectual property portfolio. We seek to acquire highly complementary products, brands or external capabilities to fill gaps in our portfolio or extend our brands and channel relationships.

              One of our core strategies is to consistently introduce new and innovative products. These efforts are focused on the introduction or planned launch of the M887 Nitro Mag shotgun, the .30 R-15, R-15, R-25, Adaptive Combat Rifle, .50 BMG, .338 MXLR/MX, M597 VTR, and .308 DPMS firearms, and a variety of new ammunition products. We are also engaged in selective efforts to promote certain of our products through marketing and promotional activities, including ammunition and firearms customer and end-user rebates.

              Due to continuing volatility of metal, energy and transportation costs, management continues to assess our pricing strategies. As a result of this approach, firearms prices generally held steady in most categories. In our ammunition segment, pricing has been relatively flat across our product offerings, although commodity costs associated with ammunition have continued to show volatility.

              Management's strategy in light of the current economic and political environment has been to continue to introduce new products, enhance our sales and marketing efforts and improve overall performance in working capital and operating productivity. Finally, we continue to pursue growth initiatives in our government, military, and law enforcement divisions along with broadening our brand awareness with selective licensing arrangements.

2010 Financing

              On April 7, 2010, FGI's direct subsidiary, FGI Holding, issued $225.0 million aggregate principal amount of 11.25%/11.75% Senior Paid-in-Kind Notes (the "PIK Notes") due October 2015. The PIK Notes were priced at 98.0% of their face amount. FGI Holding used the net proceeds of the PIK Notes issuance to pay a dividend in the amount of the $220.5 million net proceeds to FGI, which FGI will use to repurchase a significant portion of preferred stock. On April 16, 2010, FGI repurchased preferred stock for an approximate amount of $150.5 million. See "Description of Certain Indebtedness—Senior Pay-In-Kind Notes due 2015."

              Prior to the issuance of the PIK Notes, FGI formed FGI Holding as a new wholly-owned subsidiary, which in turn formed a new wholly-owned subsidiary, FGI Opco. In connection with the issuance of the PIK Notes, FGI transferred substantially all of its assets (principally equity interests in its subsidiaries, other than the stock of FGI Holding) to FGI Opco (the "Capital Stock Transfer") and FGI Opco assumed all of the liabilities of FGI (other than those that relate to retained assets), including the obligations under the Opco Notes and the ABL Revolver (collectively, the "Transfer Transactions"). The issuance of the PIK Notes, the related repurchase of preferred stock and the Transfer Transactions are referred to collectively as the "PIK Transactions."

              As a part of the Transfer Transactions, (i) FGI Opco became a borrower under the ABL Revolver and the related financing documents with the same force and effect as if originally named as a borrower, (ii) FGI Opco was substituted as issuer of the Opco Notes with the same force and effect as if it were the original issuer, (iii) FGI Opco granted a security interest in all its personal property for the benefit of the secured parties under the ABL Revolver and the Opco Notes, (iv) FGI was released from all liability and obligations under the ABL Revolver and the Opco Notes, and the related lien on all the collateral granted by FGI was released, and (v) each of FGI and FGI Holding unconditionally guaranteed the obligations of FGI Opco under the Opco Notes.

2009 Debt Transactions

              On July 29, 2009, we issued $200.0 million in aggregate principal amount of 10.25% Senior Secured Notes due 2015 (the "Initial Opco Notes"). The Initial Opco Notes were priced at 97.827% of their face amount. We also contemporaneously entered into a $180.0 million senior secured asset-based revolving credit facility (the "ABL Revolver") and borrowed $51.9 million thereunder. We used the proceeds of the Initial Opco Notes and the initial borrowing under the ABL Revolver, together with cash on hand, to repay various debt instruments outstanding within the operating companies and consolidate its debt structure. The issuance of the Initial Opco Notes, the borrowing under the ABL Revolver and the related repayments of outstanding indebtedness (including the termination of any commitments thereunder) described here and in Note 12 to the audited financial statements are referred to collectively as the "Refinancings."

              On November 3, 2009, we issued $75.0 million in aggregate principal amount of our Initial Opco Notes (the "Additional Opco Notes" and, together with the Initial Opco Notes, the "Opco Notes"). The Additional Opco Notes issued by FGI (the "Additional Notes Issuance") were priced at 106.25% of their face amount. We used the net proceeds of the Additional Opco Notes to contribute approximately $50.0 million to the funding of the unfunded portion of our defined benefit plans, to pay fees and expenses related to the offering and expect to use any remaining funds for general corporate purposes. The Additional Opco Notes were issued pursuant to the same indenture under which the Initial Opco Notes are issued and a supplement thereto.

Current Sales Demand

              Our industry has continued to experience an increase in demand for certain ammunition products that began in late 2008. We believe a number of consumers have been concerned about increased firearms and ammunition regulations as a result of the new administration in connection with the 2008 Presidential election. We view this increase in demand as having significant long-term benefits, including expanding the popularity of shooting sport categories, as well as providing an opportunity to cultivate new, and renew existing, long-term customer relationships across our portfolio of products and brands. This increase has resulted in sales growth of 12.6% in our ammunition segment during the three months ended March 31, 2010 versus the three months ended March 31, 2009. However, this increase may not be sustainable, and demand for our ammunition may decrease for any number of reasons. See "Risk Factors—Risks Relating to Our Business". Our industry also experienced an increase in certain firearms demand between late 2008 and mid 2009. In the first quarter of 2010, sales in our firearms segment have softened from the levels experienced during that period. Demand for higher end centerfire rifles has softened and sales have transitioned to more moderately priced firearms, which has resulted in an overall sales decrease of 21.7% in our firearms segment during the three months ended March 31, 2010 versus the three months ended March 31, 2009.

Rationalization Decision

              On March 25, 2010, we announced a strategic rationalization decision that will result in the closure of our manufacturing facility in North Haven, Connecticut (the "Rationalization Decision"). The Rationalization Decision is expected to provide improved efficiencies and ultimately result in lower costs to customers and end users. We expect the closure to be completed by the end of June 2011. We will be relocating the production of the North Haven products to Ilion, New York, Mayfield, Kentucky, and Lexington, Missouri. We estimate that the total cost associated with the closure will be approximately $8.4 million.

EBITDA Measurements

              We use the term Adjusted EBITDA throughout this prospectus. Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. Since January 1, 2010, we have used Adjusted EBITDA as a supplement to our GAAP results in evaluating certain aspects of our business, as described below. We calculate Adjusted EBITDA based on the definition in the indenture governing the Opco Notes.

              We also use the term Management EBITDA in this prospectus because it is a basis upon which our management assessed performance for periods prior to January 1, 2010. Management EBITDA is not a measure of performance defined in accordance with GAAP. Management EBITDA assisted us in comparing our performance over various reporting periods on a consistent basis because it excluded items that we did not believe reflected our core operating performance.

              We believe that Adjusted EBITDA and Management EBITDA are useful to investors in evaluating our performance because such measures are commonly used financial metrics for measuring and comparing the operating performance of companies in our industry. We believe that the disclosure of Adjusted EBITDA and Management EBITDA offers additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

              Adjusted EBITDA and Management EBITDA should not be considered as alternatives to net income (loss), as indicators of our performance, as alternatives to net cash provided by operating activities, as measures of liquidity, or as alternatives to any other measure proscribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and Management EBITDA. Although we believe that Adjusted EBITDA and Management EBITDA may make an evaluation of our operating performance more consistent because such measures remove items that do not reflect our core operations:

  (i)
  other companies in our industry may define Adjusted EBITDA and Management EBITDA differently than we do and, as a result, such measures may not be comparable to similarly titled measures used by other companies in our industry; and

  (ii)
  such measures exclude financial information that some may consider important in evaluating our performance.

              We compensate for these limitations by providing disclosure of the differences between our EBITDA calculations and GAAP results, including providing a reconciliation of GAAP results to Adjusted EBITDA and Management EBITDA, to enable investors to perform their own analysis of our operating results. For a reconciliation of consolidated Adjusted EBITDA to its most directly comparable GAAP measure, net income (loss), see "—Results of Operations—Three Month Period Ended March 31, 2010 as Compared to the Three Month Period Ended March 31, 2009—Adjusted EBITDA." For a reconciliation of consolidated Management EBITDA to its most directly comparable GAAP measure, net income (loss), see "—Results of Operations Years Ended December 31, 2009 and 2008—Management EBITDA" and "—Results of Operations—Years Ended December 31, 2008 and 2007—Management EBITDA." For a reconciliation of Management EBITDA to Adjusted EBITDA, see "—Liquidity and Capital Resources—Adjusted EBITDA."

              Because of these limitations, these EBITDA calculations should not be considered as measures of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA as supplemental financial metrics for evaluation of our operating performance. See our consolidated statements of operations and consolidated statements of cash flows in our consolidated financial statements included elsewhere in this prospectus.

Results of Operations

Three Month Period Ended March 31, 2010 as Compared to the Three Month Period Ended March 31, 2009

Net Sales

              The following table compares net sales by reporting segment for each of the periods presented:

	Three Months Ended March 31,
	2010	Percentage of Total	2009	Percentage of Total	Increase (Decrease)	Percentage Change
	(dollars in millions)
Firearms	$94.7	54.4%	$121.0	63.0%	$(26.3)	(21.7)%
Ammunition	74.9	43.0	66.5	34.6	8.4	12.6
All Other	4.6	2.6	4.7	2.4	(0.1)	(2.1)

Total	$174.2	100.0%	$192.2	100.0%	$(18.0)	(9.4)%

    Firearms

              Net sales for the three months ended March 31, 2010 were $94.7 million, a decrease of $26.3 million, or 21.7%, as compared to the three months ended March 31, 2009. Centerfire rifle sales decreased by $24.2 million, or 27.8%, as compared to the prior-year period, primarily due to reduced sales demand for modern sporting products. Shotgun sales decreased by $1.2 million, or 4.9%, as compared to the prior-year period. Rimfire rifle sales decreased by $1.0 million, or 14.4%, as compared to the prior-year period.

    Ammunition

              Net sales for the three months ended March 31, 2010 were $74.9 million, an increase of $8.4 million, or 12.6%, as compared to the three months ended March 31, 2009, due in part to the acquired Barnes operations. Excluding the impact of the acquired Barnes operations, centerfire ammunition sales increased by $5.1 million, or 13.3%, as compared to the prior-year period. The increase in sales is attributable mainly to strong market demand for handgun ammunition combined with volume growth across most other product categories. Rimfire ammunition sales increased by $0.8 million, or 0.8%, as compared to the prior-year period, primarily due to increased sales demand within these product categories. Shotshell ammunition sales decreased by $0.5 million, or 3.0%, as compared to the prior-year period.

    All Other

              Net sales were $4.6 million in all other businesses for the three months ended March 31, 2010, a decrease of $0.1 million as compared to the prior-year period. Primary changes within the all other businesses consisted of an increase of $0.7 million in our various accessories businesses, offset by a decrease of $0.7 million in the powdered metal product business and a decrease of $0.1 million in the targets business.

Cost of Goods Sold and Gross Profit

              The Company's cost of goods sold includes all costs of material, labor, and overhead associated with product manufacturing, except for transfer costs from our plants to our distribution center which are included in selling, general, and administrative expense. The transfer costs totaled $0.3 million and $0.2 million for the three months ended March 31, 2010 and 2009, respectively. Accordingly, our gross margins may not be comparable to those of other entities. The table below compares cost of goods sold and gross profit by reporting segment for each of the periods presented:

	Three Months Ended March 31,
	2010	Percentage of Net Sales	2009	Percentage of Net Sales	Increase (Decrease)	Percentage Change
	(dollars in millions)
Cost of Goods Sold
Firearms	$64.1	67.7%	$87.4	72.2%	$(23.3)	(26.7)%
Ammunition	48.1	64.2	42.1	63.3	6.0	14.3
All Other	3.1	67.4	3.2	68.1	(0.1)	(3.1)

Total	$115.3	66.2%	$132.7	69.0%	$(17.4)	(13.1)%

Gross Profit
Firearms	$30.6	32.3%	$33.6	27.8%	$(3.0)	(8.9)%
Ammunition	26.8	35.8	24.4	36.7	2.4	9.8
All Other	1.5	32.8	1.5	31.9	—	—

Total	$58.9	33.8%	$59.5	31.0%	$(0.6)	(1.0)%

    Firearms

              Gross profit for the three months ended March 31, 2010 was $30.6 million, a decrease of $3.0 million, or 8.9%, as compared to the prior-year period. Gross margin was 32.3% for the three months ended March 31, 2010 and 27.8% for the three months ended March 31, 2009. Although gross profit decreased by $3.0 million due to lower sales volumes, gross margin, as a percentage, showed an improvement mainly due to increased production levels, leveraging our fixed overhead utilization, and continued factory improvements through the implementation of lean manufacturing principles, six sigma and other initiatives.

    Ammunition

              Gross profit for the three months ended March 31, 2010 was $26.8 million, an increase of $2.4 million, or 9.8%, as compared to the prior-year period. Gross margin was 35.8% for the three months ended March 31, 2010, and 36.7% for the three months ended March 31, 2009. The increase in gross profit was primarily related to favorable hedging gains of $5.3 million and favorable sales mix and higher sales volumes of $3.4 million, offset by higher material and other costs of $5.2 million and unfavorable pricing of $1.1 million.

    All Other

              Gross profit for the three months ended March 31, 2010 was $1.5 million, flat as compared to the prior-year period, and was primarily related to increased sales volumes in our various accessories businesses, offset by reduced sales volumes in our powdered metal product business.

Operating Expenses

              Operating expenses consist of selling, general and administrative expenses, research and development expenses and other (income) expenses. The following table sets forth certain information regarding operating expenses for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31,
	2010	2009	Increase (Decrease)	Percentage Change
	(dollars in millions)
Selling, general and administrative expenses	$35.8	$31.9	$3.9	12.2%
Research and development expenses	3.8	2.3	1.5	65.2
Other (income) expense	2.7	(2.0)	4.7	*

Total	$42.3	$32.2	$10.1	31.4%

*
Not Meaningful

              Total operating expenses for the three months ended March 31, 2010 were $42.3 million, an increase of $10.1 million, or 31.4%, as compared to the prior-year period. Selling, general and administrative expenses increased $3.9 million, or 12.2%, primarily due to a $2.8 million increase in selling and marketing expenses as a result of a continued focus on sales and marketing development and a $0.6 million increase in commission expense primarily related to increases in sales demand in international markets. Research and development expenses increased $1.5 million, or 65.2%, as compared to the prior-year period, reflecting development costs associated with current initiatives to compete for opportunities within the law enforcement and defense markets and to a lesser extent to implement continuous improvement processes. Other expense increased by $4.7 million, as compared to the prior-year period, primarily the result of additional amortization on definite-lived intangible assets and impairment charges of $0.4 million related to valuing assets held for sale. Additionally, in the three months ended March 31, 2009, the Company reduced an estimated liability associated with a federal excise tax audit by $2.0 million which did not recur in the three months ended March 31, 2010.

Adjusted EBITDA

              The following tables compare Adjusted EBITDA by reporting segment for each of the periods presented:

	Unaudited
	Three Months Ended March 31,
	2010	2009	Increase (Decrease)	Percentage Change
	(dollars in millions)
Adjusted EBITDA
Firearms	$13.1	$21.2	$(8.1)	(38.2)%
Ammunition	18.4	15.8	2.6	16.5
All Other	(0.4)	0.6	(1.0)	(166.7)
Other Reconciling Items	(1.5)	(1.1)	(0.4)	(36.4)

Total	$29.6	$36.5	$(6.9)	(18.9)%

Firearms

              Adjusted EBITDA in our firearms segment decreased $8.1 million, or 38.2%, for the three months ended March 31, 2010 due in part to the unfavorable gross profit impact of $3.0 million as well as increased direct and allocated operating expenses, as discussed under "—Operating Expenses".

Ammunition

              Adjusted EBITDA in our ammunition segment increased $2.6 million, or 16.5%, for the three months ended March 31, 2010 primarily due to the favorable gross profit impact of $2.4 million. The improvement in gross margin was primarily due to hedging gains and a favorable sales mix, offset by increased costs as discussed under "—Cost of Goods Sold and Gross Profit—Ammunition".

All Other

              Adjusted EBITDA in all other businesses decreased $1.0 million, for the three months ended March 31, 2010 primarily due to increased operating expenses, as discussed under "—Operating Expenses".

Changes in Reconciling Items:

              The following table illustrates the calculation of Adjusted EBITDA by reconciling Net Income to Adjusted EBITDA:

	Unaudited
	Three Months Ended March 31,
	2010	2009	Increase (Decrease)	Percentage Change
Net Income Attributable to Controllable Interest	$5.6	$13.2	$(7.6)	(57.6)%
Adjustments:
Depreciation	4.7	4.1	0.6	14.6
Interest	8.0	7.1	0.9	12.7
Income tax expense	3.0	7.1	(4.1)	(57.7)
Amortization of Intangibles	2.3	1.8	0.5	27.8
Other non-cash charges	2.5	3.0	(0.5)	(16.7)
Nonrecurring charges	3.5	0.2	3.3	*

Adjusted EBITDA	$29.6	$36.5	$(6.9)	(18.9)%

*
Not Meaningful

              Other non-cash charges decreased $0.5 million for the three months ended March 31, 2010, primarily due to decreased retiree benefits and pension expense.

              Nonrecurring charges increased $3.3 million for the three months ended March 31, 2010, primarily due to the impact of purchasing accounting adjustments of $0.9 million, and an increase of $3.2 million in Other Fees and Transaction Costs. The increase in Other Fees and Transaction Costs consisted of costs incurred for the development of the DOD organization, increased bank fees, as well as a $2.0 million gain recorded in the three months ended March 31, 2009 related to an excise tax audit which did not recur in the three months ended March 31, 2010.

    Interest Expense

              Interest expense was $8.0 million and $7.1 million for the three months ended March 31, 2010 and 2009, respectively. The $0.9 million increase in interest expense over the prior-year period was primarily due to a $1.0 million increase in amortization expense for deferred financing costs related to the Refinancings. Other changes within interest expense were $7.0 million of interest expense on the Opco Notes incurred in the three months ended March 31, 2010 that did not occur in the three months ended March 31, 2009, offset by $6.9 million of interest expense in the three months ended March 31, 2009 related to the debt paid off as a result of the Refinancings that did not recur in the three months ended March 31, 2010.

    Income Tax Provision

              Our effective tax rate on continuing operations for the three months ended March 31, 2010 and 2009 was 34.9% and 35.1%, respectively. The difference between the actual effective tax rate and the federal statutory rate of 35% is principally due to state income taxes, permanent differences, and utilization of available tax credits as of March 31, 2010 and 2009.

              We are subject to ongoing audits by federal and various state tax authorities. Depending on the outcome of these audits, we may be required to pay additional taxes. However, we do not believe that any additional taxes and related interest or penalties would have a material impact on our financial position, results of operations, or cash flows.

Years Ended December 31, 2009 and 2008

Net Sales

              The following table compares net sales by reporting segment for each of the periods presented:

	Year Ended December 31,
	2009	Percentage of Total	2008	Percentage of Total	Increase (Decrease)	Percentage Change
	(dollars in millions)
Firearms	$508.1	59.9%	$426.6	59.0%	$81.5	19.1%
Ammunition	321.6	37.9	275.9	38.2	45.7	16.6
All Other	19.0	2.2	20.0	2.8	(1.0)	(5.0)

Total	$848.7	100.0%	$722.5	100.0%	$126.2	17.5%

    Firearms

              Net sales for the year ended December 31, 2009 were $508.1 million, an increase of $81.5 million, or 19.1%, as compared to the year ended December 31, 2008. Centerfire rifle sales increased by $53.6 million, or 18.1%, as compared to the prior-year period, primarily due to increased sales volumes of modern sporting products. Shotgun sales increased by $17.5 million, or 17.9%, as compared to the prior-year period. Rimfire rifle sales increased by $9.4 million, or 40.7%, as compared to the prior-year period.

    Ammunition

              Net sales for the year ended December 31, 2009 were $321.6 million, an increase of $45.7 million, or 16.6%, as compared to the year ended December 31, 2008. Centerfire ammunition sales increased by $30.4 million, or 20.4%, as compared to the prior-year period. The increase in sales is attributable mainly to strong market demand for rifle and pistol ammunition combined with volume growth across most other product categories. Rimfire ammunition sales increased by $10.5 million, or 57.7%, as compared to the prior-year period, primarily due to increased sales demand within these product categories.

    All Other

              Net sales were $19.0 million in all other businesses for the year ended December 31, 2009, a decrease of $1.0 million, or 5.0%, as compared to the prior-year period. This decrease was principally due to sales declines within our targets business of $2.0 million and powder metal product business of $1.2 million, partially offset by increased accessories sales of $0.9 million and apparel sales of $1.4 million.

Cost of Goods Sold and Gross Profit

              The Company's cost of goods sold includes all costs of material, labor, and overhead associated with product manufacturing, except for transfer costs from our plants to our distribution center which are included in selling, general, and administrative expense. These costs totaled $1.0 million and $0.9 million for the year ended December 31, 2009 and 2008, respectively. Accordingly, our gross margins may not be comparable to those of other entities. The table below compares cost of goods sold and gross profit by reporting segment for each of the periods presented:

	Year Ended December 31,
	2009	Percentage of Net Sales	2008	Percentage of Net Sales	Increase (Decrease)	Percentage Change
	(dollars in millions)
Cost of Goods Sold
Firearms	$355.4	69.9%	$309.1	72.5%	$46.3	15.0%
Ammunition	198.2	61.6	198.8	72.1	(0.6)	(0.3)
All Other	13.1	68.9	16.5	82.5	(3.4)	(20.6)

Total	$566.7	66.8%	$524.4	72.6%	$42.3	8.1%

Gross Profit
Firearms	$152.7	30.1%	$117.5	27.5%	$35.2	30.0%
Ammunition	123.4	38.4	77.1	27.9	46.3	60.1
All Other	5.9	31.1	3.5	17.5	2.4	68.6

Total	$282.0	33.2%	$198.1	27.4%	$83.9	42.4%

    Firearms

              Gross profit for the year ended December 31, 2009 was $152.7 million, an increase of $35.2 million, or 30.0%, as compared to the prior-year period. Gross margin was 30.1% for the year ended December 31, 2009 and 27.5% for the year ended December 31, 2008. The improvement in gross margin was mainly due to increased production levels, leveraging our fixed overhead utilization, favorable sales mix toward centerfire rifle products and continued factory improvements through the implementation of lean manufacturing principles, six sigma and other initiatives.

    Ammunition

              Gross profit for the year ended December 31, 2009 was $123.4 million, an increase of $46.3 million, or 60.1%, as compared to the prior-year period. Gross margin was 38.4% for the year ended December 31, 2009 and 27.9% for the year ended December 31, 2008. Gains achieved in gross margin, which improved by 10.5%, were primarily due to lower material costs of $28.3 million, driven by commodity cost reductions net of hedging contract costs, a favorable sales mix and higher sales volumes of $19.1 million, offset by unfavorable pricing of $1.4 million driven by increased rebates on certain product categories.

    All Other

              Gross profit for the year ended December 31, 2009 was $5.9 million, an increase of $2.4 million, as compared to the prior-year period, and was primarily related to increased sales in our higher margin apparel businesses.

Operating Expenses

              Operating expenses consist of selling, general and administrative expenses, research and development expenses and other (income) expenses. The following table sets forth certain information regarding operating expenses for each of the periods presented:

	Year Ended December 31,
	2009	2008	Increase (Decrease)	Percentage Change
	(dollars in millions)
Selling, general and administrative expenses	$157.4	$133.7	$23.7	17.7%
Research and development expenses	11.7	7.1	4.6	64.8
Impairment charges	—	47.4	(47.4)	(100.0)
Other (income) expense	0.6	(1.3)	1.9	146.2

Total	$169.7	$186.9	$(17.2)	(9.2)%

              Total operating expenses for the year ended December 31, 2009 were $169.7 million, a decrease of $17.2 million, or 9.2%, as compared to the prior-year period. Selling, general and administrative expenses increased $23.7 million, or 17.7%, primarily due to $6.6 million expensed for the 17 HMR product safety warning as discussed below; a $3.5 million increase in marketing expenses and a $3.5 million increase in wage, benefit and travel costs as a result of the addition of experienced management personnel and continued development of a customer-focused sales and marketing structure; a $3.6 million increase in costs associated with incentive compensation accruals driven by financial performance; an increase of $1.6 million related to the addition of the EOTAC and AAC businesses; an increase of $1.5 million in our parent company management fees; and $1.5 million of increased commissions expense related to increased sales performance. Research and development expenses increased $4.6 million, or 64.8%, reflecting development costs associated with current initiatives to compete for opportunities within the law enforcement and defense markets and to a lesser extent to implement continuous improvement processes. The impairment charge in 2008 was caused by a combination of factors that occurred during 2008, including the deterioration of the economic and credit environment and market conditions in the hunting industry. Other expense increased $1.9 million, primarily the result of transaction fees related to the Refinancings, including the loss on early extinguishment of debt.

              On August 14, 2009, we announced a product safety warning directed towards the public and our consumers concerning the 17 HMR ammunition we market and sell under the Remington brand name. We purchase this ammunition from a third party and were advised by the manufacturer that its ammunition should not be used with any semi-automatic firearms. We recalled the ammunition to apply applicable safety warnings and continue to offer a coupon for the voluntary replacement of the Remington Model 597 17 HMR semi-automatic rifle with other Remington firearms. We manufactured and sold this semi-automatic rifle from July 2002 to June 2007. The product safety warning is focused on the recall of the Remington branded 17 HMR ammunition for purposes of adding appropriate product warnings; and, since there is not a source of other ammunition, the replacement of the Remington Model 597 17 HMR semi-automatic rifles with other Remington firearms. As of December 31, 2009 we had expensed $6.6 million to reflect the estimated cost of this ammunition recall and rifle replacement program. The product safety warning has been publicized through internet postings, direct mailings, retail locations postings and magazine advertisements. Actual costs related to these actions will depend on several factors, including the number of consumers who respond to the program, the costs of administration of the program, and whether costs will be recovered from the supplier and we are continually evaluating these factors.

Management EBITDA

              The following tables compare Management EBITDA by reporting segment for each of the periods presented:

	Unaudited
	Year Ended December 31,
	2009	2008	Increase (Decrease)	Percentage Change
	(dollars in millions)
Management EBITDA
Firearms	$83.4	$58.9	$24.5	41.6%
Ammunition	80.9	43.3	37.6	86.8
All Other	0.2	3.4	(3.2)	(94.1)
Other Reconciling Items	(8.0)	(4.2)	(3.8)	90.5

Total	$156.5	$101.4	$55.1	54.3%

Firearms

              Management EBITDA in our firearms segment increased $24.5 million, or 41.6%, for the year ended December 31, 2009 primarily due to the favorable gross profit impact of $35.2 million. The improvement in gross margin was mainly due to improved fixed overhead utilization, favorable sales mix and continued factory improvements, as discussed under "—Cost of Goods Sold and Gross Profit—Firearms", offset by increased operating expenses primarily due to increases in wage, benefit and travel costs, as discussed under "—Operating Expenses".

Ammunition

              Management EBITDA in our ammunition segment increased $37.6 million, or 86.8%, for the year ended December 31, 2009 primarily due to the favorable gross profit impact of $46.3 million. The improvement in gross margin was primarily due to lower material costs and a favorable sales mix, as discussed under "—Cost of Goods Sold and Gross Profit—Ammunition", offset by increased operating expenses primarily due to an accrual to reflect the estimated cost of the 17 HMR ammunition and rifle product safety warning and increases in wage, benefit and travel costs, as discussed under "—Operating Expenses".

All Other

              Management EBITDA in our All Other businesses decreased $3.2 million, or 94.1%, for the year ended December 31, 2009 primarily due to increased operating expenses, as discussed under "—Operating Expenses", offset by the favorable gross profit impact of $2.4 million due primarily to a write-off in 2008 that did not recur in 2009, as discussed under "—Cost of Goods Sold and Gross Profit—All Other".

Changes in Reconciling Items:

              The following table illustrates the calculation of Management EBITDA by reconciling Net Income to Management EBITDA:

	Unaudited
	Year Ended December 31,
	2009	2008	Increase (Decrease)	Percentage Change
	(dollars in millions)
Net Income (loss)	$54.4	$(28.6)	$83.0	290.2%
Adjustments:
Equity in losses of unconsolidated joint venture	0.2	—	0.2	100.0
Depreciation	16.9	16.4	0.5	3.0
Interest	29.8	30.8	(1.0)	(3.2)
Income tax expense	28.2	9.1	19.1	209.9
Amortization of intangibles	6.2	6.7	(0.5)	(7.4)
Other non-cash charges	5.9	3.5	2.4	68.6
Impairment charges	—	47.4	(47.4)	(100.0)
Non-recurring charges	14.9	16.1	(1.2)	(7.5)

Management EBITDA	$156.5	$101.4	$55.1	54.3%

              Other non-cash charges increased $2.4 million for the year ended December 31, 2009, primarily due to a $2.1 million loss on extinguishment of debt related to the Refinancings, increased retiree benefits and pension expense of $0.7 million and loss on disposal of assets of $0.4 million, offset by $0.8 million in decreased stock option expense.

              Non-recurring charges decreased $1.2 million for the year ended December 31, 2009, primarily due to reduced restructuring and integration expenses of $4.8 million, the impact of purchasing accounting adjustments of $6.1 million that occurred in 2008 but did not recur in 2009, a $3.1 million write off of our surveillance products inventory that occurred in 2008 but did not recur in 2009, and a $0.7 million gain on the purchase of Dakota, offset by a $6.6 million product safety expense, increased Employee Related Costs of $3.0 million, and an increase of $2.6 million in Other Fees and Transaction Costs, consisting of costs incurred for the development of DOD organization and fees and expenses associated with due diligence for potential acquisitions and the Refinancings.

Interest Expense

              Interest expense was $29.8 million and $30.8 million for the year ended December 31, 2009 and 2008, respectively. The $1.0 million decrease in interest expense over the prior year period was primarily related to favorable rate movement on interest rate swaps in the first quarter of 2009 associated with BFI's term loans, offset by increased amortization of deferred financing costs related to the Refinancings.

Income Tax Provision

              Our effective tax rate on continuing operations for the year ended December 31, 2009 and 2008 was 34.0% and 47.6%, respectively. The difference between the actual effective tax rate and the federal statutory rate of 35% is principally due to state income taxes, permanent differences, and utilization of available tax credits as of December 31, 2009 and 2008. Additionally, the difference between the statutory rate and the actual effective tax rate for the year ended December 31, 2008 was primarily related to a permanent difference associated with the impairment of goodwill. Excluding the impact of the goodwill impairment, the effective tax rate would have been 31.4% for this period. The valuation allowance was increased by $0.2 million to reduce the deferred tax asset related to certain state tax credits, which management believes will not be realized before the benefits are scheduled to expire.

              We are subject to ongoing audits by federal and various state tax authorities. Depending on the outcome of these audits, we may be required to pay additional taxes. However, we do not believe that any additional taxes and related interest or penalties would have a material impact on our financial position, results of operations, or cash flows.

Years Ended December 31, 2008 and 2007

Net Sales

              The following table compares net sales by reporting segment for each of the periods presented:

	Year Ended December 31,
	2007	Percentage of Total	2008	Percentage of Total	Increase (Decrease)	Percentage Change
	(dollars in millions)
Firearms	$201.6	52.4%	$426.6	59.0%	$225.0	111.6%
Ammunition	169.3	44.0	275.9	38.2	106.6	63.0
All Other	14.0	3.6	20.0	2.8	6.0	42.9

Total	$384.9	100.0%	$722.5	100.0%	$337.6	87.7%

Firearms

              Net sales for the year ended December 31, 2008 were $426.6 million, an increase of $225.0 million, or 111.6%, as compared to the year ended December 31, 2007, primarily due to the impact of the acquired Remington, DPMS and Marlin operations, which collectively accounted for $199.2 million of the increase in firearms sales. Excluding the impact of the acquired Remington, DPMS and Marlin operations, net sales for the year ended December 31, 2008 were $88.7 million, an increase of $25.8 million, or 41%, as compared to the year ended December 31, 2007. Discussion of major product category results is included below.

              Centerfire rifle sales increased by $154.9 million, or 112.2%, as compared to the prior-year period, principally due to a $129.1 million increase due to the impact of a full year of sales for the acquired Remington and DPMS operations and eleven months of sales for the acquired Marlin operations and a $25.8 million increase due to higher sales volumes of Bushmaster branded modern sporting rifles.

              Shotgun sales increased by $44.8 million, or 85.7%, as compared to the prior-year period, mainly due to the impact of a full year of sales for the acquired Remington operations and eleven months of sales for the acquired Marlin operations.

              Rimfire rifle sales increased by $18.6 million, or 391.2%, as compared to the prior-year period, mainly due to the impact of a full year of sales for the acquired Remington operations and eleven months of sales for the acquired Marlin operations.

Ammunition

              Net sales for the year ended December 31, 2008, were $275.9 million, an increase of $106.6 million, or 63%, as compared to the year ended December 31, 2007, principally due to an $81.1 million increase due to the impact of the acquired Remington operations and a $44.1 million increase due to price increases on most categories of ammunition, partially offset by a $17.7 million decrease in sales of ammunition due to lower sales volumes as a result of decreased production during late 2008. Discussion of major product category results is included below.

              Centerfire ammunition sales increased by $65.2 million, or 77.9%, as compared to the prior-year period, which included a $47.3 million increase attributable to the full-year impact of the acquired Remington operations and a $18.8 million increase due to incremental price increases on most centerfire categories. In addition, we experienced volume increases within the centerfire ammunition category during late 2008 due to increased market demand for rifle and pistol ammunition.

              Shotshell ammunition sales increased by $24.8 million, or 40.9%, as compared to the prior-year period, which included a $23.3 million increase attributable to the full-year impact of the acquired Remington operations and a $14.6 million increase due to incremental price increases on most shotshell categories, partially offset by a $13.9 million decrease in sales of shotshell ammunition due to lower sales volumes as a result of decreased production during late 2008.

              Rimfire ammunition sales increased by $6.4 million, or 54.6%, as compared to the prior-year period, which included a $6.1 million increase attributable to the full-year impact of the acquired Remington operations and a $3.8 million increase due to incremental price increases on most rimfire categories, partially offset by a $3.4 million decrease in sales of rimfire ammunition due to lower sales driving a level of reduced production during late 2008.

All Other

              Net sales were $20.0 million in All Other businesses for the year ended December 31, 2008, an increase of $6.0 million, or 42.9%, as compared to the prior-year period due mainly to continued growth within the accessories business, including a $4.6 million increase from efforts of our newly developed internal sales force, a $1.8 million increase due to aggregate sales volume increases for most other businesses and a $0.9 million increase attributable to the full-year impact of the acquired Remington operations, partially offset by a $1.2 million decrease due to declining sales volumes within technology products as part of exiting that business.

Cost of Goods Sold and Gross Profit

              The Company's Cost of Good Sold includes all costs of material, labor, and overhead associated with product manufacturing, except for transfer costs from our plants to our distribution center which are included in Selling, General, and Administrative expense. These costs totaled $0.9 million and $0.8 million for the years ended December 31, 2008 and 2007, respectively. Accordingly, our gross margins may not be comparable to those of other entities. The table below compares cost of goods sold and gross profit by reporting segment for the years ended December 31, 2007 and 2008:

	Year Ended December 31,
	2007	Percentage of Net Sales	2008	Percentage of Net Sales	Increase (Decrease)	Percentage Change
	(dollars in millions)
Cost of Goods Sold
Firearms	$145.5	72.2%	$309.1	72.5%	$163.6	112.4%
Ammunition	150.1	88.7	198.8	72.1	48.7	32.4
All Other	10.4	74.3	16.5	82.5	6.1	5.9

Total	$306.0	79.5%	$524.4	72.6%	$218.4	71.4%

Gross Profit
Firearms	$56.1	27.8%	$117.5	27.5%	$61.4	109.4%
Ammunition	19.2	11.3	77.1	27.9	57.9	301.6
All Other	3.6	25.7	3.5	17.5	(0.1)	(2.8)

Total	$78.9	20.5%	$198.1	27.4%	$119.2	151.1%

Firearms

              Gross profit for the year ended December 31, 2008 was $117.5 million, an increase of $61.4 million, or 109.4%, as compared to the year ended December 31, 2007, primarily due to the impact of the acquired Remington, DPMS and Marlin operations, which collectively accounted for $50.9 million of the firearms gross profit increase. Excluding the impact of the acquired Remington, DPMS and Marlin operations, total gross profit for the year ended December 31, 2008 was $36.7 million, an increase of $10.5 million, or 40%, as compared to the year ended December 31, 2007. Gross margin was 27.5% for the year ended December 31, 2008 and 27.8% for the year ended December 31, 2007. Gross margin remained relatively flat, declining 0.3% due to the impact of the acquired Remington, DPMS and Marlin businesses, which have inherently lower margin products, partially offset by increased production levels on certain centerfire rifles products leveraging our fixed overhead utilization and lower rollout of purchase accounting related amortization as a result of our acquisitions of $12.2 million.

              In connection with accounting for our acquisitions as business combinations using the purchase method of accounting, inventories were required to be written up to their estimated selling prices less the costs to complete and dispose and a reasonable selling profit. As a result, inventory subsequently sold has negatively impacted cost of goods sold. The impact for the year ended December 31, 2008 was approximately $2.8 million, compared to the impact for the year ended in 2007 of $15.0 million, a net decrease to cost of goods sold of $12.2 million.

Ammunition

              Gross profit for the year ended December 31, 2008 was $77.1 million, an increase of $57.9 million, or 301.6%, as compared to the year ended December 31, 2007, primarily due to the impact of the acquired Remington operations, which collectively accounted for $22.1 million of the ammunition gross profit increase. Excluding the impact of the acquired Remington operations, total gross profit for the year ended December 31, 2008 was $55.0 million, an increase of $35.8 million, or 186.5%, compared to the year ended December 31, 2007. Gross margin was 27.9% for the year ended December 31, 2008 and 11.3% for the year ended December 31, 2008. Gross margin improved 16.6%, reflecting higher realized prices in 2008 for most categories and decreased impact of purchase accounting related amortization as a result of the Remington Acquisition, partially offset by unfavorable cost absorption driven by lower production volumes during late 2008.

              In connection with accounting for the Remington Acquisition as a business combination using the purchase method of accounting, inventories were required to be written up to their estimated selling prices less the costs to complete and dispose and a reasonable selling profit. As a result, inventory subsequently sold in 2007 negatively impacted cost of goods sold. The impact for the year ended December 31, 2007 was approximately $13.1 million and was included in cost of goods sold.

All Other

              Gross profit for the year ended December 31, 2008 was $3.5 million, a decrease of $0.1 million, as compared to the year ended December 31, 2007. The full year impact of the acquired Remington operations accounted for an increase of $2.1 million for all other gross profit. Excluding the impact of the acquired Remington operations, total gross profit for the year ended December 31, 2008 was $1.4 million, a decrease of $2.2 million, or 61.1%, compared to the year ended December 31, 2007, as a result of the write-off of remaining technology products inventory of $3.1 million as part of exiting this business partially offset by lower rollout of purchase accounting related amortization of $0.6 million as a result of the Remington Acquisition.

              In connection with accounting for the Remington Acquisition as a business combination using the purchase method of accounting, inventories were required to be written up to their estimated selling prices less the costs to complete and dispose and a reasonable selling profit. As a result of this write-up, estimated inventory subsequently sold increased cost of goods sold. The impact for the year ended December 31, 2007 was approximately $0.6 million and was included in cost of goods sold.

Operating Expenses

              Operating expenses consist of selling, general and administrative expense, research and development expenses and other (income) expense. The following table sets forth certain information regarding operating expenses for the years ended December 31, 2007 and 2008:

	Year Ended December 31,
	2007	2008	Increase (Decrease)	Percentage Change
	(dollars in millions)
Selling, general and administrative	$68.1	$133.7	$65.6	96.3%
Research and development expenses	3.8	7.1	3.3	86.8
Impairment charges	—	47.4	47.4	100.0
Other (income) expense	(1.8)	(1.3)	0.5	27.8

Total	$70.1	$186.9	$116.8	166.6%

              Total operating expenses for the year ended December 31, 2008 were $186.9 million, an increase of $116.8 million, or 166.6%, as compared to the year ended December 31, 2007, primarily due to the impact of the acquired Remington, DPMS and Marlin operations, which collectively accounted for an increase of $45.1 million. Excluding the impact of the acquired Remington, DPMS and Marlin operations, total operating expenses for the year ended December 31, 2008 were $141.8 million, an increase of $71.7 million, or 102.3%, compared to the year ended December 31, 2007, of which $47.4 million was related to impairment charges recorded in December 2008. The impairment charge was caused by a combination of factors that occurred during 2008, including the deterioration of the economic and credit environment and market conditions in the hunting industry.

              As part of our annual impairment testing under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 350 "Intangible Assets—Goodwill and Other",

we recorded non-cash impairment charges related to goodwill of $44.3 million and certain trademarks of $3.1 million for the year ended December 31, 2008. For the remaining reporting units, management believes the estimated fair value substantially exceeds the carrying value.

              Selling, general and administrative expenses increased $65.6 million, or 96.3%, primarily due to the impact of the acquired Remington, DPMS and Marlin operations, which collectively accounted for an increase of $46.6 million. Excluding the impact of the acquired Remington, DPMS and Marlin operations, selling, general and administrative expenses were $87.1 million, an increase of $19 million, or 27.9%, compared to December 31, 2007, primarily due to a $3.9 million increase in wage, benefits and travel costs reflecting continued development of a customer-focused sales and marketing structure, a $3.6 million increase in wage, benefit and travel costs due to the addition of experienced management personnel, a $3.0 million increase due to incremental amortization as a result of the DPMS acquisition, a $1.6 million increase due to costs associated with incentive compensation accruals as plan participation increased and other expenses.

              Research and development expenses increased $3.3 million, or 86.8%, primarily due to a $3.2 million increase attributable to the full year impact of the acquired Remington, DPMS and Marlin operations.

              Other expense (income) decreased $0.5 million, or 27.8%, driven mainly by recorded stock option expense of $1.4 million in 2008 and higher intangible amortization of $1.1 million partially offset by the impact of the acquired Remington operations on licensing income of $1.5 million.

Management EBITDA

              The following tables compare Management EBITDA by reporting segment for each of the periods presented:

	Unaudited
	Year Ended December 31,
	2007	2008	Increase (Decrease)	Percentage Change
	(dollars in millions)
Management EBITDA
Firearms	$35.7	$58.9	$23.2	65.0%
Ammunition	17.4	43.3	25.9	148.9
All Other	2.3	3.4	1.1	47.8
Other Reconciling Items	(4.8)	(4.2)	0.6	(12.5)

Total	$50.6	$101.4	$50.8	100.4%

Firearms

              Management EBITDA for the year ended December 31, 2008 in our Firearms segment increased $23.2 million, or 65.0%, as compared to the year ended December 31, 2007. The increase was primarily due to the favorable gross margin impact of the acquired Remington, DPMS and Marlin operations.

Ammunition

              Management EBITDA for the year ended December 31, 2008 in our Ammunition segment increased $25.9 million, or 148.9%, as compared to the year ended December 31, 2007. The increase was primarily due to owning Remington for a full fiscal year (acquired May 31, 2007).

All Other

              Management EBITDA for the year ended December 31, 2008 in our All Other segment increased $1.1 million, or 47.8%, as compared to the year ended December 31, 2007. The increase was primarily due to the favorable gross margin impact of the acquired Remington, DPMS and Marlin operations. $2.1 million of the increase was attributed to the increase in gross margin due to owning Remington for a full fiscal year (acquired May 31, 2007).

Changes in Reconciling Items:

              The following table illustrates the calculation of Management EBITDA by reconciling Net Income to Management EBITDA:

	Unaudited
	Year Ended December 31,
	2007	2008	Increase (Decrease)	Percentage Change
	(dollars in millions)
Net Income (loss)	$(9.0)	$(28.6)	$(19.6)	217.8%
Adjustments:
Depreciation	8.7	16.4	7.7	88.5
Interest	21.2	30.8	9.6	45.3
Income Tax Expense	(4.0)	9.1	13.1	*
Amortization of Intangibles	3.0	6.7	3.7	123.3
Other Non-cash Charges	(6.0)	3.5	9.5	*
Impairment Charges	—	47.4	47.4	*
Non-recurring Charges	36.7	16.1	(20.6)	(56.1)

Management EBITDA	$50.6	$101.4	$50.8	100.4%

*
Not Meaningful

              Other Non-cash Charges increased $9.5 million for the year ended December 31, 2008, primarily due to pension and retiree related costs and inventory write-offs. In the year ended December 31, 2007, the Company had a curtailment gain of $6.4 million and $1.1 million of additional pension and retiree benefit expense as compared to the year 2008. In the year ended December 31, 2008, the Company had $1.3 million of additional stock option expense as compared to the year 2007. The Company also had a $0.7 million loss on the disposal of assets during the year ended December 31, 2008.

              Non-recurring Charges decreased $20.6 million for the year ended December 31, 2008, primarily due to the fewer inventory related charges. For the year ended December 31, 2008, the Company had $25.7 million fewer inventory write-up charges related to the purchase accounting on the Remington acquisition. The reduction in inventory write-up costs was offset by increases in restructuring costs of $0.7 million, transaction costs of $0.6 million, and employee related costs of $1.4 million. The Company also had a write-off of inventory related to discontinued products of $3.1 million, Marlin and H&R integration costs of $2.1 million, and a gain from the sale of an investment of $1.4 million that occurred in 2008 that did not occur in 2007.

Interest Expense

              Interest expense for the year ended December 31, 2008 was $30.8 million, an increase of $9.6 million, or 45.3%, as compared to the year ended December 31, 2007, primarily due to the full-year impact of the acquired Remington and DPMS operations.

Income Tax Provision (Benefit)

              The Company recorded tax expense of $9.1 million for the year ended December 31, 2008, an effective rate of approximately 47.6%. This tax rate was primarily driven by a permanent tax difference associated with the impairment of goodwill. Excluding the impact of the goodwill impairment, the effective tax rate would have been 31.4% for this period. The effective tax rate for the year ended December 31, 2007 was 31.0%. The difference between the actual effective tax rate for the respective periods above and the U.S. federal statutory rate of 35% is principally due to permanent differences including the impairment of goodwill, utilization of research and development tax credits and the impact of the valuation allowance.

              We are currently subject to ongoing audits by federal and various state tax authorities. Depending on the outcome of these audits, we may be required to pay additional taxes. However, we do not believe that any additional taxes and related interest or penalties would have a material impact on our financial position, results of operations, or cash flows.

Liquidity and Capital Resources

Cash Flows and Working Capital

              Net cash used in operating activities was $32.2 million for the three months ended March 31, 2010 compared to net cash provided by operating activities of $25.3 million for the three months ended March 31, 2009. The $57.5 million decrease in cash provided by operating activities for the three months ended March 31, 2010 compared to the prior-year period resulted primarily from:

  •
  the recognition of net income of $5.6 million for the three months ended March 30, 2010 compared to net income of $13.2 million for the three months ended March 31, 2009;

  •
  inventory increasing by $20.4 million over the three months ended March 31, 2010 compared to an increase of $0.3 million over the three months ended March 31, 2009, primarily due to various acquisitions during the past year, as well as higher sales volumes in the first quarter of 2009 over concerns of increased firearms and ammunition regulation resulting from the 2008 presidential election. Inventory levels at December 31, 2009 were also at historic lows due to ongoing efforts to improve operating efficiencies and inventory management;

  •
  accounts receivable increasing by $22.5 million over the three months ended March 31, 2010 compared to an increase of $9.6 million over the three months ended March 31, 2009, primarily due to lower receivables balances at December 31, 2009. Over the past three years, the Company has augmented initiatives to shorten sales terms resulting in a decline in the number of days sales are outstanding;

  •
  other liabilities decreasing by $25.0 million over the three months ended March 31, 2010 compared to a decrease of $1.8 million over the three months ended March 31, 2009, primarily due to disbursements for interest on the Opco Notes and incentive compensation. $14.2 million of interest was paid over the three months ended March 31, 2010 compared to $1.0 million in the three months ended March 31, 2009 and there were $13.6 million of incentive compensation disbursements in the three months ended March 31, 2010 compared to $6.2 million over the three months ended March 31, 2009.

              Net cash used in investing activities was $5.8 million for the three months ended March 31, 2010 and $3.5 million for the three months ended March 31, 2009 and was related to the purchase of property, plant and equipment in both periods.

              Net cash provided by financing activities for the three months ended March 31, 2010 was $2.6 million compared to net cash used in by financing activities of $3.3 million during the three months ended March 31, 2009. During the three months ended March 31, 2009, the Company paid $2.5 million more on its outstanding indebtedness than during the three months ended March 31, 2010. At March 31, 2010, the Company had a $3.0 million book overdraft that it did not have at March 31, 2009.

              Net cash provided by operating activities was $122.3 million for the year ended December 31, 2009 compared to net cash provided by operating activities of $52.9 million for the year ended December 31, 2008. The $69.4 million increase in cash provided by operating activities for the year ended December 31, 2009 compared to the prior-year period resulted primarily from:

  •
  net income of $54.1 million for the year ended December 31, 2009 compared to a net loss of $28.7 million for the year ended December 31, 2008;

  •
  inventory decreasing by $21.6 million during the year ended December 31, 2009 compared to a decrease of $32.6 million during the year ended December 31, 2008, primarily due to higher sales volumes coupled with initiatives to reduce inventory levels;

  •
  accounts receivable decreasing by $17.7 million during the year ended December 31, 2009 compared to an increase of $19.4 million during the year ended December 31, 2008, primarily due to enhanced initiatives to shorten program historical sales terms as part of efforts to improve working capital offset by higher sales volume; offset by

  •
  pension plan contributions during the year ended December 31, 2009 of $56.4 million compared to $15.6 million during the year ended December 31, 2008;

  •
  income taxes payable decreasing by $2.6 million during the year ended December 31, 2009 compared to a decrease of $2.2 million during the year ended December 31, 2008, primarily due to increased operating income of $101.1 million;

  •
  prepaid and other current assets increasing by $7.1 million during the year ended December 31, 2009 compared to a decrease of $4.7 million during the year ended December 31, 2008, primarily due to more hedging contracts outstanding in 2009 resulting in higher prepaid hedging expense; and

              Net cash used in investing activities was $58.8 million during the year ended December 31, 2009 and $57.1 million during the year ended December 31, 2008. The cash used in investing activities for the year ended December 31, 2009 was primarily related to $42.3 million in payments, net of cash acquired, for various acquisitions in 2009 including $1.8 million for Dakota on June 5, 2009, $3.8 million for S&K on September 22, 2009, $11.1 million for AAC on October 2, 2009, and $25.6 million for Barnes on December 31, 2009, compared to a $46.3 million payment in connection with the Marlin Acquisition in 2008, net of cash acquired. In addition, in the year ended December 31, 2009, the Company purchased $1.2 million less in property, plant and equipment, received $0.8 million for the sale of property, plant and equipment and received $5.6 million less in proceeds received from the termination of company owned life insurance compared to the year ended December 31, 2008.

              Net cash used in financing activities during the year ended December 31, 2009 was $81.1 million compared to net cash provided by financing activities of $57.3 million during the year ended December 31, 2008. The $138.4 million decrease in net cash provided by financing activities in 2009 compared to 2008 was primarily related to the extinguishment of our previously outstanding debt. During 2009, the Company borrowed $95.3 million less on its revolving credit facilities, while repaying

$6.7 million more than in 2008. The Company obtained $275.4 million in proceeds from the issuance of the Initial Opco Notes and Additional Opco Notes while repaying $268.2 million more in outstanding indebtedness during 2009 compared to 2008. In 2009, the Company paid $21.4 million in debt issuance fees related to the issuance of the Initial Opco Notes and Additional Opco Notes while receiving $25.8 million less in capital contributions compared to 2008.

              Net cash provided by operating activities was $52.9 million during the year ended December 31, 2008 compared to net cash provided by operating activities of $70.8 million during the year ended December 31, 2007. The $17.9 million decrease in cash provided by operating activities during the year ended December 31, 2008 compared to the prior-year period resulted primarily from:

  •
  the recognition of net loss of $28.6 million for the year ended December 31, 2008 compared to net loss of $9.0 million for the year ended December 31, 2007, partially offset by non-cash impairment charges of $47.4 million and an increase of $12.0 million in depreciation and amortization for the year ended December 31, 2008;

  •
  accounts receivable increasing by $19.4 million over the year ended December 31, 2008 compared to a decrease of $22.7 million during the year ended December 31, 2007, primarily due to increased sales, partially offset by our efforts to shorten historical sales terms as part of our efforts to improve working capital;

  •
  inventory decreasing by $32.6 million over the year ended December 31, 2008 compared to a decrease of $61.7 million during the year ended December 31, 2007, primarily due to higher sales volumes and management initiatives to reduce inventory; and

  •
  prepaid and other current assets decreasing by $4.7 million over the year ended December 31, 2008 compared to an increase of $11.9 million during the year ended December 31, 2007, primarily due to fewer hedging contracts in 2008 resulting in lower prepaid hedging expense.

              Net cash used in investing activities for the year ended December 31, 2008 was $57.1 million compared to $90.7 million for the year ended December 31, 2007. The $33.6 million decrease in cash used in investing activities was primarily related to a $46.6 million payment in connection with the Marlin Acquisition in 2008, net of cash acquired, and $17.3 million in purchases of property, plant and equipment for the year ended December 31, 2008, compared to a $48.3 million payment for the purchase of RACI Holding, Inc., the then parent of Remington ("RACI"), net of cash acquired, a $22.8 million payment for the purchase of DPMS, net of cash acquired, a $5.0 million payment for the purchase of Cobb Manufacturing, Inc., net of cash acquired, $11.7 million of transaction costs related to the RACI, DPMS Firearms, LLC and Cobb Manufacturing, Inc. acquisitions and $8.4 million in purchases of property, plant and equipment for the year ended December 31, 2007.

              Net cash provided by financing activities was $57.3 million for the year ended December 31, 2008 compared to net cash provided by financing activities of $43.9 million for the year ended December 31, 2007. The $13.4 million increase in net cash provided by financing activities primarily resulted from $50.2 million of proceeds received from revolving credit facilities, and $25.8 million of capital contributions, partially offset by $12.7 million of principal payments on long-term debt for the year ended December 31, 2008 compared to $43.0 million of proceeds received from borrowings of long-term debt and $133.3 million of capital contributions, partially offset by $83.6 million of payments on revolving credit facilities, and $48.2 million of principal payments on RACI notes for the year ended December 31, 2007.

Sources and Uses of Liquidity

              We generally expect to fund expenditures for operations, administrative expenses, capital expenditures, debt service obligations and dividend payments with internally generated funds from operations, and satisfy working capital needs from time to time with borrowings under the ABL Revolver. We believe that we will be able to meet our debt service obligations, fund our short-term and long-term operating requirements, and make permissible dividend payments in compliance with our various debt instruments in the future with cash flow from operations and borrowings under the ABL Revolver, although no assurance can be given in this regard. We continue to focus on working capital management by monitoring key metrics associated with inventory, accounts receivable and accounts payable.

Debt

              As of March 31, 2010, we had outstanding indebtedness of approximately $276.5 million, which consisted of the following:

  •
  $275.3 million of outstanding 10.25% Senior Notes due 2015; and

  •
  $1.2 million of capital lease obligations and other debt.

              As of March 31, 2010, there was no indebtedness outstanding under the ABL Revolver and approximately $73.8 million in borrowings were available above the $30.0 million minimum availability condition. Standby letters of credit outstanding as of March 31, 2010 were $6.8 million.

              On April 7, 2010, FGI Holding issued $225.0 million aggregate principal amount of the PIK Notes. See "—2010 Financing."

              See Note 12—Debt to our consolidated financial statements for a complete discussion of all of our indebtedness at December 31, 2009.

Adjusted EBITDA

              In addition to Management EBITDA which is calculated as set forth in "—Results of Operations," we calculate a measure called Adjusted EBITDA. Adjusted EBITDA (referred to as EBITDA in the indenture governing the Opco Notes) is based on the definition in the indenture governing the Opco Notes. In addition to adjusting net income (loss) to exclude income taxes, interest expense, and depreciation and amortization, Adjusted EBITDA also adjusts net income (loss) by excluding items or expenses as set forth below. Adjusted EBITDA is a primary component of the fixed charge coverage ratio used in covenants under the indenture governing the Opco Notes.

              A reconciliation of net income (loss) to Management EBITDA and Management EBITDA to Adjusted EBITDA for the years ended December 31, 2007, 2008 and 2009 is as follows:

	Year Ended December 31,
	2009	2008	2007
	(dollars in millions)
Net Income (Loss)	$54.4	$(28.6)	$(9.0)
Adjustments:
Equity in Losses of Unconsolidated JV	0.2	—	—
Depreciation	16.9	16.4	8.7
Interest	29.8	30.8	21.2
Income Tax Expense (Benefit)	28.2	9.1	(4.0)
Amortization of Intangibles	6.2	6.7	3.0
Impairment Charges	—	47.4	—
Other Non-cash Charges	5.9	3.5	(6.0)
Non-recurring Charges	14.9	16.1	36.7

Management EBITDA	$156.5	$101.4	$50.6

Additional nonrecurring charges included in determining Adjusted EBITDA:
Employee Relocation & Search Fees	2.5	1.7	0.1
Restructuring & Integration Costs	—	—	0.5
Other Fees and Transaction Costs	9.2	0.2	—
Additional noncash charges included in determining Adjusted EBITDA:
Inventory Writeoff	5.4	2.0	0.3
Retiree Benefits	4.5	(0.5)	3.2
Other	—	(0.1)	(0.1)

Adjusted EBITDA	$178.1	$104.7	$54.6

              We expect Adjusted EBITDA to be affected by the same trends that affect Management EBITDA. For a discussion of these trends, see "—Results of Operations—Three Month Period Ended March 31, 2010 as Compared to the Three Month Period Ended March 31, 2009—Adjusted EBITDA," "—Results of Operations—Years Ended December 31, 2009 and 2008—Management EBITDA" and "—Results of Operations—Years Ended December 31, 2008 and 2007—Management EBITDA."

              Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating our performance because it is a commonly used financial analysis tool for measuring and comparing companies in our industry in areas of operating performance. Management believes that the disclosure of Adjusted EBITDA offers an additional financial metric that, when coupled with the GAAP results and the reconciliation to GAAP results, provides a more complete understanding of our results of operations and the factors and trends affecting our business.

              Adjusted EBITDA should not be considered as an alternative to net income (loss) as an indicator of our performance or as an alternative to net cash provided by operating activities as a measure of liquidity or as an alternative to any other measure prescribed by GAAP. The primary material limitations associated with the use of Adjusted EBITDA as compared to GAAP results are (i) it may not be comparable to similarly titled measures used by other companies in our industry, and (ii) it excludes financial information that some may consider important in evaluating our performance.

Capital and Operating Leases and Other Long-Term Obligations

              We maintain capital leases mainly for computer equipment and lighting. We have several operating leases, including a lease for our Memphis warehouse that expires in June 2016, our Madison annex office that expires in August 2014, and leases for several of our BFI manufacturing facilities that expire on various dates between 2010 and 2012. We also maintain contracts including, among other things, a services contract with our third party warehouse provider. We also have various pension plan obligations, although we do not expect substantial future contributions at this time.

Capital Expenditures

              Gross capital expenditures for the three months ended March 31, 2010 and 2009 were $5.8 million and $3.5 million, respectively, consisting primarily of capital expenditures both for new equipment related to the manufacture of firearms and ammunition, as well as capital maintenance of existing facilities. We expect total capital expenditures for 2010 to be in the range of $20.0 million to $25.0 million, of which approximately $8.0 million is expected to be related to capital maintenance projects and the remainder related to capital expenditures for new assets.

Off-Balance Sheet Arrangements

              Our only off balance sheet arrangements consist of our obligations in respect of standby letters of credit.

Contractual Obligations and Commercial Commitments

              We have various purchase commitments for services incidental to the ordinary conduct of business, including, among other things, a services contract with our third-party warehouse provider. We do not believe such commitments are at prices in excess of current market prices. Included in those purchase commitments are purchase contracts with certain raw materials suppliers, for periods ranging from one to five years, some of which contain firm commitments to purchase minimum specified quantities. However, such contracts had no material impact on our financial condition, results of operations, or cash flows during the reporting periods presented herein.

              We support service and repair facilities for all of our firearm products in order to meet the service needs of our distributors, customers and consumers nationwide. We provide consumer warranties against manufacturing defects in all firearm products we manufacture in the United States. Estimated future warranty costs are accrued at the time of sale which are primarily based upon historical experience. Product modifications or corrections are voluntary steps taken by us to assure proper usage or performance of a product by consumers. The cost associated with product modifications and/or corrections are recognized in accordance with FASB ASC 450 "Contingencies", and charged to operations. The cost of these programs is not expected to have a material adverse impact on our operations, liquidity or cash flows.

              The following represents our contractual obligations and other commercial commitments as of March 31, 2010:

	Payments Due by Period
	Total Amounts Committed	Less Than 1 Year	1–3 Years	3–5 Years	Over 5 Years(d)
	(dollars in millions)
Contractual Obligations:
Opco Notes(a)	$275.0	$—	$—	$—	$275.0
ABL Revolver	—	—	—	—	—
Expected Interest Payments on the Opco Notes	155.1	28.2	56.4	56.4	14.1
Expected Interest Payments on ABL Revolver	—	—	—	—	—
Required Pension Contributions	5.2	1.1	2.2	1.5	0.4
Capital Lease Obligations	1.2	0.7	0.5		—
Operating Lease Obligations	10.2	1.9	4.0	3.4	0.9
Other Long-term Purchase Obligations(b)	8.7	6.1	2.2	0.4	—

Total Contractual Cash Obligations(c)	$455.4	$38.0	$65.3	$61.7	$290.4

Other Commercial Commitments:
Standby Letters of Credit	$6.8	$6.8	—	—	—

Total Commercial Commitments	$6.8	$6.8	—	—	—

(a)
Represents new debt incurred in connection with the Refinancings and the Additional Opco Notes.

(b)
Other Long-term Purchase Obligations includes minimum obligations due under various contracts, including a services contract with our third-party warehouse provider, and minimum purchases associated with certain materials necessary for the manufacturing process.

(c)
Contractual cash obligations above exclude: (i) income taxes that may be paid in future years; (ii) any impact for likely future reversal of net deferred income tax liabilities when reversal occurs; (iii) income tax liabilities, penalties and interest of approximately $3.6 million as of March 31, 2010 for unrecognized tax benefits due to uncertainty on the timing of related payments, if any; (iv) capital expenditures that may be made although not under contract as of March 31, 2010 (cash paid for capital expenditures was approximately $5.8 million for the three months ended March 31, 2010) and (v) pension contributions beyond 5 years.

(d)
Contractual Obligations does not include the contractual obligation to repay the PIK Notes on October 1, 2015, which arose on April 7, 2010.

Quantitative and Qualitative Analysis of Market Risk

              We are exposed to market risk in the normal course of our business operations due to our purchases of certain commodities and our ongoing investing and financing activities. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies and procedures governing our management of market risks and the use of financial instruments to manage exposure to such risks.

              Certain of our financial instruments are subject to interest rate risk. As of March 31, 2010 and 2009, we had long-term borrowings of $276.6 million and $338.6 million, respectively, excluding $0.7 million and $14.4 million, respectively, classified as the current portion of long-term debt, of which zero and $100.9 million, respectively, was issued at variable rates. Assuming no changes in the monthly average variable-rate debt levels of $34.7 million and $135.1 million for the twelve months ended

March 31, 2010 and 2009, respectively, we estimate that a hypothetical change of 100 basis points in the LIBOR and Alternate Base Rate interest rates would impact interest expense at March 31, 2010 and 2009 by $0.3 million and $1.4 million, respectively, on an annualized pretax basis.

              Prior to the Refinancings, we were party to several interest rate swap agreements with respect to our outstanding variable rate indebtedness at BFI as of March 31, 2009. The purpose of entering into these interest rate swap arrangements was to hedge against the risk of interest rate increases on the related variable rate indebtedness and not to hold the instrument for trading purposes. The interest rate swap agreements, which were derivative financial instruments, were classified as a cash flow hedge. We were required to enter into these interest rate swaps in accordance with certain BFI debt instruments. We accounted for these as derivative financial instruments in accordance with FASB ASC 815 "Derivatives and Hedging." Accordingly, the derivative financial instruments were reflected on the balance sheet at their fair market value. However, as the interest rate swaps did not meet specific hedge accounting criteria, the change in fair value over the period covered was reflected in interest expense. These interest rate swap agreements were terminated on July 28, 2009.

              We purchase copper and lead options contracts to hedge against price fluctuations of anticipated commodity purchases. Lead and copper prices have experienced significant increases over the past five years primarily due to increased demand (including increased demand from India and China).

              The amounts of premiums paid for commodity contracts outstanding at March 31, 2010 were $3.9 million, which was $0.8 million lower than the same date in 2009, as fewer contracts were entered into in the last twelve months. At March 31, 2010 and 2009, the market value of our outstanding contracts relating to firm commitments and anticipated purchases up to nine months from the respective date was $4.9 million and $2.7 million, respectively, as determined with the assistance of the Company's counterparty. Assuming a hypothetical 10% increase in lead and copper commodity prices which are currently hedged at March 31, 2010 and 2009, we would experience an approximate $1.8 million and $2.0 million, respectively, increase in our cost of related inventory purchased on an annualized pre-tax basis, which would be partially offset by an approximate $2.7 million and $0.9 million, respectively, increase in the value of related hedging instruments.

              We also purchase steel supplies for use in the manufacture of certain firearms, ammunition, and accessory products. Assuming a hypothetical 10% increase in steel prices at March 31, 2010 and 2009, we would experience an approximate $0.2 and $0.3 million increase, respectively, in our cost of related inventory purchased on an annualized pre-tax basis.

              We do not believe that we have a material exposure to fluctuations in foreign currencies. We do not hold or issue financial instruments for speculative purposes.

Critical Accounting Policies and Estimates

              Our discussion and analysis of our financial condition, results of operations, and cash flows are based upon our unaudited interim and audited annual consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to inventories, supplies, accounts receivable, warranties, long-lived assets, product liability, revenue recognition (inclusive of cash discounts, rebates, and sales returns), advertising and promotional costs, self-insurance, pension and post-retirement benefits, deferred tax assets, and goodwill. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. As noted below, in some cases, our estimates are also based in part with the assistance of independent advisors. Actual results may differ from these estimates under different assumptions or conditions.

              Management has addressed and reviewed our critical accounting policies and considers them appropriate. We believe the following critical policies utilize significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

              Sales, net of an estimate for discounts, returns and allowances, and related cost of sales are recorded at which time risk of loss and title transfer to the customer. We continually evaluate our sales terms against criteria outlined in SEC Staff Accounting Bulletin 104, Revenue Recognition. While we follow the industry practice of selling select firearms pursuant to a "dating" plan, allowing the customer to purchase these products commencing in December (the start of our dating plan year) and to pay for them on extended terms, we have now commenced to shorten the duration of these terms. Historically, use of the dating plan has had the effect of shifting some firearms sales from the second and third quarters to the first and fourth quarters. As a competitive measure, we offer extended terms on select ammunition purchases. However, use of the dating plans also results in deferral of collection of accounts receivable until the latter part of the year. Customers do not have the right to return unsold product. Management uses historical trend information as well as other economic data to estimate future discounts, returns, rebates and allowances.

Allowance for Doubtful Accounts

              We maintain an allowance for doubtful receivables for estimated losses resulting from the inability of our trade customers to make required payments. We provide an allowance for specific customer accounts where collection is doubtful and also provide an allowance for customer deductions based on historical collection and write-off experience. Additional allowances would be required if the financial conditions of our customers deteriorated.

Inventories

              Our inventories are valued at the lower of cost or market. We evaluate the quantities of inventory held against past and future demand and market conditions to determine excess or slow moving inventory. For those product classes of inventory identified, we estimate their market value based on current and projected selling prices. If the projected market value is less than cost, we provide an allowance to reflect the lower value of that inventory. This methodology recognizes projected inventory losses at the time such losses are evident rather than at the time goods are actually sold.

              As part of the Marlin Acquisition, we now account for a portion of our inventory, the North Haven manufactured firearms, under a Last-In First-Out ("LIFO") assumption under the double extension method. As of March 31, 2010 and 2009, approximately 7.7% and 9.4%, respectively, of our total inventory excluding the LIFO adjustment was accounted for under the LIFO method. Under a First-In First-Out assumption, inventories would have been lower by $1.2 million at both March 31, 2010 and 2009.

Property, Plant and Equipment

              Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is determined on a straight-line basis over the estimated useful lives of the individual asset by major asset class as follows:

Buildings	20 to 43 years
Building and leasehold improvements	1 to 15 years
Machinery and equipment	7 to 15 years
Furniture and fixtures	7 to 10 years
Trailers and automotive equipment	3 to 5 years
Computer equipment	1 to 3 years

              In accordance with FASB ASC 360 "Property, Plant, and Equipment", management assesses property, plant and equipment for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable.

              Maintenance and repairs are charged to operations; replacements and betterments are capitalized. Computer hardware and software, lighting and postage equipment under capital leases are amortized over the term of the lease. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized in operations, included in the other income and expenses.

              Interest is capitalized in connection with the construction of major projects. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's useful life. There was no capitalized interest in 2009.

Goodwill, Goodwill Impairment, and Intangible Assets

              We adopted the provisions of FASB ASC 350 "Intangibles-Goodwill and Other", for goodwill and intangible assets pursuant to FASB ASC 350. As of October 1 each year, we test for impairment of goodwill according to a two-step approach. In the first step, we estimate the fair values of our reporting units using a combination of the present value of future cash flows approach, market approach and a transactional approach, all equally weighted, subject to a comparison for reasonableness to our market capitalization at the date of valuation. In addition, goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. For other intangible assets, the impairment test consists of a comparison of the fair value of the intangible assets to their respective carrying amount.

              As part of our annual impairment testing under FASB ASC 350, we recorded non-cash impairment charges related to goodwill of $44.3 million and certain trademarks of $3.1 million for the year ended December 31, 2008. For the remaining reporting units, management believes the estimated fair value substantially exceeds the carrying value as of December 31, 2009 and 2008.

Reserves for Product Liability

              We provide for estimated defense and settlement costs related to product liabilities when it becomes probable that a liability has been incurred and reasonable estimates of such costs are available. Estimates for accruals for product liability matters are based on historical patterns of the number of occurrences, costs incurred and a range of potential outcomes. We also utilize the assistance of independent advisors to assist in analyzing the adequacy of such reserves. Due to the inherently unpredictable nature of litigation, actual results will likely differ from estimates and those differences could be material.

Employee Benefit Plans

              We have defined benefit plans that cover a significant portion of our salaried and hourly paid employees. As a result of amendments to our defined benefit plans, future accrued benefits for all employees were frozen as of January 1, 2008. We derive pension benefit expense from an actuarial calculation based on the defined benefit plans' provisions and management's assumptions regarding discount rate and expected long-term rate of return on assets. Management determines the expected long-term rate of return on plan assets based upon historical actual asset returns and the expectations of asset returns over the expected period to fund participant benefits based on the current investment mix of our plans. Management sets the discount rate based on the yield of high quality fixed income investments expected to be available in the future when cash flows are paid. The rate of increase in compensation levels is established based on management's expectations of current and foreseeable future increases in compensation. In addition, management also consults with independent actuaries in determining these assumptions.

Reserves for Workers' Compensation Liability

              We provide for estimated medical and indemnity compensation costs related to workers' compensation liabilities when it becomes probable that a liability has been incurred and reasonable estimates of such costs are available. Estimates for accruals for workers compensation liability matters are based on historical patterns of the number of occurrences, costs incurred and a range of potential outcomes. We also utilize the assistance of independent advisors to assist in analyzing the adequacy of such reserves.

Income Taxes

              For interim periods, the Company accounts for income taxes in accordance with ASC 740-270 "Accounting for Income Taxes", using an estimated annual effective tax rate to determine income tax expense in the quarterly financial statements. Additionally, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded when it is more likely than not that the deferred tax asset will not be recognized.

              The Company files its income taxes in a consolidated tax return. Current and deferred tax expense is allocated to the members based on an adjusted separate return methodology.

              The Company's continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

Fair Value Measurements

              We adopted FASB ASC 820 "Fair Value Measurements and Disclosures" and amendments to FASB ASC 825 "Recognition of the Fair Value Option for Financial Instruments" on January 1, 2008. FASB ASC 820 (1) creates a single definition of fair value, (2) establishes a framework for measuring fair value, and (3) expands disclosure requirements about items measured at fair value. FASB ASC 820 applies both to items recognized and reported at fair value in the financial statements and items disclosed at fair value in the notes to the financial statements. FASB ASC 820 does not change existing accounting rules governing what can or what must be recognized and reported at fair value in the financial statements, or disclosed at fair value in the notes to the financial statements. Additionally, FASB ASC 820 does not eliminate practicability exceptions that exist in accounting pronouncements amended by FASB ASC 820 when measuring fair value. As a result, we will not be required to recognize any new assets or liabilities at fair value.

              Prior to FASB ASC 820, certain measurements of fair value were based on the price that would be paid to acquire an asset, or received to assume a liability (an entry price). FASB ASC 820 clarifies the definition of fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (that is, an exit price). The exit price is based on the amount that the holder of the asset or liability would receive or need to pay in an actual transaction (or in a hypothetical transaction if an actual transaction does not exist) at the measurement date. In some circumstances, the entry and exit price may be the same; however, they are conceptually different.

              Fair value is generally determined based on quoted market prices in active markets for identical assets or liabilities. If quoted market prices are not available, we use valuation techniques that place greater reliance on observable inputs and less reliance on unobservable inputs. In measuring fair value, we may make adjustments for risks and uncertainties, if a market participant would include such an adjustment in its pricing.

              FASB ASC 820 establishes a fair value hierarchy that distinguishes between assumptions based on market data (observable inputs) and our assumptions (unobservable inputs). Determining where an asset or liability falls within that hierarchy depends on the lowest level input that is significant to the fair value measurement as a whole. An adjustment to the pricing method used within either level 1 or level 2 inputs could generate a fair value measurement that effectively falls in a lower level in the hierarchy. The hierarchy consists of three broad levels as follows:

Level 1	—	Quoted market prices in active markets for identical assets or liabilities;
Level 2	—	Inputs other than level 1 inputs that are either directly or indirectly observable; and
Level 3	—
Unobservable inputs developed using our estimates and assumptions, which reflect those that market participants would use. The following table presents information about assets and liabilities measured at fair value on a recurring basis:

Fair value measurements at March 31, 2010 using:
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Level 1	Level 2	Level 3	Total
Assets:
Commodity Contract Derivatives	Not applicable	$4.9 million	Not applicable	$4.9 million
Life Insurance Policies	Not applicable	$0.2 million	Not applicable	$0.2 million

              As shown above, commodity contract derivatives valued by using quoted prices are classified within level 2 of the fair value hierarchy. Life insurance policies valued by using cash surrender values, net of related policy loans, are classified within level 2 of the fair value hierarchy. We value the interest rate swap using the Income Approach valuation technique. This method uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts.

              The determination of where an asset or liability falls in the hierarchy requires significant judgment. We evaluate our hierarchy disclosures each quarter based on various factors, and it is possible that an asset or liability may be classified differently from quarter to quarter. However, we expect that changes in classifications between different levels will be rare.

              Most derivative contracts are not listed on an exchange and require the use of valuation models. Consistent with FASB ASC 820, we attempt to maximize the use of observable market inputs in our models. When observable inputs are not available, we default to unobservable inputs. Derivatives valued based on models with significant unobservable inputs and that are not actively traded, or trade activity is one way, are classified within level 3 of the fair value hierarchy.

              In February 2007, the FASB issued an amendment to FASB ASC 825, which provides the option to elect fair value as the initial and subsequent measurement attribute for most financial assets and liabilities and certain other items. The fair value option election is applied on an instrument-by-instrument basis (with some exceptions), is irrevocable, and is applied to an entire instrument. The election may be made as of the date of initial adoption for existing eligible items. Subsequent to initial adoption, we may elect the fair value option at initial recognition of eligible items, on entering into an eligible firm commitment, or when certain specified reconsideration events occur. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings.

Recent Accounting Pronouncements

              In December 2009, the FASB issued FASB ASU 2010-06 "Improving Disclosures about Fair Value Measurements". The ASU requires the disclosure of transfers in and out of Level 1 and 2 fair value measurements. Purchases, sales, issuances, and settlements on the reconciliation of Level 3 inputs should also be disclosed on a gross basis. Fair value measurement disclosures are also required for each class of assets and liabilities on the statement of financial position, and additional disclosures regarding the inputs and valuation techniques of Level 2 and 3 measurements. The clarification of existing disclosures was effective for interim and annual periods beginning after December 15, 2009, except for the disclosures of the rollforward of Level 3 inputs, which is effective for interim and annual periods beginning after December 15, 2010. The adoption of FASB ASU 2010-06 did not have a significant impact on the Company's results of operations, financial condition, or equity.

              In December 2007, the FASB issued FASB ASC 810 "Noncontrolling Interests in Consolidated Financial Statements". This statement is intended to improve, simplify, and converge internationally the reporting of noncontrolling interests in consolidated financial statements. FASB ASC 810 requires all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statements. Moreover, it requires that transactions between an entity and noncontrolling interests be treated as equity transactions. FASB ASC 810 is effective for fiscal years beginning after December 15, 2008. Consequently, FASB ASC 810 was implemented by the Company on January 1, 2009 and the accompanying consolidated financial statements for the current and prior periods have been presented in accordance with FASB ASC 810. As of January 1, 2009, the Company now accounts for its consolidated joint venture, EOTAC, under FASB ASC 810 "Noncontrolling Interest in a Subsidiary". Upon adoption of FASB ASC 810, the Company reclassified minority interests in its consolidated balance sheet from other noncurrent liabilities to the equity section. Additionally, the Company changed the way non-controlling interests are presented within the consolidated statement of operations such that the statement of operations reflects results attributable to both the Company's interests and non-controlling interests. The results attributable to the Company's interests did not change upon the adoption of FASB ASC 810.

              In March 2008, the FASB issued an amendment to FASB ASC 815 "Disclosures about Derivative Instruments and Hedging Activities—an amendment to FASB Statement No. 133". The amendment to FASB ASC 815 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. The new standard is also intended to improve transparency about the location and amounts of derivative instruments in an entity's financial statements; how derivative instruments and related hedged items are accounted for under FASB ASC 815 "Derivatives and Hedging"; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. The amendment to FASB ASC

815 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity's liquidity by requiring disclosure of derivative features that are credit risk-related and requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and, consequently, was implemented by the Company on January 1, 2009. Upon adoption of the amendment to FASB ASC 815, the Company enhanced its disclosures for derivative instruments and hedging activities by providing additional information regarding the underlying risk, objectives, extent of hedging activity, and accounting designation. Since the amendment to FASB ASC 815 requires additional disclosures, its adoption did not affect the Company's financial position or results of operations.

              In December 2008, the FASB issued an amendment to FASB ASC 715 "Compensation—Defined Benefit Plans". The amendment expands the disclosures of plan assets for defined benefit pension or other postretirement plans. The amendment's objectives are to provide users of financial statements with an understanding of: (1) how investment asset allocation decisions are made, (2) the major categories of plan assets, (3) the inputs and valuation techniques used to measure the fair value of plan assets, (4) the impact of fair value measurements that use unobservable inputs (Level 3) on changes in plan assets for the period, and (5) significant concentrations of risk within plan assets. It is effective for periods ending after December 15, 2009 for annual financial statements only. The Company adopted the amendment to FASB ASC 715 by enhancing its disclosures of plan assets in its defined benefit retirement plans. Since the guidance requires additional disclosures related to plan assets, its adoption has had no significant impact on the Company's results of operations, financial condition and equity.

              In April 2009, the FASB issued an amendment to FASB ASC 820 "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly for Fair Value Measurement and Disclosures". The amendment to FASB ASC 820 provides guidelines for making fair value measurements more consistent with the principles presented in FASB ASC 820 "Fair Value Measurements and Disclosures". The amendment to FASB ASC 820 relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms what FASB ASC 820 states is the objective of fair value measurement—to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The amendment to FASB ASC 820 is effective for interim and annual periods ending after June 15, 2009. The adoption of the amendment to FASB ASC 820 has had no significant impact on the Company's results of operations, financial condition and equity.

              In April 2009, the FASB issued an amendment to FASB ASC 825 "Interim Disclosures about Fair Value of Financial Instruments". The amendment to FASB ASC 825 enhances consistency in financial reporting by increasing the frequency of fair value disclosures. The amendment to FASB ASC 825 relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to issuing the amendment, fair values for these assets and liabilities were only disclosed once a year. FASB ASC 825 now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value. The amendment to FASB ASC 825 is effective for interim and annual periods ending after June 15, 2009. The adoption of the amendment to FASB ASC 825 has had no significant impact on the Company's results of operations, financial condition and equity.

              In April 2009, the FASB issued an amendment to FASB ASC 320 "Recognition and Presentation of Other-Than-Temporary Impairments of Debt and Equity Investments". The amendment to FASB ASC 320 provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. The amendment to FASB ASC 320 relates to other-than-temporary impairments and is intended to bring greater consistency to the timing of impairment recognition, and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The amendment to FASB ASC 320 also requires increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. The amendment to FASB ASC 320 is effective for interim and annual periods ending after June 15, 2009. The adoption of the amendment to FASB ASC 320 has had no significant impact on the Company's results of operations, financial condition and equity.

              In May 2009, the FASB issued FASB ASC 855 "Subsequent Events". FASB ASC 855 establishes general guidelines for accounting and disclosing events that occur subsequent to an entity's balance sheet date but prior to issuance of its financial statements. FASB ASC 855 defines the period after the balance sheet date and the circumstances which an entity should recognize events in its financial statements FASB ASC 855 is effective for interim and annual periods ending after June 15, 2009. As a result of adopting this guidance, the Company accrued $6.6 million for the three months ended June 30, 2009 for the estimated costs of the 17 HMR ammunition and Remington Model 597 17 HMR semi-automatic rifle product safety warning.

              In June 2009, the FASB issued an amendment to FASB ASC 860 "Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140". The statement removes the concept of a qualifying special-purpose entity from FASB ASC 860 "Transfers and Servicing", and removes the exception from applying FASB ASC 810 "Consolidation of Variable Interest Entities". The amendment clarifies the objective of whether a transferor has surrendered control over the financial assets and limits the circumstances in which a financial asset should be derecognized. It also requires that all assets acquired and liabilities incurred resulting from the transfer of a financial asset be initially measured at fair value. The amendment to FASB ASC 860 is effective for interim and annual periods ending after November 15, 2009. The adoption of the amendment to FASB ASC 860 has had no significant impact on the Company's results of operations, financial condition and equity.

              In June 2009, the FASB issued an amendment to FASB ASC 810 "Amendments to FASB Interpretation No. 46(R)". The amendment requires a reporting enterprise to perform an analysis and ongoing reassessments to determine whether the enterprise's variable interest gives it a controlling financial interest. It also requires an enterprise to assess whether it has an implicit financial responsibility to ensure a variable interest operates as designed when determining whether it has the power to control the variable interest. The amendment eliminates the quantitative approach previously required when determining the primary beneficiary of a variable interest and augments current disclosures. The amendment to FASB ASC 810 is effective for interim and annual periods ending after November 15, 2009. The adoption of the amendment to FASB ASC 320 has had no significant impact on the Company's results of operations, financial condition and equity.

              In June 2009, the FASB issued FASB Accounting Standards Update ("ASU") 2009-01 "Topic 105—General Accounting Principles—amendments based on Statement of Financial Accounting Standards 168—the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles". FASB ASC 105 establishes the Accounting Standards Codification ("Codification") as the source of authoritative U.S. generally accepted accounting principles for all nongovernmental entities. On the effective date of this ASU, all then-existing and non-SEC accounting and reporting standards will be nonauthoritative and superseded by the Codification. New standards by the Financial Accounting Standards Board, will be issued through Accounting Standards Updates. Accounting Standard Updates are not considered authoritative in their own right, but will update, guide, and provide the bases for conclusions on changes in the Codification. FASB ASC 105 is effective for financial statements issued after September 15, 2009. The adoption of FASB ASU 2009-01 has had no significant impact on the Company's results of operations, financial condition and equity.

              In August 2009, the FASB issued FASB ASU 2009-05 "Fair Value Measurements and Disclosures—Measuring Liabilities at Fair Value". In circumstances where the fair value of a company's liabilities are not traded in an active market, this ASU requires the use of one or more of the following techniques in measuring the fair value of a liability: the use of a quoted price of an identical liability when traded as an asset in an active market, the use of quoted prices for similar liabilities when traded as assets in an active market, or other valuation techniques consistent with FASB ASC 820 such as the income or market approach. This ASU does not require a separate input or adjustment to other inputs when estimating the fair value of liabilities when transfer restrictions exist. Quoted prices on identical liabilities when they are traded as assets are level 1 fair value measurements. FASB ASU 2009-05 is effective for interim and annual periods beginning after August 2009. The adoption of FASB ASU 2009-05 has had no significant impact on the Company's results of operations, financial condition and equity.

              In September 2009, the FASB issued FASB ASC 2009-08 "Earnings Per Share". The ASU amends SEC requirements for redemption or induced conversion of preferred stock. During the period when a redemption occurs, the SEC staff believes that the difference between the fair value of the consideration transferred to the holders and the carrying value of the preferred stock on the company's financial statements should be excluded from net income when determining income available to common stockholders when calculating earnings per share. During the period when a redemption of a portion of the outstanding preferred shares occurs, the redeemed shares should be considered separately from other convertible preferred shares in determining whether the "of-converted" method is dilutive for the period. FASB ASU 2009-08 was effective in September 2009. The Company does not expect the adoption of FASB ASU 2009-08 to have a significant impact on its results of operations, financial condition and equity.

              In September 2009, the FASB issued FASB ASU 2009-09 "Accounting for Investments—Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees". The ASU establishes SEC requirements for classifying income or expense related to stock-based compensation to employees of an equity-method investee into the same income statement caption as equity earnings of the investee. FASB ASU 2009-09 was effective in September 2009. The adoption of FASB ASU 2009-09 has had no significant impact on the Company's results of operations, financial condition and equity.

              In December 2009, the FASB issued FASB ASU 2010-02 "Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification". The ASU clarifies the scope for decreases in ownership and deconsolidation provisions for (1) a subsidiary or group of assets that is a business, (2) a subsidiary that is a business that is transferred to an equity method investee, and (3) an exchange of a group of assets that constitutes a business for a noncontrolling interest in an entity. Decreases in ownership provisions in accordance with FASB ASC 810 "Consolidations" are not applicable to sales of in substance real estate or conveyances of oil and gas mineral rights. Decreases in ownership of subsidiaries not categorized as businesses should follow applicable guidance outside of ASC 810. If no other guidance exists, the decrease in ownership should follow the provision guidelines in ASC 810. The ASU also requires additional disclosures about the deconsolidation of the subsidiary. FASB ASU 2010-02 is effective for interim and annual periods ending on or after December 15, 2009. The adoption of FASB ASU 2010-02 has had no significant impact on the Company's results of operations, financial condition and equity.

BUSINESS

Company Overview

Our Company

              We are one of the leading firearms, ammunition and related products companies in the world, with #1 commercial market positions across all of our major product categories in the United States, the largest firearms and ammunition market globally. We are an innovator, designer, manufacturer and marketer of an increasingly broad product line which services the hunting, shooting sports, law enforcement and military end-markets under some of the most globally recognized brands including Remington, Marlin, Bushmaster, and DPMS, among others.

              Remington, founded in 1816, designs, manufactures and markets a comprehensive line of primarily firearms, ammunition and related products for the global hunting and shooting sports marketplace, under the Remington brand name. Remington is engaged primarily in the design, manufacture, import and sale of sporting goods products for the hunting/shooting sports and related markets. Remington also designs, manufactures and sells firearms and ammunition products to certain federal agency, law enforcement, and military markets. Product lines are sold under the Remington, Marlin, H&R 1871, L.C. Smith and Parker names and other labels. Remington's principal manufacturing facilities are located in New York, Arkansas and Connecticut. Remington was acquired by the Company on May 31, 2007.

              Today, Freedom Group includes over 10 well-regarded brands, collaborating across all disciplines, from product development to distribution, delivering end-user driven products to the hunting, shooting sports, law enforcement and military end-markets. We have made significant progress in our transition to a customer-focused sales and marketing organization by shifting to a two-tiered sales structure whereby dedicated key account managers sell the full FGI product offering to our top retail accounts while our internal field sales force calls on our network of distributors and dealers. This has allowed us to create a unified customer facing platform capable of selling our entire suite of brands and products across multiple end-markets while providing the ability to leverage our flexible manufacturing capacity to quickly respond to changes in customer preferences and demands.

Our Industry

              We compete in the global marketplace for firearms, ammunition, accessories and licensed products in approximately 80 countries. End customers include police departments, domestic and foreign government organizations, including the U.S. military, and consumers, such as sportsmen, hunters, and recreational shooters. Consumer distribution channels are diverse, and include major chain retail stores, major distributors, smaller dealers, gun clubs and ranges.

              Based on data from the NSSF, we estimate that the annual domestic commercial long gun market is approximately $1.2 billion and the commercial ammunition market is approximately $1.2 billion. We estimate total annual purchases of firearms and ammunition by U.S. military and law enforcement are $1.7 billion and $475 million, respectively. Additionally, we believe there are significant opportunities in the international market for our products.

              The long gun market represents a significant variety of firearms, including both shotguns and rifles. The use of these firearms ranges from hunting, to law enforcement and defense, to other shooting sports, such as skeet, trap, sporting clays and target shooting. According to the NSSF, domestic consumer long gun sales (based on excise tax data) have grown at a 4% CAGR from 2004 to 2008. We believe the commercial modern sporting rifle market, in which we believe we are the largest producer, has grown at a 31% CAGR from 2004 to 2008. Further, the NSSF estimates that consumer ammunition sales grew at a 13% CAGR during the 2004-2008 period.

              Our consumers include people of all ages, gender, educational backgrounds and income levels. The NRA estimates 70 to 80 million people in the U.S. own firearms, with privately held ownership approaching 300 million. This represents a significant installed base that generates a recurring revenue stream for ammunition, parts and accessory sales. In addition, we believe that a number of other developments in the industry are broadening and renewing consumer interest in hunting and shooting sports, including a renewed interest in the outdoors and product offerings designed to introduce new shooters to hunting and shooting.

              We believe the accessories market for our products creates a significant opportunity for revenue growth and enhances the perception of our overall product portfolio. Accessory opportunities range from gun care products and gun parts in our hunting and shooting sports categories to trigger, barrel, stock, and grip upgrades, and caliber-changing upper assemblies in the tactical and modern sporting rifle lines.

              We believe that a meaningful percentage of current firearm sales are being made to first time gun purchasers, particularly women. We further believe that the introduction of first time shooters, as well as the renewed interest of many existing shooters, will translate to increased participation across the ever-widening array of shooting sports. In addition, the continued adoption of the modern sporting rifle has led to increased growth in the long gun market, especially with a younger demographic of users and those who like to customize or upgrade their firearms. We view this current increase in demand as having significant long-term benefits, including expanding the popularity of shooting sport categories, as well as providing an opportunity to cultivate new, and renew existing, long-term customer relationships across our portfolio of products and brands.

Our Competitive Strengths

              We believe our business model provides a broad and attractive value proposition to our customers and we believe that we are distinguished by the following competitive strengths:

Category-Defining Brands

              We believe our brand names are some of the most globally recognized in the hunting, shooting sports, law enforcement, and military firearm and ammunition end-markets. This recognition is enhanced by our deep rooted philosophy and heritage of investing in the great American outdoors that is actively driven through our partnerships with hunting, shooting, outdoor sports and conservation organizations.

              Built on a legacy of quality and innovation, we believe that the Remington brand represents an enduring symbol of American values and is trusted and respected by generations of sportsmen, lawmen and soldiers. Established in 1816, the Remington brand is ranked #2 in brand awareness, second only to Nike among sportsmen and 8th overall among all sports brands in the SportsOneSource 2009 Brand Index. The brand has been judiciously deployed across virtually every category of our firearms and ammunition. Remington has some of the best-known and longest-selling products in the hunting and shooting sports market, which we believe define their respective categories. For example, the 10 millionth Model 870 pump-action shotgun was produced in April 2009 and we have produced more than 5 million Model 700 bolt-action rifles, which we believe is currently the most widely-distributed rifle in its class. The Remington brand is licensed to third parties for use in related products, is heavily used in our accessories businesses and is well-known in the domestic and international law enforcement and military channels.

              The Bushmaster and DPMS brands, established in 1973 and 1986, respectively, represent the largest and second largest designers and suppliers of modern sporting rifles, components and parts for the commercial market, in addition to sales to the law enforcement, military and international markets. Bushmaster was one of the first to introduce modern sporting rifles to the consumer market, which is growing faster than the general firearms industry.

              Our other firearms brands include:

  •
  Marlin—Key producer of lever-action and bolt-action rifles

  •
  Harrington & Richardson—Producer of break-action single-shot rifles and shotguns

  •
  L.C. Smith—Major producer of aspirational side-by-side and over-under shotguns

  •
  Parker Gun—Key producer of aspirational high-end brand of artisanal shotguns

  •
  Dakota Arms—Key producer of aspirational rifles and shotguns often chambered in large calibers

  •
  Miller Arms—Producer of customized precision single-shot rifles

  •
  Nesika—Producer of precision bolt-action rifles and actions

              Our ammunition brands, including Remington, UMC, Dakota and Barnes, also enjoy leading market positions, strong brand recognition and generations of customer loyalty. We believe that Remington Core-Lokt centerfire ammunition is the most widely used, and the Premier STS and Nitro 27 target loads have won more trophies at the Grand American Trap and World Skeet championship than any other brand. The Grand American is believed to be the largest shooting tournament in the world and offers competitors the opportunity to explore the most advanced products and services in the shooting industry. Additionally, we believe trophies at this event are recognized throughout the industry as "best in class".

              Our EOTAC and INTC joint ventures extend into tactical and discreet clothing and frangible ammunition, respectively.

Leading Market Share Positions

              Our core products are ranked #1 across their respective U.S. commercial product categories.

Categories	U.S. Market Position	U.S. Market Share
Firearms
Shotguns	#1	31%
Traditional Rifles	#1	37%
Modern Sporting Rifles	#1	48%
Ammunition	#1	33%

Note: Based on 2008 Firearms and Ammunition Market Data from SMRG and AFMER, and excludes law enforcement, international and military sales.

Broad Product Portfolio

              We have the broadest firearms, ammunition, components, parts and accessory portfolio in our industry:

  •
  Firearms—We provide a wide variety of firearms, including a full product line of both shotguns and rifles. Our shotgun firearm types include single-shot, pump-action, auto-loading, over-and-under, break-action and side-by-side. Our rifles are both centerfire and rimfire, and include lever-action, bolt-action, break-action, single-shot and modern sporting rifle firearm types. Our products range in price from entry level firearms under the Harrington & Richardson brand to the aspirational hand-crafted Parker Gun and Dakota brands in addition to our core brands of Remington, Bushmaster, DPMS and Marlin. Varied price points enable us to build lifetime relationships and brand loyalty with our customers as they mature in, and expand across additional categories of, the outdoor marketplace. In addition, we believe that we offer the widest variety of shotgun gauges and rifle caliber chamberings of any long gun manufacturer, and also offer high-end precision, aspirational and custom firearms.

  •
  Ammunition—We are the only company in the United States that is a major supplier of both firearms and ammunition. Our prominence in the ammunition market and ability to leverage brand loyalty creates a recurring and stable revenue stream in ammunition to complement our firearms business. We produce over 1,000 SKUs of ammunition (loaded rounds and components) across 60 calibers and gauges for use across the entire spectrum of firearms, including centerfire rifles, rimfire rifles, shotguns, and handguns, at a variety of price points and for a broad spectrum of applications.

  •
  Components and Parts—Our business of providing components and parts to customize firearms, particularly modern sporting rifles, generates additional sales to existing customers, with component systems and parts often generating higher margins than complete rifles, which are reported within our firearms segment. Most of these components and parts, with the exception of the serialized lower receiver, can be sold directly to consumers without going through a federally licensed firearms dealer.

  •
  Accessories—We sell a wide variety of branded accessories, including gun care and cleaning products, Dan Walter protective firearms cases and folding and collectible knives. AAC manufactures and markets a full line of firearm accessory products for military and commercial applications. Through our EOTAC majority owned joint venture, we market high quality tactical and discreet garments for military, law enforcement and the commercial sector.

  •
  Licensing—We license our trademarks to a discrete number of third parties that manufacture and market sporting and outdoor products that complement our product lines. We currently offer approximately 3,500 SKUs and generate over $110 million in sales for our retail partners. Currently, our trademarks are licensed for use on, among other things, sporting and outdoor apparel, caps, gun cases and slings, tree stands, wildlife feeders, sporting dog equipment, air guns, game decoys and calls, hunting and shooting safety and security products, gun safes, and various other nostalgia and novelty goods. We strive to ensure that the quality, image and appeal of these licensed products are consistent with the high-quality nature of our products and brand strength. We believe that these licenses increase the market recognition of our brands, enhance our ability to market our core products, and generate attractive, high margin income. Additionally, we believe there are significant opportunities for our licensed products as we believe consumer preference is continuing to move toward an outdoor lifestyle.

              Our broad product portfolio provides a wide assortment of choices and options for end-users, so that we can provide a solution for any firearm or any ammunition application. This enables us to be a key supplier to our commercial, law enforcement and military customers with significant cross-selling and bundling opportunities, while building strong brand loyalty across all shooting sports and needs.

Multiple Distribution Channels Reaching Diverse End-Markets

    Commercial

              The combination of our strong brands, wide product breadth, leading market shares and the ability to offer both firearms and ammunition has made us a key partner with our commercial retailers and distributors. We have strong relationships with all of the major chain retail stores that sell firearms and ammunition, including Bass Pro Shops, Cabela's, Dick's Sporting Goods, Gander Mountain, Academy, Big Five and Wal-Mart, as well as with major sporting goods distributors such as Sport South and Accusport. In addition, we have strong relationships with dealers and shooting ranges, and are actively working with them to grow sales within this channel. Within the commercial business, our products are used across a wide variety of shooting activities, resulting in numerous diverse customer end-markets serving hunters as well as skeet, trap and target shooters, competitive target shooters and a broad variety of recreational shooters.

    Military/Law Enforcement/International

              In addition to our significant commercial business, we sell products to law enforcement, international, government and military end-markets where we already have a strong presence. These markets represented approximately 16% of our 2009 net sales. We believe that our increasingly focused law enforcement and global military products divisions will increase our presence in the law enforcement and defense markets beyond our existing customers, which include the Texas Department of Public Safety, Los Angeles County Sheriff's Department, Los Angeles Police Department, the California Highway Patrol, FLETC, DOD, the United States SOCOM, and the United States Secret Service, as well as international governments including Colombia, the Republic of Georgia, Italy, Poland, Malaysia, Mexico and Oman. All firearms and ammunition that we sell and export to foreign countries, whether sold commercially or to international governments and militaries, must be licensed and approved by the U.S. Department of State or the U.S. Department of Commerce.

Differentiated, Customer-Focused Sales and Marketing Approach

              We have significantly grown and transitioned our dedicated sales force to a two-tiered structure whereby dedicated key account managers sell the full FGI product offering to our top eight retail accounts while our internal field sales force calls on our network of approximately 800 distributors and dealers. This investment and effort has significantly reduced our use of third-party, non-exclusive sales representatives. This sales structure is similar to those utilized by many leading consumer products companies and allows for us to more effectively sell our entire suite of brands and products to our key customers and distributors. We believe this sales structure will lead both to increased market share with our key customers as well as to provide the ability to leverage our flexible manufacturing capacity to quickly respond to changes in customer preferences and demands.

              We have also shifted our business from a manufacturing-based "push system," in which product volumes and mix are determined based on available capacity, to a customer-focused "pull system," in which customer and consumer demand determine manufacturing decisions. We mine our extensive and proprietary database of consumer contacts and are an industry leader in our ability to capture and analyze point-of-sale and sell-through data from our key customers and distributors to determine what products our customers demand. Additionally, our key account managers have access to the full suite of FGI products and we believe are leveraged by our retail partners to assist in long range sales planning.

              Our law enforcement and global military products divisions capitalize on key relationships to identify customer needs, so that research and development investments are focused and timely in providing products that meet these needs. We supplement our law enforcement and military efforts through the consultation with our board members who have extensive knowledge and experience.

Attractive Cash Flow Generation

              We believe our balanced business model based upon sales, marketing and distribution of both firearms and ammunition to long standing customers further supports our ability to generate strong future cash flows that can be re-invested in research and development, the growth of sales within our distribution channels and in the acquisition of select complementary businesses. We have achieved substantial working capital improvements since 2007 by decreasing average days sales outstanding by 18 days and inventory days by 38 days from January 2007 through March 2010. Our attractive operating margins, variable cost structure, relatively low maintenance capital expenditures and low working capital needs all result in strong cash flow generation.

Proven and Experienced Management Team and Board of Directors

              Our senior management team has substantial industry and related operational, sales and marketing and financial experience. For example, our Chief Executive Officer, Ted Torbeck, joined us after a 28 year career with General Electric, our Chief Sales Officer, Scott Blackwell, has over 20 years experience in the firearm and law enforcement industry and our Chief Financial Officer, Stephen

Jackson, has been with the Company for six years and has over 19 years of financial and accounting experience. Immediately after the offering, our management will own approximately        % of our common stock (on a fully diluted basis). In addition to key managers that have been in place at our companies, we have added numerous experienced external professionals to execute our business strategy including a Chief Operating Officer, Chief Sales Officer, Chief Information Officer, Chief Marketing Officer, Chief Technology Officer and General Counsel. Further, our board members provide a wealth of relevant experience and expertise across operations, sales and marketing and defense, including Edward Rensi, the former Chief Executive Officer of McDonalds U.S.A.; retired four star Generals Michael Hagee, former Commandant of the United States Marine Corps, and George Joulwan, former SACEUR (Supreme Allied Commander Europe and Head of NATO); Bobby Brown, former President of Remington; James Pike, Chief Executive Officer of CTA Acoustics and Maul Technology; David Bell, former Chairman Emeritus of Interpublic Group; Grant Gregory, Vice Chairman of Cerberus Capital Management; and Jeff Bleustein, former Chairman and Chief Executive Officer of Harley-Davidson.

Our Growth Strategy

              Our fundamental strategy is to continue to strengthen and broaden our leading market positions across the firearms, ammunition and related product markets. We do so by actively and collectively managing our broad portfolio of powerful brands and products across a diverse set of end-markets. Our core strengths described above, augmented by a constant focus on operational improvements designed to increase manufacturing efficiency, quality and profitability, have been implemented and are continuously refined by our highly experienced management team. Specific additional strategic initiatives include:

Increase Commercial Market Share through Marketing-Focused Organization

              The combination of our strong brands, wide product breadth, leading market shares and the ability to offer both firearms and ammunition has cultivated a broad and loyal customer base across a wide range of commercial retailers and distributors. We have invested in our commercial sales organization, growing our headcount by 67% over the past three years, to increase the experience, reach and impact of our team. This investment and effort has significantly reduced our use of third-party, non-exclusive sales representatives. We expect to continue to grow our commercial market share by leveraging our strong brand and product portfolio with our dedicated sales force to increase shelf space. As we continue to see results of our sales and marketing optimization efforts, we will benefit from the key account managers developing stronger ties to and long term plans with our core retailers while the broader sales force capitalizes on an extensive existing dealer network. By increasing our consumer points-of-contact and continued focus on a customer driven platform, we believe we will continue to expand our leading market position.

Further Penetrate the Domestic and International Defense and Law Enforcement Channels

              Our global military products division, operating under a unified leadership across all of our brands, has focused research efforts on developing products in advance of key emerging imminent firearms solicitation windows for the DOD over the next several years. We continue to significantly ramp up and augment our business to take advantage of these opportunities. While we have supplied a number of products to the military and law enforcement channels for many years, we view this area as having high potential for further penetration and growth for a wide variety of our existing products, as well as products we have recently developed and continue to develop. Specific opportunities include the development of the next generation tactical sniper system for special operations and conventional military customers, the next generation service rifle for the U.S. Army, an upgrade option to our current M24 Sniper Weapon System for the U.S. Army for greater range and capability, and a materials and coatings sniper rifle study for the Defense Advanced Research Projects Agency (DARPA) that focuses on barrel life and long range accuracy. In addition, we are aligning ourselves with certain suppliers to exploit our competitive advantages and secure future government-funded research and development opportunities in this area.

              Our international business has increased significantly in net sales over the last two years with firearm (sniper systems, shotguns, and service rifles) and ammunition sales to governmental customers in Mexico, Thailand, Malaysia and Afghanistan, among other countries. In addition to the new products mentioned above, we are developing several products specific to the foreign markets, including a 7.62mm semi-auto sniper system and several personal defense weapons. We believe we are well-positioned as an important player in this growing global market and can offer full firearms and ammunition solutions to existing and new foreign military customers. We believe leveraging current and future DOD contracts will further enhance our ability to win international business. All firearm export sales need to be licensed and approved by the United States Department of State or the United States Department of Commerce, and we have a successful track record of obtaining such approvals.

Continued Focus on Innovation and New Product Development

              We are an innovation leader in our industry, supported by more than 45 engineers and technicians and what we believe to be the industry's only domestic freestanding and dedicated firearms research and development facility. Our team develops new products, such as the weather-resistant M887 Nitro Mag shotgun which was launched in May 2009, as well as processes to bring new products such as the XL7 series of rifles to market more quickly and cost effectively. Our focus on innovation has resulted in the introduction of diverse products such as the Remington R-15 modern sporting rifle, the R-25 modern sporting rifle, the Bushmaster .50 BMG bolt action rifle, and the .308 DPMS modern sporting rifle. In 2009, we also launched the Remington M597 VTR rimfire rifle, the Marlin .338 MXLR/MX lever action line of rifles and the Remington R-15 styled rifle for the new Remington 30AR cartridge, along with a variety of other new ammunition products. We are driving product development for our law enforcement, international and military efforts, as well as additional sales to existing commercial customers with additional part configurations and calibers for the modern sporting rifle. Specific examples include the Adaptive Combat Rifle and 7.62mm semi-auto sniper system. We have numerous new products in development with multiple new firearms product platforms and extensions to existing product lines scheduled for introduction in 2010 and beyond.

Continue to Optimize Manufacturing Operations

              We have continued to augment and integrate our facilities and have focused on improving our operating efficiency. To this end, we have completed a number of lean manufacturing projects, including a factory consolidation and six sigma efforts led by the introduction of more than 50 black belt process experts since implementation of the program. Such projects have increased throughput and reduced direct labor, square footage and equipment downtime along with improved cash flow from lower inventory levels. These activities, which we call "continuous cost improvements," will continue to be a cornerstone of our organization as we build and optimize our world class manufacturing platform.

              Our manufacturing optimization efforts have also included the shift of some modern sporting rifle components and parts production into our plants and away from third-party vendors. These efforts have made the combined organization considerably more flexible, improved our quality and margins and enabled us to more quickly and efficiently address future changes in demand. The benefits of our past work are starting to appear in our ability to leverage our existing manufacturing footprint during periods of high demand while maintaining variability in our cost structure. We enhance this variability through our use of third parties for many modern sporting rifle components with no long-term contracts, so that we can adjust our inventory quickly and at a low cost.

Pursue Complementary Acquisitions and Strategic Investments

              We have built and strengthened our family of brands and products over the past three years, primarily through the successful integration of four primary acquisitions (Bushmaster, Remington, DPMS and Marlin) made between April 2006 and January 2008. We did so with the goal of creating the world's leading firearms and ammunition company. We have focused on integrating and optimizing our consolidated business operations since the spring of 2008. We have a proven track record of successfully identifying and integrating acquisitions, as demonstrated by the integration of our brands, and have achieved significant operational improvements as a result. We intend to continue to identify and pursue add-on strategic acquisitions or investments that expand and enhance our brand, product and intellectual property portfolio. We seek to acquire highly complementary products, intellectual property or external capabilities to fill gaps in our portfolio or extend our brands and channel relationships.

              We completed four strategic acquisitions in 2009 financed by cash from operations, which we believe will enhance our business performance in 2010. On June 5, 2009, we acquired certain assets of Dakota Arms, a producer of high-end rifles, shotguns and ammunition for approximately $1.8 million, which primarily consisted of inventory and equipment. This acquisition positions us in the largely customized, high precision, large caliber and safari segments of the market, with premium and aspirational firearm and ammunition brands including Dakota Arms, Miller Arms and Nesika, as well as Dan Walter premium gun cases. In addition, on September 22, 2009, we acquired certain assets from S&K Industries, Inc. ("S&K"), a supplier of high quality walnut and laminate wood stocks for our firearms operations for approximately $3.8 million. The assets acquired are primarily inventory, machinery and equipment. We believe this acquisition will reduce certain costs of acquiring the wood stocks and improve efficiencies in our firearms manufacturing processes. On October 2, 2009, we completed the acquisition of certain assets of Advanced Armament Corp. ("AAC") for approximately $11.1 million, with an additional amount of approximately $8.0 million due in 2015 upon achievement of certain employment and financial conditions. AAC manufactures and markets a full line of firearm accessory products used in certain military and commercial markets and provides us further product portfolio expansion. Finally, on December 31, 2009, we completed the acquisition of certain assets and liabilities of Barnes, a supplier of copper bullets, including copper-tin composite core bullets, for approximately $25.6 million. We believe this acquisition allows us to offer a premium product offering to complement our existing products and to provide shooters and hunters with a premium line of high performance bullets.

Our History and Corporate Structure

              With the goal of creating the world's leading firearms, ammunition and related products company, we have built a family of brands and products through the successful integration of four primary acquisitions (Bushmaster, Remington, DPMS and Marlin). As a result of these acquisitions, we have over 190 years of operational history in firearms, ammunition and related products.

              FGI is a holding company controlled by Cerberus, dating back to the first firearms acquisition of certain assets and liabilities of Bushmaster by Cerberus in April 2006. Our predecessor company was created on February 17, 2006 by CCM for the purpose of acquiring the business of Bushmaster Firearms, Inc. Effective April 1, 2006, CCM completed the acquisition of certain assets and assumed certain liabilities of Bushmaster Firearms, Inc.

              FGI (formerly American Heritage Arms, Inc.) was formed on March 30, 2007 by CCM principally for the purpose of acquiring Remington Arms Company, Inc., which was acquired on May 31, 2007. On December 12, 2007, through a series of transactions, Bushmaster Firearms International, LLC and Remington Arms Company, Inc. became wholly owned subsidiaries of FGI. On December 13, 2007, through our subsidiary DPMS Firearms, LLC, we acquired certain assets and assumed certain liabilities of Defense Procurement/Manufacturing Services, Inc. On January 28, 2008, we acquired 100% of the shares of the Marlin Firearms Company and its subsidiary H&R 1871, LLC through our Remington subsidiary. We have focused on integrating and optimizing our consolidated business operations for the past 27 months.

              We have made four additional strategic acquisitions to supplement and expand the current brand portfolio. On June 5, 2009, through our wholly owned subsidiary DA Acquisitions, LLC, which was merged into Remington in October 2009, we acquired certain assets and assumed certain liabilities of Dakota Arms. On September 22, 2009, we acquired certain assets from S&K. In addition, we completed the acquisition of certain assets and the assumption of certain liabilities of AAC and Barnes on October 2 and December 31, 2009, respectively.

              We have entered into strategic joint-ventures through our non-wholly owned subsidiaries. On March 19, 2007, we purchased an 80% ownership interest in Precision Arms Center. On November 3, 2008, we purchased 27.1% ownership interest in INTC USA, LLC. On July 30, 2008, we purchased a 61.8% ownership interest in EOTAC, LLC.

              On February 13, 2009 we formed E-RPC, LLC as a wholly owned domestic subsidiary principally to carry out certain operating activities related to our re-entrance into the handgun market.

              On January 15, 2010, FGI formed a new wholly-owned subsidiary, FGI Holding Company, Inc. and FGI Holding formed a new wholly-owned subsidiary, FGI Operating Company, Inc. In connection with the issuance of the PIK Notes, FGI transferred substantially all of its assets (principally equity interests in its subsidiaries, other than the stock of FGI Holding) to FGI Opco and FGI Opco assumed all of the liabilities of FGI (other than those that relate to the retained assets), including the obligations under the Opco Notes and the ABL Revolver.

              The following chart shows our corporate structure as of the date of this prospectus:

(1)
73% owned by third parties.
(2)
38% owned by third parties.
(3)
50% owned by Spectrum Brands Inc.
(4)
20% owned by third parties.

Trademarks and Trade Names

              We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder. Some of the more important trademarks that we use include Remington®, Peters®, UMC®, Premier®, Express®, Ultra-Mag™, Core-Lokt®, Core-Lokt Ultra™, Fireball™, Model 870™, Model 1100™, Model 11-87™, Model 11-87 Super Magnum™, Model 700™, EtronX®, Model 700 Etron X™, Model Seven™, Model 7400™, Model 7600™, Model 597™, Model 300™, M-27™, ARMORLOKT®, Marlin®, H&R 1871®, Parker®, LC Smith®, Bushmaster®, DPMS™, Panther Arms®, EOTAC™, Dakota™, Miller Arms®, Nesika®, RemOil®, Brite-Bore™ and RemAction Cleaner™.

Segment Overview

              We operate our business under three separate reporting segments: (1) our "firearms" segment, which designs, manufactures, assembles, imports and markets primarily shotguns, centerfire rifles and rimfire rifles; (2) our "ammunition" segment which designs, manufactures and markets primarily sporting ammunition and ammunition reloading components; and (3) an "all other" reporting segment which includes accessories, other gun-related products, licensed products and apparel. The following table sets forth our sales for our reportable operating segments for the periods shown:

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2008	2009	2009	2010	2010
	(dollars in millions)
Firearms	$201.6	$426.6	$508.1	$121.0	$94.7	$481.8
Ammunition	169.3	275.9	321.6	66.5	74.9	330.0

All other	14.0	20.0	19.0	4.7	4.6	18.9

Totals	$384.9	$722.5	$848.7	$192.2	$174.2	$830.7

Firearms

Overview

              We design, manufacture and market our firearms primarily under the Remington, Marlin, Bushmaster, DPMS, H&R, L.C. Smith, Parker, Dakota Arms, Miller Arms, and Nesika brand names. Through our diversified portfolio of leading brands, we offer a wide variety of long guns including pump-action shotguns, auto-loading shotguns, side-by-side shotguns, over-and-under shotguns, break-action shotguns, and a comprehensive variety of centerfire and rimfire rifle types, including custom and precision guns, lever-action rifles, bolt-action rifles, break-action rifles, single-shot rifles, and modern sporting rifles. Our products appeal to a broad range of gun owners, attracting novice and experienced consumers alike. We offer our products at a range of price points, from entry level, value priced guns to premium brands that appeal to gun enthusiasts and collectors worldwide. We also produce components, including uppers, lowers, barrels and spare parts, which enable gun enthusiasts to build and continually upgrade and customize their firearms. Our brand strategy allows us to address a variety of end-user preferences, ranging from hunting and shooting sports to government, military and law enforcement applications, from beginner to accomplished shooters, as well as build strong brand awareness and generate attractive cross-selling opportunities.

              We believe our portfolio contains powerful brands acknowledged throughout the broader U.S. sporting goods and outdoor recreation markets and that our products are recognized by sportsmen and shooters worldwide for superior value, performance and durability. One of our core strategies is to consistently introduce new and innovative products. This strategy results in a robust new product pipeline, including our M887 Nitro Mag shotgun, an innovative new pump-action shotgun that features ARMORLOKT, our proprietary protective coating designed for the harshest environments. In addition, we have developed various innovative products for the international, law enforcement and government end-markets under the Remington, Bushmaster and DPMS brands. For example, Remington supplies the M24 Sniper Weapon System to the U.S. Army. Finally, Bushmaster and DPMS, which supplied over 29,000 firearms to law enforcement and international customers in 2009, provide firearms to various federal agencies including the DOD.

Products

              Our most popular Remington shotguns are the Model 870 pump-action shotgun and the Model 1100 and Model 11-87 auto-loading shotguns. Remington shotguns are offered in versions that are marketed to both novices and experienced gun owners. Specialty shotguns focus on the deer, turkey and other specialized hunting markets, recreational and competitive clay target shooting, and various law enforcement and military applications. We also offer premium over/under, side-by-side, and entry-level single-shot shotguns.

              Our most popular Remington rifles are the Model 700, Model Seven and Model 770 centerfire rifles and the Model 597 rimfire rifles. To appeal to a broad range of gun owners, we manufacture these rifles in a wide variety of chamberings, configurations and finishes. In addition, Remington offers the R-15 and R-25 modern sporting rifles for hunting use.

              Marlin is synonymous with lever-action rifles. The Model 336, Model 1895, Model 1894 and the recently introduced XLR configurations are designed for high performance and durability across multiple medium and large centerfire calibers. Marlin also produces the Model 39A lever action rimfire rifle, which is the longest continuously manufactured rifle in the world, having commenced production in 1891. In addition to lever-action rifles, Marlin is also known for its rimfire rifle offerings particularly, the Model 60, as well as the Model 795, Model 925 and Model 917. Marlin also offers a bolt-action centerfire rifle in the competitively priced XL7 series rifle.

              Bushmaster produces superior quality and highly advanced modern sporting rifles, used worldwide in the commercial, law enforcement, international and military markets. Bushmaster produces a wide range of upper and lower assemblies for modern sporting rifles, carbon composite carbines, M4 type carbines and a wide range of custom products with a primary focus on the .223 and 5.56mm caliber. Bushmaster has introduced innovative products and caliber offerings such as the .50 BMG and .450 Bushmaster with several new platforms currently under development.

              DPMS is a leading innovator of modern sporting rifles with a broad range of caliber offerings such as .308, .338 and .243. In addition, DPMS produces a range of upper and lower assemblies, stocks and other gun components to a diverse customer base including dealers and end-users.

              Harrington & Richardson offers competitively priced break-action single-shot shotguns and rifles. Popular models include the Pardner line of single-shot shotguns as well as the Handi-Rifle single-shot rifle and Ultra Slug Hunter rifled slug shotguns.

              Recently, we completed the acquisition of Dakota Arms. Dakota Arms is a manufacturer of premier rifles used in the high precision, large caliber and safari segments of the market.

Product Introductions

              Product introductions in 2010 include the R-15 modern sporting rifle chambered for the all new 30AR cartridge, as well as the Bushmaster ACR Rifle. Remington also re-entered the handgun market after 91 years with the introduction of the 1911R1 pistol. In addition, in 2010 we have launched the Hypersonic steel product, a faster shot shell, as well as a line of home defense centerfire ammunition. Other Remington products launched in 2010 include the 1187 Sportsman Field (12 and 20 gauge), the Model 700 XCR II, the Model 597 VTR A-Tacs camo, the Model 597 VTR CS Quad Rail, the Model 887 Bone Collector, the Model 887 Tactical, the Model 887 Turkey/Field Combo and the Model 870 SPS SuperMag Turkey/Predator Scoped Combo. Marlin products launched in 2010 include the Model 336 Big Loop, Model 336 Deluxe, the Model 60 50th Anniversary, the X7 Stainless, the 1894 CSS, the 1894 Deluxe and the 981 TS. H&R products launched in 2010 include the Handi Grip line of Handi Rifles. In 2010, we have launched the Bushmaster 308 ORC, the MOE M4-Type Carbine and the 7.62x39mm Carbine, the DPMS Sporticle 308 and the DPMS Prairie Panther.

Ammunition

Overview

              As the only major supplier of both firearms and ammunition in the United States, we believe our ability to sell ammunition creates a unique competitive advantage within the industry and allows us to solidify and extend our existing long-term relationship with our loyal customer base. Our ammunition product offerings consist of a comprehensive line of sporting ammunition and ammunition reloading components, along with ammunition for the government, military, and law enforcement markets, marketed under the Remington, UMC, Dakota and Barnes brand names both domestically and internationally. The NRA estimates 70 to 80 million people in the United States own approximately 300 million firearms, creating a large installed base for our ammunition products. We believe we are the largest manufacturer of commercial ammunition in the United States, and sold approximately 2.6 billion rounds of ammunition during the twelve months ended March 31, 2010.

              We market an extensive line of ammunition products that range from high volume, promotionally priced ammunition products to premium, high performance products that meet the needs of the most demanding hunters and shooters as well as the military and law enforcement users. This is evidenced by the fact that we have developed and/or manufactured more cartridges than any other ammunition manufacturer. We produce over 1,000 SKUs of ammunition across 60 calibers and gauges for use across the entire spectrum of firearms. We also market frangible training ammunition specifically tailored to meet the requirements of law enforcement and military customers. Additionally, we believe our ability to deliver a complete military solution of firearms and ammunition is distinctive. We also produce and market sporting ammunition components used by smaller ammunition manufacturers, as well as by individual consumers engaged in the practice of reloading centerfire cases or shotgun shells.

Products

              Our most popular ammunition products include Core-Lokt centerfire rifle ammunition, Premier STS and Nitro 27 target loads, which management believes are widely viewed as the performance leader in trap, skeet and sporting clays shooting by virtue of their combination of superior first firing performance and reloadability.

              Recently, we completed the acquisition of certain assets and liabilities of Barnes. Barnes is a supplier of copper bullets, including copper-tin composite core bullets.

Product Introductions

              We focus our product development efforts on introducing new products that satisfy the need for specialized, high-performance ammunition. Recent ammunition product introductions have focused on developing exclusive or proprietary technology with application to performance oriented hunting segments and special application law enforcement and military needs. For 2009, we expanded our AccuTip slug offering to include two 20 gauge loads in 2 3/4" and 3". To strengthen our product position in lead-free hunting areas, we are introducing a variety of new products including Steel Game and Target shotshell loads in 12 and 20 gauge, Disintegrator Varmint Ammunition featuring Jacketed Iron Core HP bullets in 2 key centerfire calibers and a new line of big game centerfire hunting ammunition, Premier Copper Solid, in six key calibers. The 2009 introduction of a brand new cartridge, the .30

Remington, a co-development project with the Remington and DPMS firearms businesses, is designed to cement Remington's leadership in the modern sporting rifle segment. The .30 Remington is the first .30 caliber cartridge providing deer-sized big game hunting performance in a lightweight R-15 firearm platform.

Accessories, Licensing and Other

              We sell a wide variety of branded accessories, including gun care and cleaning products and folding and collectible knives. We believe we are one of the top brands in complete firearm care, including cleaning chemicals, tools, and kits. Our wide range of oil and lubricants include RemOil, Brite-Bore, RemAction Cleaner and Rem-DriLube, which are highly versatile and widely used firearm oils and cleaning products. Through our majority owned joint venture, EOTAC, we market high quality tactical and discreet garments for military, law enforcement and the private sector. In addition, we also hold a minority ownership stake in INTC, a leading producer of non-toxic premium based centerfire and shotshell projectiles and a leading manufacturer of frangible bullets.

              We also license our trademarks to a discrete number of third parties that manufacture and market sporting and outdoor products that complement our product lines. We offer approximately 3,500 SKUs of licensed product and generate over $110 million in sales for our retail partners. Currently, our trademarks are licensed for use on, among other things, sporting and outdoor apparel, caps, gun cases and slings, tree stands, wildlife feeders, sporting dog equipment, air guns, game decoys and calls, hunting and shooting safety and security products, gun safes, and various other nostalgia and novelty goods. We strive to ensure that the quality, image and appeal of these licensed products are consistent with the high-quality nature of our products and brand strength. We believe that these licenses increase the market recognition of our brands, enhance our ability to market our core products, and generate attractive, high margin income. Additionally, we believe there are significant opportunities for our licensed products as we believe consumer preference is continuing to move toward an outdoor lifestyle.

              Recently, we completed the acquisition of certain assets and liabilities of AAC. AAC manufactures and markets a full line of firearm accessory products used in certain military and commercial markets.

Competition

              Product image, performance, quality and innovation are the primary competitive factors in the firearms industry, with price and customer service also being important. Our shotgun products compete with products offered by O.F. Mossberg & Sons, Inc., Winchester, Browning Arms Company, and Fabbrica d'Armi Pietro Beretta S.p.A. Our centerfire and rimfire rifles compete with products offered by Sturm, Ruger & Co., Inc., Savage Arms, Inc., Browning Arms Company, Colt Defense, FN Herstal, Smith & Wesson, Rock River Arms, Stag Arms and Armalite.

              In the ammunition market, we compete with the Winchester division of Olin Corporation, and Federal Cartridge Co., a subsidiary of Alliance Techsystems. Additionally, some imported ammunition brands compete in the domestic market.

Manufacturing

              We are one of the largest manufacturers of firearms in the United States with seven dedicated firearms manufacturing facilities. Our facilities in Ilion, New York, North Haven, Connecticut, Windham, Maine, Mayfield, Kentucky, Sturgis, South Dakota, St. Cloud, Minnesota and Lake Havasu, Arizona manufacture a wide selection of shotguns, centerfire rifles, rimfire rifles, modern sporting rifles, barrels and gun components and parts, in addition to high-end custom and precision firearms. Stringent quality control processes are employed throughout production and purchasing. Two of these firearms manufacturing facilities in Ilion and Windham, which we consider our key facilities, have ISO 9001-2000 certifications. Certain of these facilities also provide factory repair services.

              We have three facilities that manufacture ammunition and ammunition components located in Lonoke, Arkansas, Sturgis, South Dakota and Mona, Utah. Primer mixture manufactured on site is combined with parts and raw materials to produce ammunition. Some parts are manufactured on site, while other components are purchased from independent suppliers. Throughout the various processes, our technicians continuously monitor and test the velocity, pressure and accuracy levels of our ammunition. Our main ammunition manufacturing facility is ISO 9001-2000 certified.

              We import a limited number of certain firearm products from selected foreign vendors.

Seasonality

              Although the sales of many of our products fall outside the core fall hunting season of September through December, a significant portion of our sales are seasonal and concentrated toward the fall hunting season. As a result of the seasonal nature of our sales and the payment terms under our dating plan billing practices, our historical working capital financing needs generally have exceeded cash provided by operations during certain parts of the year. As a result, our working capital financing needs tend to be greatest during the spring and summer months, decreasing during the fall and reaching their lowest points during the winter. Our recent efforts to shorten terms and reduce dating plan billing practices have moderated this seasonal aspect of working capital financing needs as compared to prior years.

Supply of Raw Materials

              We have augmented and integrated our facilities and supply chain and have focused on improving our operating efficiency. To manufacture our various firearms, ammunition and related products, we utilize numerous raw materials, including steel, wood, lead, brass, powder and plastics, as well as parts purchased from independent manufacturers. We have completed numerous lean manufacturing projects and six sigma efforts focused on supply chain rationalization.

              For a number of our raw materials, we rely on a limited number of suppliers. For example, a major portion of our requirements for barrel blanks and wood stocks are each currently being met by several vendors. In addition, our brass strip and lead requirements are being serviced primarily by several vendors and our requirements for smokeless powder are primarily met by three suppliers, which are the only sources of smokeless powder in the United States and Canada. Many of our machining processes on certain of our firearms components are performed by a limited number of vendors. We are actively working to develop in-house capabilities at our Ilion facility to mitigate some of the supply chain concentration associated with our products. See "Risk Factors" for additional information regarding the risks associated with our dependence on a limited number of suppliers and the risks related to importing products from foreign vendors.

              We generally have written purchase agreements with our suppliers, some of which (primarily with utilities) contain minimum purchase requirements. We have had long-term relationships with most of our vendors and believe that all such relationships are good, and do not currently anticipate any material shortages or disruptions in supply from these vendors.

              The price and availability of production materials are affected by a wide variety of interrelated economic and other factors, including alternative uses of materials and their components, changes in production capacity, energy prices, commodity prices, and governmental regulations. Specifically, some of our manufacturing sites have experienced volatility in acquisition costs related to purchases of metals and other materials related to our business, increased processing charges and increased energy costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "—Quantitative and Qualitative Analysis of Market Risk."

Service and Warranty

              We support service and repair facilities for our firearms products in order to meet the service needs of our distributors, customers and consumers nationwide. We provide warranties for our new firearms products manufactured in the United States to the original purchaser to be free from defects in material and workmanship for periods of one to five years. These warranty periods commence with the registered date of purchase by the end consumer. Our imported firearms products are warranted by our vendors for a period of one year commencing with the registered date of purchase by the end consumer and we also provide limited warranties for our ammunition products. Warranty costs associated with these programs were $1.1 million for the three months ended March 31, 2010 and $4.4 million, $3.6 million and $1.3 million for each of the years ended December 31, 2009, 2008 and 2007, respectively.

Marketing and Distribution

              We are a leading marketer and supplier of one of the broadest portfolios of firearms, ammunition and related products in our industry. Our portfolio of products is marketed to the hunting, shooting sports, law enforcement and military end-markets under some of the most globally recognized brands including Remington, Marlin, Bushmaster and DPMS, among others. Our portfolio holds the #1 commercial market positions across all of our major product categories.

              We have shifted our business from a manufacturing-based "push system" to a customer-focused "pull system," driven by our Chief Sales and Marketing Officers. In addition to mining our extensive and proprietary database of consumer contacts, we are a leader in the industry in capturing and analyzing point of sale and sell through data from our key customers and distributors to determine what products are in demand by our customers.

              We market our products and sell through both our in-house direct sales representatives and, to a lesser extent, manufacturers' sales representatives. Both groups market and sell principally to wholesalers, dealers and chains. Our in-house direct sales representatives market and sell only Freedom Group firearms, ammunition and related products. Our manufacturers' sales representatives market and sell other product lines as well. Our manufacturers' sales representatives are prohibited from selling directly competing goods from other manufacturers and are paid variable commissions based on the type of products that are sold.

              We have adjusted our selling process to be more streamlined and focused on customer types, including chains, distributors, gun clubs, law enforcement, international, military and government agencies. We have invested in our commercial sales organization, growing our headcount by 44% over the past two years, to increase the experience, reach and impact of our sales team. In addition to overhauling our commercial sales organization, we have materially expanded and refocused our law enforcement, international and military sales and marketing organizations with the same objectives.

              Our portfolio of leading products and brands, with significant #1 shares, positions us as a key partner with commercial retailers, including Bass Pro Shops, Cabela's, Dick's Sporting Goods, Gander Mountain and Wal-Mart, as well as distributors. Our Remington Law Enforcement Division is focused on the specialized needs of this predominantly law enforcement channel. The Texas Department of Public Safety, Los Angeles County Sheriff's Department and the California Highway Patrol represent a few of our law enforcement customers. In addition, our Remington Military Products Division is focused on the specialized needs and regulatory considerations to serve various military customers in the United States and around the world. Today, for example, we are a supplier to the DOD supplying the M24 Sniper Weapon System to the U.S. Army and have sold military products to countries including Colombia, the Republic of Georgia, Malaysia, Mexico and Oman. We support our products internationally with dedicated international sales representatives in Norway, Spain and Germany.

Geographic Areas

              Revenues from customers outside of the United States were $88.7 million, $97.3 million and $47.8 million for each of the years ended December 31, 2009, 2008 and 2007, respectively. Revenues from customers in Canada were $20.9 million, $27.1 million and $21.1 million for each of the years ended December 31, 2009, 2008 and 2007, respectively. The carrying value of long-lived assets maintained outside of the United States was $0.2 million as of December 31, 2009 and nominal in each of the years 2008 and 2007.

Customer Concentration

              Approximately 11% and 12% of total net sales from all reportable segments for the three months ended March 31, 2010 and 2009, respectively, consisted of sales made to one customer, Wal-Mart. Due to the seasonal nature of our business, three months of results are not necessarily indicative of a full year's performance. Approximately 10% of our total net sales from all reportable business segments for the year ended December 31, 2009 consisted of sales made to one customer, Wal-Mart. The loss of this customer or a substantial reduction in sales to this customer could adversely affect our financial condition, results of operations or cash flows. No other single customer comprises more than 10% of total sales. No material portion of our business is subject to renegotiation of profits or termination of contracts at the election of a governmental or any other type of purchaser. See "Risk Factors—Risks Relating to Our Business—A substantial amount of our business comes from one "national account" customer. A substantial portion of our accounts receivable is concentrated with two customers. Loss of business from either of these customers could adversely affect our revenues, operating results and statements of cash flows."

              Wal-Mart, together with another customer, accounted for approximately 9% and 18% of our accounts receivable balance as of March 31, 2010 and December 31, 2009, respectively. This other customer, due to the timing of its purchasing, usually maintains significant amounts of accounts receivable at the end of our fiscal year. In the event that this customer incurs financial difficulty and is unable to pay its account in full, our cash flows and operating results could be adversely affected.

              International sales accounted for approximately 14% for the three months ended March 31, 2010, 10%, 13% and 12% of our total net sales for the years ended December 31, 2009, 2008 and 2007, respectively. Our sales personnel and manufacturers' sales representatives market to foreign distributors generally on a nonexclusive basis and for a one-year term.

Research and Development

              With more than 45 engineers and technicians and what we believe to be the industry's only domestic freestanding and dedicated firearms research and development facility, we are a leader of innovation in the industry. Our team is focused on new product development as well as improving existing products based on consumer needs and demands as well as in response to the competition in the market. Upcoming long gun and handgun product introductions include the weather-resistant M887 Nitro Mag shotgun. Recent efforts also include process improvements to bring new products such as the XL7 to market more quickly and cost effectively as well as existing products like our 870 shotgun. We are actively driving product development in the modern sporting rifle market to tap commercial, law enforcement, international and military channels with innovative products components, parts and additional calibers. These efforts have resulted in the introduction or planned launch of the .30 R-15, R-15, R-25, ACR, .50BMG, .338 MXLR/MX, M597 VTR, and .308 DPMS firearms, and a variety of new ammunition products, among others. Research and development expenditures for our continuing operations were approximately $11.7 million, $7.1 million and $3.8 million in the years ended December 31, 2009, 2008 and 2007, respectively.

Patents, Trademarks and Copyrights

              Our operations are not dependent upon any single trademark other than the Remington and Bushmaster word marks and the Remington and Bushmaster logo marks. In addition, we also own the Marlin, H&R, L.C. Smith, Dakota and DPMS trade names and trademarks as well as other trade names and trademarks. Some of the other trademarks that we use, however, are nonetheless identified with and important to the sale of our products. Our business is not dependent to a material degree on patents, copyrights, or trade secrets. We do not believe that the expiration of any of our patents will have a material adverse effect on our financial condition or our results of operations. We likewise do not believe that any of our licenses of intellectual property to third parties are material to our business, taken as a whole.

              In June 2000, Remington formed RA Brands L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Remington ("RA Brands"), to which Remington transferred ownership of all of its patents, trademarks and copyrights. RA Brands owns all of the Remington trademarks and licenses them to Remington at an arm's length royalty rate. We believe that we have adequate policies and procedures in place to protect our intellectual property.

    Dakota Arms, LLC

              On June 5, 2009, we acquired certain assets and liabilities of Dakota Arms, which primarily consisted of inventory and equipment for approximately $1.8 million. Dakota Arms is a producer of high-end rifles, shotguns and ammunition. This acquisition positions us in the largely customized, precision, large caliber and safari segments of the market, with premium and aspirational firearms and ammunition brands including Dakota Arms, Miller Arms and Nesika, as well as Dan Walter premium gun cases.

    S&K Industries, Inc.

              On September 22, 2009, we acquired certain assets and liabilities from S&K, a supplier of wood stocks for our firearms operations for approximately $3.8 million. The assets acquired are primarily inventory, machinery and equipment. We believe this acquisition will improve efficiencies in our firearms manufacturing processes as well as reduce certain costs of acquiring the wood stocks.

    Advanced Armament Corp.

              On October 2, 2009, we completed the acquisition of certain assets and liabilities of AAC for approximately $11.1 million, with an additional amount of approximately $8.0 million due in 2015 upon achievement of certain employment and financial conditions. AAC manufactures and markets a full line of firearm accessory products used in certain military (including current use by the Department of Defense), law enforcement and commercial markets.

    Barnes Bullets, Inc.

              On December 31, 2009, we completed the acquisition of certain assets and liabilities of Barnes, a supplier of copper bullets, including copper-tin composite core bullets, for approximately $25.6 million. We believe this acquisition allows us to offer a premium product offering to complement our existing products and to provide shooters and hunters with a premium line of high performance bullets.

Regulation

              The manufacture, sale, purchase, possession and use of firearms are subject to extensive federal, state and local governmental regulations. The primary federal laws are the National Firearms Act of 1934 ("NFA"), the Gun Control Act of 1968 ("GCA"), the Arms Export Control Act of 1976

("AECA") and the Firearms and Ammunition Excise Tax ("FAET"), which have been amended from time to time. The NFA, GCA and imports under the AECA are administered and enforced by the Bureau of Alcohol, Tobacco, Firearms and Explosives through the Department of Justice; exports under the AECA are administered and enforced by the Directorate of Defense Trade Controls through the Department of State and by the Bureau of Industry and Security through the Department of Commerce; and the FAET is administered and enforced by the Alcohol and Tobacco Tax and Trade Bureau through the Department of Treasury. We maintain valid federal licenses and registrations at our locations as required by these agencies for the Company to import, manufacture and sell firearms and ammunition. The NFA places various restrictions on certain firearms defined in that regulation including fully automatic firearms, short barreled rifles, short barreled shotguns, silencers and destructive devices. We do manufacture or import limited products regulated under the NFA primarily for official government and law enforcement end users. The GCA places certain restrictions on the interstate sale of firearms, among other things. The AECA requires approved licenses to be in place prior to the import or export of certain firearms, ammunition and explosives. The FAET imposes a federal tax on the sale of or use by the manufacturer, producer or importer of firearms and ammunition. There is no assurance that the administrative branches responsible for approving import and export licenses or transfers of NFA firearms or other firearms to our customers will do so in all cases, and failure to obtain such approvals could adversely affect our business. In addition, changes in the tax laws or rates could adversely affect our business.

              In September 2004, the United States Congress declined to renew the AWB which generally prohibited the manufacture of certain firearms defined under that statute as "assault weapons" as well as the sale or possession of "assault weapons" except for those that, prior to the law's enactment, were legally in the owner's possession. Various states and local jurisdictions have adopted their own version of the AWB and some of those apply to Bushmaster, DPMS and certain Remington sporting firearms products. We cannot guarantee that an "assault weapons" ban similar to the AWB, or another version thereof, will not be re-enacted. Legislation of this type, if enacted, could have a material adverse effect on our business.

              At the federal level, bills have been introduced in Congress to establish, and to consider the feasibility of establishing, a nationwide database recording so-called "ballistic images" of ammunition fired from new firearms. Should such a mandatory database be established, the cost to the Company and its customers could be significant, depending on the type of firearms and ballistic information included in the database. Other bills have been introduced in Congress in the past several years that would restrict or prohibit the manufacture, transfer, importation or sale of certain calibers of handgun ammunition, impose a tax and import controls on bullets designed to penetrate bullet-proof vests, impose a special occupational tax and registration requirements on manufacturers of handgun ammunition, and increase the tax on handgun ammunition in certain calibers. In addition to federal requirements, state and local laws and regulations may place additional restrictions on firearms and ammunition manufacture, sale, purchase, possession and use. For example, two states have established regulations requiring "ballistic imaging" registries of ammunition fired from new handguns; one has established regulations requiring ammunition "microstamping" capabilities for all new introductions of handgun models to be transferred for sale into that state; several others ban the sale, possession and use of firearms altogether; and several others require firearms to be sold with internal or external locking mechanisms. At least four states have current bills proposing requirements for "bullet serialization" for ammunition or "microstamping" capabilities for certain firearms. Some of these bills would apply to ammunition and firearms of the kind we produce. Generally, there are numerous other bills proposed at both the state and local levels that could restrict or otherwise prohibit the manufacture, sale, purchase, possession or use of firearms and ammunition. In summary, there can be no assurance that the regulation of firearms and ammunition will not become more restrictive in the future, and more restrictive legislation could have a material adverse effect on the business of the Company.

              Some states and other governmental entities have recently enacted, and others are considering, legislation restricting or prohibiting the ownership, use or sale of certain categories of firearms and/or ammunition. Although numerous jurisdictions presently have mandatory waiting periods for the sale of handguns (and some for the sale of long guns as well), there are currently few restrictive state or municipal regulations applicable to handgun ammunition. Our firearms are covered under several recently enacted state regulations requiring guns to be sold with internal or external locking mechanisms. Some states are considering mandating certain design features on safety grounds, most of which would be applicable only to handguns. We believe that hunter safety issues may affect sales of firearms, ammunition and other shooting-related products. There can be no assurance that the regulation of firearms and ammunition will not become more restrictive in the future, and more restrictive legislation in this area could have a material adverse effect on the business of the Company.

              We are no longer a defendant in any lawsuits brought by municipalities against participants in the firearms industry. In addition, legislation has been enacted in approximately 34 states precluding such actions. Similar federal legislation, entitled "The Protection of Lawful Commerce in Arms Act" was signed into law by President Bush on October 26, 2005, after being passed by the U.S. Senate in August 2005 and by the House of Representatives in October 2005. However, the applicability of the law to various types of governmental and private lawsuits has been challenged. Any court decision restricting the applicability of the law could adversely impact the business of the Company.

              We believe that existing federal and state regulation regarding firearms and ammunition has not had a material adverse effect on our sales of these products to date. However, there can be no assurance that federal, state, local or foreign regulation of firearms and/or ammunition will not become more restrictive in the future and that any such development would not have a material adverse effect on our business either directly or by placing additional burdens on those who distribute and sell our products or those consumers who purchase our products. See "Risk Factors—Risks Relating to Our Business—Our business is subject to extensive governmental legislation and regulation that may restrict our operations, increase our costs of operations, or adversely affect the demand for our products by limiting the availability and/or increasing the cost of our products."

Environmental Matters

              Our operations are subject to a variety of federal, state and local environmental laws and regulations which govern, among other things, the discharge of hazardous materials into the air and water, handling, treatment, storage and disposal of such materials, as well as remediation of contaminated soil and groundwater. We have in place programs that monitor compliance with these requirements and believe our operations are in material compliance with them. In the normal course of our manufacturing operations, we are subject to occasional governmental proceedings and orders pertaining to waste disposal, air emissions and water discharges into the environment. We believe that we are in compliance with applicable environmental regulations in all material respects, and that the outcome of any such proceedings and orders will not have a material adverse effect on our business.

              Under the terms of a legacy asset purchase agreement from 1993 ("Purchase Agreement") with E.I. DuPont Nemours & Company ("DuPont") relating to the Remington business ("Asset Purchase"), DuPont agreed to retain responsibility for certain pre-closing environmental liabilities. Remington also entered into an agreement with DuPont with respect to cooperation and responsibility for specified environmental matters. See "—Legal Proceedings and Related Matters" and "Legal Proceedings and Related Matters—Certain Indemnities."

              There are various pending proceedings associated with environmental liability naming us for which DuPont and its affiliates have accepted liability. Our obligations in these cases are not expected to be material.

              Based on information known to us, we do not expect current environmental regulations or environmental proceedings and claims to have a material adverse effect on our results of operations, financial condition or cash flows. However, it is not possible to predict with certainty the impact of future environmental compliance requirements or of the cost of resolution of any future environmental proceedings and claims, in part because the scope of the remedies that may be required is not certain, liability under some federal environmental laws is under certain circumstances joint and several in nature, and environmental laws and regulations are subject to modification and changes in interpretation. There can be no assurance that environmental regulation will not become more burdensome in the future or that unknown conditions will not be discovered and that any such development would not have a material adverse effect on our business. We do not anticipate incurring any material capital expenditures for environmental control facilities for 2010.

              The Marlin Firearms Acquisition triggered the Connecticut Transfer Act (the "CTA") with respect to the facility located in North Haven, Connecticut. The CTA is designed to identify properties contaminated with hazardous wastes and to ensure that such properties are cleaned up to the satisfaction of the Connecticut Department of Environmental Protection ("DEP"). Under the CTA, Marlin is required to investigate areas of environmental concern at the North Haven facility and to clean up contamination exceeding state standards to the satisfaction of the DEP. The investigation of the North Haven facility is ongoing. Remediation costs may be incurred, but such costs at this time are not expected to be material to operations or cash flows.

              Marlin has also conducted other remediation activities at its idled Gardner, Massachusetts facility and a former facility in New Haven, Connecticut. Costs for remediation at both of these locations are not expected to be material.

Legal Proceedings and Related Matters

              Under the terms of the Purchase Agreement, DuPont and its affiliates retained liability for, and are required to indemnify us against, with respect to Remington:

  •
  liability in excess of our limited financial responsibility for environmental claims and disclosed product liability claims relating to pre-closing occurrences;

  •
  liability for product liability litigation related to discontinued products; and

  •
  certain tax liabilities, and employee and retiree compensation and benefit liabilities and intercompany accounts payable which do not represent trade accounts payable.

              These indemnification obligations of DuPont and its affiliates are not subject to any survival period limitation. We have no current information on the extent, if any, to which DuPont and its affiliates have insured these indemnification obligations. Except for certain cases and claims relating to shotguns as described below, and except for all cases and claims relating to products discontinued prior to the Asset Purchase, we generally bear financial responsibility for the costs of product liability cases and claims relating to occurrences after the Asset Purchase and are required to indemnify DuPont and its affiliates against such cases and claims. See "—Certain Indemnities."

              There are no current DPMS or Bushmaster legal proceedings; however, we are voluntarily developing and submitting a stewardship plan for the Maine DEP for certain sites Bushmaster leased for firearms testing. Costs for the stewardship efforts at these sites are not expected to be material.

              The main types of legal proceedings to which we are subject include:

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  product liability litigation filed by individuals;

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  product liability litigation filed by municipalities; and

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  environmental litigation.

Product Related Litigation

              We maintain insurance coverage for product liability claims subject to certain self-insured retentions on a per-occurrence basis for personal injury or property damage with respect to Remington (relating to occurrences arising after the Asset Purchase), Marlin, Bushmaster, DPMS and our other brands and products. We believe that our current product liability insurance coverage for personal injury and property damage is adequate for our needs. Our current product liability insurance policy provides for certain self-insured retention amounts per occurrence. The policy excludes from coverage any pollution-related liability. Based in part on the nature of our products, there can be no assurance that we will be able to obtain adequate product liability insurance coverage upon the expiration of the current policy. Our current product liability insurance policy expires in December 2011.

              As of March 31, 2010, Bushmaster and DPMS did not have any bodily injury cases or claims pending relating to their firearms.

              As a result of contractual arrangements, we manage the joint defense of product liability litigation involving Remington brand firearms and our ammunition products for both Remington and DuPont and its affiliates. As of March 31, 2010, approximately 19 individual bodily injury cases and claims were pending relating to firearms and our ammunitions products, primarily alleging defective product design, defective manufacture and/or failure to provide adequate warnings; some of these cases seek punitive as well as compensatory damages. We have previously disposed of a number of other cases involving post-Asset Purchase occurrences involving Remington brand firearms and our ammunition products by settlement. The 19 pending cases involve pre- and post-Asset Purchase occurrences for which we or DuPont bear responsibility under the Purchase Agreement. In addition, we have several class action cases pending relating to breach of warranty claims concerning certain of our firearms products where economic damages are being claimed.

              The relief sought in individual cases includes compensatory and, sometimes, punitive damages. Certain of the claims and cases seek unspecified compensatory and/or punitive damages. In others, compensatory damages sought may range from less than $50,000 to in excess of $1 million and punitive damages sought may exceed $1 million. Of the individual post-Asset Purchase bodily injury cases and claims pending as of March 31, 2010, plaintiffs and claimants seek either compensatory and/or punitive damages in unspecified amounts or in amounts within these general ranges. In our experience, initial demands do not generally bear a reasonable relationship to the facts and circumstances of a particular matter, and in any event, are typically reduced significantly as a case proceeds. We believe that our accruals for product liability cases and claims, as described below, are a better quantitative measure of the cost of product liability cases and claims.

              At March 31, 2010, our accrual for product liability and other product related cases and claims was approximately $14.0 million. The amount of our accrual for these liability cases and claims is based upon estimates developed as follows. We establish reserves for anticipated defense and disposition costs to us of those pending cases and claims for which we are financially responsible. Based on those estimates and an actuarial analysis of actual defense and disposition costs incurred by us with respect to product liability cases and claims in recent years, we determine the estimated defense and disposition costs for unasserted product liability cases and claims. We combine the estimated defense and disposition costs for both pending and unasserted cases and claims to determine the amount of our accrual for product liability and product related cases and claims. It is reasonably possible additional experience could result in further increases or decreases in the period in which such information is made available. We believe that our accruals for losses relating to such cases and claims are adequate. Our accruals for losses relating to product liability and product related cases and claims include accruals for all probable losses the amount of which can be reasonably estimated. Based on the relevant circumstances (including, with respect to Remington-based claims, the current availability of insurance for personal injury and property damage with respect to cases and claims involving occurrences arising after the Asset Purchase, our accruals for the uninsured costs of such cases and claims and DuPont's agreement to be responsible for a portion of certain post-Asset Purchase product liability costs, as well as the type of firearms products that we make), we do not believe with respect to product liability and product related cases and claims that any probable loss exceeding amounts already recognized through our accruals has been incurred.

              Because our assumption of financial responsibility for certain Remington product liability cases and claims involving pre-Asset Purchase occurrences was limited to an amount that has now been fully paid, with DuPont and its affiliates retaining liability in excess of that amount and indemnifying us in respect of such liabilities, and because of our accruals with respect to such cases and claims, we believe that Remington product liability cases and claims involving occurrences arising prior to the Asset Purchase are not likely to have a material adverse effect upon our financial condition, results of operations or cash flows, nor do we believe at this time that there is an estimated range of reasonably possible additional losses. Moreover, although it is difficult to forecast the outcome of litigation, we do not believe, in light of relevant circumstances (including with respect to Remington-based claims, the current availability of insurance for personal injury and property damage with respect to cases and claims involving occurrences arising after the Asset Purchase, our accruals for the uninsured costs of such cases and claims and the agreement of DuPont and its affiliates to be responsible for a portion of certain post-Asset Purchase product liability costs, as well as the type of firearms products that we make), that the outcome of all pending product liability cases and claims will be likely to have a material adverse effect upon our financial condition, results of operations or cash flows. Nonetheless, in part because the nature and extent of liability based on the manufacture and/or sale of allegedly defective products (particularly as to firearms and ammunition) is uncertain, there can be no assurance that our resources will be adequate to cover pending and future product liability occurrences, cases or claims, in the aggregate, or that a material adverse effect upon our financial condition, results of operations or cash flows will not result therefrom. However, it is reasonably possible that a significant shift in the litigation environment or deterioration in our loss development experience could result in an additional estimated expense of up to $4.4 million. Because of the nature of our products, we anticipate that we will continue to be involved in product liability and product related litigation in the future. Because of the potential nature of injuries relating to firearms and ammunition, certain public perceptions of our products, and recent efforts to expand liability of manufacturers of firearms and ammunition, product liability cases and claims, and insurance costs associated with such cases and claims, may cause us to incur material costs.

Municipal Litigation

              In addition to these individual cases, as a manufacturer of shotguns and rifles, we have been named previously in several actions brought by various municipalities, primarily against manufacturers, distributors and sellers of handguns. However, we are not a defendant in any pending municipal litigation, nor have we been a defendant in such a matter in the last several years.

              A majority of states have enacted some limitation on the ability of local governments to file such lawsuits against firearms manufacturers. However, the applicability of the laws to various types of governmental and private lawsuits has been challenged in both state and federal courts. Any court decision restricting the applicability of these laws could adversely impact our business.

Litigation Outlook

              We are involved in lawsuits, claims, investigations and proceedings, including commercial, environmental, trade mark, trade dress and employment matters, which arise in the ordinary course of business. We do not expect that the ultimate costs to resolve these matters will have a material adverse effect on our financial position, results of operations or cash flows.

Certain Indemnities

              As of the closing of the Asset Purchase in December 1993 under the Purchase Agreement, Remington assumed:

  •
  a number of specified liabilities, including certain trade payables and contractual obligations of DuPont and its affiliates;

  •
  limited financial responsibility for specified product liability claims relating to disclosed occurrences arising prior to the Asset Purchase;

  •
  limited financial responsibility for environmental claims relating to the operation of the Remington business prior to the Asset Purchase; and

  •
  liabilities for product liability claims relating to occurrences after the Asset Purchase, except for claims involving products discontinued at the time of closing.

              All other liabilities relating to or arising out of the operation of the Remington business prior to the Asset Purchase from DuPont are excluded liabilities ("Excluded Liabilities"), which DuPont and its affiliates retained. DuPont and its affiliates are required to indemnify us in respect of the Excluded Liabilities, which include, among other liabilities:

  •
  liability in excess of our limited financial responsibility for environmental claims and disclosed product liability claims relating to pre-closing occurrences;

  •
  liability for product liability litigation related to discontinued products; and

  •
  certain tax liabilities, and employee and retiree compensation and benefit liabilities and intercompany accounts payable which do not represent trade accounts payable.

              DuPont and its affiliates' overall liability in respect of their representations, covenants and the Excluded Liabilities under the Purchase Agreement, excluding environmental liabilities and product liability matters relating to events occurring prior to the purchase but not disclosed, or relating to discontinued products, is limited to $324.8 million. With a few exceptions, DuPont and its affiliates' representations under the Purchase Agreement have expired. We made claims for indemnification involving product liability issues prior to such expiration. See "—Product Liability Litigation."

              In addition, DuPont and its affiliates agreed in 1996 to indemnify Remington against a portion of certain product liability costs involving various shotguns manufactured prior to 1995 and arising from occurrences on or prior to November 30, 1999. These indemnification obligations of DuPont and its affiliates relating to product liability and environmental matters (subject to a limited exception) are not subject to any survival period limitation, deductible or other dollar threshold or cap. We and DuPont and its affiliates are also party to separate agreements setting forth agreed procedures for the management and disposition of environmental and product liability claims and proceedings relating to the operation or ownership of the Remington business prior to the Asset Purchase, and are currently engaged in the joint defense of certain product liability claims and proceedings. See "—Product Related Litigation."

              Additionally as part of our recent acquisitions, the Company has received customary product liability, environmental, and legal indemnifications.

Employees

              As of March 31, 2010, we employed approximately 2,900 full-time employees, approximately 2,450 of whom were engaged in manufacturing and approximately 550 of whom were engaged in sales, marketing, general administration and research and development. An additional work force of temporary employees is engaged during peak production schedules at certain of our manufacturing facilities.

              As of March 31, 2010, approximately 800 employees were members of the United Mine Workers of America ("UMWA") at our Ilion, New York manufacturing facility. The collective bargaining agreement with the UMWA was renegotiated effective October 2007 and expires on October 28, 2012. This labor agreement is terminable by either party upon notice to the other party. Employees at our other manufacturing facilities are not represented by unions. There have been no significant interruptions or curtailments of operations due to labor disputes since prior to 1968 and we believe that our relations with our employees are satisfactory.

Properties

              We are headquartered in Madison, North Carolina in a 43,000 square foot facility that we own and an 11,500 square foot facility that we lease. These facilities are utilized for management offices as well as certain sales, marketing, human resources, information technology, finance, treasury, and customer and consumer service functions. We believe that these facilities are suitable for the activities conducted therein and are appropriately utilized.

              We lease a 250,000 square foot distribution facility in Memphis, Tennessee. The facility is staffed by a contracted logistics and distribution service company. This facility provides for the centralized distribution for all of our reporting segments. We believe that this facility is suitable for the activities conducted therein and is appropriately utilized.

              Research and development is conducted at two facilities, one which we own in Elizabethtown, Kentucky and one in Dallas, Georgia which we lease. We believe that these facilities are suitable for the activities conducted therein and are appropriately utilized.

              We currently operate 11 facilities for our manufacturing operations and maintain 3 idle facilities. The following table sets forth selected information regarding each of these facilities:

Plant	Principal Products	Segment	Square Feet (in thousands)	Ownership
Ilion, New York	Shotguns centerfire and rimfire rifles	Firearms	1,000	Owned
Lonoke, Arkansas	Shotshell, rimfire and centerfire ammunition	Ammunition	750	Owned
North Haven, Connecticut	Centerfire and rimfire rifles (To be closed in 2011)	Firearms	227	Owned
Lexington, Missouri	Wood stocks	Firearms	118	Leased
Gardner, Massachusetts	Shotguns, centerfire and rimfire rifles (Idle—held for sale)	Firearms	105	Owned
Mona, Utah	Copper bullets (Ammunition)	Ammunition	70	Leased
Windham, Maine	Centerfire rifles	Firearms	55	Leased
Mayfield, Kentucky	Centerfire and rimfire rifles	Firearms	44	Owned
Findlay, Ohio	Clay targets (Idle)	All Other	40	Owned
Sturgis, South Dakota	Centerfire rifles	Firearms	28	Leased
Ada, Oklahoma	Clay targets (Idle)	All Other	21	Owned
St. Cloud, Minnesota	Centerfire rifles	Firearms	18	Leased
Lake Havasu, Arizona	Centerfire rifles	Firearms	9	Leased
Norcross, Georgia	Accessories	All Other	9	Leased

              On March 25, 2010, we announced a strategic rationalization decision that will result in the closure of our manufacturing facility in North Haven, Connecticut. We expect the closure to be completed by the end of June 2011. We will be relocating the production of the North Haven products to Ilion, New York, Mayfield, Kentucky, and Lexington, Missouri. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Rationalization Decision."

              We believe that the above facilities that we are currently utilizing are suitable for the manufacturing conducted therein and have capacities appropriate to meet existing production requirements. The Ilion, Lonoke, North Haven, and Mayfield facilities each contain enclosed ranges for testing firearms and ammunition.

              We acquired the Connecticut and the Massachusetts facilities in the Marlin Acquisition. On April 7, 2008, we announced a strategic manufacturing consolidation decision that resulted in the closure of our manufacturing facility in Gardner, Massachusetts. The Gardner facility was closed in October 2008 and is currently for sale.

              Holders of the Opco Notes have a first-priority security interest in the real property owned by us identified in the chart above and in our Madison, North Carolina headquarters and our Elizabethtown, Kentucky research and development facility.

              EOTAC currently leases office and warehouse space in West Columbia, South Carolina.

MANAGEMENT

              The following table sets forth information regarding our board of directors and executive officers upon completion of this offering. Immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms.

Name	Age	Position
Walter McLallen(a)(b)	44	Director, Chairman of the Board
Jeff Bleustein(d)	70	Director
Bobby R. Brown(b)	77	Director
Grant Gregory(d)	69	Director
General Michael W. Hagee (Ret.)(a)	65	Director
General George A. Joulwan (Ret.)(c)	70	Director
George Kollitides, II(a)(b)(c)	40	Director
James J. Pike(c)	67	Director
Edward H. Rensi(d)	65	Director
Frank A. Savage	62	Director
George Zahringer III	57	Director
David Bell	66	Director
Theodore H. Torbeck(a)	53	Director, Chief Executive Officer
Joseph B. Gross	51	Chief Operating Officer
Stephen P. Jackson, Jr.	41	Chief Financial Officer and Treasurer
E. Scott Blackwell	48	Chief Sales Officer
Marc Hill	39	Chief Marketing Officer
Fredric E. Roth, Jr.	55	Chief Compliance Officer, General Counsel and Corporate Secretary
Melissa Cofield	42	Chief Human Resources Officer
John M. Dwyer, Jr.	51	Chief Technology Officer
Jeffrey B. Costantin	50	Chief Information Officer

(a)
Member, Executive Committee

(b)
Member, Audit Committee

(c)
Member, Compensation Committee

(d)
Member, Sales and Marketing Committee

              None of our officers or directors has any family relationship with any director or other officer. "Family relationship" for this purpose means any relationship by blood, marriage or adoption, not more remote than first cousin.

              The business experience during the past five years of each of the directors and executive officers listed above is as follows:

              Walter McLallen became our Chairman of the Board on September 3, 2009. Since prior to2005, Mr. McLallen served as a Managing Director of Meritage Capital Advisors, LLC. Prior to 2005, Mr. McLallen was a Managing Director at CIBC World Markets. Mr. McLallen also serves on the board of directors of Tier 1 Group and Alpha Media Group.

              Jeffrey L. Bleustein served as Chairman of the Board of Harley-Davidson, Inc. from prior to 2005 until April 2009. Mr. Bleustein also served as President and Chief Executive Officer of Harley-Davidson, Inc. from prior to 2005 until April 2005. Since January 2008, Mr. Bleustein has served as a consultant to Cerberus. Mr. Bleustein also served on the board of directors of Harley-Davidson, Inc. until April 2009 and currently serves on the board of directors of Brunswick Corporation.

              Bobby R. Brown has served as a director of FGI since 2007 and Remington Arms Company Inc. since prior to 2005. Mr. Brown also serves on the board of directors of Delta Trust and Bank and Patriot Coal Company, Inc. In addition, Mr. Brown serves on the compensation committee of Delta Trust and Bank and the executive committee and the compensation committee of Patriot Coal Company, Inc.

              Grant Gregory joined Cerberus in 2005 and is now Vice Chairman of Cerberus Capital Management and Cerberus Operations and Advisory Company, LLC. Prior to joining Cerberus, Mr. Gregory spent 17 years at Gregory and Hoenemeyer, Inc., which he founded in 1988. Mr. Gregory has also served in numerous leadership roles, including Director Emeritus of The National Board of Directors of Junior Achievement and Chairman Emeritus of the National Forest Foundation.

              General Michael W. Hagee (Ret.) served as the 33rd Commandant of the Marine Corps from prior to 2005 until November 2006 and retired January 1, 2007. General Hagee (Ret.) also serves on the board of directors of Silicon Graphics International Corp.

              General George A. Joulwan (Ret.) has served as President of One Team, Inc. since prior to 2005. He has been retired from the United States Army since prior to 2005. General Joulwan (Ret.) also serves on the board of directors of General Dynamics Corporation.

              George Kollitides has been employed with Cerberus since prior to 2005, and is presently a Managing Director. Mr. Kollitides was appointed by the board to serve as a member of the Audit Committee, Compensation Committee and the Executive Committee. From prior to 2005 until joining Cerberus, he was President and Managing Director of TenX Capital Management. Mr. Kollitides also serves on the board of directors of IAP World Wide Services, Rafaella Apparel Group, Inc., Tier 1 Group and Control Solutions LLC.

              James J. Pike has served as Chief Executive Officer of CTA Acoustics, Inc. since prior to 2005. In addition, he served as Chief Executive Officer for Thermafiber, Inc. from prior to 2005 until August 2007 and served as Chief Executive Officer of Wise Manufacturing from prior to 2005 until December 2007. Mr. Pike also serves on board of directors of Alamo/National Car Rental and the Board of Ducks Unlimited, Inc.

              Edward H. Rensi has been an owner and Chief Executive Officer of Team Rensi Motorsports since prior to 2005. Team Rensi Motorsports partnered with Bobby Hamilton Jr. and became Rensi Hamilton Racing, effective January 1, 2009. Prior to 2005, Mr. Rensi served as President and Chief Executive Officer of McDonald's U.S.A. Mr. Rensi also serves on the board of directors of Great Wolf Resorts, Inc., International Speedway Corporation and Snap-On Incorporated.

              Frank A. Savage has served as a Managing Director for Lazard Freres & Co. LLC since prior to 2005.

              George J. Zahringer III has served as Managing Director at Deutsche Bank Securities Inc. since June 2008. From prior to 2005 until June 2008, he served as a Senior Managing Director at Bear Stearns & Co. Inc. Mr. Zahringer also serves on the board of directors for NewPage Corporation.

              David Bell became a director of FGI on September 3, 2009. Mr. Bell currently serves as a Senior Advisor to AOL LLC. From March 2006 until March 2007, Mr. Bell served as Chairman Emeritus of The Interpublic Group of Companies, Inc. where he held several leadership positions including Chairman and CEO from prior to 2005 to January 2005. Mr. Bell also serves on the board of directors of The Warnaco Group, Inc., PRIMEDIA Inc. and Lighting Science Group Corporation (LSCG).

              Theodore H. Torbeck has served as Chief Executive Officer of FGI and Remington since March 14, 2009. Mr. Torbeck served as President of FGI and Remington from March 4, 2009 until March 14, 2009 and served as its Chief Operating Officer from February 2008 until March 2009. From prior to 2005 until his employment with FGI and Remington, Mr. Torbeck had been an employee of General Electric Company serving in various positions, including the Vice President Operations of GE Industrial from October 2006 until November 2007 and President and Chief Executive Officer of GE Rail Services from prior to 2005 until October 2006.

              Joseph B. Gross has served as Chief Operating Officer of FGI since December 29, 2009. From April 2009 until December 2009, Mr. Gross served as FGI's Vice President, Firearms Manufacturing and Remington's Chief Operating Officer. Mr. Gross served as Vice President, Firearms Manufacturing of Remington from February 2008 to April 2009 and as Remington's Ilion Plant Manager from January 2006 to February 2008. From prior to 2005 until joining Remington, Mr. Gross had been an employee of Moen, Inc., serving as Moen's Plant Manager from prior to 2005 to 2006.

              Stephen P. Jackson, Jr. has served as Chief Financial Officer and Treasurer of FGI since March 2009. Mr. Jackson has also served as Chief Financial Officer, Corporate Secretary and Treasurer of Remington since March 2006. From April 2006 until May 2007, Mr. Jackson served as Senior Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary of Remington. From June 2005 until March 2006, he served as Remington's Senior Vice President—Finance and Service Operations, Treasurer, and Corporate Secretary. From prior to 2005 until June 2005, he served as Vice President—Finance, Treasurer, and Corporate Secretary of Remington.

              E. Scott Blackwell has served as Chief Sales Officer of FGI and Remington since January 2009. From July 2007 until January 2009, he served as President, Global Sales and Marketing of FGI and Remington. From September 2006 until July 2007, he served as President and Chief Sales and Marketing Officer of Bushmaster Firearms International LLC. From prior to 2005 until September 2006, Mr. Blackwell served as Division Manager and Executive Vice President of Law Enforcement of Beretta USA Corp.

              Marc Hill has served as Chief Marketing Officer of FGI and Remington since December 2008. From May 2008 to December 2008, Mr. Hill owned and operated Pacific Rim Strategies, a consulting firm, guiding Asian companies to raise capital and U.S. companies investing in Asia. From February 2006 until May 2008, he served as Senior Vice President of Techtronic Industries, managing marketing, sales engineering and purchasing for the power tool and accessory business which included Milwaukee Electric Tool, Ryobi, AEG and a variety of OEMs such as Craftsman and Ridgid. From prior to 2005 until January 2006, Mr. Hill served as Vice President of Marketing for Newell/Rubbermaid, introducing the Irwin Industrial Tool brand to the global market.

              Fredric E. Roth, Jr. has served as General Counsel and Secretary of FGI and General Counsel of Remington since June 2008 and was appointed Chief Compliance Officer of FGI in March 2010. From prior to 2005 until joining FGI, he served as General Counsel and Secretary of Siemens VDO Automotive Corporation.

              Melissa Cofield has served as Chief Human Resources Officer for FGI and Remington since July 2009. Before July 2009 she served as Vice President of Human Resources for FGI and Remington from July 2008 until July 2009. From prior to 2005 until July 2008, she served as Director of Human Resources of Remington.

              John M. Dwyer, Jr. has served as Chief Technology Officer of FGI since December 29, 2009. Prior to his appointment as Chief Technology Officer of FGI, Mr. Dwyer served as Remington's Chief Technology Officer since August 2008. From October 2007 until August 2008, he served as Remington's Senior Vice President of Brand Management and Product Development. From prior to 2005 until October 2007, he served as Remington's Vice President—Sales and Marketing.

              Jeffrey B. Costantin has served as Chief Information Officer of FGI since December 29, 2009. From November 2007 to December 2009, Mr. Costantin served as Remington's Chief Information Officer. From January 2007 until November 2007, Mr. Costantin was an employee of Cerberus and provided information technology consulting services to various Cerberus portfolio companies. From prior to 2005 until January 2007, Mr. Costantin served as an independent consultant providing consulting services to various Cerberus companies.

Board Composition

              Our board of directors currently has 13 members, comprised of one executive officer and 12 non-management independent directors.

              In accordance with our amended and restated certificate of incorporation, immediately following this offering our board of directors will be divided into the following three classes with staggered three-year terms:

  •
  Class I, whose initial term will expire at the annual meeting of stockholders to be held in 2011;

  •
  Class II, whose initial term will expire at the annual meeting of stockholders to be held in 2012; and

  •
  Class III, whose initial term will expire at the annual meeting of stockholders to be held in 2013.

              The Class I directors will be            ,            and            , the Class II directors will be            ,             and            and the Class III directors will be            ,             and            .

              At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Board Committees

              Upon completion of this offering, Cerberus or its affiliated management companies will continue to control a majority of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the            corporate governance standards. Under the            rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain            corporate governance requirements, including:

  •
  the requirement that a majority of the board of directors consist of independent directors;

  •
  the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

              Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating/corporate governance and compensation committees consist entirely of independent directors. Accordingly, you will not have the same

protections afforded to stockholders of companies that are subject to all of the            corporate governance requirements.

              Audit Committee.    The audit committee of the board of directors will consist of            members. The committee assists the board in its oversight responsibilities relating to the integrity of our financial statements, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function and the compliance of our company with any reporting and regulatory requirements we may be subject to. Upon the consummation of this offering, we will have            independent directors serving on our audit committee. We intend to have a completely independent audit committee within one year of this offering. Our board of directors will determine which member of our audit committee qualifies as an "audit committee financial expert" under SEC rules and regulations.

              Prior to the consummation of this offering our board of directors will adopt a written charter under which the audit committee will operate. A copy of the charter, which will satisfy the applicable standards of the SEC and the                        , will be available on our website.

              Compensation Committee.    The compensation committee of the board of directors will consist of four members. The compensation committee of the board of directors is authorized to review our compensation and benefits plans to ensure they meet our corporate objectives, approve the compensation structure of our executive officers and evaluate our executive officers' performance and advise on salary, bonus and other incentive and equity compensation.

Compensation Committee Interlocks and Insider Participation

              None of our executive officers serves as a member of the compensation committee or board of directors of any other entity that has an executive officer serving as a member of our board of directors or compensation committee.

Code of Business Conduct and Ethics

              We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our website at www.freedom-group.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

              The following discusses the executive compensation programs of FGI, Remington and Bushmaster, and the compensation of the Named Executive Officers for the year ended December 31, 2009. As used herein, the term "Named Executive Officers" refers to:

  •
  Theodore H. Torbeck, Chief Operating Officer and President of FGI through March 14, 2009, and Chief Executive Officer of FGI and Remington since March 14, 2009;

  •
  Stephen P. Jackson, Jr., Chief Financial Officer and Treasurer of FGI and Remington;

  •
  E. Scott Blackwell, Chief Sales Officer of FGI and Remington;

  •
  John DeSantis, Vice President of FGI and President of Bushmaster;

  •
  Joseph B. Gross, Chief Operating Officer of FGI and Remington since December 29, 2009, Vice President of FGI and Chief Operating Officer of Remington from April 2009 until December 29, 2009, and Vice President of Remington until April 2009;

  •
  Thomas L. Millner, Chief Executive Officer of FGI and Remington through March 13, 2009, who is included because he served as Chief Executive Officer during the year; and

  •
  Paul Miller, Executive Chairman of the Board of FGI through August 31, 2009, who is included because, although he was not an executive officer as of fiscal year-end, he was one of the most highly compensated executives for 2009.

              While each of the Named Executive Officers holds positions with and/or serves policy-making functions for FGI, their compensation is paid by Remington or Bushmaster, as applicable.

              Mr. Millner served as Chief Executive Officer of FGI until March 13, 2009, when he terminated his employment with FGI and its affiliates and resigned as a member of its board of directors. Mr. Torbeck, who was hired as Chief Operating Officer of FGI and Remington on February 4, 2008 and was subsequently promoted to President of FGI and Remington, was unanimously approved as successor to Mr. Millner as Chief Executive Officer of FGI on March 14, 2009.

              Mr. Miller served as Executive Chairman of the Board until August 31, 2009, when he resigned his employment with FGI. Walter McLallen was unanimously approved as successor to Mr. Miller as Chairman of the Board on September 3, 2009.

Compensation Program Objectives and Philosophy

              The primary objectives of the compensation programs, are to (i) attract, motivate and retain the best executive officers with the skills necessary to successfully manage our business, (ii) align the interests of our executive officers with stockholders by rewarding them for strong company performance; and (iii) create an environment that fosters and rewards measured risk-taking. In support of these objectives, we:

  •
  seek to provide a total compensation package that is competitive with other companies in our industry and other companies of a similar size, based on institutional knowledge of our industry and research regarding the compensation practices typical of our industry and companies of similar size;

  •
  evaluate and reward executive officers based on dynamic factors such as whether they are willing and able to challenge existing processes, adapt to sudden changes in priorities and capitalize on windows of opportunity; and

  •
  provide a significant portion of the total compensation package in the form of short-term and long-term incentive awards, which are tied to the achievement of measureable business objectives including, operating performance, working capital management, and business process improvement. Our primary performance measure for 2009 was Management EBITDA. Management EBITDA differs from the term "EBITDA" as it is commonly used, and is substantially similar to the measure "Adjusted EBITDA" that is used in certain of the Company's debt agreements. In addition to adjusting net income (loss) to exclude income taxes, interest expense, and depreciation and amortization, Management EBITDA also adjusts net income (loss) by excluding items or expenses not typically excluded in the calculation of "EBITDA", such as noncash items, gain or loss on asset sales or write-offs, and extraordinary, unusual or nonrecurring items. For additional information, refer to the reconciliation of net income (loss) to Management EBITDA on page F-62.

Compensation-Setting Process

              The compensation committees of Remington and Bushmaster Holdings LLC ("Remington's Compensation Committee" and "Bushmaster's Compensation Committee," respectively) determined the compensation of their respective officers prior to the creation of our current compensation committee on October 6, 2009, after which the current compensation committee determines the compensation of all of our senior executive officers (the term "Compensation Committee" refers to Remington's Compensation Committee and Bushmaster's Compensation Committee prior to October 6, 2009 and to our current compensation committee on and after such date). The Compensation Committees are composed of non-management directors. As previously noted in this document, even upon completion of this offering, we will be a "controlled company" within the meaning of the corporate governance standards, and therefore will not be required to have a compensation committee that is composed entirely of independent directors.

              The Compensation Committees evaluate the percentage mix of compensation components that they believe are appropriate for each of the executive officers, using their judgment and experience. The Compensation Committees have responsibility for oversight and review of our total compensation strategy, taking into consideration existing company-wide benefit plans, and have responsibility for certain executive benefit plans, including administering the annual cash bonus incentive compensation plan, determining the compensation for the Chief Executive Officer and reviewing and approving the compensation for the Chief Financial Officer and other executive officers at the Vice President level and above, including the Named Executive Officers.

              The Compensation Committees review, on at least an annual basis, the appropriateness and effectiveness of the compensation processes and programs. The Compensation Committees approve, on an annual basis, target award opportunities and performance criteria to be utilized in the annual cash bonus incentive compensation plan. In addition, the Compensation Committees consider, on an annual basis and subject to periodic review, discretionary bonuses, equity-based awards and long-term incentive plans, including the 2006 LTIP (as defined below).

              The Compensation Committees informally consider competitive market practices with respect to the compensation of our executive officers. They review the market practices by speaking to recruitment agencies and reviewing annual reports on Form 10-K and other available information of other companies within our industry and companies of a similar size. In addition, the Compensation Committees have the authority to engage outside compensation and benefits consultants to make recommendations relating to the overall compensation philosophy, comparable base salary levels, short-term and long-term incentive compensation plans, appropriate performance parameters for such plans, and related compensation matters. The Compensation Committees retained Hewitt Associates in February 2009 to review the annual base salaries, annual cash bonus incentive compensation program and review potential long-term incentive compensation programs.

Components of Compensation

              The compensation programs consist of the following components, each of which are summarized below (although individuals may not be eligible for each component):

  •
  Annual base salary

  •
  Annual cash bonus incentive compensation

  •
  Equity incentive awards

  •
  Long-term incentive cash compensation

  •
  Pension and retirement benefits

  •
  Severance benefits

  •
  Perquisites and other benefits

Annual Base Salary

              Base salary is used to attract and retain highly qualified executive officers. Base salary is designed to be competitive by position relative to the marketplace and to recognize the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing base salaries for the Named Executive Officers, the Compensation Committees and the Chief Executive Officer (other than for himself) consider a number of factors including the seniority of the individual, the individual's prior salary, the functional role of the position, and the level of the Named Executive Officer's responsibility. Base salaries are reviewed on an annual basis, as well as at the time of promotion or other changes in responsibilities. The leading factors in determining increases in base salary include the employment market for senior executives with similar levels of experience and skills, attainment of corporate and individual goals and objectives for the prior year, and our ability to replace the Named Executive Officer with an individual with similar skills and experience.

              On June 22, 2009, as part of the companywide annual salary review process, and in consultation with Hewitt Associates, the Compensation Committees approved increases in the base salaries of Messrs. Jackson and Blackwell by 15% and 5%, respectively. Mr. Jackson's increase became effective March 1, 2009, consisting of 10% for his increased responsibilities in connection with his promotion to Chief Financial Officer of FGI, and 5% based on a subjective determination of the Compensation Committee based on a review of Mr. Jackson's performance. Mr. Blackwell's increase became effective July 1, 2009 and was a subjective determination of the Compensation Committee based on a review of Mr. Blackwell's performance. As discussed above, Mr. Torbeck was appointed Chief Executive Officer on March 14, 2009; his base salary did not change at that time. Effective September 28, 2009, Mr. Torbeck's salary was increased by 20% to reflect his increased responsibilities in connection with his promotion to Chief Executive Officer. Mr. Gross' base salary was increased by 40% effective July 1, 2009 to reflect his increased responsibilities in connection with various promotions during 2009, as discussed above. Mr. DeSantis' base salary did not change in 2009.

              As shown in the 2009 Summary Compensation Table below, base salary generally constitutes less than 50% of our Named Executive Officers' total compensation in an effort to reward the Named Executive Officers for operating performance and to encourage long-term strategic action.

Annual Cash Bonus Incentive Compensation

              Each year, the Compensation Committees consider whether to adopt an annual cash bonus incentive compensation plan for executives officers, including the Named Executive Officers, and certain other employees based on the budgeted performance and other financial and non-financial targets of Remington and/or Bushmaster, as applicable. The annual cash bonus incentive compensation plan is designed as a retention tool and to reward participating individuals for outstanding individual and corporate achievement for the year.

2009 Annual Incentive Compensation Plan

              On May 7, 2009, the Committee approved the 2009 Annual Incentive Compensation Plan (the "2009 Plan"). Of the Named Executive Officers, Messrs. Torbeck, Jackson, Blackwell, Gross and DeSantis participated in the 2009 Plan. Under the 2009 Plan, all participants, including the participating Named Executive Officers, were generally eligible to receive cash bonuses based on both company and individual performance objectives. The target bonus amount for each of the participating Named Executive Officers was 100% of base salary, and the maximum bonus potential was 175% of base salary. Since the Named Executive Officers had responsibilities for both Remington and Bushmaster, the Committee determined it was appropriate to base their bonuses on the performance of both companies, as follows: Messrs. Torbeck, Jackson and Gross—67% Remington and 33% Bushmaster; Mr. Blackwell—75% Remington and 25% Bushmaster; and Mr. DeSantis—25% Remington and 75% Bushmaster.

              Upon approving the 2009 Plan, the Committee determined that all participants, including each of the participating Named Executive Officers, earned 25% of their target bonus amount based on the financial performance of Remington and Bushmaster for the three months ended March 31, 2009. The remainder of the bonus was to be based on the achievement of financial performance objectives over the period April 1, 2009 through December 31, 2009 (80% of the opportunity) as well as the achievement of certain individual performance objectives (20% of the opportunity). The bonus attributed to the period April 1, 2009 through December 31, 2009 would be capped at 150% (or 200% adjusted for 75% of the year); therefore, the maximum bonus potential for participating individuals would be 175% of base salary under the 2009 Plan.

              The metrics used for determining the achievement of financial performance consisted of (i) Management EBITDA, which represented 60% of the total bonus opportunity and (ii) net sales, which represented the remaining 20% of the total bonus opportunity. The 2009 Management EBITDA and net sales targets for the period April 1, 2009 through December 31, 2009 were $66.9 million and $468.5 million, respectively, for Remington, and $15.1 million and $81.0 million for Bushmaster, respectively. For April 1, 2009 through December 1, 2009, Remington's Management EBITDA and net sales were $87.4 million and $528.6 million respectively, and Bushmaster's Management EBITDA and net sales were $38.9 million and $142.8 million, respectively. Based on these amounts and, in accordance with the 2009 Plan, the payout targets achieved were 154% and 97% for Remington's Management EBITDA and net sales, respectively; and 200% for both Management EBITDA and net sales for Bushmaster.

              The objectives used for determining the achievement of individual performance were, as follows: The 2009 performance objectives of Mr. Torbeck included developing strategic processes for organic and acquisition growth, along with identifying opportunities to optimize the Company's manufacturing operations. The 2009 performance objectives of Mr. Jackson were to standardize and improve financial, operational and forecasting metrics across FGI and further consolidate other FGI functions. Mr. Blackwell's 2009 performance objectives were related to implementing overall sales planning processes across FGI. Mr. Gross' 2009 performance objectives were to integrate certain FGI operations, including acquisitions, and to develop plans to identify and implement cost savings projects across FGI. Finally, Mr. DeSantis' 2009 performance objectives were to implement a plan to achieve certain modern sporting rifle Management EBITDA and net sales targets, and to implement FGI continuous improvement and lean six sigma continuous improvement initiatives. Based on the Committee's subjective assessment of the Named Executive Officers' achievements of their respective individual performance goals, the Named Executive Officer's earned their 20% portion of their target bonus opportunities.

              The achievements of the financial and individual objectives for the period April 1, 2009 through December 31, 2009 combined with the portion earned for the first quarter of 2009 were then calculated in accordance with the 2009 Plan using the weighting described previously. As a result the Named Executive Officers received the following amounts on March 12, 2010 representing all amounts earned under the 2009 Plan: Mr. Torbeck—$1,053,212 (approximately 146% of his target bonus opportunity); Mr. Jackson—$555,131 (approximately 146% of his target bonus opportunity); Mr. Blackwell—$599,708 (approximately 143% of his target bonus opportunity); Mr. DeSantis—$575,095 (approximately 164% of his target bonus opportunity); and Mr. Gross—$460,780 (approximately 146% of his target bonus opportunity).

              Additionally, on March 10, 2010, the Committee approved a special discretionary incremental cash award for certain employees of FGI in recognition of efforts associated with merger and acquisition activities, various refinancing activities and/or improvements in working capital during 2009. Certain of the individuals that received the incremental cash award included the Named Executive Officers. The Committee requested that Mr. Torbeck develop a methodology that would determine the amounts to be provided to the eligible individuals. The methodology utilized was a percentage of the eligible employees' salaries that ranged from 5% to 20% based on involvement in the activities described above. The Named Executive Officers who received discretionary cash awards were Mr. Jackson, who was awarded $75,900, Mr. Gross, who was awarded $31,500, Mr. Blackwell, who was awarded $21,000, and Mr. DeSantis, who was awarded $35,000. The Committee awarded $100,000 to Mr. Torbeck for his individual efforts and involvement with these activities.

2010 Annual Incentive Compensation Plan

              On March 10, 2010, the Committee approved the 2010 Annual Incentive Compensation Plan (the "2010 Plan"). The 2010 Plan is a cash bonus plan in which the Named Executive Officers and certain other employees are eligible to participate. Under the 2010 Plan, participants are generally eligible to receive a cash bonus based on a percentage of each participant's 2010 annual base salary (the "Base Salary") if FGI's Adjusted EBITDA meet or exceed certain target thresholds for the fiscal year ending December 31, 2010. A portion of the bonus will also be determined based on the achievement of certain individual performance metrics.

              Each of the Named Executive Officers are generally eligible to receive their bonus based 56% on achievement of the Adjusted EBITDA, 12% on achievement of the net sales, 12% free cash flow thresholds and 20% on the Named Executive Officer's individual performance for the same period. 80% of Base Salary will be paid out if the financial and individual performance metrics are achieved at the target levels.

              Historically, Management EBITDA was utilized as a performance indicator for the determination of management's annual incentive compensation. As a result of the Refinancings, the Company has decided that Adjusted EBITDA would replace Management EBITDA as the primary indicator of the Company's performance. Accordingly, during the first quarter of 2010, the Committee decided to use Adjusted EBITDA as the performance indicator under its 2010 Plan.

Equity Incentive Awards

Stock Incentive Plan

              We believe that equity-based compensation is essential to the overall compensation package for executive officers to encourage their efforts towards the continuing success of the companies (both in the long-term and short-term), incent management continuity and retention, reward strong performance and align executive management's interests directly with those of FGI and its stockholders. Accordingly, on May 14, 2008, our board of directors adopted our Stock Incentive Plan. While members of management were granted awards under the Stock Incentive Plan in 2009, no awards were granted to the Named Executive Officers in 2009. The Stock Incentive Plan is designed to provide a means by which employees, directors and other current or prospective service providers of FGI or its subsidiaries, may be given an opportunity to benefit from increases in the value of FGI common stock through the grant of equity awards. The awards under the Stock Incentive Plan may be in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and stock units. The maximum aggregate number of shares of FGI common stock that may be issued under all awards granted to participants under the Stock Incentive Plan is approximately 2.4 million shares, subject to certain adjustments as set forth in the Stock Incentive Plan.

              Under the Stock Incentive Plan, our board of directors (or a designated committee thereof) has the discretion to determine, with respect to each award granted thereunder, the form of award, the number of shares/units or other rights subject to the award, the exercise price of the award (if any), the time or times at which the award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an award, the duration of the award, and all other terms of the award. The requirements for vesting and exercisability of an award may be based on the continued service of the participant or on the attainment of a specified performance goal (or goals). The exercise price of stock options and stock appreciation rights may not be less than the fair market value on the date of grant.

              In 2009, the FGI Board granted 170,777 nonqualified stock option awards to various members of management. In addition, 813,654 shares were forfeited in 2009 by various members of management and the board of directors. None of the Named Executive Officers received awards under the Stock Incentive Plan in 2009.

Long-Term Incentive Cash Compensation

              In 2006, prior to its acquisition by Cerberus, Remington implemented the 2006 Long-Term Incentive Compensation Plan (the "2006 LTIP"), which was designed to reward eligible participants for improved company performance and to foster executive retention. Messrs. Millner, Jackson and Gross participated in the 2006 LTIP upon its implementation, and Messrs. Blackwell and DeSantis were added to the 2006 LTIP in 2007 upon joining Remington. The 2006 LTIP is based on Remington's total Management EBITDA performance for each individual year from 2006 through 2009 and the total amount earned during that period was paid out on March 12, 2010. In order to receive the 2010 payment, the participant generally must have been an employee of Remington on December 31, 2009, although participants were entitled to receive payments under the 2006 LTIP in the event of a "change in control" or upon their termination of employment under certain circumstances.

              Under this plan, Remington's Compensation Committee approved a target payout for the 2006 LTIP participants, including certain of the Named Executive Officers, of 40% of base salary as of the end of each calendar year over the 2006-2009 periods. When Messrs. Blackwell and DeSantis were added to the 2006 LTIP after FGI's acquisition of Remington, their target payouts were also set at 40% of base salary to be consistent with the awards previously granted under the plan. It established Management EBITDA target goals of $40 million, $42 million, $44.1 million and $46.3 million for 2006, 2007, 2008 and 2009, respectively. Remington achieved its 2006 LTIP target goals in each of the four years. Messrs. Jackson, Blackwell and Gross were eligible to participate in the 2006 LTIP and earned awards for 2009 in the amounts of $151,800, $168,000 and $126,000, respectively. On March 12, 2010, Messrs. Jackson, Blackwell and Gross received their payout under the 2006 LTIP in the amounts of $503,800, $462,000 and $359,600, respectively. Mr. DeSantis, who terminated his employment with Remington in October 2008, was entitled to receive a total of $360,000 with respect to the 2006 LTIP pursuant to the terms of a letter agreement he entered into with Remington in connection with his termination of employment from Remington and his joining Bushmaster. This amount was paid to Mr. DeSantis on March 12, 2010. Mr. Millner forfeited his benefit under the 2006 LTIP in connection with his termination of employment.

Pension and Retirement Benefits

Defined Benefit Plans

              The Remington Arms Company, Inc. Pension and Retirement Plan (the "Retirement Plan") was established effective December 1, 1993 to provide retirement income and survivor benefits to Remington's employees and their beneficiaries through a tax-qualified program. Pension benefits under the Retirement Plan are limited in accordance with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), governing tax-qualified pension plans. Remington also adopted the Remington Supplemental Pension Plan (the "Supplemental Plan," and together with the Retirement Plan, "Pension Plans") effective January 1, 1998, a non-qualified pension plan providing a pension amount as a percent of salary, for those employees whose salaries are above certain Code limitations. Benefits under the Supplemental Plan are not funded and are paid from Remington's general assets when due. In October 2006, the Remington board of directors, upon the recommendation of its Benefit and Investment Committee, approved an amendment to freeze benefit accruals under the Retirement Plan as of December 31, 2007. Benefit accruals under the Supplemental Plan were also frozen as of December 31, 2007. Years of service with Remington will continue to accrue when calculating eligibility for early retirement.

              Mr. Millner was the only remaining Named Executive Officer with accrued benefits under the Retirement Plan. Messrs. Millner, Jackson and Blackwell have accrued benefits under the Supplemental Plan.

Defined Contribution Plan

              Remington maintains the Remington Arms Company 401(k) Plan (the "401(k) Plan"), a qualified defined contribution plan for non-union employees, pursuant to which Remington matches 100% of the first 4% of a participant's contributions. All nonunion employees of Remington participate in the 401(k) Plan, including each of the Named Executive Officers other than Mr. DeSantis, who terminated participation in 2008 in connection with his termination of employment from Remington.

Severance Benefits

              Remington and Bushmaster, as applicable, have entered into employment or severance agreements with the Named Executive Officers. The agreements provide for the payment of severance benefits to the Named Executive Officers under specified circumstances. In entering into these agreements, the companies considered (1) the benefit of receiving confidentiality, non-competition and non-solicitation protections post-termination for a reasonable and measurable cost and (2) an estimated length of time for an individual to find comparable employment at a similar level. The amount and type of benefits under the agreements are described below under "—Potential Payments Upon Termination or Change in Control—Severance—Employment Agreements." Mr. Millner's employment agreement terminated in March 2009 and Mr. Miller's employment agreement terminated in August 2009.

Perquisites and Other Benefits

Personal Financial Services Consulting

              We retain the services of a financial services firm to assist certain executive officers with their personal asset management. Remington provides this benefit in order for these officers to focus more of their time on the direction of the companies' operations. See the footnotes in "—2009 Summary Compensation Table" for a breakout of the cost of these services, including tax gross-up amounts, for Messrs. Millner and Jackson, the Named Executive Officers entitled to this perquisite in 2009. As discussed below, certain executives, including Named Executive Officers, are entitled to a similar benefit in 2010.

Living and Commuting Expenses Reimbursement

              In 2009, Remington provided basic living and commuting expenses and income tax gross-ups with respect to such expenses for Messrs. Torbeck and Blackwell. The expenses for Messrs. Torbeck and Blackwell were incurred in connection with their fulfillment of duties and responsibilities, primarily with respect to the corporate office in Madison, North Carolina. The primary residence of Messrs. Torbeck and Blackwell are outside the state of North Carolina. Remington provided these amounts because of the responsibilities related to these particular positions and unique skills required to perform these responsibilities, which required significant travel and time away from their primary residences. See the footnotes in the "—2009 Summary Compensation Table" for the amounts, including tax gross-up amounts, of these costs for each of Messrs. Torbeck and Blackwell. Currently, only Messrs. Torbeck and Blackwell are receiving this perquisite.

Death Benefit Plan

              In January 2001, the Remington Arms Company, Inc. Death Benefit Plan was adopted to cover certain employees who don't participate in the Supplemental Plan. The Death Benefit Plan provides that in the event of the death of the employee while employed by Remington, a covered employee's beneficiary receives two times the deceased employee's annual base salary to be paid over a period of four years. Payments commence on the first day of the month beginning after the anniversary of the employee's death. We are not insured for these potential amounts owed and proceeds would be paid by Remington. Currently, Mr. Torbeck is the only Named Executive Officer eligible for this benefit.

2010 Additional Perquisites

              On March 10, 2010, the Committee approved two additional plans for certain employees, including the Named Executive Officers, at the employee's option. These plans are provided at no cost to the employee and are grossed up for federal and state income taxes. These plans include:

  •
  a financial planning and advisory services plan which provides participants certain personal financial services including benefit, tax, and estate planning and is designed to allow employees to devote greater focus and commitment to the overall success of FGI; and

  •
  an Executive Wellness Program to assist our executive officers in maintaining a healthy lifestyle. The program provides a comprehensive evaluation emphasizing all aspects of preventive care by physicians on an annual basis.

Role of Executive Officers in Executive Compensation

              The Compensation Committees recommend and approve the final determination of total compensation for our Chief Executive Officer. The Compensation Committees evaluate the total compensation of our other Named Executive Officers acting with advice from our Chief Executive Officer. Our Chief Executive Officer plays no role in determining his own compensation. Although the Compensation Committees utilize and consider comments, advice and recommendations of our Chief Executive Officer, the final decision with respect to compensation levels and components of the other Named Executive Officers remains with the Compensation Committees.

Internal Revenue Code Section 162(m)

              Section 162(m) of the Code generally disallows a tax deduction for any publicly held corporation of certain items of compensation paid to the chief executive officer and the three most highly compensated executive officers (other than the chief financial officer) to $1,000,000 annually, unless the compensation qualifies as "performance-based" or is otherwise exempt from Section 162(m). As our shares of common stock have not been publicly held, the Compensation Committees have not previously taken this deductibility limit into consideration in setting compensation. Under a transition rule, for a limited period of time after a company becomes publicly held, the deduction limits do not apply to any compensation paid pursuant to a compensation plan or agreement that existed during the period in which the corporation was not publicly held. We expect that the Compensation Committee will adopt a policy to consider the potential impact of Section 162(m) on compensation decision, but to ultimately maintain flexibility to approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in order to provide competitive compensation packages.

Compensation Tables

              The following table summarizes the compensation paid by Remington to the Named Executive Officers for services rendered during the fiscal years ended December 31, 2009, 2008 and 2007 (as applicable). The table also reflects the compensation paid by Bushmaster to Mr. DeSantis for 2009 and the portion of 2008 during which he was employed by that company.

2009 Summary Compensation Table

Name & Principal Position	Year*	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and NQDC Earnings ($)(5)	All Other Comp. ($)		Total ($)
Theodore H. Torbeck,	2009	$630,000	$100,000	$—	$149,904	$1,053,212	—	$64,507	(6)	$1,997,623
Chief Operating Officer and	2008	$548,076	$50,000	$—	$93,690	$550,000	—	$85,365		$1,327,131
President (through March 14, 2009), Chief Executive Officer (as of March 14, 2009
Stephen P. Jackson, Jr.,	2009	$365,750	$75,900	$—	$49,045	$706,931	$12,970	$29,106	(7)	$1,239,702
Chief Financial Officer and	2008	$315,000	$50,000	$—	$54,575	$462,000	$3,484	$28,046		$913,105
Treasurer	2007	$279,167	$966,667	$—	$48,760	$624,000	$37,951	$33,442		$1,989,987
E. Scott Blackwell,	2009	$410,000	$21,000	$61,348	$49,045	$767,708	$1,349	$64,889	(8)	$1,375,339
Chief Sales Officer	2008	$367,500	$50,000	$56,238	$54,575	$560,000	$11,213	$78,619		$1,178,145
John DeSantis,	2009	$450,000	$35,000	$88,120	$12,141	$575,094	$—	$—		$1,160,355
Vice President	2008	$433,333	$—	$92,254	$13,511	$116,967	$31,668	$578,376		$1,266,109
	2007	$225,000	$—	$—	$—	$558,000	—	$37,409		$820,409
Joseph B. Gross,	2009	$286,645	$31,500	$—	$21,236	$586,780	$—	$59,297	(9)	$985,458
Chief Operating Officer
Thomas L. Millner,	2009	$131,250	$—	$—	$(111,491)	$—	$97,922	$339,698	(10)	$457,379
Chief Executive Officer	2008	$630,000	$100,000	$—	$228,879	$882,000	$111,558	$43,369		$1,995,806
(through March 13, 2009)	2007	$602,900	$1,933,333	$283,383	$260,434	$1,310,400	$450,562	$33,593		$4,874,605
Paul Miller,	2009	$233,333	$—	$—	$52,181	$—	$—	$4,070,951	(11)	$4,356,465
Chairman of the Board (through August 31, 2009)

*
Compensation is disclosed to the extent the individual was a named executive officer of FGI and/or Remington for the applicable fiscal year.

(1)
For 2009, represents one-time discretionary cash award. See "—Components of Compensation—Annual Cash Bonus Incentive Compensation—2009 Annual Incentive Compensation Plan" for a discussion of this award.

(2)
The amounts in this column reflect for each fiscal year shown dollar amounts recognized as compensation expense for financial reporting purposes with respect to awards of restricted stock granted prior to or during the year, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718 "Stock Compensation" (see Note 15 to Freedom Group's consolidated financial statements included in this prospectus). No Stock Awards were made to the Named Executive Officers in 2009. With respect to 2007, the amounts shown reflect, in accordance with FASB ASC 718, the Named Executive Officer's portion of deferred shares of RACI that were converted to equity and subsequently purchased by FGI in connection with the Remington Acquisition.

(3)
The amounts in this column reflect for each fiscal year shown dollar amounts recognized as compensation expense for financial reporting purposes with respect to awards of stock options granted prior to or during the year to our Named Executive Officers in accordance with FASB ASC 718 (see Note 15 to Freedom Group's consolidated financial statements included in this prospectus). No Option Awards were made to the Named Executive Officers in 2009. With respect to 2007, the amounts shown reflect, in accordance with FASB ASC 718, the Named Executive Officer's portion of the options to purchase RACI common stock that immediately vested and were subsequently cancelled and paid in connection with the Remington Acquisition.

(4)
For Messrs. Jackson, Blackwell and Gross, the amounts for 2009 include the annual cash incentive compensation earned pursuant to the 2009 Annual Incentive Compensation Plan and the 2006 LTIP as follows: Mr. Jackson—$555,131 and $151,800, respectively; Mr. Blackwell—$599,708 and $168,000, respectively and Mr. Gross—$460,780 and $126,000, respectively. For Mr. Torbeck and Mr. DeSantis, the amount represents the annual cash incentive compensation earned pursuant to the 2009 Annual Incentive Compensation Plan.

(5)
For Messrs. Jackson and Blackwell, reflects the change in the actuarial present value of accrued benefits under the Supplemental Plan from December 31, 2008 to December 31, 2009. For Mr. Millner, reflects the change in the actuarial present value of accrued benefits under the Pension Plans from December 31, 2008 to December 31, 2009, as follows: $15,466 under the Retirement Plan, and $82,456 under the Supplemental Plan.

(6)
Amount reflects premiums paid by Remington for the company-wide life insurance plan, living and commuting expenses, a tax gross up on the living and commuting expenses, and Company matching contributions to the 401(k) Plan in the amounts of $2,542, $33,673, $18,492 and $9,800, respectively.

(7)
Amount reflects premiums for the life insurance plan, personal financial consulting services, a tax gross-up on these personal financial consulting services, and Company matching contributions to the 401(k) Plan of $740, $11,168, $7,398 and $9,800, respectively.

(8)
Amount reflects premiums for the life insurance plan, living and commuting expenses, a tax gross-up on living and commuting expenses and Company matching contributions to the 401(k) Plan in the amounts of $1,283, $34,086, $19,720 and $9,800, respectively.

(9)
Amount reflects premiums for the life insurance plan, moving expenses, a tax gross-up on moving expenses and Company matching contributions to the 401(k) Plan in the amounts of $1,532, $31,044, $17,321 and $9,400, respectively.

(10)
Amount reflects premiums for a disability insurance policy, premiums for the life insurance plan, personal financial consulting services, a tax gross-up on these personal financial consulting services and Company matching contributions to the 401(k) Plan in the amounts of $692, $1,222, $5,933, $5,209 and $2,042, respectively. Amount also includes Mr. Millner's severance amount of $324,600.

(11)
Amount reflects premiums for the life insurance plan, the tax value of a gun received by Mr. Miller, a tax gross-up on the gun, Company matching contributions to the 401(k) Plan and earnings related to his membership on the Bushmaster Board of Directors in the amounts of $678, $5,342, $2,543, $6,533 and $91,667, respectively. Amount also includes Mr. Miller's severance package, which is comprised of one year of his base salary in the amount of $350,000, his 2009 accrued incentive compensation in the amount of $233,333, a severance amount of $2,639,183, proceeds from the sale of his common stock (otherwise unvested) to the Company in the amount of $391,068 and proceeds from the sale of his stock options (otherwise unvested) to the Company in the amount of $350,604

Grants of Plan-Based Awards

              The following Grants of Plan-Based Awards table summarizes the awards made to our Named Executive Officers under applicable plans in 2009.

2009 Grants of Plan-Based Awards

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)(2)
Theodore H. Torbeck,
President and COO (through March 14, 2009), CEO (as of March 14, 2009)
2009 Ann. Inc. Comp. Plan(1)	$375,000	$600,000	$1,050,000
Stephen P. Jackson, Jr.,
Chief Financial Officer and Treasurer
2009 Ann. Inc. Comp. Plan(1)	$206,250	$330,000	$577,500
E. Scott Blackwell,
Chief Sales Officer
2009 Ann. Inc. Comp. Plan(1)	$250,000	$400,000	$700,000
John DeSantis,
Vice President
2009 Ann. Inc. Comp. Plan(1)	$218,750	$350,000	$612,500
Joseph B. Gross,
Chief Operating Officer
2009 Ann. Inc. Comp. Plan(1)	$140,625	$225,000	$393,750

(1)
Dollar amounts represent the potential award opportunities, at the threshold, target and maximum levels, under the 2009 Annual Incentive Compensation Plan at the time the plan was implemented. Refer to the 2009 Summary Compensation Table for the actual amounts paid.

(2)
Amounts are based on salaries in effect at the time the 2009 Plan was implemented. As described in the description of annual base salary in "—Components of Compensation," each of the Named Executive Officers, except Mr. DeSantis, subsequently received an increase in base salary in 2009. As a result of such increases, Mr. Torbeck and Mr. Gross received bonuses that exceeded the maximum amounts reflected in this table. Refer to the 2009 Summary Compensation Table for the actual amounts paid and to the description of the 2009 Plan in this "Compensation Discussion and Analysis" section for the manner in which such amounts were calculated.

Outstanding Equity Awards at Fiscal Year-End Table

              The following 2009 Outstanding Equity Awards at Fiscal Year-End table summarizes our Named Executive Officers' outstanding equity awards under any plan at December 31, 2009.

2009 Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Theodore H. Torbeck,
President and COO
(through March 14, 2009)
and CEO (as of March 14, 2009)	5/14/2008	56,926	322,578	(1)	$2.55	5/13/2018
Stephen P. Jackson, Jr.,
Chief Financial
Officer and Treasurer	5/14/2008	38,346	71,212	(2)	$2.55	5/13/2018
E. Scott Blackwell,
Chief Sales Officer	5/14/2008	38,346	71,212	(2)	$2.55	5/13/2018
	9/8/2006						28,068	(4)	$134,726	(5)
John DeSantis,
Vice President	5/14/2008	9,492	17,630	(2)	$2.55	5/13/2018
	4/13/2006						40,318	(3)	$193,526	(5)
Joseph B. Gross,
Chief Operating Officer	5/14/2008	16,604	30,834	(2)	$2.55	5/13/2018
Thomas L. Millner,
Chief Executive Officer (through March 13, 2009)(6)	—	—	—		—	—	—		—
Paul Miller,
Chairman of the Board (through August 31, 2009)(6)	—	—	—		—	—	—		—

(1)
The unexercisable portion of this stock option as of December 31, 2009 vests and becomes exercisable as follows: 20% of the initial award on May 14, 2010, 30% of the initial award on May 14, 2011 and 35% of the initial award on May 14, 2012. The initial award for Mr. Torbeck was 379,504 options.

(2)
The unexercisable portion of this stock option as of December 31, 2009 vests and becomes exercisable as follows: 30% of the initial award on May 31, 2010 and 35% of the initial award on May 31, 2011. The initial awards for each of the executives was: Mr. Jackson—109,558 options, Mr. Blackwell—109,558 options, Mr. DeSantis—27,122 options and Mr. Gross—47,438 options.

(3)
All of the restricted stock is based on service and vests as follows: March 31, 2010—20,159 shares and April 13, 2010—20,159 shares.

(4)
All of the restricted stock is based on service and vests as follows: March 31, 2010—14,034 shares, and October 19, 2010—14,034 shares.

(5)
There is no established market value for the FGI common stock. As such, the value is based upon $4.80 per share, the fair value of the FGI common stock as of December 31, 2009 based on recent transactions.

(6)
Both Mr. Millner's and Mr. Miller's options were cancelled and repurchased in connection with their terminations of employment.

Option Exercises and Stock Vested Table

              The table below shows the restricted shares of FGI common stock acquired by the Named Executive Officers upon vesting in 2009. No options were exercised by the Named Executive Officers in 2009.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Theodore H. Torbeck, President and COO (through March 14, 2009) CEO (as of March 14, 2009)	—	—
Stephen P. Jackson, Jr., Chief Financial Officer and Treasurer	—	—
E. Scott Blackwell, Chief Sales Officer	24,058	$115,478
John DeSantis, Vice President	30,557	$146,674
Joseph B. Gross, Chief Operating Officer	—	—
Thomas L. Millner, Chief Executive Officer (through March 13, 2009)	—	—
Paul Miller, Chairman of the Board (through August 31, 2009)(2)	—	—

(1)
There is no established market value for the FGI common stock. As such, the fair value of the FGI common stock as of December 31, 2009 is estimated to be $4.80 per share based on recent transactions involving the repurchase of shares from terminating employees.

(2)
As discussed in footnote 11 to the Summary Compensation Table, the Company purchased otherwise unvested stock options and stock from Mr. Miller in connection with his termination of employment.

Pension and Retirement Benefits

              As discussed in "—Components of Compensation-Pension and Retirement Benefits", the Pension Plans were frozen as of December 31, 2007.

              The Retirement Plan provides retirement benefit based upon the highest of three formulas. Generally, the formula for a Named Executive Officer would be the product of years of service with Remington, average monthly compensation for 2006 and 2007 and 1.2%, reduced by 50% of the Named Executive Officer's projected social security benefit. The Supplemental Plan provides eligible participants with retirement benefits of 2% of average monthly compensation for 2006 and 2007 multiplied by years of service with Remington, reduced by the amount actually earned by such participants under the Retirement Plan. Compensation for purposes of the Pension Plans includes base salary and 50% of annual cash incentive compensation awards. Compensation does not include awards and payments under any other special compensation plans such as the 2006 LTIP, payments for severance, relocation or other special payments. Accrued benefits under the Pension Plans vest over a five-year period of service with Remington.

              Retirement benefits are generally paid in annuity form, for life, commencing at the employee's 65th birthday, although longer service employees may elect to commence receiving reduced retirement income upon early retirement. In order to be eligible for early retirement, the participant must be at least age 50 and have 15 years of qualifying service. Payment provisions for the Pension Plans are the same under early and normal retirements, and in order to get payment other than in the form of a single life annuity or 50% joint and survivor annuity, an employee must have 15 years of service. Once an employee has more than 15 years of service, the available payment options include single life annuity, qualified joint and survivor, and income leveling (only for early retirements prior to age 62), the last two of which have several options for structuring payments to surviving spouses.

              The amounts presented below for the Pension Plans represent the present value of the accrued accumulated benefit obligation as of December 31, 2009, and are based on a 6% discount rate and use the adjusted RP-2000 Combined Mortality Table for males and females for determining 2009 IRS target liability.

Name(1)	Plan Name	Number of Years of Credited Service (#)(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Stephen P. Jackson, Jr.,	Supplemental Plan	4.5	$94,133	$—
Chief Financial Officer and
Treasurer
E. Scott Blackwell,	Supplemental Plan	0.5	$12,628	$—
Chief Sales Officer
Thomas L. Millner,	Retirement Plan	13.6	$227,119	$—
Chief Executive Officer	Supplemental Plan	13.6	$1,210,860	—
(through March 13, 2009)

(1)
Neither Mr. Torbeck nor Mr. Gross are eligible to participate in the Pension Plans. Messrs. Jackson, Blackwell and DeSantis are not eligible to participate in the Retirement Plan.

(2)
Reflects years of credited service as of December 31, 2007. Subsequent years of service are credited under the plans only for purposes of determining early retirement eligibility.

Potential Payments Upon Termination or Change in Control

Severance—Employment Agreements

              Remington and Bushmaster, as applicable, have employment agreements with each of Messrs. Torbeck (dated February 4, 2008), Jackson (dated May 31, 2007), Blackwell (dated May 31, 2007) and DeSantis (dated November 1, 2008) and a retention and severance agreement with Mr. Gross (dated January 5, 2009). Each of the agreements was approved and authorized by the applicable Compensation Committee or board of directors. Remington's agreements with each of Messrs. Jackson, Torbeck, Blackwell and Gross continue until terminated by the company or by the executive. Bushmaster's employment agreement with Mr. DeSantis continues until November 2010. Each agreement (other than Mr. Gross's) provides for a minimum annual base salary that may increase from time to time at the discretion of the applicable company. Each of the agreements also provides for eligibility for annual incentive compensation at the target level of 100% of base salary.

              If the employment of any of Messrs. Jackson, Torbeck, Blackwell or DeSantis terminates due to death or disability, or if we terminate his employment for "Cause," he will receive the amount of his base salary earned and due but not paid through the date of termination. In addition, if the termination is due to death or disability, Messrs. Jackson, Torbeck and Blackwell also will receive a pro rata amount of the incentive compensation earned pursuant to the annual cash bonus incentive compensation plan as then in effect. If the employment of Messrs. Torbeck, Jackson, Blackwell, DeSantis or Gross is terminated without "Cause" or the executive terminates for "Good Reason," the individual is entitled to receive the following:

  •
  Base salary in effect on the date of termination, payable in semi-monthly installments during the severance period;

  •
  A pro rata portion of cash bonus incentive compensation for the year in which employment terminates, with achievement of performance objectives determined as of the termination date (Messrs. Jackson, Torbeck and Blackwell);

  •
  Any incentive compensation earned under the 2006 LTIP as of the termination date (Messrs. Jackson and Blackwell);

  •
  Continuation of health and insurance benefits until the later of the end of the severance period or the date the executive attains age 65 (although Messrs. Torbeck, DeSantis and Gross are eligible only until the end of the severance period);

  •
  Financial planning services and a gross-up payment for the tax liability attributable to receipt of such services (Mr. Jackson);

  •
  Benefits under his Supplemental Plan (Messrs. Jackson and Blackwell); and

  •
  Continuation in the group life insurance plan (Messrs. Jackson, and Blackwell).

              The severance period begins on the termination date and lasts two years for Mr. DeSantis, and one year for each of Messrs. Jackson, Torbeck, Blackwell and Gross. During the term of employment and any severance period, each executive is restricted from competing with us or soliciting any of our employees or customers.

              With respect to Messrs. Jackson, Torbeck, Blackwell and Gross, in the event of a resignation without Good Reason the employment agreements allow for the employer to provide for a severance payment of up to twelve (12) months of base salary in exchange for the executive's compliance with certain restrictive covenants. In the event we experience a change in control, the employment agreements of Messrs. Jackson, Blackwell and Torbeck requires that we obtain the agreement of any successor to assume and perform the obligations under the employment agreement. If we do not obtain such agreement from a successor, the executive will be entitled to severance benefits as if he were terminated without "Cause."

              Severance payments for Messrs. Jackson, Blackwell, Torbeck and Gross are in addition to our obligation to pay such officer's salary during the requisite notice period, which is generally 30 days.

              As used in these employment agreements of Messrs. Jackson, Torbeck, Blackwell and Gross, "Cause" generally means:

  •
  the failure of the executive to substantially perform his duties (other than any such failure due to physical or mental illness) or other material breach by the executive of any of his obligations, after a demand for substantial performance or cure of such breach is delivered, and a reasonable opportunity to cure is given, to the executive by Remington, which demand identifies the manner in which Remington believes that the executive has not substantially performed his duties or breached his obligations;

  •
  the executive's gross negligence or serious (or in the case of Mr. Gross, willful) misconduct that has caused, or would reasonably be expected to result in, material injury to Remington or any of its affiliates;

  •
  the executive's conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony (or in the case of Mr. Gross, any other crime involving moral turpitude); or

  •
  generally, a violation of any provision of Remington's business ethics policy.

Mr. DeSantis' employment agreement generally defines "Cause" as:

  •
  conviction of, or plea to, a felony or any crime involving moral turpitude;

  •
  material failure of the executive to comply with applicable laws or regulations respecting Bushmaster's operations or the performance of the executive's duties;

  •
  action by the executive involving embezzlement, theft, sexual harassment, discrimination, fraud, or other activity of a criminal nature by the executive in his dealings with Bushmaster or its employees or representatives;

  •
  executive's continued failure to perform his substantial job functions after written notice from Bushmaster;

  •
  executive's material violation of any written policy of Bushmaster; or

  •
  executive's failure to fully cooperate in any investigation or audit of Bushmaster or its affiliates.

              As used in the employment agreements of Messrs. Jackson, Torbeck and Blackwell, "Good Reason" generally means termination of employment by the executive within thirty days following the occurrence of any of the following without the executive's consent:

  •
  the assignment of the executive to a position the duties of which are a material diminution of the duties of his current title and position;

  •
  a reduction of the executive's base salary or the percentage of such base salary made available as an incentive compensation opportunity;

  •
  the assignment of the executive to a principal office located beyond a 50-mile radius of the executive's current work place (Messrs. Jackson and Blackwell); or

  •
  a material breach by Remington of any of its obligations under the employment agreement.

              In addition to the events described above, Mr. Torbeck shall have the right to terminate his employment for "Good Reason" if Remington requires him to relocate his primary residence at any time during the first twenty-four months of his employment.

              As used in the retention and severance agreement of Mr. Gross, "Good Reason" generally means the reduction of his base salary or the transfer of his primary work location by more than 50 miles.

              Mr. DeSantis' employment agreement provides for the severance payments and benefits described above in the event he terminates employment because of:

  •
  a material adverse change in his duties from those described in the employment agreement;

  •
  a requirement of Bushmaster that he relocates his place of residence by more than 50 miles; or

  •
  a material breach of the employment agreement by Bushmaster.

Stock Incentive Plan

              Awards granted to executive officers (including the Named Executive Officers) in 2009 under the Stock Incentive Plan provide for partial accelerated vesting in the event the executive is terminated without "cause" or the executive resigns for "good reason" (each as defined in the applicable award agreement). The portion of the award subject to such acceleration is equal to the number of shares/options otherwise scheduled to vest on the next vesting date, multiplied by a fraction, the numerator of which is the number of days elapsed before the executive's termination during the then-current vesting period, and the denominator of which is 365. Awards granted to executive officers (including the Named Executive Officers) under the Stock Incentive Plan also provide for full acceleration of vesting in the event of a change in control. For this purpose, "change in control" is generally defined, as follows: (1) any person who is not Cerberus or its affiliates becomes the beneficial owner, directly or indirectly, of 50.1% or more of the combined voting power of the Company's then issued and outstanding shares of common stock and preferred stock or other voting securities or (2) the sale, transfer or other disposition of all or substantially all of the Company's business and assets to another person other than a transaction in which the survivor or transferee is a person controlled, directly or indirectly, by Cerberus.

Pension Plans

              See "—Pension and Retirement Benefits" for the actuarial present value of the accumulated pension benefits payable to Named Executive Officers upon termination of employment.

Summary Tables for Potential Payments upon Termination or Change in Control

              The following tables set forth potential payments to the Named Executive Officers upon termination of their employment or a change in control under their current employment agreements and other applicable agreements as of December 31, 2009.

Theodore H. Torbeck
Chief Operating Officer (through March 14, 2009), Chief Executive Officer (as of March 14, 2009)

	Death and Disability	Terminated with Cause	Terminated without Cause		Resign with Good Reason		Resign without Good Reason(5)	Change in Control(6)
Salary(1)	$—	$—	$720,000	(1)	$720,000	(1)	$720,000	$720,000	(1)
Cash Bonus(2)	1,053,212	—	1,053,212		1,053,212		—	1,053,212
Stock Options(3)	—	—	108,081		108,081		—	725,801
Extended Medical(4)	—	—	9,260		9,260		—	9,260

	$1,053,212	$—	$1,890,553		$1,890,553		$720,000	$2,508,273

(1)
Salary is one time Mr. Torbeck's base salary paid in equal installments over one year in accordance with Mr. Torbeck's executive employment agreement.

(2)
Cash Bonus is Mr. Torbeck's portion of annual cash incentive compensation that would have been payable assuming he was terminated at the end of the year, to be paid in a lump sum amount in accordance with Mr. Torbeck's executive employment agreement.

(3)
Mr. Torbeck has 322,578 unvested options to purchase FGI common stock. The columns "terminated without cause" and "resign with good reason" reflect the pro-rated acceleration of the next installment of Mr. Torbeck's option award pursuant to the terms of his employment agreement. The column "change in control" reflects the immediate vesting of all unvested stock options. Mr. Torbeck's unvested options to purchase FGI common stock have a strike price of $2.55 per share and the market value of FGI common stock as of December 31, 2009 was $4.80 per share based on recent transactions involving the repurchase of shares from terminating employees.

(4)
Extended Medical is the estimated annual amount of healthcare costs expected to be paid by the Company for Mr. Torbeck and his family for the one year severance period in accordance with Mr. Torbeck's executive employment agreement. The estimate is computed using the current annual COBRA cost less the amount to be paid by Mr. Torbeck.

(5)
Assumes that employer has exercised its right under the employment agreement to provide one year of salary in exchange for restrictive covenants.

(6)
Per Mr. Torbeck's executive employment agreement, any successor (by reason of purchase, merger, consolidation or otherwise) must assume and perform the same employment agreement or the executive is entitled to severance benefits as if he were terminated Without Cause. The amount herein reflects the accelerated vesting of equity awards upon a change in control as reflected in footnote 3, and assumes no such assumption and performance has occurred in connection with such a change in control.

 Stephen P. Jackson, Jr.
Chief Financial Officer

	Death and Disability	Terminated with Cause	Terminated without Cause		Resign with Good Reason		Resign without Good Reason(8)	Change in Control(9)
Salary(1)	$—	$—	$379,500	(1)	$379,500	(1)	$379,500	$379,500	(1)
Cash Bonus(2)	$555,131	—	555,131		555,131		—	555,131
Stock Options(3)	—	—	43,358		43,358		—	160,227
Extended Medical(4)	—	—	10,232		10,232		—	10,232
2006 LTIP(5)	503,800	503,800	503,800		503,800		503,800	503,800
Life Insurance(6)	—	—	740		740		—	740
Financial Planning(7)	—	—	11,168		11,168		—	11,168

	$1,058,931	$503,800	$1,503,929		$1,503,929		$883,300	$1,620,798

(1)
Salary is one time Mr. Jackson's base salary payable in equal installments over one year in accordance with Mr. Jackson's employment agreement.

(2)
Cash Bonus is Mr. Jackson's portion of annual cash incentive compensation that would have been payable assuming he was terminated at the end of the year, to be paid in a lump sum amount in accordance with Mr. Jackson's executive employment agreement.

(3)
Mr. Jackson has 71,212 unvested options to purchase FGI common stock. The columns "terminated without cause" and "resign with good reason" reflect the pro-rated acceleration of the next installment of the executive's options pursuant to the terms of his option award. The column "change in control" reflects the immediate vesting of all unvested stock options. Mr. Jackson's unvested options to purchase FGI common stock have a strike price of $2.55 per share and the market value of FGI common stock as of December 31, 2009 was $4.80 per share based on recent transactions involving the repurchase of shares from terminating employees.

(4)
Extended Medical is the estimated annual amount of healthcare costs expected to be paid by the Company for Mr. Jackson and his family, which is received until the age of 65. The estimate is computed using the current annual COBRA cost less the amount to be paid by Mr. Jackson.

(5)
LTIP is amount earned for years 2006, 2007, 2008 and 2009.

(6)
Life Insurance is the estimated annual amount of insurance premiums to participate in the Company life insurance plan based on 2009 premiums, for the one year severance period.

(7)
Financial Planning is the estimated annual amount for personal financial consulting services plus a tax gross-up on these personal financial consulting services, based on 2009 expenses, for the one year severance period.

(8)
Assumes that employer has exercised its right under the employment agreement to provide one year of salary in exchange for restrictive covenants.

(9)
Per Mr. Jackson's executive employment agreement, any successor (by reason of purchase, merger, consolidation or otherwise) must assume and perform the same employment agreement or the executive is entitled to severance benefits as if he were terminated Without Cause. The amount herein reflects the accelerated vesting of equity awards upon a change in control as reflected in footnote 3, and assumes no such assumption and performance has occurred in connection with such a change in control.

E. Scott Blackwell
Chief Sales Officer

	Death and Disability	Terminated with Cause	Terminated without Cause		Resign with Good Reason		Resign without Good Reason(8)	Change in Control(9)
Salary(1)	$—	$—	$420,000	(1)	$420,000	(1)	$420,000	$420,000	(1)
Cash Bonus(2)	599,708	—	599,708		599,708		—	599,708
Restricted Stock(3)	—	—	64,224		64,224		—	134,726
Stock Options(4)	—	—	43,358		43,358		—	160,227
Extended Medical(5)	—	—	10,232		10,232		—	10,232
2006 LTIP(6)	462,000	462,000	462,000		462,000		462,000	462,000
Life Insurance(7)	—	—	1,283		1,283		—	1,283

	$1,061,708	$462,000	$1,600,805		$1,600,805		$882,000	$1,788,1763

(1)
Salary is one time Mr. Blackwell's base salary paid in equal installments over one year in accordance with Mr. Blackwell's executive employment agreement.

(2)
Cash Bonus is Mr. Blackwell's portion of annual cash incentive compensation that would have been payable assuming he was terminated at the end of the year, to be paid in a lump sum amount in accordance with Mr. Blackwell's executive employment agreement.

(3)
Mr. Blackwell has 28,068 unvested shares of FGI restricted stock. The columns "terminated without cause" and "resign with good reason" reflect the pro-rated acceleration of the next installment of the executive's restricted stock pursuant to the terms of his restricted stock award. The column "change in control" reflects the immediate vesting of all restricted stock. The value of Mr. Blackwell's unvested shares is based on the market value of FGI common stock as of December 31, 2009 which was $4.80 per share based on recent transactions involving the repurchase of shares from terminating employees.

(4)
Mr. Blackwell has 71,212 unvested options to purchase FGI common stock. The columns "terminated without cause" and "resign with good reason" reflect the pro-rated acceleration of the next installment of the executive's options pursuant to the terms of his option award. The column "change in control" reflects the immediate vesting of all unvested stock options. Mr. Blackwell's unvested options to purchase FGI common stock have a strike price of $2.55 per share and the market value of FGI common stock as of December 31, 2009 was $4.80 per share based on recent transactions involving the repurchase of shares from terminating employees.

(5)
Extended Medical is the estimated annual amount of healthcare costs expected to be paid by the Company for Mr. Blackwell and his family, which is received until the age of 65. The estimate is computed using the current annual COBRA cost less the amount to be paid by Mr. Blackwell.

(6)
LTIP is amount earned for 2007, 2008 and 2009.

(7)
Life Insurance is the estimated annual amount of insurance premiums to participate in the Remington life insurance plan, based on 2009 premiums, for the one year severance period.

(8)
Assumes that employer has exercised its right under the employment agreement to provide one year of salary in exchange for restrictive covenants.

(9)
Per Mr. Blackwell's executive employment agreement, any successor (by reason of purchase, merger, consolidation or otherwise) must assume and perform the same employment agreement or the executive is entitled to severance benefits as if he were terminated Without

  Cause. The amount herein reflects the accelerated vesting of equity awards upon a change in control as reflected in footnotes 3 and 4, and assumes no such assumption and performance has occurred in connection with such a change in control.

John DeSantis
Vice President

	Terminated with Cause	Terminated without Cause		Resign with Good Reason		Resign without Good Reason(6)	Change in Control(7)
Salary(1)	$—	$900,000	(1)	$900,000	(1)	$900,000	$900,000
Restricted Stock(2)	—	142,358		142,358		—	193,526
Stock Options(3)	—	10,734		10,734		—	39,668
LTIP(4)	360,000	360,000		360,000		360,000	360,000
Extended Medical(5)	—	11,506		11,506		—	11,506

	$360,000	$1,424,598		$1,424,598		$1,260,000	$1,504,700

(1)
Salary is two times Mr. DeSantis' base salary paid in equal installments over two years in accordance with Mr. DeSantis' executive employment agreement.

(2)
Mr. DeSantis has 40,318 unvested shares of FGI restricted stock. The columns "terminated without cause" and "resign with good reason" reflect the pro-rated acceleration of the next installment of the executive's restricted stock pursuant to the terms of his restricted stock award. The column "change in control" reflects the immediate vesting of all restricted stock. The value of Mr. DeSantis' unvested shares is based on the market value of FGI common stock as of December 31, 2009 which was $4.80 per share based on recent transactions involving the repurchase of shares from terminating employees.

(3)
Mr. DeSantis has 17,630 unvested options to purchase FGI common stock. The columns "terminated without cause" and "resign with good reason" reflect the pro-rated acceleration of the next installment of the executive's options pursuant to the terms of his option award. The column "change in control" reflects the immediate vesting of all unvested stock options. Mr. DeSantis' unvested options to purchase FGI common stock have a strike price of $2.55 per share and the market value of FGI common stock as of December 31, 2009 was $4.80 per share based on recent transactions involving the repurchase of shares from terminating employees.

(4)
LTIP is the amount earned for the year 2007 and until Mr. DeSantis's departure from Remington.

(5)
Extended Medical is the estimated annual amount of healthcare costs expected to be paid by the Company for Mr. DeSantis and his family for the two year severance period in accordance with Mr. DeSantis' executive employment agreement. The estimate is computed using the current annual COBRA cost less the amount to be paid by Mr. DeSantis.

(6)
Assumes that employer has exercised its right under the employment agreement to provide two years of salary in exchange for restrictive covenants.

(7)
In addition to the accelerated vesting of equity awards in connection with a change in control as reflected in footnotes 2 and 3, reflects amounts payable pursuant to Mr. DeSantis' employment agreement if, in connection with such a change in control, the employment agreement is not assumed by the successor entity and Mr. DeSantis' terminates employment.

 Joseph B. Gross
Chief Operating Officer

	Terminated with Cause	Terminated without Cause		Resign with Good Reason		Resign without Good Reason(5)	Change in Control
Salary(1)	$—	$315,000	(1)	$315,000	(1)	$315,000	$—
Stock Options(2)	—	18,774		18,744		—	69,377
Extended Medical(3)	—	—		9,260		—	—
2006 LTIP(4)	359,600	359,600		359,600		359,600	359,600

	$359,600	$693,774		$702,604		$674,600	$428,977

(1)
Salary is one times Mr. Gross's base salary paid in equal installments over one year in accordance with Mr. Gross's retention and severance agreement.

(2)
Mr. Gross has 30,834 unvested options to purchase FGI common stock. The columns "terminated without cause" and "resign with good reason" reflect the pro-rated acceleration of the next installment of the executive's options pursuant to the terms of his option award. The column "change in control" reflects the immediate vesting of all unvested stock options. Mr. Gross's unvested options to purchase FGI common stock have a strike price of $2.55 per share and the market value of FGI common stock as of December 31, 2009 was $4.80 per share based on recent transactions.

(3)
Extended Medical is the estimated annual amount of healthcare costs expected to be paid by the Company for Mr. Gross and his family for the one year severance period in accordance with Mr. Gross's severance agreement. The estimate is computed using the current annual COBRA cost less the amount to be paid by Mr. Gross.

(4)
LTIP is amount earned for 2006, 2007, 2008 and 2009.

(5)
Assumes that employer has exercised its right under the retention and severance agreement to provide one year of salary in exchange for restrictive covenants.

Severance—Thomas Millner

              Mr. Millner entered into an agreement with FGI pursuant to which he agreed to terminate his employment with FGI and its affiliates, and resign as a member of FGI's board of directors, effective as of March 13, 2009. As an inducement to enter into this agreement, FGI agreed to pay Mr. Millner a sum of $324,600. Pursuant to this agreement, FGI agreed to purchase from Mr. Millner: (i) 70,000 shares of common stock for an aggregate price of $225,400, and (ii) 70,000 shares of preferred stock for an aggregate price of $831,434. In addition, all of the stock options that had been granted to Mr. Millner pursuant to the Stock Incentive Plan, whether vested or unvested, were canceled as of March 13, 2009. Mr. Millner also entered into an agreement with Remington, in which Remington agreed to permit Mr. Millner and his qualified dependents to participate in the health, dental and prescription drug benefit plans provided by Remington to its active employees and their qualified dependents, until Mr. Millner attains the age of 65. Mr. Millner is responsible for paying the premiums for this coverage, at the applicable active employee rate.

Severance—Paul Miller

              Mr. Miller entered into an agreement with FGI pursuant to which he agreed to resign as Chairman of the Board, effective as of August 31, 2009. In connection with this resignation, Mr. Miller received accelerated vesting of 57,510 shares of restricted stock and 127,392 options. The vested common shares and options were purchased by FGI at the estimated fair value of $391,068 and

$541,416, respectively. All other unvested awards of restricted stock and options were cancelled. As an inducement to enter into this agreement, FGI also paid Mr. Miller $639,183 and has agreed to pay him an additional $1,000,000, $500,000 and $500,000, respectively, on each of the anniversary dates of the agreement over the next three years. Additionally, Mr. Miller received approximately $233,000 for his accrued incentive compensation and an amount equal to one year of his base salary of $350,000 payable in 12 monthly installments. Mr. Miller is subject to noncompetition and nonsolicitation covenants for three years, as well as other restrictive covenants.

Director Compensation

              On August 19, 2009, our Board approved a new director compensation program for all directors not employed by the Company or Cerberus. The new compensation structure calls for each eligible board member to receive a $90,000 annual retainer. Additionally, those directors that serve on a committee of our Board will receive an additional annual fee of $10,000 as a member and an additional $10,000 if a Chairperson, except for the Audit Committee Chairperson, who will receive an additional $15,000 per annum. These amounts are paid quarterly to each eligible director and committee member. Finally, all directors will be reimbursed for reasonable travel and lodging expenses incurred in connection with their roles.

              Prior to August 19, 2009, members of the board of directors of FGI and Remington who were not employees of Remington, Bushmaster, FGI or Cerberus, who we refer to as eligible Remington directors, received a per meeting fee of $1,000 for each Remington or FGI board of directors and committee meeting attended in person and $500 for each meeting attended via teleconference. In addition, each eligible Remington director received an annual retainer of $25,000 paid in January of the year following service. Certain members of the board of directors of Bushmaster who were not employees of Remington, Bushmaster, FGI or Cerberus, who we refer to as eligible Bushmaster directors, received a $50,000 annual retainer. An additional fee of $1,000 per meeting was paid to the chairman of each committee. All directors were reimbursed for reasonable travel and lodging expenses incurred to attend meetings.

              Although we have not established a formal practice or policy regarding the grant of equity-based awards to members of our board of directors, we have granted such awards as a tool to more closely align the interests of the directors with those of our stockholders. Equity-based awards have generally been granted at the time of, or shortly after, a director's appointment. The value of the awards for each director was determined based on the director's level of involvement with, and the expected contributions the director would make towards the success of, FGI. Messrs. Miller and McLallen received greater awards because of their instrumental roles and contributions to the development of FGI's vision and their oversight and involvement in operating the company and its subsidiaries.

              The following table summarizes our director compensation for the 2009 fiscal year.

Director Compensation

Name	Fees Earned or paid in cash ($)(1)	Change in Pension Value and NQDC Earnings	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Bobby R. Brown	$69,526	$—	$—	$7,495	$—		$77,021
General Michael W. Hagee (Ret.)	102,393	—	6,117	3,704	—		112,214
General George A. Joulwan (Ret.)	105,644	—	6,117	3,704	—		115,465
Edward H. Rensi	70,180	—	—	7,495	—		77,675
Robert H. Behn	19,941	—	—	—	210,479	(3)	230,420
James J. Pike	70,413	—	—	7,495	—		77,908
Walter McLallen	57,772	—	—	—	17,271	(4)	75,043
Frank A. Savage	61,272	—	—	7,495	—		68,767
George Zahringer III	60,772	—	—	7,495	—		68,267
David Bell	29,275	—	—	—	—		29,275
Jeff Bleustein	—	—	—	—	—		—
Madhu Satyanarayana	900	—	—	—	—		900
Grant Gregory	—	—	—	—	—		—
George Kollitides, II	—	—	—	—	—		—
Scott Parker	—	—	—	—	—		—

(1)
The following table shows the components of the "fees earned or paid in cash" column.

Name	Retainer Fees	Meeting Fees	Reimbursed Expenses	Total Fees Earned or Paid in Cash
Bobby R. Brown	$57,733	$7,500	$4,293	$69,526
General Michael W. Hagee (Ret.)	96,577	3,500	2,316	102,393
General George A. Joulwan (Ret.)	96,577	7,000	2,067	105,644
Edward H. Rensi	55,913	4,000	10,267	70,180
Robert H. Behn	15,860	4,000	81	19,941
James J. Pike	55,913	14,500	—	70,413
Walter McLallen	52,272	5,500	—	57,772
Frank A. Savage	52,272	9,000	—	61,272
George Zahringer III	52,272	8,500	—	60,772
David Bell	29,103	—	172	29,275
Madhu Satyanarayana	—	—	900	900
(2)
Amount reflects the portion of FASB ASC 718 expense for restricted stock and for stock options awarded under the Stock Incentive Plan. There were no forfeitures of FGI restricted stock or FGI options in 2009. No grants were made to directors in 2009.

  The following table shows the aggregate number of unvested stock awards and the aggregate number of stock options held by each director as of 2009 fiscal year-end.

Name	Outstanding Stock Awards at Fiscal Year-End	Outstanding Option Awards at Fiscal Year-End
Bobby R. Brown	—	18,975
General Michael W. Hagee (Ret.)	9,597	9,378
General George A. Joulwan (Ret.)	9,597	9,378
James J. Pike	—	18,975
Walter McLallen	—	102,499
Frank A. Savage	—	18,975
George Zahringer III	—	18,975
Edward H. Rensi	—	18,975
Robert H. Behn	—	—
(3)
Amount represents earnings paid to Mr. Behn in 2009 as a result of a consulting agreement between Remington and Mr. Behn.

(4)
Amount represents medical benefits provided to Mr. McLallen in 2009.

Compensation Committee Interlocks and Insider Participation

              On October 6, 2009, our board of directors established our current Compensation Committee, consisting of Messrs. Joulwan, Kollitides and Pike. Prior to October 6, 2009, our board of directors had established two Compensation Committees with its affiliate companies to review all compensation arrangements for executive officers of Remington and Bushmaster. During 2009, none of our executive officers served on the compensation committees (or equivalent), or a board of directors, of another entity whose executive officer(s) served on our Compensation Committees or board of directors. In addition, during 2009 none of the members of our Compensation Committees had any relationship requiring disclosure under Item 404 of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

              We paid Meritage Capital Advisors, LLC ("Meritage") fees totaling $2.8 million, $0.2 million, and $2.3 million for the years ended December 31, 2009, 2008 and 2007, respectively, in connection with transaction advisory services. In 2010, we paid Meritage $1.2 million for advisory services related to the issuance of our PIK Notes. In 2009 we also paid Meritage, for advisory services in relation to the issuance of our Opco Notes, a $2.0 million fee plus out-of-pocket expenses, net of any prior amounts paid, and for advisory services in relation to the issuance of our Additional Opco Notes, a $750,000 fee plus out of pocket expenses. Walter McLallen, the Chairman of our Board of Directors, is a managing director of Meritage.

              We paid Cerberus Operations and Advisory Company, LLC, an affiliate of Cerberus, fees totaling $0.6 million for the three months ended March 31, 2010, and $1.6 million, $1.5 million, and $0.5 million for the years ended December 31, 2009, 2008 and 2007, respectively, for consulting services provided in connection with improving operations.

              In 2009, for advisory services in relation to the issuance of our Opco Notes, we paid Deutsche Bank Securities Inc. and Lazard Frères & Co. LLC ("Lazard") $2.2 million and $0.6 million fees plus out-of-pocket expenses, respectively. In April 2010, we paid Deutsche Bank Securities Inc. $0.6 million for advisory services in relation to the issuance of our PIK Notes. George J. Zahringer III and Frank A. Savage are members of our Board of Directors, and are managing directors of Deutsche Bank Securities Inc. and Lazard, respectively.

              We have a consulting agreement with Robert W. Behn, a former member of our Board of Directors, which provides for an aggregate annual payment of $0.2 million plus expenses, payable monthly. We have paid less than $0.1 million for the three months ended March 31, 2010 and $0.3 million and $0.1 million for the years ended December 31, 2009 and 2008, respectively, for services rendered under this agreement during which commenced in May 2008.

              We paid other fees for relocation services totaling approximately $0.6 million and $0.3 million for the years ended December 31, 2009 and 2008, respectively, and provided certain products totaling approximately $0.1 million to other entities affiliated through common ownership during 2009.

              We paid less than $0.1 million and $0.1 million for the years ended December 31, 2009 and 2008, respectively, in connection with certain operating leases to an entity owned by Randy Luth, an employee of the Company.

              We paid less than $0.1 million for the three months ended March 31, 2010 and less than $0.1 million for the year ended December 31, 2009 in connection with a building lease to an entity owned by Kevin Brittingham, an employee of the Company.

              Several of our board members are employees of Cerberus, and funds managed by one or more affiliates of CCM own a substantial portion of our equity.

Registration Rights Agreement

Registration Rights

              In connection with this offering, FGI will enter into a registration rights agreement with Cerberus. Cerberus's rights under such agreement are described below.

Demand Rights

              Under the registration rights agreement, Cerberus holds registration rights that allow it at any time after twelve months following the consummation of this offering (but not within 180 days after the consummation of any other public offering) to request that we register the resale under the Securities

Act, of all or any portion of the shares of our common stock that Cerberus owns. Cerberus is entitled to an unlimited number of such demand registrations. We are not required to maintain the effectiveness of any resale registration statement for more than 210 days (of which the effectiveness of the registration statement may be suspended pursuant to a stop order or the like for up to 30 days). We are also not required to effect any demand registration within 30 days prior to the filing of, or during the 180 days following the effectiveness of, a registration statement for which Cerberus holds "piggyback" registration rights (as described below) and are given the opportunity to sell shares pursuant to such registration statement. We may refuse a request for demand registration if, in our reasonable judgment, it is not feasible for us to proceed with the registration because of the existence of any acquisition, disposition or other material transaction or financing activity involving us, or because of the unavailability of audited financial statements or our possession of material information that it would not be in our best interests to disclose in a registration statement, provided that such refusal only results in one 180 day delay to the registration and only occurs one time in any twelve-month period.

Piggyback Rights

              Cerberus also holds "piggyback" registration rights exerciseable at any time commencing six months following this offering that allow it to include the shares of our stock that it owns in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on forms that do not permit registration for resale by them) or by any of our other holders of equity securities that have registration rights. These "piggyback" registration rights are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

Indemnification; Expenses

              We have agreed to indemnify Cerberus against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells our shares, unless such liability arose from Cerberus's misstatement or omission, and Cerberus has agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all expenses incidental to our performance under the registration rights agreement, and Cerberus will pay its respective portion of all underwriting discounts, commissions and transfer taxes relating to the sale of its shares under the registration rights agreement.

Related Person Transaction Policy

              The Company's Board of Directors recognizes that related person transactions, as defined in our related person transaction policy, present a heightened risk of actual or perceived conflicts of interest that could damage the reputation and public trust of the Company. The Board therefore has adopted this policy to govern the procedures for review and consideration of all related person transactions involving us to help ensure that any such transactions are timely identified and given appropriate consideration. It is the Company's policy to enter into or ratify related person transactions only when the Board, acting through the Audit Committee or as otherwise prescribed by the related person transaction policy, determines that the related person transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders.

              The Audit Committee will annually review this policy and will recommend amendments, if any, to the Board for its consideration. In addition, the Board has determined that the Audit Committee of the Board shall consider and, if deemed advisable, approve each related person transaction. The Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including but not limited to (i) the benefits to the Company; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; and (v) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Shares Issued to Insiders

              The following table summarizes issuances of our equity securities since January 1, 2006 to our officers and directors and holders of more than 5% of our equity securities, other than shares issued in exchange for existing shares in FGI in connection with the Recapitalization.

	Date	Options to Purchase FGI Common Stock		FGI Common Stock		FGI Preferred Stock		Total Consideration
Cerberus	May 31, 2007			12,430,000	(2)	12,430,000	(1)	$124,300,000
Thomas Millner	May 31, 2007			70,000	(2)	70,000	(1)	$700,000
Cerberus	December 12, 2007			3,417,341	(4)	3,020,825			(3)
Directors and executive officers of Bushmaster	December 12, 2007			623,063	(5)				(6)
Cerberus	December 13, 2007					783,476		$8,250,000
Randy Luth	December 13, 2007			10,101	(5)
Cerberus	January 3, 2008					208,926		$2,200,000
Cerberus	January 28, 2008					2,184,236.5		$23,000,000
Walter McLallen	May 14, 2008			123,416				$0
Issuances to employees under Stock Incentive Plan	Between May 14, 2008 and December 31, 2009	2,253,480	(7)					$0

(1)
As American Heritage Arms, LLC, we issued and sold 125,000 of our limited liability company preferred membership units which, on December 11, 2007 when we converted from a limited liability company to a corporation, were each converted into 100 shares of preferred stock. As a result, Cerberus received 12,430,000 shares of preferred stock and Thomas Millner received 70,000 shares of preferred stock.

(2)
As American Heritage Arms, LLC, we issued one of our limited liability company common membership units for each of our limited liability company preferred membership units issued on May 31, 2007. On December 11, 2007, when we converted from a limited liability company to a corporation, each outstanding limited liability company common membership unit was converted into 100 shares of common stock. As a result, Cerberus received 12,430,000 shares of common stock and Thomas Millner received 70,000 shares of common stock.

(3)
Consideration was Cerberus' preferred membership interest in Bushmaster.

(4)
Consideration was Cerberus' common membership interest in Bushmaster.

(5)
Issued as restricted common stock.

(6)
The consideration was the common membership interests in Bushmaster of each of the Directors and executive officers of Bushmaster.

(7)
Between May 14, 2008 and December 31, 2009, we have granted options to purchase an aggregate of 2,253,480 shares of our common stock under our 2008 Stock Incentive Plan. Exercise prices range from $2.55 to $3.32 per share. None of these options to purchase our common stock have been exercised.

PRINCIPAL AND SELLING STOCKHOLDERS

              The following table sets forth certain information as of April 30, 2010, with respect to the beneficial ownership of our common stock, after giving effect to the Recapitalization and this offering, by:

  •
  each of the executive officers named in the table under "Management—Compensation Discussion and Analysis—Summary Compensation Table;"

  •
  each of our directors;

  •
  all of our directors and executive officers as a group;

  •
  each person or group of affiliated persons who is known by us to beneficially own more than 5% of our common stock; and

  •
  each selling stockholder.

              The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The information set forth in the following table excludes any shares of our common stock purchased in this offering by the respective beneficial owner and assumes that the Recapitalization had taken place.

              The number of shares of common stock outstanding, on an as converted basis, used in calculating the percentage for each listed person or entity includes common stock underlying options held by the person or entity that are exercisable within 60 days of            , 2010, but excludes common stock underlying options held by any other person or entity. Options issued under our stock option plans are generally not exercisable prior to the completion of this offering. Percentage of beneficial ownership is based on            shares of common stock outstanding as of             , 2010 (assuming that the Recapitalization had taken place) and excludes, as of            , 2010,             shares of common stock issuable upon exercise of options with a weighted average exercise price of $            per share. Unless

otherwise indicated, the address of each beneficial owner is c/o Freedom Group, Inc., 870 Remington Drive, Madison, North Carolina 27025-1776.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
			Shares Being Offered**
Name of Beneficial Owner	Number	Percent		Number	Percent
Named Executive Officers and Directors:
Theodore H. Torbeck(1)	56,926	*				%
Stephen P. Jackson, Jr.(2)	38,346	*
E. Scott Blackwell(3)	118,540	*
John DeSantis(4)	124,684	*
Jeff Bleustein(5)	—	*
Bobby Brown(6)	2,846	*
Grant Gregory(7)	—	*
General (ret.) Michael Hagee(8)	6,206	*
General (ret.) George Joulwan(9)	6,207	*
George Kollitides(10)	—	*
Walter McLallen(11)	379,504	2.3%
James J. Pike(12)	2,846	*
Frank A. Savage(13)	2,846	*
Ed Rensi(14)	2,846	*
George Zahringer III(15)	2,846	*
David Bell(16)	—	*
Executive officers and directors as a group (13 persons)(17)	754,238	4.5%
5% Stockholders
Stephen Feinberg(18)	15,847,341	94.3%
Total

*
Less than 1%.

**
Assumes the underwriters do not exercise their over-allotment option. If the over-allotment option is exercised shares will be allocated pro rata based on the share amounts listed below.

(1)
Includes            shares issuable upon exercise of options that are exercisable within 60 days of            , 2010.

(2)
Includes            shares issuable upon exercise of options that are exercisable within 60 days of            , 2010.

(3)
Includes            shares issuable upon exercise of options that are exercisable within 60 days of            , 2010.

(4)
Includes            shares issuable upon exercise of options that are exercisable within 60 days of            , 2010.

(5)
Mr. Bleustein is a consultant to Cerberus and/or one or more of its affiliates.

(6)
Includes            shares issuable upon exercise of options that are exercisable within 60 days of            , 2010.

(7)
Mr. Gregory is an employee of Cerberus and/or one or more of its affiliates. His business address is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171.

(8)
Includes            shares issuable upon exercise of options that are exercisable within 60 days of            , 2010.

(9)
Includes            shares issuable upon exercise of options that are exercisable within 60 days of            , 2010.

(10)
Mr. Kollitides is an employee of Cerberus and/or one or more of its affiliates. His business address is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171.

(11)
Includes            shares issuable upon exercise of options that are exercisable within 60 days of            , 2010.

(12)
Includes            shares issuable upon exercise of options that are exercisable within 60 days of            , 2010.

(13)
Includes            shares issuable upon exercise of options that are exercisable within 60 days of            , 2010.

(14)
Includes            shares issuable upon exercise of options that are exercisable within 60 days of            , 2010.

(15)
Includes            shares issuable upon exercise of options that are exercisable within 60 days of            , 2010.

(16)
Includes            shares issuable upon exercise of options that are exercisable within 60 days of            , 2010.

(17)
Includes            shares issuable upon exercise of options that are exercisable within 60 days of            , 2010. Immediately after the offering, our management will own approximately    % of our common stock (on a fully diluted basis).

(18)
One or more affiliates of Cerberus owns            % of our common stock. Stephen Feinberg exercises voting and investment authority over all of our securities owned by the affiliates of Cerberus. Thus, pursuant to Rule 13d-3 under the Exchange Act of 1934, as amended (the "Exchange Act"), Stephen Feinberg is deemed to beneficially own            % of our common stock. The address for Mr. Feinberg is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, NY 10171.

              Cerberus acquired its shares of our common and preferred stock through the following transactions in connection with the acquisitions of Bushmaster, Remington, DPMS and Marlin:

  •
  On April 13, 2006, Cerberus received preferred and common Bushmaster limited liability company interests in exchange for a capital contribution used to fund the acquisition of the Bushmaster business. A portion of those interests were held directly by Cerberus and the rest were held indirectly through an intermediate holding company.

  •
  On May 31, 2007, Cerberus received American Heritage Arms, LLC (which was subsequently converted into FGI) preferred and common limited liability company membership interests in exchange for a capital contribution that was used to fund the acquisition of Remington.

  •
  On December 12, 2007, as a result of a series of transactions by which Bushmaster became a subsidiary of FGI, Cerberus exchanged its Bushmaster limited liability company interests for FGI preferred stock and common stock.

  •
  On each of December 13, 2007, December 20, 2007 and January 21, 2008, Cerberus received additional FGI preferred stock in exchange for capital contributions to FGI, that were used for, among other things, the acquisitions of DPMS and Marlin.

DESCRIPTION OF CERTAIN INDEBTEDNESS

              The following is a summary of the material provisions of the instruments evidencing our material indebtedness. It does not include all of the provisions of our material indebtedness, copies of which have been filed as exhibits to our registration statement filed in connection with this offering.

ABL Revolver

              On July 29, 2009, we and certain of our subsidiaries entered into the ABL Revolver. The ABL Revolver is a four-year $180 million senior secured asset-based revolving credit facility, including sub-limits for letters of credit and swingline loans. Subject to certain terms and conditions, the ABL Revolver may be increased by an aggregate of $75 million during its term up to $255 million. On April 7, 2010, as a part of the Transfer Transactions, FGI Opco became directly and primarily liable as a borrower under the ABL Revolver and FGI was released from its obligations under the ABL Revolver.

Security and Guarantees

              The ABL Revolver is secured by a first-priority lien on the present and future accounts receivable, inventory and certain general intangibles (including intellectual property), certain other assets and proceeds relating thereto of FGI Opco and each of the other borrowers and the guarantors. Obligations under the ABL Revolver are also secured by a second-priority lien in the collateral securing the Opco Notes, other than owned real property of FGI Opco and the Guarantors (as defined below). Matters relating to the collateral are governed by the terms of security documents and an intercreditor agreement.

              Each of our existing wholly-owned domestic subsidiaries on the closing date of the ABL Revolver and FGI Opco is either a borrower or a guarantor under the ABL Revolver. We may designate, in our discretion, from time to time, subsidiaries that are not borrowers to be joined as guarantors.

Interest

              Borrowings under the ABL Revolver bear interest at an annual rate of either (a) the LIBOR rate plus a spread or (b) the base rate plus a spread. The ABL Revolver includes an unused line fee charged at an annual rate to be paid monthly in arrears. LIBOR and base rate margins and the unused line fee will adjust within the ranges noted above from time to time based on excess availability as provided in the ABL Revolver. FGI Opco will pay a fee on letters of credit equal to the applicable LIBOR margin and a fronting fee equal to 0.125% per annum, in each case to be paid monthly in arrears.

Covenants

              The ABL Revolver contains customary covenants applicable to FGI Opco and its subsidiaries, other than certain unrestricted subsidiaries. An unrestricted subsidiary is a subsidiary of FGI Opco whose activities are generally not subject to the requirements of the covenants of the ABL Revolver. The ABL Revolver contains certain financial covenants, as well as restrictions on, among other things, the ability of FGI Opco and its subsidiaries to: incur debt; incur liens; declare or make distributions to stockholders; make loans and investments; repay debt; enter into mergers, acquisitions and other business combinations; engage in asset sales; amend or modify governing documents; engage in businesses other than as is currently conducted; and enter into transactions with affiliates.

Events of Default

              The ABL Revolver includes customary events of default, including cross-defaults to the Opco Notes and certain other indebtedness.

Senior Secured Notes due 2015

              On July 29, 2009, we issued an aggregate original principal amount of $200 million of 10 1/4% Senior Secured Notes due 2015 at an issue price of 97.827% in a private placement to initial purchasers who resold the Initial Opco Notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. On November 3, 2009 we issued an additional aggregate original principal amount of $75 million of our 10 1/4% Senior Secured Notes due 2015 at an issue price of 106.25%, with a yield of 8.61%, in a private placement to an initial purchaser who resold the Additional Opco Notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. On April 7, 2010, as a part of the issuance of the PIK Notes and the Transfer Transactions, FGI Opco was substituted as issuer of the Opco Notes as if it were the original issuer and assumed the obligations of FGI under the Opco Notes, and FGI was released from its obligations under the Opco Notes and both FGI and FGI Holding became guarantors under the Opco Notes. The Opco Notes are guaranteed by FGI Holding and each of our existing wholly-owned domestic subsidiaries, except FGI Opco (the "Guarantors"), that are borrowers or guarantors under the ABL Revolver, which was entered into contemporaneously with the issuance of the Initial Opco Notes. Interest is payable on the Opco Notes semi-annually on February 1 and August 1, commencing on February 1, 2010.

              FGI Opco may redeem some or all of the Opco Notes at any time prior to August 1, 2012 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the Opco Notes. Thereafter, FGI Opco may redeem some or all of the Opco Notes at the redemption prices set forth in the Opco Notes. FGI Opco may also redeem up to 35% of the outstanding Opco Notes on or prior to August 1, 2012 with the proceeds of certain equity offerings and capital contributions, subject to limitations, at the redemption price of 110.25%. In addition, on or prior to August 1, 2012, FGI Opco may also redeem, no more than once in any twelve-month period, up to 10% of the original aggregate principal amount of the Opco Notes at a price equal to 103% of the principal amount of the Opco Notes.

Security

              The Opco Notes and guarantees are secured by (i) a first-priority lien on substantially all existing and future personal property of FGI Opco and its subsidiaries that are Guarantors (other than assets securing the ABL Revolver with a first-priority lien), including 100% of the equity interests in such subsidiary Guarantors (ii) a first-priority lien on certain owned real property of FGI Opco and such subsidiary Guarantors and (iii) a second-priority lien on intellectual property and working capital of FGI Opco and such subsidiary Guarantors, such as receivables, inventory, related general intangibles, and other assets and proceeds thereof that secure the ABL Revolver on a first- priority basis.

Covenants

              The indenture governing the Opco Notes contains covenants which include, among others, limitations on the ability of FGI Opco and some of its subsidiaries to: incur or guarantee additional debt or issue disqualified or preferred stock; pay dividends, repurchase equity or prepay subordinated debt; make certain investments; enter into transactions with affiliates; merge, consolidate or sell all or substantially all assets; allow certain restrictions on the ability of such subsidiaries to pay dividends or make other payments to FGI Opco; and incur liens on assets. Adjusted EBITDA is a primary component of the fixed charge coverage ratio used in certain of the covenants in the indenture governing the Opco Notes.

Events of Default

              The indenture governing the Opco Notes contains events of default with respect to: default in payments of interest after a 30-day grace period or a default in the payment of principal when due; FGI Opco's failure to comply with a covenant in the indenture limiting its ability to merge, consolidate or sell all or substantially all of its assets; default in the performance of the change of control covenant in the indenture that continues for more than 30 days after notice of default has been provided to FGI Opco; default in the performance of any other covenant that continues for more than 60 days after notice of default has been provided to FGI Opco; failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by FGI Opco or one of its significant subsidiaries having a principal amount in excess of $20 million; the acceleration of the maturity of any indebtedness for money borrowed by FGI Opco or one of its significant subsidiaries having a principal amount in excess of $20 million; failure by FGI Opco or one of its significant subsidiaries to pay final judgments aggregating in excess of $20 million, which judgments are not discharged, waived or stayed for 60 days; certain events of bankruptcy, insolvency or reorganization of FGI Opco or one of its significant subsidiaries; the guarantee of the Opco Notes by one of FGI Opco's significant subsidiaries ceases to be in full force and effect and such default continues for 10 days; certain defaults, repudiations or judicial determinations with respect to the performance of the security documents relating to the Opco Notes, which materially adversely affect the enforceability, validity, perfection or priority of the liens on a material portion of the collateral for the Opco Notes, which default, repudiation or determination is not rescinded, stayed or waived within 60 days after notice is given.

              If any of these events of default occurs and is continuing with respect to the Opco Notes, the trustee or the holders of not less than 25% in principal amount of the Opco Notes may declare the entire principal amount of the Opco Notes to be immediately due and payable. If any event of default with respect to the Opco Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the Opco Notes will be automatically accelerated, without any action by the trustee or any holder.

Registration Rights

              If, on the fifth business day following the one-year anniversary of the issuance of the Opco Notes, (i) any Opco Notes are not freely transferable without volume restrictions by holders that are not affiliates of ours in accordance with Rule 144 (or any similar provision then in force) under the Securities Act, (ii) the Opco Notes bear a restricted Securities Act legend, or (iii) the Opco Notes bear a restricted CUSIP number, we will be required to use our reasonable best efforts to (1) consummate an exchange offer and (2) if required, have a shelf registration statement declared effective with respect to resales of the Opco Notes. If we fail to satisfy these obligations on a timely basis, we will be required to pay additional interest to holders of the affected Opco Notes.

Senior Pay-In-Kind Notes due 2015

              On April 7, 2010, FGI Holding issued an aggregate original principal amount of $225 million of 11.25%/11.75% Senior Pay-In-Kind Notes due 2015 at an issue price of 98.00% in a private placement to initial purchasers who resold the PIK Notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. The PIK Notes are guaranteed by FGI. Interest is payable on the PIK Notes semi-annually on April 1 and October 1, commencing on

October 1, 2010. We intend to use the net proceeds of this offering to redeem all or substantially all of the PIK Notes.

              On or prior to April 1, 2015, interest is payable, at the election of FGI Holding (1) entirely in cash or (2) 50% in cash and 50% by increasing the principal amount of the outstanding PIK Notes or by issuing additional PIK Notes. For interest payments on the PIK Notes that FGI Holding elects to pay entirely as cash interest, the cash interest accrues at a rate equal to 11.25% per annum. For interest payments on the PIK Notes that FGI Holding elects to pay 50% as cash interest and 50% as PIK interest, cash interest on the PIK Notes accrues at a rate equal to 5.875% per annum and PIK interest on the PIK Notes accrues at a rate equal to 5.875% per annum. If FGI Opco is prohibited from paying a dividend or distribution to FGI Holding in an amount sufficient to pay the cash interest requirement in full, then the amount of interest on the PIK Notes to be paid as cash interest is reduced for such interest payment date, and the amount of interest to be paid as PIK interest is increased for such interest payment date.

              If FGI Holding elects to pay any PIK interest, FGI Holding will increase the principal amount of the PIK Notes or issue additional PIK Notes in an amount equal to the PIK interest for the applicable interest payment period. FGI Holding must elect the form of interest payment with respect to any interest period no later than 10 business days prior to the beginning of the applicable interest period. Absent an all-cash election by FGI Holding, interest is payable as 50% cash interest and 50% PIK interest, subject to any required adjustments. If on the last day of any fiscal quarter of FGI Holding, its Adjusted EBITDA for the most recently ended four full fiscal quarters (calculated on a pro forma basis giving effect to pro forma events that occur during the four-quarter reference period as if such events had occurred on the first day of such period) is less than $115.0 million, then increased interest of 200 basis points will be payable on the PIK Notes for a period of 90 days following such calculation date.

              FGI Holding may redeem some or all of the PIK Notes at any time prior to October 1, 2011, at a price equal to 100% of the principal amount thereof plus the make-whole premium and all accrued and unpaid interest, if any. Such make-whole premium will be the greater of 1.0% of the outstanding principal amount and the excess of (i) the present value of 105% of the principal amount and required interest payments on such principal amount through October 1, 2011 (excluding accrued but unpaid interest) discounted at the U.S. treasury rate plus 50 basis points; over (ii) such principal amount. Thereafter, FGI Holding may redeem some or all of the PIK Notes at the redemption prices set forth in the PIK Notes. In addition, on or prior to October 1, 2011, FGI Holding may redeem the PIK Notes in whole at 106% of the principal amount of the PIK Notes plus accrued and unpaid interest upon the occurrence of certain change of control events where the new controlling party is not an affiliate of ours.

              FGI Holding will be required to redeem the maximum principal amount of PIK Notes that may be redeemed out of any "Qualified Equity Issuance Net Proceeds" in cash (i) prior to October 1, 2011, at a price equal to 106% of the principal amount thereof and (ii) thereafter, at the redemption prices set forth in the PIK Notes referred to in the preceding paragraph, and in each case plus accrued and unpaid interest. "Qualified Equity Issuance Net Proceeds" means the net proceeds of a specified public equity offering that yields gross proceeds of at least $25.0 million.

Covenants

              The indenture governing the PIK Notes contains substantially similar covenants to those set out in the indenture governing the Opco Notes.

Events of Default

              The indenture governing the PIK Notes contains substantially similar events of default to those set out in the indenture governing the Opco Notes.

 DESCRIPTION OF CAPITAL STOCK

              The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries. You should refer to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect upon completion of this offering, copies of which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The description of our common stock and preferred stock reflect the Recapitalization which will occur prior to the closing of this offering.

              Upon the closing of this offering, our authorized capital stock will consist of                  shares of common stock, par value $0.01 per share, and                  shares of preferred stock, par value $0.01 per share, all of which preferred stock will be undesignated.

              As of            , 2010, we had issued and outstanding:

  •
  shares of common stock held by            stockholders of record; and

  •
  shares of preferred stock held by            stockholders of record.

              As of            , 2010, we also had outstanding options to purchase            shares of common stock at a weighted average exercise price of $            per share.

Common Stock

              Upon the closing of this offering, there will be            shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and the Recapitalization, including common stock underlying options that are exercisable within 60 days of                        , 2010, but excluding common stock underlying all other options). All outstanding shares of common stock are fully paid and nonassessable, and the shares of our common stock that will be issued on completion of this offering will be fully paid and nonassessable.

              Subject to preferences that may be applicable to any then outstanding series of preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

              The holders of our common stock are entitled to one vote per share and do not have cumulative voting rights. As a result, stockholders owning or controlling more than 50% of the total votes cast for election of directors can elect all the directors in that slate for the year.

Preferred Stock

              Our board of directors has the authority, by adopting resolutions, to issue shares of preferred stock in one or more series, with the designations and preferences for each series set forth in the adopting resolutions. Our certificate of incorporation authorizes our board of directors to determine, among other things, the rights, preferences and limitations pertaining to each series of preferred stock. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could discourage a takeover or other transaction that some holders of our common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over and above market price.

Limitations on Directors' Liability

              Our amended and restated certificate of incorporation and amended and restated bylaws, which will be filed immediately prior to the closing of this offering, will indemnify our directors to the fullest extent permitted by the DGCL. The DGCL permits a corporation to limit or eliminate a director's personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which (i) were in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our Company and our stockholders (through stockholders' derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Transfer Agent and Registrar

              The Transfer Agent and Registrar for our common stock is            .

Anti-Takeover Effects of Delaware Law and our Corporate Charter Documents

Delaware Law

              We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder" and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. The restrictions contained in Section 203 are not applicable to any of our existing stockholders that will own 15% or more of our outstanding voting stock upon the closing of this offering.

Staggered Board

              Our amended and restated certificate of incorporation and our amended and restated bylaws allow for not less than            and not more than            directors. In addition, our amended and restated certificate of incorporation and our amended and restated bylaws provide that upon such date that Cerberus, its Affiliates, or any person who is an express assignee or designee of Cerberus of its rights under our amended and restated certificate of incorporation (and such assignee's or designee's Affiliates) (of these entities, the entity that is the beneficial owner of the largest number of shares is referred to as the Designated Controlling Stockholder) ceases to own, in the aggregate, at least 50% of the outstanding shares of our common stock, which we refer to as the 50% Trigger Date, directors may be removed only for cause and only by the affirmative vote of the holders of two-thirds of our outstanding shares of capital stock, unless approved by our board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, upon the 50% Trigger Date, may be filled only by vote of a majority of our directors then in office (prior to such date any vacancy on the board of directors may be filled by the Designated Controlling Stockholder). Furthermore, our amended and restated certificate of incorporation provides that upon the 50% Trigger Date, the authorized number of directors may be changed only by the affirmative vote of two-thirds of our outstanding shares of capital stock or by the resolution of our board of directors (prior to such date, the authorized number of directors may be changed by the Designated Controlling Stockholder). The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations

              Our amended and restated certificate of incorporation and our amended and restated bylaws provide that upon such date that Cerberus, its Affiliates, or any assignee or designee of Cerberus, and such assignees or designee's Affiliates cease to own, in the aggregate, at least 30% of the outstanding shares of our common stock, which we refer to as the 30% Trigger Date, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting, and if the acting stockholders have fulfilled certain informational requirements, including apprising us of their derivative holdings in the company, and, in the case of director nominations, whether the nominating stockholder has engaged in any related party transactions with the nominee. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, upon the 30% Trigger Date, action may not be taken by written action in lieu of a meeting (prior to such time action may be taken by written consent). Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that, upon the 30% Trigger Date except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board of directors, or at the written request of a majority of our board of directors (prior to such time, special meetings of stockholders may be called by any of Cerberus, its Affiliates, or any assignee or designee of Cerberus, and such assignee's or designee's Affiliates or any director employed by any of them). These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Voting

              The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or, prior to the 50% Trigger Date, by the Designated Controlling Stockholder and upon the 50% Trigger Date, by our stockholders at any respective regular or special meeting, provided notice of such action must be included in the notice of a special meeting; except for: any amendment or repeal of a bylaw provision requiring a supermajority vote of the stockholders to take action under such provision, which amendment or repeal also requires the same supermajority vote of the stockholders; and indemnification rights conferred upon directors or officers of Cerberus by the amended and restated bylaws, which may only be amended or repealed prospectively.

              In addition, on or after the 50% Trigger Date, two-thirds of the outstanding voting stock, voting as a single class, shall be required to: (i) change the number of directors serving on the board of directors; (ii) remove a director from office; (iii) approve a Business Combination (as defined in the amended and restated certificate of incorporation) without the fulfillment of several pre-conditions, including: certain minimum requirements with respect to consideration paid in such Business

Combination, form of consideration, payment of dividends, minimum dividend payments, as well as prohibitions on interested stockholder transactions and procedural requirements related to the delivery of reports to stockholders.

"Blank Check" Preferred Stock

              We will be authorized to issue, without any further vote or action by the stockholders, up to            shares of preferred stock in one or more classes or series and, with respect to each such class or series, to fix the number of shares constituting the class or series and the designation of the class or series, the voting powers (if any) of the shares of the class or series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such class or series.

Credit Facility

              Under the credit agreement governing the ABL Revolver, a change of control may lead the lenders to exercise remedies, such as acceleration of the loan, termination of their obligations to fund additional advances and collection against the collateral securing such loan.

Notes

              Under the indentures governing the Opco Notes and the PIK Notes, a change of control may require us to offer to repurchase the all of the outstanding Opco Notes and the PIK Notes for cash at a premium to the principal amount of the Opco Notes and the PIK Notes.

Registration Rights

              Upon the closing of this offering, Cerberus, the holder of            shares of our common stock, will have the right to require us to register its shares under the Securities Act under specified circumstances.

Demand and Form S-3 Registration Rights

              Beginning twelve months after the closing of this offering, Cerberus, subject to specified limitations, may require that we register all or part of its shares of our common stock for sale under the Securities Act on an unlimited number of occasions. In addition, Cerberus may from time to time make demand for registrations on Form S-3, a short form registration statement, when we are eligible to use that form.

Piggyback Registration Rights

              If we register any of our common stock, either for our own account or for the account of other securityholders, Cerberus is entitled to notice of the registration and to include its shares of common stock in the registration.

Limitations and Expenses

              Other than in a demand registration, with specified exceptions, Cerberus's right to include shares in a registration is subject to the right of the underwriters to limit the number of shares included in the offering. All fees, costs and expenses of any demand registrations and any registrations on Form S-3 will be paid by us, and all selling expenses, including underwriting discounts and commissions, will be paid by the holders of the securities being registered.

              For additional information, see "Certain Relationships and Related Person Transactions—Registration Rights Agreement."

SHARES ELIGIBLE FOR FUTURE SALE

              Prior to this offering, there has been no market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options or in the public market after this offering, or the anticipation of those sales, could adversely affect the price of our common stock from time to time and could impair our ability to raise capital through sales of our equity securities.

              Based on            shares of common stock outstanding as of            , 2010 (assuming that the Recapitalization had taken place) and excluding, as of            , 2010,             shares of common stock issuable upon exercise of options with a weighted average exercise price of $            per share, upon the completion of this offering, we will have outstanding            shares of common stock, after giving effect to the issuance of            shares of common stock in this offering.

              Of the shares to be outstanding after the completion of this offering, the            shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Of the remaining            shares of common stock,             are held by "affiliates" and therefore are "restricted securities" under Rule 144. After the 180-day lock-up period, these restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration, such as under Rule 144 or Rule 701 under the Securities Act. All of these restricted securities and all other shares of common stock other than those sold in this offering will be subject to the 180-day lock-up period described below.

Rule 144

              In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of securities that does not exceed the greater of either of the following:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately            shares immediately after this offering assuming no exercise of the underwriters' over-allotment option, based on            shares of our common stock and preferred stock outstanding as of December 31, 2009; or

  •
  the average weekly trading volume of our common stock on the            during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Lock-Up Agreements

              We, our directors and executive officers and the selling stockholders have agreed that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., we and they will not, during the period ending 180 days after the date of this prospectus, subject to exceptions specified in the lock-up agreements, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Merrill

Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. may waive these restrictions in their discretion. Currently, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. have no intention to release the abovementioned holders of our common stock from the lock-up restrictions described above.

Rule 701

              Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

Registration Rights

              Upon the closing of this offering, the holders of an aggregate of            shares of our common stock will have the right to require us to register these shares under the Securities Act under specified circumstances. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act. Please see "Description of Capital Stock—Registration Rights Agreement" for additional information regarding these registration rights.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

              The discussion below, to the extent it discusses matters of law or states legal conclusions, subject to the assumptions, qualifications and limitations below, represents the opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel to the Company. The following is a general discussion of material United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder that purchases shares pursuant to this offer. As used in this discussion, the term non-U.S. holder means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust other than:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

              If any entity taxed as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership and a partner of a partnership holding our common stock are urged to consult their own tax advisor.

              This discussion does not consider:

  •
  federal gift tax consequences, U.S. state or local or non-U.S. tax consequences (and holders should also note that the rules for determining whether an individual is a non-resident alien for income tax purposes may differ from those applicable for estate tax purposes);

  •
  specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership or trust, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner or beneficiary level;

  •
  the tax consequences for the stockholders or beneficiaries of a non-U.S. holder;

  •
  special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, hybrid entities, broker-dealers, traders in securities, U.S. expatriates and former long-term permanent residents of the United States, an integral part or controlled entity of a foreign sovereign, regulated investment companies, "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," corporations that accumulate earnings to avoid U.S. federal income tax, tax-qualified retirement plans, holders subject to the alternative minimum tax, persons who own more than 5% of our common stock and persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

  •
  special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment.

              The following discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. We have not requested, and do not intend to request, a ruling from the U.S. Internal Revenue Service (the "IRS") with respect to any of the U.S. federal income or estate tax consequences described below, and as a result there can be no assurance that the IRS will agree with the conclusions we have reached and describe herein. The following summary assumes that a non-U.S. holder holds our common stock as a "capital asset" within the meaning of section 1221 of the Code (generally, property held for investment). Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Distributions and Dividends

              Generally, distributions paid to a non-U.S. holder with respect to our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder's investment, up to such holder's tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in "Gain on Disposition of Common Stock."

              In the event that we pay dividends on our common stock, we will have to withhold a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of dividends paid to a non-U.S. holder.

              Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty applies, attributable to a permanent establishment in the United States ("ECI"), are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, in the case of a holder that is a foreign corporation and has ECI, a branch profits tax may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on such holder's dividend equivalent amount.

              In order to claim the benefit of an income tax treaty or claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, the non-U.S. holder must provide a properly executed Form W-8BEN, for treaty benefits, or W-8ECI, for effectively connected income, prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty and their ability to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, and related certification requirements.

              A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Gain on Disposition of Common Stock

              A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

  •
  the gain is effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in this case, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, unless an applicable treaty provides otherwise, and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets other requirements; in this case, the non-U.S. holder will be subject to a 30% tax on the gain derived from the disposition; or

  •
  we are or have been a United States real property holding corporation, or "USRPHC," for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock; in this case, the non-U.S. holder may be subject to U.S. federal income tax on its net gain derived from the disposition of our common stock at regular graduated rates and in the manner applicable to U.S. persons. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. If we are, or were to become, a USRPHC, gain realized upon disposition of our common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock generally would not be subject to U.S. federal income tax, provided that our common stock is "regularly traded on an established securities market" within the meaning of Section 897(c)(3) of the Code. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC.

Federal Estate Tax

              Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specifically defined for estate tax purposes) at the time of death, will be included in the individual's gross estate for U.S. federal estate tax purposes, and therefore may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding Tax

              We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

              Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding (currently at a rate of 28%) on some payments on our common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate.

              The payment of the proceeds of the disposition of our common stock by a non-U.S. holder to or through the U.S. office of any broker generally will be reported to the IRS and reduced by backup withholding unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition of our common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker generally will not be reduced by backup withholding or reported to the IRS unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of our common stock by or through a non-U.S. office of a broker that is a U.S. person or that has certain enumerated connections with the United States will be reported to the IRS and may, in limited circumstances, be reduced by backup withholding, unless the broker receives a statement from the non-U.S. holder, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a non-U.S. holder.

              Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information or appropriate claim for refund is furnished to the IRS in a timely manner.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.

              Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

              We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $            per share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at $            and are payable by us and the selling stockholders.

Over-allotment Option

              We and the selling stockholders have granted an option to the underwriters to purchase up to            additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We and the selling stockholders and our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of lock-up period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Listing

              We expect the shares to be approved for listing on the            under the symbol "            ."

              Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the selling stockholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

  •
  our financial information,

  •
  the history of, and the prospects for, our company and the industry in which we compete,

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

  •
  the present state of our development, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

              An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

              The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

              The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Such underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by                                    . Other than the prospectus in electronic format, the information on the                                    web site is not part of this prospectus.

Other Relationships

              Some of the underwriters and their affiliates that may participate in this offering have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. serve as agents and lenders under our ABL Revolver and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. acted as initial purchasers of our Opco Notes and our PIK Notes. They have received, or may in the future receive, customary fees and commissions for these transactions. Also, George Zahringer III, one of the members of our board of directors, is a managing director of Deutsche Bank Securities Inc.

Notice to Prospective Investors in the EEA

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

    (a)
    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

    (b)
    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

    (c)
    by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

    (d)
    in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

              Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or the underwriter to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

              For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

              Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

    (a)
    it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

    (b)
    in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

              This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

              This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser

LEGAL MATTERS

              Milbank, Tweed, Hadley & McCloy LLP, New York, New York, will pass upon the validity of the common stock offered hereby. Cahill Gordon & Reindel LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS

              The consolidated financial statements and schedule of Freedom Group, Inc. as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

              The statements of operations, shareholders' equity and cash flow of Defense Procurement/Manufacturing Services, Inc. for the period January 1, 2007 through December 13, 2007, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

              The consolidated financial statements of RACI Holding, Inc. and subsidiaries for the period from January 1, 2007 through May 31, 2007 and for the year ended December 31, 2006 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the amendments, exhibits and schedules thereto. For further information about us and the common stock being offered in this prospectus, we refer you to the registration statement and the exhibits and schedules thereto. We are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the shares of our common stock, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file quarterly and annual reports and other information with the SEC. The registration statement including the exhibits and schedules thereto, such reports and other information may be read and copied at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains our SEC filings. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement otherwise filed with the SEC.

 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Freedom Group Inc. and Subsidiaries
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2009 and December 31, 2008	F-3
Consolidated Statements of Operations for the years ended December 31, 2009, December 31, 2008 and December 31, 2007	F-4
Consolidated Statements of Stockholders' Equity (Deficit), Mezzanine Equity and Accumulated Other Comprehensive Income (Loss) for the years ended December 31, 2009, 2008 and 2007	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2009, December 31, 2008 and December 31, 2007	F-6
Notes to Consolidated Financial Statements	F-8
Unaudited Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2010 and March 31, 2009	F-64
Condensed Consolidated Statements of Operations for the three months ended March 31, 2010 and March 31, 2009	F-65
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2010 and March 31, 2009	F-66
Notes to Consolidated Unaudited Financial Statements	F-67
Significant Acquired Businesses:
RACI Holding, Inc. and Subsidiaries
Report of Independent Certified Public Accountants	F-90
Consolidated Statements of Operations for the period from January 1, 2007 through May 31, 2007 and the year ended December 31, 2006	F-91
Consolidated Statements of Shareholders' Deficit and Comprehensive Loss for the period from January 1, 2007 through May 31, 2007 and for the year ended December 31, 2006	F-92
Consolidated Statements of Cash Flows for the period from January 1, 2007 through May 31, 2007 and the year ended December 31, 2006	F-93
Notes to Consolidated Financial Statements	F-94
Defense Procurement/Manufacturing Services, Inc.
Report of Independent Certified Public Accountants	F-124
Statement of Operations for the period January 1, 2007 through December 13, 2007	F-125
Statement of Changes in Stockholders' Equity for the period January 1, 2007 through December 13, 2007	F-126
Statement of Cash Flows for the period January 1, 2007 through December 13, 2007	F-127
Notes to Financial Statements	F-128

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Freedom Group, Inc.:

              We have audited the accompanying consolidated balance sheets of Freedom Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity (deficit), mezzanine equity and accumulated other comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2009. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Item 16(b). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Freedom Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

              As discussed in Note 2 to the consolidated financial statements, effective January 1, 2009, the Company adopted new accounting standards related to the accounting for financial statement presentation of non-controlling equity interests in consolidated subsidiaries.

/s/ GRANT THORNTON LLP

Charlotte, North Carolina
March 23, 2010

Freedom Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Millions, Except Share and Per Share Data)

	December 31, 2009	December 31, 2008
ASSETS
Current Assets
Cash and Cash Equivalents	$60.2	$77.8
Accounts Receivable Trade—net	92.5	108.6
Inventories—net	108.8	122.8
Supplies Inventory—net	6.5	6.5
Prepaid Expenses and Other Current Assets	35.2	19.2
Assets Held for Sale	1.9	1.9
Deferred Tax Assets	12.9	10.9

Total Current Assets	318.0	347.7
Property, Plant and Equipment—net	121.2	120.2
Goodwill	97.2	66.4
Intangible Assets—net	114.2	118.6
Debt Issuance Costs—net	19.4	4.9
Other Noncurrent Assets	16.9	15.1

Total Assets	$686.9	$672.9

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$52.2	$45.2
Short-Term Debt	—	3.2
Current Portion of Long-Term Debt	0.7	19.2
Current Portion of Product Liability	2.8	2.8
Other Accrued Liabilities	87.5	52.5

Total Current Liabilities	143.2	122.9
Long-Term Debt, net of Current Portion	276.0	315.0
Retiree Benefits, net of Current Portion	46.8	85.0
Product Liability, net of Current Portion	10.4	10.6
Deferred Tax Liabilities	31.2	11.4
Other Long-Term Liabilities	12.4	17.4

Total Liabilities	520.0	562.3

Commitments and Contingencies (Note 20)
Preferred Stock, $.01 par value, 20,000,000 shares authorized, of which 19,000,000 shares are Series A preferred, aggregate liquidation preference of $238.2 and $217.4 as of December 31, 2009 and 2008, respectively	238.2	217.4

Total Mezzanine Equity	238.2	217.4

Stockholders' Equity (Deficit)
Common Stock, $.01 par value, 20,000,000 shares authorized, of which 16,673,920 issued and 16,439,186 outstanding at December 31, 2009; 16,673,920 issued and 16,619,992 outstanding at December 31, 2008	0.2	0.2
Less: Treasury Stock	(0.6)	—
Accumulated Other Comprehensive Loss	(38.3)	(41.6)
Accumulated Equity (Deficit)	(32.3)	(65.4)

Total Parent's Equity (Deficit)	(71.0)	(106.8)
Noncontrolling Interest Equity	(0.3)	—

Total Stockholders' Equity (Deficit)	(71.3)	(106.8)

Total Liabilities, Mezzanine Equity and Stockholders' Equity (Deficit)	$686.9	$672.9

The accompanying notes are an integral part of these consolidated financial statements.

Freedom Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Millions, Except Share and Per Share Data)

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
Net Sales	$848.7	$722.5	$384.9
Cost of Goods Sold	566.7	524.4	306.0

Gross Profit	282.0	198.1	78.9
Selling, General and Administrative Expenses	157.4	133.7	68.1
Research and Development Expenses	11.7	7.1	3.8
Impairment Charges	—	47.4	—
Other Expense (Income)	0.6	(1.3)	(1.8)

Operating Income	112.3	11.2	8.8
Interest Expense	29.8	30.8	21.2

Income (Loss) before Taxes and Equity in Losses from Unconsolidated Joint Venture	82.5	(19.6)	(12.4)
Income Tax Provision (Benefit)	28.2	9.1	(4.0)
Equity in Losses from Unconsolidated Joint Venture	0.2	—	0.5

Net Income (Loss)	54.1	(28.7)	(8.9)
Add: Net Loss (Income) Attributable to Noncontrolling Interest	0.3	0.1	(0.1)

Net Income (Loss) Attributable to Controlling Interest	$54.4	$(28.6)	$(9.0)

Net Income (Loss) Attributable to Controlling Interest	$54.4	$(28.6)	$(9.0)
Accretion of Preferred Stock	(20.8)	(19.6)	(0.9)

Net Income (Loss) Applicable to Common Stock	$33.6	$(48.2)	$(9.9)
Net Income (Loss) Per Common Share, Basic	$2.05	$(2.97)	$(0.62)
Net Income (Loss) Per Common Share, Diluted	$2.01	$(2.97)	$(0.62)
Weighted Average Number of Shares Outstanding, Basic	16,332,045	16,236,305	16,084,174
Weighted Average Number of Shares Outstanding, Diluted	16,723,673	16,236,305	16,084,174

The accompanying notes are an integral part of these consolidated financial statements.

Freedom Group, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity (Deficit), Mezzanine Equity and
Accumulated Other Comprehensive Income (Loss)

For the years ended December 31, 2009, 2008 and 2007

(Dollars in Millions, Except Share and Per Share Data)

	Common Stock	Treasury Stock	Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Controlling Interest Stockholders' Equity (Deficit)	Non- Controlling Interest	Total Stockholders' Equity (Deficit)	Mezzanine Equity Preferred Stockholders
Balance, December 31, 2006	$—	$—	$25.2	$—	$2.1	$27.3	$0.1	$27.4	$—

Capital Contribution	—	—	2.1	—	—	2.1	—	2.1	125.0
Preferred Accretion through Dec. 11, 2007	—	—	—	—	(6.6)	(6.6)	—	(6.6)	6.6
Share-Based Compensation	—	—	0.1	—	—	0.1	—	0.1	—
Distribution	—	—	—	—	(0.2)	(0.2)	—	(0.2)	—
FGI Conversion to C-Corp and Merger of Cerberus BFI Investor, Inc. into FGI	0.2	—	(27.5)	—	(4.5)	(31.8)	—	(31.8)	31.8
Noncontrolling Interest	—	—	0.7	—	—	0.7	(0.2)	0.5	—
Accretion of Preferred Stock	—	—	(0.6)	—	(0.3)	(0.9)	—	(0.9)	0.9
Capital Contribution	—	—	—	—	—	—	—	—	8.3
Comprehensive Loss:
Net Income (Loss)	—	—	—	—	(9.0)	(9.0)	0.1	(8.9)	—
Other comprehensive income (loss):
Minimum pension liability, net of tax effect of ($3.0)	—	—	—	(5.4)	—	(5.4)	—	(5.4)	—
Net derivative gains, net of tax effect of $0.5	—	—	—	0.8	—	0.8	—	0.8	—
Net derivative gains reclassified as earnings, net of tax effect of ($0.7)	—	—	—	(1.1)	—	(1.1)	—	(1.1)	—

Total Comprehensive Loss	—	—	—	(5.7)	(9.0)	(14.7)	0.1	(14.6)	—

Balance, December 31, 2007	$0.2	$—	$—	$(5.7)	$(18.5)	$(24.0)	$—	$(24.0)	$172.6

Comprehensive Loss:
Net Loss	—	—	—	—	(28.6)	(28.6)	(0.1)	(28.7)	—
Other comprehensive income (loss):
Minimum pension liability, net of tax effect of ($19.2)	—	—	—	(31.4)	—	(31.4)	—	(31.4)	—
Net derivative losses, net of tax effect of ($2.3)	—	—	—	(3.6)	—	(3.6)	—	(3.6)	—
Net derivative gains reclassified as earnings, net of tax effect of ($0.5)	—	—	—	(0.9)	—	(0.9)	—	(0.9)	—

Total Comprehensive Loss	—	—	—	(35.9)	(28.6)	(64.5)	(0.1)	(64.6)	—
Share-Based Compensation	—	—	1.5	—	—	1.5	—	1.5	—
Distribution	—	—	—	—	(0.2)	(0.2)	—	(0.2)	—
Accretion of Preferred Stock	—	—	(1.5)	—	(18.1)	(19.6)	—	(19.6)	19.6
Capital Contribution	—	—	—	—	—	—	0.1	0.1	25.2

Balance, December 31, 2008	$0.2	$—	$—	$(41.6)	$(65.4)	$(106.8)	$—	$(106.8)	$217.4

Comprehensive Income:
Net Income	—	—	—	—	54.4	54.4	(0.3)	54.1	—
Other comprehensive income (loss):
Minimum pension liability, net of tax effect of ($4.7)	—	—	—	(7.6)	—	(7.6)	—	(7.6)	—
Net derivative gains, net of tax effect of $4.4	—	—	—	7.2	—	7.2	—	7.2	—
Net derivative losses reclassified as earnings, net of tax effect of $2.3	—	—	—	3.7	—	3.7	—	3.7	—

Total Comprehensive Income	—	—	—	3.3	54.4	57.7	(0.3)	57.4	—
Share-Based Compensation	—	—	0.8	—	—	0.8	—	0.8	—
Stock Redemption	—	(0.6)	(0.1)	—	(0.3)	(1.0)	—	(1.0)	(0.9)
Accretion of Preferred Stock	—	—	(0.7)	—	(21.0)	(21.7)	—	(21.7)	21.7

Balance, December 31, 2009	$0.2	$(0.6)	$—	$(38.3)	$(32.3)	$(71.0)	$(0.3)	$(71.3)	$238.2

The accompanying notes are an integral part of these consolidated financial statements.

Freedom Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2009, 2008 and 2007

(Dollars in Millions, Except Share and Per Share Data)

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
Operating Activities
Net Income (Loss)	$54.1	$(28.7)	$(8.9)
Adjustments to reconcile Net Income (Loss) to Net Cash Provided By Operating Activities:
Impairment Charges	—	47.4	—
Non-cash Interest Expense	—	—	1.1
Depreciation and Amortization	27.2	24.5	12.5
Equity in Losses from Unconsolidated Joint Ventures	0.2	(0.1)	0.6
Pension Plan Contributions	(56.4)	(15.6)	(11.0)
Pension Plan Expense (Benefit)	6.4	(0.4)	3.2
Pension Curtailment	—	—	(6.4)
Provision for Deferred Income Taxes—net	15.4	1.1	(4.8)
Share Based Compensation Charges	0.8	1.5	0.1
Other Non-Cash Charges	7.9	0.8	6.9
Changes in Operating Assets and Liabilities net of effects of acquisitions:
Accounts Receivable Trade—net	17.7	(19.4)	22.7
Inventories—net	21.6	32.6	61.7
Prepaid Expenses and Other Current and Long-Term Assets	(7.3)	4.7	(11.9)
Accounts Payable	6.3	6.4	(9.3)
Income Taxes Payable	(2.6)	(2.2)	2.8
Other Accrued and Long-Term Liabilities	31.0	0.3	11.5

Net Cash provided by Operating Activities	122.3	52.9	70.8

Investing Activities
Acquisition of businesses, net of Cash Acquired	(42.3)	(46.3)	(76.1)
Purchase of Property, Plant and Equipment	(16.1)	(17.3)	(8.4)
Cash Received on Termination of Company Owned Life Insurance	—	5.6	3.7
Other	(0.4)	0.9	(9.9)

Net Cash used in Investing Activities	(58.8)	(57.1)	(90.7)

The accompanying notes are an integral part of these consolidated financial statements.

Freedom Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

For the years ended December 31, 2009, 2008 and 2007

(Dollars in Millions, Except Share and Per Share Data)

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
Financing Activities
Proceeds from Revolving Credit Facilities	101.6	196.9	88.8
Payments on Revolving Credit Facilities	(153.4)	(146.7)	(172.4)
Payment of RACI Holding Notes	—	—	(48.2)
Capital Contributions	—	25.8	133.3
Debt Issuance Costs	(21.4)	(0.1)	(1.9)
Principal Borrowings on Long-term Debt	275.4	—	43.0
Principal Payments on Long-Term Debt	(281.4)	(12.7)	(5.0)
Repurchase of Preferred and Common Stock	(1.9)	—	—
Issuance of Preferred Membership Units	—	—	2.2
Distributions Paid to Members	—	(0.2)	—
Change in Book Overdraft	—	(5.7)	4.1

Net Cash (used in) provided by Financing Activities	(81.1)	57.3	43.9

Change in Cash and Cash Equivalents	(17.6)	53.1	24.0
Cash and Cash Equivalents at Beginning of Year	77.8	24.7	0.7

Cash and Cash Equivalents at End of Year	$60.2	$77.8	$24.7

Supplemental Cash Flow Information:
Cash Paid During the Year for:
Interest	$37.5	$29.8	$17.3
Income Taxes	25.7	6.8	0.1
Previously accrued Capital Expenditures	—	0.9	—
Noncash Financing and Investing Activities:
Financing of insurance policies	—	3.2	3.5
Capital Lease Obligations	0.2	0.5	—

The accompanying notes are an integral part of these consolidated financial statements.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

1. Description of Business

              Freedom Group, Inc. ("FGI" or "the Company") is a leading manufacturer of firearms, ammunition and related accessories. FGI's products are distributed throughout the United States and in approximately 80 other countries. In the United States, FGI's products are distributed primarily through a network of wholesalers and retailers who purchase the product directly from FGI for resale to gun dealers and end users, respectively. The end users include sportsmen, hunters, target shooters, gun collectors, and members of the military, law enforcement and other government organizations. The Company operates principally through two subsidiaries, Remington Arms Company, Inc. ("Remington"), which also owns The Marlin Firearms Company ("Marlin"), and Bushmaster Firearms International, LLC ("BFI" or "Bushmaster"), which also owns DPMS Firearms, LLC ("DPMS").

              Remington, founded in 1816, designs, manufactures and markets a comprehensive line of primarily firearms, ammunition and related products for the global hunting and shooting sports marketplace, under the Remington® brand name. Remington is engaged primarily in the design, manufacture, import and sale of sporting goods products for the hunting/shooting sports and related markets. Remington also designs, manufactures and sells firearms and ammunition products to certain federal agency, law enforcement, and military markets. Product lines are sold under the Remington, Marlin, H&R 1871, L.C. Smith and Parker names and other labels. Remington's principal manufacturing facilities are located in New York, Arkansas and Connecticut. Remington was acquired by the Company on May 31, 2007.

              Bushmaster is a leading manufacturer of high quality firearms, spare parts and accessories for the commercial, law enforcement, government, and international markets under the brands Bushmaster® and Panther Arms. BFI's predecessor (Bushmaster Firearms, Inc.) was founded in 1973. Principal products include rifles, carbines, machine guns, upper and lower receivers and other parts and accessories. Bushmaster's principal facilities are located in Maine and Minnesota. Bushmaster was acquired by the Company as of April 1, 2006.

Basis of Presentation and Organizational History

              For financial reporting purposes, the Company was effectively established when BFI was formed at the direction of Cerberus Capital Management L.P. ("CCM"), and acquired certain assets and assumed certain liabilities of Bushmaster Firearms, Inc. in April 2006. As additional acquisitions subsequently occurred under the common control of CCM, the results of operations from those acquisitions are included in these financial statements since the date of each acquisition. Each of these entities are ultimately owned by FGI. A summary of the key transactions follows:

  •
  As of April 1, 2006, BFI acquired certain assets and assumed certain liabilities of Bushmaster Firearms, Inc. At the date of acquisition, BFI was a wholly-owned subsidiary of Bushmaster Holdings, LLC ("BH") and BH was jointly owned by two commonly-controlled CCM entities, Cerberus BFI Investors, Inc. ("CBFII", an 80.4% owner of BH) and Cerberus Partners, L.P. ("CPLP", a 19.6% owner of BH).

  •
  On March 31, 2007, American Heritage Arms, LLC ("AHA, LLC") was formed at the direction of CCM principally for the purpose of acquiring Remington.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

1. Description of Business (Continued)

  •
  On May 31, 2007, AHA, LLC purchased 100% of the shares of RACI Holding, Inc. ("RACI"). RACI was the sole shareholder of Remington Arms Company, Inc. and its subsidiaries.

  •
  On August 17, 2007, BFI acquired certain assets and assumed certain liabilities of Cobb Manufacturing, Inc. ("Cobb").

  •
  On December 11, 2007, AHA, LLC was converted to a "C" Corporation and became American Heritage Arms, Inc. ("AHA").

  •
  On December 12, 2007, CBFII merged with and into AHA. Simultaneously, CPLP and other common unit holders exchanged their ownership interests in BH for shares of AHA. Minority interest owners of the restricted common units of BFI also exchanged their ownership in BFI for shares of AHA.

  •
  On December 13, 2007, BFI acquired certain assets and assumed certain liabilities of Defense Procurement/Manufacturing Services, Inc. ("DPMS, Inc.").

  •
  On January 28, 2008, Remington acquired 100% of the shares of Marlin and its subsidiary, H&R 1871, LLC ("H&R") (the "Marlin Acquisition"). Marlin primarily manufactures shotguns and rifles.

  •
  On July 30, 2008, Remington and an unrelated entity formed EOTAC, LLC. Remington owns 61.8% of the membership interest. The remaining 38.2% of the membership interests are owned by unaffiliated third parties. EOTAC is a tactical and outdoor apparel business.

  •
  On October 15, 2008, AHA changed its name to Freedom Group, Inc.

  •
  On June 5, 2009, Remington acquired certain assets and liabilities of Dakota Arms, LLC ("Dakota"). Dakota primarily manufactures rifles, shotguns, and ammunition.

  •
  On September 22, 2009, Remington acquired certain assets and liabilities of S&K Industries, Inc. ("S&K"). S&K primarily manufactures wood stocks.

  •
  On October 2, 2009, Remington acquired certain assets of Advanced Armament Corp. ("AAC"). AAC primarily manufactures firearm accessory products used in military and commercial markets.

  •
  On October 12, 2009, BH was merged into FGI.

  •
  On October 14, 2009, RACI was merged into FGI.

  •
  On December 31, 2009, FGI acquired certain assets of Barnes Bullets, Inc. ("Barnes"). Barnes is a supplier of copper bullets.

              For financial reporting purposes, all of the entities included in these financial statements are 1) under the common control of CCM and have been included in these financial statements from the earliest date of common control; and 2) owned by FGI or one of FGI's subsidiaries as of December 31,

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

1. Description of Business (Continued)

2009. The results of operations of the following entities under the common control of CCM are included in these financial statements as follows:

    1.
    CBFII and CPLP's 19.6% ownership interest in BH since April 1, 2006 (CBFII merged with FGI on December 12, 2007 and CPLP exchanged its ownership interest in BH for AHA shares on December 12, 2007). CBFII's sole activities during the periods presented related to its ownership of BH and BH's sole activities related to its ownership of BFI. Only CPLP's investment in BH is included in these financial statements. (BH merged with FGI on October 12, 2009).

    2.
    As of April 1, 2006, BFI acquired certain assets and assumed certain liabilities of Bushmaster Firearms, Inc. and BFI's results of operations have been included since that date. The results of operations of certain other businesses acquired by BFI during the periods presented are also included in these financial statements as follows:

    •
    DPMS Firearms, LLC (established as an acquisition vehicle by BFI) since BFI acquired certain of the assets and assumed certain of the liabilities of DPMS, Inc. on December 13, 2007.

    •
    Cobb since BFI acquired certain of its assets and assumed certain of its liabilities on August 17, 2007.

    •
    Bushmaster Custom Shop, LLC since its formation and investment by BFI on March 19, 2007.

    3.
    AHA, LLC since its inception on March 31, 2007. AHA, LLC acquired RACI on May 31, 2007. These financial statements include the results of operations of RACI, its wholly-owned subsidiary, Remington Arms Company, Inc. and its subsidiaries, RA Brands LLC, Remington Steam LLC, and RA Factors, Inc. since May 31, 2007. In addition, these financial statements include the results of operations of Marlin and its subsidiary, H&R, since February 1, 2008. These financial statements also include the results of operations of EOTAC, LLC since its formation and investment by Remington in September 2008.

              Because FGI, CBFII and CPLP are under common control, the merger of CBFII into FGI and the exchange of CPLP ownership interests for FGI shares in December 2007 were accounted for using BFI's carryover basis rather than at fair value. The exchange by minority interest owners of the restricted common units of BFI for shares of AHA has been accounting for using fair market value.

              CBFII, the ultimate parent company of Bushmaster, is the principal reporting entity within these financial statements for the period from April 1, 2006 to May 30, 2007. CBFII and AHA, the ultimate parent of Remington, are the principal reporting entities for the period from May 31, 2007 to December 12, 2007 and their combined financial statements are represented for that period. On December 12, 2007, CBFII was merged into AHA. AHA converted to a C corporation on December 11, 2007 ultimately changing its name to FGI, and that entity is the principal reporting entity for the period since December 11, 2007. As all of these entities are under common control, and for convenience and clarity purposes, each of these reporting entities may be referred to as Freedom Group, Inc., FGI, or the Company in these financial statements for all periods presented.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

1. Description of Business (Continued)

Basis for Consolidation

              The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

2. Significant Accounting Policies

Cash and Cash Equivalents

              Cash and cash equivalents include demand deposits with banks and highly liquid investments with remaining maturities, when purchased, of three months or less and treasury reserve funds.

              The Company and its equity-method investment operate using the U.S. Dollar as the functional currency. The Company holds some of its cash in a foreign-denominated currency account. Transactions that are denominated in a currency other than the U.S. Dollar are subject to changes in exchange rates with the resulting gains and losses recorded within net income. There were no significant adjustments from exchange rates on cash and cash equivalents during the years ended December 31, 2009, 2008, and 2007.

Inventories

              The Company's inventories are stated at the lower of cost or market. The majority of the Company's inventories are determined by the first-in, first-out ("FIFO") method. As part of the Marlin Acquisition, the Company now accounts for a portion of its firearms inventory under a last-in, first-out ("LIFO") method.

              Inventory costs associated with Semi-Finished Products and Finished Products include material, labor, and overhead; while costs associated with Raw Materials include material and inbound freight costs. The Company provides inventory allowances for any excess and obsolete inventories.

Supplies Inventory

              The cost of supplies is determined by the average cost method adjusted to the lower of cost or market.

Service and Warranty

              The Company supports service and repair facilities for all of its firearm products, with the exception of its internationally sourced product lines, which are serviced and repaired by the Company's third party vendor, in order to meet the service needs of its distributors, customers and consumers worldwide.

              The Company provides consumer warranties against manufacturing defects in all firearm products manufactured in the United States. Estimated future warranty costs are accrued at the time of sale. Product modifications or corrections are voluntary steps taken by the Company to assure proper usage or performance of a product by consumers. The cost associated with product modifications

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

2. Significant Accounting Policies (Continued)

and/or corrections is recognized in accordance with FASB ASC 450 "Contingencies" and charged to operations.

Property, Plant and Equipment

              Property, plant and equipment are stated at cost less accumulated depreciation, with the exception of acquisitions in which the acquired property, plant and equipment is stated at fair value as of the acquisition date. Depreciation is determined on a straight-line basis over the estimated lives of the assets. The estimated useful lives range from 1 to 43 years for buildings and improvements, and range from 1 to 15 years for machinery and equipment. Depreciation expense is included in the Company's Cost of Goods Sold, Research and Development expense, and Selling, General, and Administrative expense. Classification of depreciation expense is based on the nature and activity of the assets.

              Maintenance and repairs are charged to operations, and replacements and betterments are capitalized. Computer hardware and software costs under capital leases are amortized over the term of the lease. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized in operations, included in the other income, net line item on the consolidated statement of operations.

Goodwill, Goodwill Impairment, Intangible Assets and Debt Issuance Costs

              Management assesses goodwill for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. Each year the Company tests for impairment of goodwill according to a two-step approach. In the first step, the Company estimates the fair values of its reporting units using a combination of the present value of future cash flows approach, market approach and a transactional approach, subject to a comparison for reasonableness to its market capitalization at the date of valuation. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In the second step the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step less the fair values of all other net tangible and intangible assets of the reporting unit. If the carrying amount of the goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill. In addition, goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. For other intangible assets, the impairment test consists of a comparison of the fair value of the intangible assets to their respective carrying amount. The Company uses a discount rate equal to its average cost of funds to discount the expected future cash flows. There was no goodwill or intangible assets deemed impaired as of December 31, 2009 and 2007. See Note 4 for impairment charges incurred in 2008.

              Debt issuance costs are amortized over the life of the related debt agreements or amendments primarily using the effective interest method with a charge to interest expense. As of December 31, 2009, 2008 and 2007, the Company has deferred financing costs net of accumulated amortization of $19.4, $5.8 and $6.5, respectively.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

2. Significant Accounting Policies (Continued)

              Excluding the write-off of $3.7 of previously capitalized debt issuance costs in the current year, amortization of deferred financing costs was $4.8, $2.5 and $1.5 in the years ending December 31, 2009, 2008, and 2007, respectively.

              Amounts scheduled to be amortized to interest expense for remaining deferred financing costs are as follows:

Year	Amount
2010	$4.1
2011	4.1
2012	4.1
2013	3.4
2014	2.3
Thereafter	1.4

Total	$19.4

Fair Value Measurements

              The following table presents information about assets and liabilities measured at fair value on a recurring basis:

	Fair value measurements at December 31, 2009 using:
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Level 1	Level 2	Level 3	Total
Assets:
Commodity Contract Derivatives	Not applicable	$11.1	Not applicable	$11.1
Life Insurance Policies	Not applicable	$0.2	Not applicable	$0.2

              As shown above, commodity contract derivatives valued based on fair values provided by the Company's commodity brokers are classified within level 2 of the fair value hierarchy. Most derivative contracts are not listed on an exchange and are measured based on observable inputs such as spot and future commodity prices. Life insurance policies valued by using cash surrender values, net of related policy loans, are classified within level 2 of the fair value hierarchy

              The Company has not elected to account for any eligible financial assets and liabilities under the fair value option within the scope of FASB ASC 825 "Financial Instruments". Due to their liquid nature, the carrying values of cash and cash equivalents, accounts receivable, accounts payable, income taxes payable, and other noncurrent accrued liabilities are considered representative of their fair values. The estimated fair value of the Company's debt was $292.9 and $293.3 as of December 31, 2009 and 2008, respectively. The carrying value of the Company's debt was $276.7 and $337.4 as of December 31, 2009 and 2008, respectively. The fair value of the Company's fixed rate notes was measured using the active quoted trading price of its notes at December 31, 2009, which is considered a level 2 input. At December 31, 2008, the fair value of the Company's long term debt was estimated by projecting market

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

2. Significant Accounting Policies (Continued)

rates based on level 2 inputs in effect as of December 31, 2008 over the expected maturities of the debt.

Investments

              The equity method of accounting is used for investments in which the Company has significant influence or control. Generally this represents common stock ownership or partnership equity of at least 20% and not more than 50% (see Note 9). Accordingly, investments are recognized on the Company's balance sheet under "Other Noncurrent Assets" at the carrying value of cumulative cash contributions adjusted for cumulative equity in earnings/(losses) recorded in the Company's statement of operations (included in "Equity in Earnings/losses from unconsolidated venture") during each period. If the Company's share of cumulative net losses exceed the Company's investment, the Company will discontinue recognition of net losses in accordance with FASB ASC 323 "Equity Method and Joint Venture Investments" as the Company does not guarantee or is not otherwise committed to fund the obligations of the investments.

Product Liability

              The Company provides for estimated defense and settlement costs related to product liabilities when it becomes probable that a liability has been incurred and reasonable estimates of such costs are available in accordance with FASB ASC 450 "Contingencies". The Company maintains insurance coverage for product liability claims, subject to certain policy limits and to certain self-insured retentions for personal injury or property damage. The current product liability insurance policy expires in December 2010. Product liabilities are recorded at the Company's best estimate of the most probable exposure in accordance with FASB ASC 450, including consideration of historical payment experience and the self-insured retention limits. In 2009, the Company recovered $1.3 from its product liability insurance company. For the years ended December 31, 2008 and 2007, there were no recoveries recorded. The Company's estimate of its discounted liability for product liability cases and claims outstanding at December 31, 2009 and 2008 was $13.2 and $13.4, respectively. Management uses independent advisors in their determination of the accrual. Associated with product liability cases, the Company has also recorded a receivable in Other Noncurrent Assets of $2.6 and $3.9, respectively, at December 31, 2009 and 2008 for the estimated liabilities expected to be recovered through insurance coverage. The Company made total payments in 2009, 2008 and 2007 of $1.4, $2.5 and $1.4, respectively, related to defense and settlement costs.

              At December 31, 2009, accrued product liability is recorded at its discounted present value at a discount rate of 4.75%. The aggregate undiscounted product liability, net of estimated recoveries from

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

2. Significant Accounting Policies (Continued)

insurance, at December 31, 2009 was $12.0. Expected payments for each of the five succeeding years and aggregate amount thereafter are:

Year	Amount
2010	$2.8
2011	2.8
2012	2.3
2013	1.6
2014	1.0
Thereafter	1.5

Total	$12.0

Workers Compensation

              As of December 31, 2009, any significant workers compensation accruals are discounted to their present value at a discount rate of 4.75%. The aggregate undiscounted workers' compensation liability, net of estimated recoveries from insurance, at December 31, 2009 was $6.1. Management uses independent advisors to assist in their determination of the accrual. Expected payments for each of the five succeeding years and aggregate amount thereafter are:

Year	Amount
2010	$1.5
2011	1.4
2012	1.1
2013	0.8
2014	0.6
Thereafter	0.7

Total	$6.1

Revenue Recognition

              Sales, net of estimates for discounts, returns, rebates, allowances and excise taxes, along with related cost of sales are recorded in income when risk of loss and title transfers to the customer. Sales are presented net of Federal Excise Taxes of $70.2, $54.6 and $31.0 for the years ended December 31, 2009, 2008, and 2007, respectively.

Cost of Goods Sold

              Cost of Goods Sold includes material, labor, and overhead costs associated with product manufacturing, including inbound shipping, purchasing and receiving, inspection, warehousing, and internal transfer costs, except for transfer costs from our plants to our distribution center which are included in Selling, General and Administrative Expense. Inbound shipping costs totaled $1.0, $0.9, and $0.8 for the years ended December 31, 2009, 2008, and 2007, respectively.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

2. Significant Accounting Policies (Continued)

Selling, General, and Administrative Expense

              Selling, General and Administrative expense includes, among other items, administrative salaries, benefits, commissions, outbound shipping, advertising, product liability, insurance, and professional fees.

Shipping and Handling Costs

              Inbound shipping, handling, and internal transfer costs are included in Cost of Goods Sold. Outbound shipping costs to customers are expensed as incurred and included in Selling, General, and Administrative expense. Outbound shipping costs include costs of shipping products from our distribution center or from our manufacturing facilities to customers. Also included in outbound shipping expense are costs of the warehouse such as contract laborers in the warehouse, rent, and equipment charges for the warehouse. Outbound shipping costs totaled $15.0, $18.3, and $9.7 for the years ended December 31, 2009, 2008 and 2007, respectively.

Advertising and Promotions

              Advertising and promotional costs including print ads, commercials, catalogs, brochures and cooperative advertising are expensed when incurred. Our co-op program is structured so that certain dealers and chain accounts are eligible for reimbursement of certain types of advertisements up to 2% of net sales on qualifying product purchases. We do not pay slotting fees, nor do we have buydown programs or make other payments to resellers. Advertising and promotional costs totaled $17.6, $17.0 and $5.4 for the years ended December 31, 2009, 2008, and 2007, respectively.

Licensing Income

              The Company licenses certain of its brands and trademarks. The income from such licensing was $3.9, $3.8, and $2.3, respectively, for the years ended December 31, 2009, 2008 and 2007, respectively, which is reflected in Other Income, net.

Research and Development Costs

              Internal research and development costs including salaries, administrative expenses, building operating costs of our research and development facilities, and related project expenses are expensed as incurred. Research and development costs totaled $11.7, $7.1, and $3.8 for the years ended December 31, 2009, 2008 and 2007, respectively.

Self-Insurance

              The majority of FGI is self-insured for elements of its employee benefit plans including, among others, medical, workers' compensation and elements of its property and liability insurance programs, but limits its liability through stop-loss insurance and annual plan maximum coverage limits. Self-insurance liabilities are based on claims filed and estimates for claims incurred but not yet reported.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

2. Significant Accounting Policies (Continued)

Stock-Based Compensation Options and Restricted Stock/Restricted Units

              Stock-based compensation awards, which are associated with the common stock of FGI, have been considered equity awards under FASB ASC 718 "Stock Compensation". FASB ASC 718 requires the Company to measure the cost of all employee stock-based compensation awards that are expected to be exercised based on the grant-date fair value of those awards and to record that cost as compensation expense over the period during which the employee is required to perform service in exchange for the award (generally over the vesting period of the award).

              The Company accounts for restricted common unit/share awards in accordance FASB ASC 718. The fair value of the restricted common unit/share awards at their grant date, which was determined using a total enterprise valuation, is recognized as compensation expense over the vesting period for the awards.

Income Taxes

              The Company accounts for income taxes in accordance with FASB ASC 740 "Income Taxes". Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded when it is more likely than not that the deferred tax asset will not be recognized.

              We adopted amendments to FASB ASC 740 "Income Taxes" (previously reported as Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109", as amended by FSP FIN-48-1, "Definition of Settlement in FASB Interpretation No. 48," issued by the FASB) related to accounting for uncertainty in income taxes, on January 1, 2007. The amendments to FASB ASC 740 require a company to evaluate whether the tax position taken by a company will more likely than not be sustained upon examination by the appropriate taxing authority. It also provides guidance on how a company should measure the amount of benefit that the company is to recognize in its financial statements as well as guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company's reassessment of our tax positions in accordance with the amendments to FASB ASC 740 did not have a material impact on our results of operations, financial condition or liquidity. The Company's continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

              The Company files its income taxes in a consolidated tax return. Current and deferred tax expense is allocated to the members based on an adjusted separate return methodology.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

2. Significant Accounting Policies (Continued)

Comprehensive Income (Loss)

              Comprehensive income and changes in accumulated other comprehensive income (loss) is included in the Consolidated Statements of Shareholders' Equity. The components within accumulated other comprehensive income for the controlling interest consisted of the following:

Year Ended December 31,	2009	2008
Net adjustments to pension and other benefit liabilities	$(44.4)	$(36.8)
Net unrealized derivative gains (losses)	6.1	(4.8)

Accumulated other comprehensive income (loss)	$(38.3)	$(41.6)

Use of Estimates

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reported period. The Company is subject to management's estimates and assumptions, the most significant of which include reserves for product liability claims, medical claims, workers compensation claims, warranty claims, employee benefit plans, inventory obsolescence, allowance for doubtful accounts, impairment of long-lived assets and the 17 HMR product safety warning. Actual amounts may differ from those estimates and such differences could be material.

              The Company reviews a customer's credit history and, in most cases, financial condition before extending credit. An allowance for doubtful accounts is established based upon factors surrounding the credit risk of specific customers, historical trends and other information.

New and Recently Adopted Accounting Pronouncements

              Accounting pronouncements adopted by the Company in 2009 are as follows:

              In December 2007, the FASB issued FASB ASC 810 "Noncontrolling Interests in Consolidated Financial Statements". This statement is intended to improve, simplify, and converge internationally the reporting of noncontrolling interests in consolidated financial statements. FASB ASC 810 requires all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statements. Moreover, it requires that transactions between an entity and noncontrolling interests be treated as equity transactions. FASB ASC 810 is effective for fiscal years beginning after December 15, 2008. Consequently, FASB ASC 810 was implemented by the Company on January 1, 2009 and the accompanying consolidated financial statements for the current and prior periods have been presented in accordance with FASB ASC 810. As of January 1, 2009, the Company now accounts for its consolidated joint venture, EOTAC, under FASB ASC 810 "Noncontrolling Interest in a Subsidiary". Upon adoption of FASB ASC 810, the Company reclassified minority interests in its consolidated balance sheet from other noncurrent liabilities to the equity section. Additionally, the Company changed the way non-controlling interests are presented within the consolidated statement of operations such that the statement of operations reflects results attributable to both the

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

2. Significant Accounting Policies (Continued)

Company's interests and non-controlling interests. The results attributable to the Company's interests did not change upon the adoption of FASB ASC 810.

              In March 2008, the FASB issued an amendment to FASB ASC 815 "Disclosures about Derivative Instruments and Hedging Activities—an amendment to FASB Statement No. 133". The amendment to FASB ASC 815 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. The new standard is also intended to improve transparency about the location and amounts of derivative instruments in an entity's financial statements; how derivative instruments and related hedged items are accounted for under FASB ASC 815 "Derivatives and Hedging"; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. The amendment to FASB ASC 815 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity's liquidity by requiring disclosure of derivative features that are credit risk-related and requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and, consequently, was implemented by the Company on January 1, 2009. Upon adoption of the amendment to FASB ASC 815, the Company enhanced its disclosures for derivative instruments and hedging activities by providing additional information regarding the underlying risk, objectives, extent of hedging activity, and accounting designation. Since the amendment to FASB ASC 815 requires additional disclosures, its adoption did not affect the Company's financial position or results of operations.

              In December 2008, the FASB issued an amendment to FASB ASC 715 "Compensation—Defined Benefit Plans". The amendment expands the disclosures of plan assets for defined benefit pension or other postretirement plans. The amendment's objectives are to provide users of financial statements with an understanding of: (1) how investment asset allocation decisions are made, (2) the major categories of plan assets, (3) the inputs and valuation techniques used to measure the fair value of plan assets, (4) the impact of fair value measurements that use unobservable inputs (Level 3) on changes in plan assets for the period, and (5) significant concentrations of risk within plan assets. It is effective for periods ending after December 15, 2009 for annual financial statements only. The Company adopted the amendment to FASB ASC 715 by enhancing its disclosures of plan assets in its defined benefit retirement plans. Since the guidance requires additional disclosures related to plan assets, its adoption has had no significant impact on the Company's results of operations, financial condition and equity.

              In April 2009, the FASB issued an amendment to FASB ASC 820 "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly for Fair Value Measurement and Disclosures". The amendment to FASB ASC 820 provides guidelines for making fair value measurements more consistent with the principles presented in FASB ASC 820 "Fair Value Measurements and Disclosures". The amendment to FASB ASC 820 relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms what FASB ASC 820 states is the objective of fair value measurement—to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

2. Significant Accounting Policies (Continued)

under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The amendment to FASB ASC 820 is effective for interim and annual periods ending after June 15, 2009. The adoption of the amendment to FASB ASC 820 has had no significant impact on the Company's results of operations, financial condition and equity.

              In April 2009, the FASB issued an amendment to FASB ASC 825 "Interim Disclosures about Fair Value of Financial Instruments". The amendment to FASB ASC 825 enhances consistency in financial reporting by increasing the frequency of fair value disclosures. The amendment to FASB ASC 825 relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to issuing the amendment, fair values for these assets and liabilities were only disclosed once a year. FASB ASC 825 now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value. The amendment to FASB ASC 825 is effective for interim and annual periods ending after June 15, 2009. The adoption of the amendment to FASB ASC 825 has had no significant impact on the Company's results of operations, financial condition and equity.

              In April 2009, the FASB issued an amendment to FASB ASC 320 "Recognition and Presentation of Other-Than-Temporary Impairments of Debt and Equity Investments". The amendment to FASB ASC 320 provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. The amendment to FASB ASC 320 relates to other-than-temporary impairments and is intended to bring greater consistency to the timing of impairment recognition, and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The amendment to FASB ASC 320 also requires increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. The amendment to FASB ASC 320 is effective for interim and annual periods ending after June 15, 2009. The adoption of the amendment to FASB ASC 320 has had no significant impact on the Company's results of operations, financial condition and equity.

              In May 2009, the FASB issued FASB ASC 855 "Subsequent Events". FASB ASC 855 establishes general guidelines for accounting and disclosing events that occur subsequent to an entity's balance sheet date but prior to issuance of its financial statements. FASB ASC 855 defines the period after the balance sheet date and the circumstances which an entity should recognize events in its financial statements FASB ASC 855 is effective for interim and annual periods ending after June 15, 2009. As a result of adopting this guidance, the Company expensed $6.6 in the three months ended June 30, 2009 for the estimated costs of the 17 HMR ammunition and Remington Model 597 17 HMR semi-automatic rifle product safety warning.

              In June 2009, the FASB issued an amendment to FASB ASC 860 "Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140". The statement removes the concept of a qualifying special-purpose entity from FASB ASC 860 "Transfers and Servicing", and removes the exception from applying FASB ASC 810 "Consolidation of Variable Interest Entities". The amendment clarifies the objective of whether a transferor has surrendered control over the financial assets and limits the circumstances in which a financial asset should be derecognized. It also requires that all

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

2. Significant Accounting Policies (Continued)

assets acquired and liabilities incurred resulting from the transfer of a financial asset be initially measured at fair value. The amendment to FASB ASC 860 is effective for interim and annual periods ending after November 15, 2009. The adoption of the amendment to FASB ASC 860 has had no significant impact on the Company's results of operations, financial condition and equity.

              In June 2009, the FASB issued an amendment to FASB ASC 810 "Amendments to FASB Interpretation No. 46(R)". The amendment requires a reporting enterprise to perform an analysis and ongoing reassessments to determine whether the enterprise's variable interest gives it a controlling financial interest. It also requires an enterprise to assess whether it has an implicit financial responsibility to ensure a variable interest operates as designed when determining whether it has the power to control the variable interest. The amendment eliminates the quantitative approach previously required when determining the primary beneficiary of a variable interest and augments current disclosures. The amendment to FASB ASC 810 is effective for interim and annual periods ending after November 15, 2009. The adoption of the amendment to FASB ASC 320 has had no significant impact on the Company's results of operations, financial condition and equity.

              In June 2009, the FASB issued FASB Accounting Standards Update ("ASU") 2009-01 "Topic 105—General Accounting Principles—amendments based on Statement of Financial Accounting Standards 168—the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles". FASB ASC 105 establishes the Accounting Standards Codification ("Codification") as the source of authoritative U.S. generally accepted accounting principles for all nongovernmental entities. On the effective date of this ASU, all then-existing and non-SEC accounting and reporting standards will be nonauthoritative and superseded by the Codification. New standards by the FASB, will be issued through Accounting Standards Updates. Accounting Standard Updates are not considered authoritative in their own right, but will update, guide, and provide the bases for conclusions on changes in the Codification. FASB ASC 105 is effective for financial statements issued after September 15, 2009. The adoption of FASB ASU 2009-01 has had no significant impact on the Company's results of operations, financial condition and equity.

              In August 2009, the FASB issued FASB ASU 2009-05 "Fair Value Measurements and Disclosures—Measuring Liabilities at Fair Value". In circumstances where the fair value of a company's liabilities are not traded in an active market, this ASU requires the use of one or more of the following techniques in measuring the fair value of a liability: the use of a quoted price of an identical liability when traded as an asset in an active market, the use of quoted prices for similar liabilities when traded as assets in an active market, or other valuation techniques consistent with FASB ASC 820 such as the income or market approach. This ASU does not require a separate input or adjustment to other inputs when estimating the fair value of liabilities when transfer restrictions exist. Quoted prices on identical liabilities when they are traded as assets are level 1 fair value measurements. FASB ASU 2009-05 is effective for interim and annual periods beginning after August 2009. The adoption of FASB ASU 2009-05 has had no significant impact on the Company's results of operations, financial condition and equity.

              In September 2009, the FASB issued FASB ASC 2009-08 "Earnings Per Share". The ASU amends SEC requirements for redemption or induced conversion of preferred stock. During the period when a redemption occurs, the SEC staff believes that the difference between the fair value of the consideration transferred to the holders and the carrying value of the preferred stock on the company's

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

2. Significant Accounting Policies (Continued)

financial statements should be excluded from net income when determining income available to common stockholders when calculating earnings per share. During the period when a redemption of a portion of the outstanding preferred shares occurs, the redeemed shares should be considered separately from other convertible preferred shares in determining whether the "of-converted" method is dilutive for the period. FASB ASU 2009-08 was effective in September 2009. The Company does not expect the adoption of FASB ASU 2009-08 to have a significant impact on its results of operations, financial condition and equity.

              In September 2009, the FASB issued FASB ASU 2009-09 "Accounting for Investments—Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees". The ASU establishes SEC requirements for classifying income or expense related to stock-based compensation to employees of an equity-method investee into the same income statement caption as equity earnings of the investee. FASB ASU 2009-09 was effective in September 2009. The adoption of FASB ASU 2009-09 has had no significant impact on the Company's results of operations, financial condition and equity.

              In December 2009, the FASB issued FASB ASU 2010-02 "Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification". The ASU clarifies the scope for decreases in ownership and deconsolidation provisions for (1) a subsidiary or group of assets that is a business, (2) a subsidiary that is a business that is transferred to an equity method investee, and (3) an exchange of a group of assets that constitutes a business for a noncontrolling interest in an entity. Decreases in ownership provisions in accordance with FASB ASC 810 "Consolidations" are not applicable to sales of in substance real estate or conveyances of oil and gas mineral rights. Decreases in ownership of subsidiaries not categorized as businesses should follow applicable guidance outside of ASC 810. If no other guidance exists, the decrease in ownership should follow the provision guidelines in ASC 810. The ASU also requires additional disclosures about the deconsolidation of the subsidiary. FASB ASU 2010-02 is effective for interim and annual periods ending on or after December 15, 2009. The adoption of FASB ASU 2010-02 has had no significant impact on the Company's results of operations, financial condition and equity.

3. Business Combinations

              As discussed below, the Company has made various acquisitions. These acquisitions are being accounted for as business combinations using the acquisition method, in accordance with FASB ASC 805 "Business Combinations" whereby the final purchase price (including assumed liabilities) is allocated and pushed down to the assets acquired based on their estimated fair market values at the date of the acquisition.

              For income tax purposes, since the RACI and Marlin acquisitions were purchases of stock, the tax basis of the assets and liabilities were not changed. The identifiable intangibles and goodwill are not deductible for tax purposes.

RACI Holding, Inc.

              The shares of RACI, the previous sole stockholder of Remington, were purchased by the Company on May 31, 2007 (the "Closing Date"), pursuant to the stock purchase agreement dated as of April 4, 2007 (the "Stock Purchase Agreement"), between RACI, its stockholders and holders of

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

3. Business Combinations (Continued)

deferred stock (including the ownership interests represented by Bruckmann, Rosser, Sherrill & Co. II, L.P. and the Clayton & Dubilier Private Equity Fund IV Limited Partnership (the "CDR Fund")), as well as the RACI's stock option holders (the "RACI Acquisition"). FGI completed the RACI Acquisition as part of its ongoing strategy to acquire dominant brands and create a diversified product portfolio within the family of firearms, ammunition and related products. In December 2009, the Company dissolved RACI and became the sole stockholder of Remington.

              The RACI Acquisition was financed with $125.0 of funds contributed to the Company by its members and approximately $14.5 of borrowings from Remington's Revolving Credit Facility. The value of the RACI Acquisition as of May 31, 2007, was $416.6, based on valuation estimates, which included the assumption of all of Remington's approximately $85.2 of funded indebtedness related to the Amended and Restated Credit Agreement, the $200.0 principal amount ($203.8 estimated fair value at May 31, 2007) of Remington's 10 1/2% Senior Notes due 2011 (the "2011 Notes") and approximately $3.4 of certain other indebtedness at the Closing Date. The payment for the Common Stock and converted deferred shares of Common Stock, the Stock Option cancellation payment and repayment of the Holding Notes was funded by the Company's available cash. In addition, Remington obtained all necessary waivers, amendments and consents so that Remington's Revolving Credit Facility and the indebtedness evidenced by the 2011 Notes remained outstanding and not in default.

Cobb Manufacturing, Inc. and DPMS, Inc.

              On August 17, 2007, BFI acquired certain assets and assumed certain liabilities of Cobb for a total purchase price of $5.0. The funds for the purchase price were generated from the operating cash of BFI. On December 13, 2007, BFI acquired certain assets and assumed certain liabilities of DPMS, Inc. for a total purchase price of $23.0 which includes transaction costs of $1.1. The acquisition was financed by approximately $18.0 of borrowings through BFI's Amended and Restated Loan Agreement and $7.6 of funds contributed by FGI. The primary purpose of these acquisitions was to increase the Company's caliber offerings and ability to penetrate military markets.

The Marlin Firearms Company ("Marlin") and its subsidiary H&R 1871, LLC ("H&R")

              Remington completed its acquisition of all of the outstanding shares of Class A and Class B Common Stock (collectively, the "Shares") of Marlin on January 28, 2008 (the "Marlin Closing Date"), from the shareholders of Marlin (collectively, the "Marlin Sellers") pursuant to a stock purchase agreement (the "Marlin Stock Purchase Agreement") dated as of December 21, 2007 by and among Marlin, Remington, the Marlin Sellers party thereto, and Frank Kenna, III, solely in his capacity as the Shareholders' Representative. The Marlin Acquisition includes Marlin's 100% ownership interest in H&R. Remington completed the Marlin Acquisition in an effort to grow its leadership position in shotguns and rifles in the United States, to further develop market presence internationally and to benefit from operational improvements and integrating certain selling, marketing and administrative functions.

              On the Marlin Closing Date, Remington acquired all of the capital stock of Marlin, consisting of 86,773 shares of issued and outstanding Class A Common Stock and 760,936 shares of issued and outstanding Class B Common Stock.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

3. Business Combinations (Continued)

              The total acquisition cost for the Marlin Acquisition was estimated to be $48.1 (the "Acquisition Cost"). The following is a summary of certain material transactions related to the closing of the Marlin Acquisition:

  •
  Remington purchased the Shares and paid other related fees and expenses associated with the Marlin Acquisition with available cash on hand, funds available under existing credit facilities and an equity contribution provided by FGI to Remington through Remington's parent, RACI.

  •
  Remington paid the Marlin Sellers aggregate consideration of $38.6 (the "Consideration"), of which $2.6 was withheld to pay fees incurred by the Marlin Sellers and $5.2 was withheld and deposited into an escrow account to secure certain indemnity obligations of the Marlin Sellers (the "Escrow Amount") under the Marlin Stock Purchase Agreement. As of December 31, 2009, $0.3 has been paid related to federal excise tax,$2.4 has been released to the sellers in accordance with the Marlin Stock Purchase Agreement, and $2.5 remains in the escrow account. The $0.3 reduced the aggregate consideration of $38.6 to $38.3.

  •
  Remington paid approximately $3.2 of Marlin Acquisition-related fees and expenses.

  •
  At the Marlin Closing Date and on behalf of Marlin, Remington repaid approximately $6.3 of borrowings under the Marlin Amended and Restated Commercial Revolving Line of Credit Agreement between Marlin and Webster Bank, National Association.

  •
  In addition to the Consideration, $2.8 was withheld in accordance with the Marlin Stock Purchase Agreement related to the estimated underfunding of Marlin's pension plan as of the Marlin Closing Date. The actual amount of the underfunding was subsequently determined to be $0.3 and was paid on May 1, 2008.

Dakota Arms, LLC

              On June 5, 2009, the Company completed its acquisition of certain assets and liabilities, primarily consisting of inventory, equipment and brand names of Dakota Arms, LLC, (collectively, "Dakota") (the "Dakota Acquisition"). Dakota is a producer of high-end rifles, shotguns and ammunition. The total acquisition cost of the Dakota Acquisition was approximately $1.8, and was funded from the operating cash of the Company. The Company completed the Dakota Acquisition in an effort to position the Company in the largely customized, high precision, large caliber and safari segments of the market, with premium aspirational firearm and ammunition brands including Dakota Arms, Miller Arms and Nesika, as well as Dan Walter premium gun cases. The allocation of the purchase price is based upon valuation data and our estimates, assumptions and allocation to segments are subject to change. The actual amounts that will be recorded based upon the final assessment of fair values may differ substantially from the information presented in these consolidated financial statements.

S&K Industries, Inc.

              On September 22, 2009, the Company acquired certain assets and liabilities from S&K Industries, Inc. ("S&K"), a supplier of the Company's wood stocks for certain of our firearms

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

3. Business Combinations (Continued)

operations, for approximately $3.8 (the "S&K Acquisition") which was funded with operating cash. The assets acquired were primarily inventory, machinery and equipment. The Company believes the S&K Acquisition will improve efficiencies in its firearms manufacturing processes as well as reduce certain costs of acquiring the wood stocks. The preliminary allocation is subject to valuations which are not yet complete and may affect or change all acquired assets and liabilities.

Advanced Armament Corp.

              On October 2, 2009, the Company completed the acquisition of certain assets and liabilities of Advanced Armament Corp. ("AAC") for approximately $11.1 million and an additional amount of approximately $8.0 million due in 2015 upon achievement of certain employment and financial conditions (the "AAC Acquisition"). The AAC Acquisition was funded with cash from operations. AAC manufactures and markets a full line of firearm accessory products used in certain military (including current use by the Department of Defense), law enforcement and commercial markets. The preliminary allocation is subject to valuations which are not yet complete and may affect or change all acquired assets and liabilities.

Barnes Bullets, Inc.

              On December 31, 2009, the Company acquired certain assets of Barnes Bullets, Inc. ("Barnes"), a supplier of copper bullets, including copper-tin composite core bullets, for approximately $25.6 (the "Barnes Acquisition"). The Barnes Acquisition was funded with operating cash. The Company believes the Barnes Acquisition will demonstrate our commitment to the ammunition business by offering shooters and hunters a premium line of high performance bullets. The preliminary allocation is subject to valuations which are not yet complete and may affect or change all acquired assets and liabilities.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

3. Business Combinations (Continued)

              The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in accordance with FASB ASC 805 "Business Combinations":

	RACI	Cobb	DPMS	Marlin	Dakota	S&K	AAC	Barnes
Accounts Receivable	$94.0	$—	$2.1	$9.6	$—	$—	$0.4	$1.2
Inventory	178.8	—	5.2	24.6	1.4	1.6	1.2	3.5
Other Current Assets	44.4	0.1	—	5.4	—	—	—	—
Property, Plant and Equipment	104.5	0.4	0.2	12.7	0.9	2.6	0.8	0.5
Goodwill	59.2	1.7	5.2	9.1	—	1.1	9.2	20.6
Identifiable Intangible Assets	73.0	3.1	13.0	10.9	1.7	—	—	—
Other Long-Term Assets	22.1	—	—	5.9	—	—	—	—

Total Assets Acquired	576.0	5.3	25.7	78.2	4.0	5.3	11.6	25.8

Current Liabilities	91.3	—	2.7	17.4	0.6	1.5	0.5	0.2
Revolving Credit Facility	85.2	—	—	—	—	—	—	—
10 1/2% Senior Notes Due 2011	203.8	—	—	—	—	—	—	—
Pension & OPEB	31.4	—	—	7.1	—	—	—	—
Other Non-Current Liabilities	39.3	0.3	—	5.6	0.9	—	—	—

Total Liabilities Assumed	451.0	0.3	2.7	30.1	1.5	1.5	0.5	0.2

Total Assets Acquired Less Liabilities Assumed	$125.0	$5.0	$23.0	$48.1	$2.5	$3.8	$11.1	$25.6

Gain on Bargain Purchase	—	—	—	—	(0.7)	—	—	—

Estimated Acquisition Cost	$125.0	$5.0	$23.0	$48.1	$1.8	$3.8	$11.1	$25.6

Pro Forma Financial Information (Unaudited)

              The following unaudited pro forma results of operations assume that the acquisitions of RACI, Cobb, DPMS, Marlin, Dakota, S&K, AAC and Barnes occurred as of January 1, 2007, adjusted for the impact of certain items, such as additional depreciation expense of property, plant and equipment; additional amortization expense of identified intangible assets; additional interest expense on acquisition debt, net of bond premium amortization; recognition of write-up in cost of sales as inventory is sold and the related income tax effects. Income taxes are provided at the estimated statutory rate. This unaudited pro forma information should not be relied upon as necessarily being indicative of historical results that would have been obtained if the acquisitions had actually occurred on that date, nor of the results that may be obtained in the future.

Unaudited Pro Forma Financial Results	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
Net Sales	$868.3	$746.6	$681.4
Operating Income	115.4	12.8	28.3
Net Income(Loss)	56.3	(27.6)	(7.4)

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

4. Impairment Charges

              As a result of the acquisitions discussed in Note 3, the values of goodwill, intangible assets and fixed assets were initially determined by and was the responsibility of FGI management who considered in part the work performed by an independent third party valuation firm. The Company assesses the potential impairment of definite lived identifiable intangible assets and fixed assets whenever events or changes in circumstances indicate that the carrying values may not be recoverable and annually for indefinite lived identifiable intangible assets. Factors the Company considers important, which could trigger an impairment of such assets, include the following:

  •
  significant underperformance relative to historical or projected future operating results;

  •
  significant changes in the manner of or use of the acquired assets or the strategy for our overall business; and

  •
  significant negative industry or economic trends.

              Future adverse changes in these or other unforeseeable factors could result in an impairment charge that would materially impact future results of operations and financial position in the reporting period identified.

              In accordance with FASB ASC 350 "Goodwill and Other Intangibles", the Company tests goodwill and intangible assets for impairment on an annual basis as of October 1 and between annual tests if indicators of potential impairment exist. The impairment test compares the fair value of each reporting unit to its carrying amount, including goodwill and intangible assets with indefinite lives, to assess whether impairment is present. The Company has reviewed the provisions of FASB ASC 350 with respect to the criteria necessary to evaluate the number of reporting units that exist. Based on a combination of factors that occurred during 2008, including the deterioration of the economic and credit environment and market conditions in the hunting industry, the Company determined that indicators for potential impairment of goodwill and intangible assets existed in our reporting units. As a result, the Company conducted an evaluation of these assets pursuant to FASB ASC 350 at October 1, 2008. The fair values of the reporting units were estimated using a combination of the expected present value of future cash flows, market approach and a transactional approach.

              No impairment charges were recorded by the Company for the years ended December 31, 2009 and 2007.

              For the year ended December 31, 2008, the Company recorded goodwill impairment charges of $44.3 and trademark impairment charges of $3.1. The impairment testing, performed by and the responsibility of FGI management with assistance from outside independent valuation experts, resulted in non-cash impairment charges to goodwill of $35.2 related to the RACI Acquisition, non-cash impairment charges to goodwill of $9.1 related to the Marlin Acquisition and non-cash impairment charges to trademarks of $3.1 million related to the Marlin Acquisition.

              In accordance with FASB ASC 360 "Property, Plant, and Equipment", the Company periodically reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of those assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded carrying value for the asset. If impairment is indicated, the asset is written down to its estimated fair value based on a discounted cash flow analysis. Based on

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

4. Impairment Charges (Continued)

this assessment, under FASB ASC 360, we concluded that no impairment charge was necessary to reflect the excess of the carrying value of long-lived intangible assets over the discounted cash flows.

              For the years ended December 31, 2009, 2008 and 2007 there were no triggering events, and, therefore, no testing was required,

              Significant judgments and estimates are involved in determining the useful lives of our long-lived assets, determining what reporting units exist, and assessing when events or circumstances would require an interim impairment analysis of goodwill or other long-lived assets to be performed. Changes in our organization or our management reporting structure, as well as other events and circumstances, including technological advances, increased competition, and changing economic or market conditions, could result in (a) shorter estimated useful lives, (b) additional reporting units, which may require alternative methods of estimating fair values or greater disaggregation or aggregation in our analysis by reporting unit, and/or (c) other changes in previous assumptions or estimates. In turn, this could have an additional impact on our consolidated financial statements through accelerated amortization and/or impairment charges.

5. Concentrations

              For the years ended December 31, 2009, 2008, and 2007, sales to the Company's largest customer comprised approximately 10%, 14% and 15%, respectively, of total net sales. At December 31, 2009 and 2008, accounts receivable from this customer comprised approximately 12% and 13%, respectively, of total outstanding accounts receivable. No other customer accounted for sales equal to or greater than 10% of sales for the years presented. In addition, no other customers accounted for accounts receivable greater than 10% at December 31, 2009 and 2008.

6. Inventories

              At December 31, Inventories consist of the following:

	2009	2008
Raw Materials	$26.5	$26.7
Semi-Finished Products	24.6	31.6
Finished Products	56.4	63.4

Subtotal	107.5	121.7
LIFO Adjustment	1.3	1.1

Total	$108.8	$122.8

              As noted previously, following the Marlin Acquisition the Company now accounts for a portion of its inventory under a LIFO assumption. As of December 31, 2009 and 2008, approximately 6.9% and 11.0%, respectively, of the Company's total inventory, excluding the LIFO adjustment, were accounted for under the LIFO method. Under a FIFO assumption, inventories would have been lower by $1.3 and $1.1 at December 31, 2009 and 2008, respectively.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

7. Property, Plant and Equipment

              At December 31, Property, Plant and Equipment consist of the following:

	2009	2008
Land	$16.0	$16.0
Building and Improvements	44.9	44.1
Machinery and Equipment	89.8	74.7
Equipment Leased Under Capital Leases	2.4	1.8
Vehicles	0.3	0.4
Construction in Progress	7.9	7.7

Subtotal	161.3	144.7
Less: Accumulated Depreciation	(40.1)	(24.5)

Total	$121.2	$120.2

              Depreciation expense for the years ended December 31, 2009, 2008, and 2007, was $16.9, $16.4 and $8.7, respectively. Accumulated depreciation on assets leased under capital leases was $0.8 and $0.2, as of December 31, 2009 and 2008, respectively.

              The above data excludes the $1.9 estimated sales price less costs to dispose of the assets held for sale associated with the Gardner, Massachusetts manufacturing facility which was closed in October 2008 and is classified in current assets at December 31, 2009 and 2008, as it is currently for sale. The closure was related to a strategic manufacturing consolidation decision and all employees were notified in April 2008.

8. Goodwill and Other Intangible Assets

              In 2008, impairment charges of $47.4 (see Note 4) were recorded to goodwill and identifiable intangible assets (of which $35.2 related to the RACI Acquisition and $12.2 related to the Marlin Acquisition). No impairment provisions were recorded during 2009 or 2007.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

8. Goodwill and Other Intangible Assets (Continued)

              The change in the carrying amount of goodwill for the years ended December 31, 2009 and 2008 by segment is as follows:

	2009	Net Adjustments	2008	Net Adjustments	2007
Goodwill
Firearms:
gross carrying value	$79.9	$0.8	$79.1	$8.5	$70.6
aggregate impairment	(36.7)	—	(36.7)	(36.7)	—

net	43.2	0.8	42.4	(28.2)	70.6
Ammunition:
gross carrying value	44.5	20.5	24.0	(1.1)	25.1
aggregate impairment	—	—	—	—	—

net	44.5	20.5	24.0	(1.1)	25.1
All Other and Reconciling Items:
gross carrying value	17.1	9.5	7.6	—	7.6
aggregate impairment	(7.6)	—	(7.6)	(7.6)	—

net	9.5	9.5	—	(7.6)	7.6

Total	$97.2	$30.8	$66.4	$(36.9)	$103.3

              The gross carrying amount and accumulated amortization of the Company's identifiable intangible assets at December 31, 2009 and 2008 are comprised of the following:

	2009 Gross	Accum. Amort.	2009 Net	2008 Gross	Accum. Amort.	2008 Net	Amortization Period
Identifiable Intangible Assets
Tradenames/Trademarks	$68.8	N/A	$68.8	$67.7	N/A	$67.7
Customer Relationships/Lists	38.9	(7.9)	31.0	38.2	(5.4)	32.8	16.6 Years*
License Agreements	8.4	(3.1)	5.3	8.5	(1.9)	6.6	7.0 Years*
Unpatented Technology	12.0	(4.0)	8.0	11.9	(2.1)	9.8	7.0 Years
Other	3.1	(2.0)	1.1	3.1	(1.4)	1.7	4.7 Years*

Total	131.2	(17.0)	114.2	129.4	(10.8)	118.6	12.9 Years*

Total Goodwill and Intangibles	$228.4	(17.0)	$211.4	$195.8	(10.8)	$185.0

*
Represents weighted average amortization period for the capitalized balance of the intangible asset.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

8. Goodwill and Other Intangible Assets (Continued)

              Amortization expense related to intangible assets for 2009, 2008, and 2007 was $6.2, $6.8 and $3.0, respectively. Estimated annual amortization for identifiable intangible assets over the next five calendar years is as follows:

Year	Amount
2010	$5.7
2011	5.8
2012	5.7
2013	5.4
2014	3.4
Thereafter	19.4

Total	$45.4

9. Equity Method Investments

              On October 31, 2008, the Company, through Remington, entered into a membership interest purchase and investment agreement between Remington, International Non-Toxic Composites Corp., and INTC USA, LLC ("INTC USA"). Remington contributed an initial investment of approximately $0.8 during the year ended December 31, 2008 and an additional investment of approximately $0.7 during the year ended December 31, 2009. The Company owns 27.1% of the issued and outstanding membership interests in INTC USA. INTC USA owns a majority interest in Springfield Munitions Company, LLC, which with Delta Frangible Ammunition, LLC owns intellectual property rights related to manufacturing rights for various shot, ammunition and other products. The Company believes this membership interest will allow INTC USA to acquire, construct and/or lease and thereafter equip and operate a manufacturing facility for the production of products for sale to the Company and unrelated third parties.

              Management has assessed the accounting treatment of INTC USA and is accounting for its investment under the equity method of accounting as outlined in FASB ASC 323.

              Summarized financial information for INTC is as follows:

As of December 31,	2009	2008
Current assets	$2.7	$1.0
Noncurrent assets	1.4	0.6

Total assets	$4.1	$1.6
Current liabilities	$1.7	$0.8
Noncurrent liabilities	—	—
Shareholders' equity	2.4	0.8

Total liabilities and equity	$4.1	$1.6
Company equity investment	$1.3	$1.5

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

9. Equity Method Investments (Continued)

Year ended December 31,	2009	2008	2007
Net sales	$3.7	$4.0	N/A
Gross profit	1.0	0.5	N/A

Net income (loss)	$(0.8)	$(0.2)	N/A

10. Other Accrued Liabilities

              At December 31, Other Accrued Liabilities consist of the following:

	2009	2008
Marketing	$15.1	$10.5
Incentive Compensation	15.8	8.8
Excise Tax	3.3	5.3
Payroll & Related Payroll Taxes	9.0	5.1
Interest	12.0	2.0
Escrow	2.2	4.9
Other	30.1	15.9

Total	$87.5	$52.5

11. Warranty Accrual

              Warranties are offered on the majority of products sold by FGI and manufactured in the U.S. Estimated future warranty costs are accrued at the time of sale, using the percentage of actual historical repairs to shipments for the same period, and is included in other accrued liabilities. Product modifications or corrections are voluntary steps taken by the Company to assure proper usage or performance of a product by consumers. The cost associated with product modifications and or corrections are recognized in accordance with FASB ASC 450 "Contingencies", and charged to operations.

              As of December 31, activity in the warranty accrual consisted of the following:

	2009	2008
Beginning warranty accrual	$1.5	$0.8
Accrual from acquisitions	—	0.5
Current period accruals	4.4	3.6
Current period charges	(4.4)	(3.4)

Ending warranty accrual	$1.5	$1.5

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

12. Debt

              Long-term debt at December 31, consisted of the following:

	2009	2008
FGI 10.25% Senior Secured Notes due 2015	$275.3	$—
FGI Credit Facility (ABL Revolver)	—	—
Remington 10.5% Senior Notes due 2011	—	202.1
BFI Subordinated Notes	—	21.4
Remington Term Loan	—	20.3
BFI Term Loans	—	37.5
Remington Credit Facility	—	51.8
BFI Credit Facility	—	—
Capital Lease Obligations	1.4	1.1

Subtotal	276.7	334.2
Less: Current Portion	(0.7)	(19.2)

Total	$276.0	$315.0

Debt Refinancing

              On July 29, 2009, the Company issued $200.0 million in aggregate principal amount of 10.25% Senior Secured Notes due 2015 (the "2015 Notes"). Contemporaneously with the issuance of the 2015 Notes, the Company entered into a $180.0 million senior secured asset-based revolving credit facility (the "ABL Revolver") and borrowed $51.9 million thereunder. The issuance of the 2015 Notes, the borrowing under the ABL Revolver and the related repayments of outstanding indebtedness (including the termination of any commitments thereunder) described here are referred to collectively as the "Refinancings." As part of the Refinancings, the Company capitalized $18.1 of financing costs and wrote off $3.7 of financing costs previously capitalized. In addition, in connection with the Refinancings, the Company recognized approximately a $2.1 loss on early extinguishment of debt.

              On November 3, 2009, the Company issued an additional $75.0 million in aggregate principal amount of the 10.25% Senior Secured Notes due 2015 (the "Additional Notes" and, together with the 2015 Notes, the "Notes"). As part of the issuance with the Additional Notes, the Company capitalized an additional $2.5 of financing costs. The Additional Notes were issued pursuant to the same indenture under which the 2015 Notes were issued.

10.25% Senior Secured Notes due 2015

              The Notes are guaranteed by each of the Company's existing wholly-owned domestic subsidiaries that are borrowers or guarantors under the ABL Revolver (the "Guarantors"). Interest is payable on the Notes semi-annually on February 1 and August 1, commencing on February 1, 2010.

              The Company may redeem some or all of the Notes at any time prior to August 1, 2012 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the Notes. Thereafter, the Company may redeem some or all of the Notes at the redemption prices set forth in Notes. The Company may also redeem up to 35% of the outstanding Notes on or prior to

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

12. Debt (Continued)

August 1, 2012 with the proceeds of certain equity offerings and capital contributions, subject to limitations, at the redemption price of 110.25%. In addition, on or prior to August 1, 2012, the Company may also redeem up to 10% of the original aggregate principal amount of the Notes at a price equal to 103% of the principal amount of the Notes, no more than once in any twelve-month period.

              The Notes and guarantees are secured by (i) a first-priority lien on substantially all existing and future personal property of the Company and the Guarantors (other than assets securing the ABL Revolver with a first-priority lien), including 100% of the equity interests in the Guarantors, (ii) a first-priority lien on certain owned real property of the Company and the Guarantors and (iii) a second-priority lien on intellectual property and working capital of the Company and the Guarantors, such as receivables, inventory, related general intangibles, and other assets and proceeds thereof that secure the ABL Revolver on a first-priority basis.

              The indenture governing the Notes contains covenants which include, among others, limitations on the ability of the Company and some of its subsidiaries to: incur or guarantee additional debt or issue disqualified or preferred stock; pay dividends, repurchase equity or prepay subordinated debt; make certain investments; enter into transactions with affiliates; merge, consolidate or sell all or substantially all assets; allow certain restrictions on the ability of the Guarantors to pay dividends or make other payments to the Company; and incur liens on assets.

ABL Revolver

              The ABL Revolver is a four-year, $180.0 asset-based revolving credit facility, including sub-limits for letters of credit and swingline loans. Each of the Company's wholly-owned subsidiaries, with the exception of AAC and Barnes, is either a borrower or guarantor under the ABL Revolver. Subject to certain conditions, the ABL Revolver may be increased with lender consent at the request of the Company by an aggregate of $75.0 during its term up to a $255.0 maximum limit. The ABL Revolver is secured by (i) a first-priority lien on the Company's present and future accounts receivable, inventory, and certain general intangible assets, including intellectual property, certain other assets and proceeds relating thereto, as of the effective date of the agreement, and (ii) a second-priority lien on collateral secured by the Notes other than real property owned by the Company.

              Borrowings under the ABL Revolver bear interest at an annual rate of either (a) LIBOR plus a spread or (b) the base rate plus a spread. The ABL Revolver includes an unused line fee that will change at an annual rate to be paid monthly in arrears. Monthly fees are also chargeable on letters of credit equal to the applicable LIBOR margin and a fronting fee equal to 0.125% per annum. As of December 31, 2009, the weighted average interest rate on the ABL Revolver was 5.75%.

              The ABL Revolver contains customary covenants applicable to the Company and its subsidiaries, other than unrestricted subsidiaries. The ABL Revolver contains certain financial covenants, as well as restrictions on, among other things, our ability to: incur debt; incur liens; declare or make distributions to our stockholders; make loans and investments; repay debt; enter into mergers, acquisitions and other business combinations; engage in asset sales; amend or modify our governing documents; engage in businesses other than our business as currently conducted; and enter into transactions with affiliates.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

12. Debt (Continued)

              As of December 31, 2009, approximately $75.2 in additional borrowings, including the minimum availability requirement of $30.0, was available under the ABL Revolver. Standby letters of credit outstanding as of December 31, 2009 were $7.3.

Remington 10.5% Senior Notes due 2011

              Remington had 10.5% Senior Notes due 2011 (the "2011 Notes"), which were redeemable at the option of the Company through Remington, in whole or in part, at any time at a redemption price of 100% of the principal amount. The 2011 Notes plus accrued interest, totaling $203.8, were repaid with proceeds from the Refinancings, as well as cash on hand.

BFI 15.5% Subordinated Notes due 2012

              BFI had subordinated notes (the "BFI Subordinated Notes") comprising ten subordinated notes payable to various entities totaling $20.0 plus any paid-in-kind (PIK) interest due on April 13, 2012. Interest on the unpaid balance was 15.0% per annum, payable quarterly, commencing on September 15, 2006, and continuing until the principal was paid in full. The BFI Subordinated Notes plus accrued interest, totaling $21.9, were repaid with proceeds from the Refinancings, as well as cash on hand.

Remington Term Loan

              The Company, through its Remington subsidiary, added a $25.0 Term Loan on November 13, 2007 ("Remington Term Loan"), at an interest rate of LIBOR plus 200 basis points with monthly principal payments of $0.5, plus interest, due to begin May 1, 2008 and cease on September 30, 2010. The Remington Term Loan plus accrued interest, totaling $17.2, was repaid with proceeds from the Refinancings, as well as cash on hand.

BFI Term Loans

              The Company, through its BFI subsidiary, had term loans payable with fixed monthly principal payments that adjust every year as outlined in the applicable loan agreements, plus interest calculated at 30-day LIBOR plus 2.4% ("Term Loan A") and 2.6% ("Term Loan B"). As of December 31, 2008, the all-in-rate on Term Loan A was 3.8% and the all-in-rate on Term Loan B was 4.0%. The term loans were collateralized by a blanket lien on all business assets of BFI. The BFI Term Loans plus accrued interest, totaling $28.3, were repaid with proceeds from the Refinancings, as well as cash on hand.

              Prior to the Refinancings, the Company maintained revolving credit facilities through its subsidiaries:

              Remington Credit Facility.    The Company, through Remington, had a Revolving Credit Facility (the "Remington Credit Facility"), which was governed by an amended and restated credit agreement. The interest rate margin for the Alternate Base Rate and the Euro-Dollar loans were (0.50%) and 1.00%, respectively, as of December 31, 2008. The weighted average interest rate under the Remington Credit Facility was 3.9% for the year ended December 31, 2008. As of December 31, 2008, approximately $49.8 in additional borrowings including the minimum availability requirement of $27.5

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

12. Debt (Continued)

was available. The outstanding borrowings of $59.1 under the Remington Credit Facility were repaid with proceeds from the Refinancings, as well as cash on hand.

              BFI Credit Facility.    The Company, through its BFI subsidiary, maintained a line of credit agreement (the "BFI Credit Facility") which was collateralized by a first security interest in all assets of BFI. Interest was paid monthly and calculated at LIBOR plus 2.1%. The all-in-rate was 3.5% as of December 31, 2008. Standby letters of credit outstanding were $0.3 at December 31, 2008. The BFI Credit Facility was terminated on July 31, 2009.

              At December 31, 2009 and 2008, the Company was in compliance with all financial covenants or had obtained necessary waivers.

Maturities

              Following are maturities of debt for each of the next five years and thereafter (including capital lease maturities):

Year	Amount
2010	$0.7
2011	0.4
2012	0.2
2013	—
2014	0.1
Thereafter	275.3

Total	$276.7

13. Mezzanine Equity and Stockholders' Equity

Preferred Stock

              Preferred stock has a par value of $0.01 per share and consists of 20,000,000 shares authorized, with 19,000,000 designated as Series A preferred stock. As of December 31, 2009, 2008 and 2007, there were 18,627,464, 18,697,464, and 16,304,301 shares issued and outstanding of Series A preferred stock, respectively.

              The holders of Series A preferred stock are entitled to the following rights:

                  Voting rights:    One vote per share to be voted together with holders of Common Stock as a single class.

                  Dividend Rights:    Dividends may be declared and paid on the Series A preferred stock from funds lawfully available at the discretion of the Board of Directors.

                  Redemption Rights:    In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Series A preferred stock will be entitled to receive, prior and in preference to any distributions of assets or funds to the holders of its common stock, an amount per share equal to the sum of $10.53 for each outstanding

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

13. Mezzanine Equity and Stockholders' Equity (Continued)

    share (the liquidation value). Also, the holders of Series A preferred stock will receive an additional amount equal to 10% of the liquidation value, compounded annually, prorated from the later of the original issue date of the Series A preferred stock or the most recent anniversary of the issue date. The total redemption amount at December 31, 2009 and 2008 was $238.2 and $217.4, respectively.

              Because redemption is considered outside the control of the Company, the Series A preferred stock is classified as mezzanine equity in accordance with FASB ASC 480 "Distinguishing Liabilities from Equity".

Common Stock

              Common stock has a par value of $0.01 per share and consists of 20,000,000 shares authorized as of December 31, 2009. As of December 31, 2009, 2008 and 2007, there were 16,439,186, 16,619,992, and 16,550,504 shares outstanding of Common stock, respectively.

              The holders of common stock are entitled to the following rights:

                  Voting rights:    One vote per share.

                  Dividend Rights:    No dividends may be declared or paid on common stock so long as any Series A preferred stock is outstanding. If no Series A preferred stock is outstanding, dividends may be declared and paid on common stock from funds lawfully available; therefore as and when determined by the Board of Directors.

                  Redemption Rights:    The common stock is not redeemable.

              On December 11, 2007, AHA, LLC was converted to a C Corporation, at which time all preferred and common units were converted to preferred and common stock. Preferred and common stock was issued to the preferred and common members at a rate of 100 shares of the same type for each held.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

13. Mezzanine Equity and Stockholders' Equity (Continued)

              Activity in the Series A preferred stock and common stock for 2009, 2008, and 2007 is as follows:

	Issued	Held in Treasury	Outstanding
Shares of Preferred Stock at December 31, 2006	—	—	—
Conversion of LLC to C-Corp(1),(2)	12,500,000	—	12,500,000
Exchange of units for shares	3,020,825	—	3,020,825
Issuance of shares(3)	783,476	—	783,476

Shares of Preferred Stock at December 31, 2007	16,304,301	—	16,304,301
Issuance of shares(4)	208,927	—	208,927
Issuance of shares(5)	2,184,236	—	2,184,236

Shares of Preferred Stock at December 31, 2008	18,697,464	—	18,697,464
Purchase of shares from former executive(6)	—	(70,000)	(70,000)

Shares of Preferred Stock at December 31, 2009	18,697,464	(70,000)	18,627,464

Shares of Common Stock at December 31, 2006	1,000	—	1,000
Conversion of LLC to C-Corp(1),(2)	12,500,000	—	12,500,000
Merger of CBFII with and into FGI	(1,000)	—	(1,000)
Exchange of units for shares	4,040,403	—	4,040,403
Issuance of shares	10,101	—	10,101

Shares of Common Stock at December 31, 2007	16,550,504	—	16,550,504
Issuance of shares	123,416	—	123,416
Forfeited Shares	—	(53,928)	(53,928)

Shares of Common Stock at December 31, 2008	16,673,920	(53,928)	16,619,992
Shares purchased from former executives(6),(7)	—	(127,510)	(127,510)
Forfeited shares returned to the Company	—	(53,296)	(53,296)

Shares of Common Stock at December 31, 2009	16,673,920	(234,734)	16,439,186

(1)
As part of the merger of CBFII, entities under common control exchanged their member units of BH and BFI for AHA stock (includes CPLP and holders of minority interest of BFI)

(2)
Simultaneously with conversion to a C corporation, a 100:1 stock split was declared for the preferred and common stock

(3)
Contribution related to DPMS Acquisition

(4)
Contribution related to merger related expenses

(5)
Contribution related to Marlin Acquisition

(6)
On April 6, 2009, FGI agreed to repurchase 70,000 shares each of preferred and common stock from its former Chief Executive Officer in connection with his departure from the Company. The preferred shares were repurchased at the estimated fair value of approximately $0.9 (including accreted value) and the common shares at approximately $0.2. As an enticement to sell these shares, FGI paid the former CEO approximately $0.3, which was expensed in the three months ended June 30, 2009 when the shares were repurchased. The value of the shares was determined with the assistance of a third party appraisal dated October 1, 2008.

(7)
On August 31, 2009, the Company agreed to repurchase 57,510 shares of common stock from the Company's former Chairman of the Board in connection with his departure from the Company. The common shares were repurchased at

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

13. Mezzanine Equity and Stockholders' Equity (Continued)

  the estimated fair value of approximately $0.4. As an enticement to repurchase these shares and in connection with his ongoing non-competition and other agreements, the Company paid the former Chairman of the Board approximately $0.6, which was expensed in the three months ended September 30, 2009 when the shares were repurchased.

              Forfeitures of common stock represent unvested shares issued to participants covered by the Plan who failed to meet the Plan's vesting requirements. Under the Plan, unvested shares of common stock are remitted back to the Company and may be included in future awards.

14. Net Income (Loss) Per Share

              Net income (loss) per share is computed under the provisions of FASB ASC 260 "Earnings Per Share". Basic income (loss) per share is computed using net income (loss) and the weighted average number of common shares outstanding. Diluted earnings per share reflect the weighted average number of common shares outstanding plus any potentially dilutive shares outstanding during the period. Potentially dilutive shares consist of shares issuable upon the exercise of stock options (using the treasury stock method) and restricted shares that are nonvested.

              The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in millions, except share and per share amounts):

	Year Ended December 31,
	2009	2008	2007
Numerator:
Net income (loss) attributable to controlling interest	$54.4	$(28.6)	$(9.0)
Accretion of preferred stock	20.8	19.6	0.9
Net income (loss) applicable to common shareholders	33.6	(48.2)	(9.9)
Denominator:
Weighted average common shares outstanding (basic)	16,332,045	16,236,305	16,084,174
Weighted average common shares outstanding (diluted)	16,723,673	16,236,305	16,084,174
Income (loss) per common share:
Basic	$2.05	$(2.97)	$(0.62)
Diluted	2.01	(2.97)	(0.62)

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

14. Net Income (Loss) Per Share (Continued)

              The following table shows the common equivalent shares related to non-vested restricted stock and stock options that were not included in the computation of diluted earnings per share as their effect would have been antidilutive:

	Year Ended December 31,
	2009	2008	2007
Weighted Average Common Share Equivalents of Potentially Dilutive Securities:
Restricted stock	233,113	210,779	278,197
Stock options	158,515	1,280,933	—

Total	391,628	1,491,712	278,197

15. Stock Compensation Plans

Restricted Stock/Restricted Units

              On December 12, 2007, CBFII was merged into FGI. In connection with the merger, BFI's common unit holders (the minority interest) agreed to exchange their restricted common unit interests for an equivalent interest in restricted common stock of FGI. The exchange ratio resulted in one restricted common unit of BFI being equal to 3.6162 shares of restricted common stock of FGI.

              The following table summarizes restricted common unit/share activity, adjusted for the 3.6162 conversion factor referenced above on a retroactive basis:

	Restricted Common Units/Shares Outstanding	Weighted Average Grant Date Fair Value	Units/Shares Vested
Balance December 12, 2007	469,473	$5.87	178,805

Conversion to AHA Shares	469,473	$1.65
Granted	10,101	3.96

Balance December 31, 2007	479,574	1.70	178,805
Forfeited	(53,928)	1.60

Balance December 31, 2008	425,646	$1.71	137,926

Granted	—	—

Repurchased and Held in Treasury	(55,236)	1.20

Forfeited and Held in Treasury	(55,570)	2.63

Balance December 31, 2009	314,840	$1.64	219,674

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

15. Stock Compensation Plans (Continued)

              The vesting of the restricted stock occurs at various times through 2012. Compensation expense was $0.1, $0.3 and $0.1 for the years ended December 31, 2009, 2008, and 2007, respectively. The remaining compensation cost of approximately $0.1 will be recognized through 2012.

Stock Options

              On May 14, 2008, the board of directors of FGI (the "FGI Board") adopted the American Heritage Arms, Inc. 2008 Stock Incentive Plan (the "Plan"). The Plan is designed to provide a means by which certain current employees, officers, non-employee directors and other individual service providers may be given an opportunity to benefit from increases in the value of FGI common stock (the "Common Stock"), through the grant of awards. FGI, by means of the Plan, seeks to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for the success of FGI and its subsidiaries.

              The awards under the Plan may be in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards and stock unit awards. The maximum aggregate number of shares of Common Stock that may be issued under all awards granted to participants under the Plan is 2,424,703 shares including approximately 123,416 shares which are restricted shares and not stock options, subject to certain adjustments as set forth in the Plan.

              On May 14, 2008, the FGI Board adopted the form of Nonqualified Stock Option Award Agreement (the "Form Award Agreement"). The Form Award Agreement outlines terms relating to stock option awards, including (i) the exercise price per share of each option granted, which shall be the fair market value of a share of the Common Stock on the date of grant (as defined in the Plan), (ii) the vesting schedule of the options granted, and (iii) acceleration provisions upon the occurrence of a change in control, termination of employment without cause or termination of employment for good reason.

              In 2009, the FGI Board granted 170,777 nonqualified stock option awards to various members of management. In addition, 813,654 shares were forfeited in 2009 by various members of management and the board of directors upon their departures. The vesting of the options occurs at various times through March 2013. For the years ended December 31, 2009 and 2008, the Company recognized $0.5 and $1.3, respectively, in expense related to these options. In addition, the Company expects to recognize approximately $1.1 in total stock compensation expense in relation to these grants through 2012.

              On August 31, 2009, the Company immediately vested 127,392 shares of the Company's former Chairman of the Board's nonqualified stock option awards and paid $0.5 to settle those vested options.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

15. Stock Compensation Plans (Continued)

              A summary of the stock option activity for the Plan for 2008 and 2009 follows:

	2008
	Number of Awards	Weighted Average Exercise Price
Awards outstanding, January 1, 2008	—	—
Granted	2,082,703	$2.55
Forfeited	(147,213)	2.55

Awards outstanding, December 31, 2008	1,935,490	$2.55

Awards vested, December 31, 2008	310,712	$2.55

Shares available for grant, December 31, 2008	365,797

	2009
	Number of Awards	Weighted Average Exercise Price
Awards outstanding, January 1, 2009	1,935,490	$2.55
Granted	170,777	3.32
Forfeited	(813,654)	2.55

Awards outstanding, December 31, 2009	1,292,613	$2.65

Awards vested, December 31, 2009	371,366	$2.55

Shares available for grant, December 31, 2009	1,008,674

              The following table summarizes information about stock options outstanding in connection with the Plan at December 31, 2009:

	Awards Outstanding			Awards Vested
Exercise Price	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$2.55	1,327,814	5.53	$2.65	371,366	$2.55

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

15. Stock Compensation Plans (Continued)

              The fair value of granted options for the Plan was estimated at the grant date using the Black-Scholes pricing model with the following assumptions and results:

Year Ended December 31,	2009	2008	2007
Expected dividend yield	—	—	N/A
Expected volatility	59%	63%	N/A
Weighted average risk-free interest rate	2.12%	3.03%	N/A
Expected holding period (in years)	5.53	6.43	N/A
Weighted average fair value of awards	$2.04	$1.58	N/A

16. Income Taxes

              The provision (benefit) for income taxes consists of the following components:

	Year Ended 2009	Year Ended 2008	Year Ended 2007
Federal:
Current	$12.3	$5.9	$1.4
Deferred	13.6	1.4	(5.2)
State:
Current	0.4	1.8	0.6
Deferred	1.9	—	(0.8)

	$28.2	$9.1	$(4.0)

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

16. Income Taxes (Continued)

              The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below as of December 31:

	2009		2008
	Current	Noncurrent	Current	Noncurrent
Deferred tax assets:
Accrued employee and retiree benefits	$6.6	$(7.6)	$3.2	$12.1
Product liabilities, deferred revenue and other liabilities	5.2	4.5	3.9	7.4
Receivables and inventory	4.3	—	0.1	—
Debt acquisition costs and debt discount amortization	—	0.1	—	1.8
Other comprehensive income (hedging)	—	—	2.9	—
Other comprehensive income (pension)	—	27.3	—	22.5
State tax credits	0.1	2.1	0.1	1.6
Net operating losses (state)	0.6	0.5	0.7	0.6

Total deferred tax assets	16.8	26.9	10.9	46.0

Valuation allowance	(0.1)	(0.2)	—	(0.1)

Net deferred tax assets	16.7	26.7	10.9	45.9

Deferred tax liabilities:
Property, plant and equipment	—	(25.7)	—	(25.5)
Intangible assets	—	(32.2)	—	(31.8)
Other comprehensive income (hedging)	(3.8)

Total deferred tax liabilities	(3.8)	(57.9)	—	(57.3)

Net deferred tax asset (liability)	$12.9	$(31.2)	$10.9	$(11.4)

              In accordance with ASC Topic 740, Income Taxes ("ASC 740"), the Company has a valuation allowance against deferred tax assets of $0.3, $0.1, and zero as of December 31, 2009, 2008, and 2007, respectively. The $0.2 and $0.1 increase in the valuation allowance for 2009 and 2008, respectively, is related to certain state tax credits that the Company does not believe will be realized before the benefits expire.

              Income tax payments were approximately $25.7, $6.8, and $0.1 for the years ended December 31, 2009, 2008 and 2007, respectively.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

16. Income Taxes (Continued)

              At December 31, 2009, 2008 and 2007, the Company has various losses, credit and other carry-forwards available to reduce future taxable income and tax thereon. The carry-forwards, as well as the related tax benefits associated with the carry-forwards, will expire as follows:

	As of December 31, 2009
Expiration	US Federal loss carry-forwards	State loss carry-forwards	Tax credit and other carry-forwards
1 – 5 years	$—	$0.3	$0.4
6 – 20 years	—	1.3	0.4
Beyond 20 years	—	—	2.7

Total	$—	$1.6	$3.5

	As of December 31, 2008
Expiration	US Federal loss carry-forwards	State loss carry-forwards	Tax credit and other carry-forwards
1 – 5 years	$—	$0.4	$0.4
6 – 20 years	—	1.5	0.1
Beyond 20 years	—	—	2.1

Total	$—	$1.9	$2.6

	As of December 31, 2007
Expiration	US Federal loss carry-forwards	State loss carry-forwards	Tax credit and other carry-forwards
1 – 5 years	$—	$0.2	$—
6 – 20 years	7.3	2.1	1.1
Beyond 20 years	—	—	2.1

Total	$7.3	$2.3	$3.2

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

16. Income Taxes (Continued)

              The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rates:

	January 1 – December 31, 2009	January 1 – December 31, 2008	January 1 – December 31, 2007
Federal statutory rate	35.0%	(35.0)%	(35.0)%
State income taxes, net of federal benefits	2.0	4.9	1.2
Permanent differences, goodwill impairment	—	78.8	—
Permanent differences, other	(0.9)	(0.4)	4.0
State tax credits, net of federal benefits	(0.6)	0.1	(0.1)
State net operating loss	0.2	1.2	(2.0)
Federal tax credits	(1.7)	(5.2)	—
Other	—	3.2	0.9

Effective income tax rate	34.0%	47.6%	(31.0)%

              A reconciliation of the change in gross unrecognized tax benefits for the periods ended December 31 for the respective years are as follows:

Gross Unrecognized Tax Benefits	2009	2008	2007
Balance January 1,	$5.6	$1.2	$1.2
Gross increases/(decreases) in unrecognized benefits taken during prior period (predecessor)	(0.1)	4.4	—
Gross increases/(decreases) in unrecognized benefits taken during current period	(2.6)	—	—
Gross decreases because of settlement	(0.1)	—	—
Gross decreases because of lapse in applicable statute of limitations	(0.1)	—	—

Balance December 31,	$2.7	$5.6	$1.2

              The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company recognized an immaterial amount of expense associated with interest and penalties for the years ended December 31, 2009, 2008 and 2007. The Company had approximately $1.1, $0.9, and, $0.7 accrued for interest/penalties at December 31, 2009, 2008, and 2007, respectively.

              Of the amount of gross unrecognized tax benefits at the end of 2009, approximately $2.2 would, if recognized, impact our effective tax rate, with the remaining amount comprised of unrecognized tax benefits related to gross temporary differences. We expect that our unrecognized tax benefits could decrease up to $0.3 over the next 12 months as statutes of limitation close.

              The Company files a consolidated U.S. federal income tax return as well as separate and combined income tax returns in numerous states. The Internal Revenue Service has completed an examination of the 2007 tax year; otherwise the 2006 and subsequent years remain subject to IRS and other examination by the major tax jurisdictions in which we file. The Company is subject to ongoing audits by various state tax authorities. Depending on the outcome of these audits, the Company may be

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

16. Income Taxes (Continued)

required to pay additional taxes. However, the Company does not believe that any additional taxes and related interest or penalties would have a material impact on the Company's financial position, results of operations or cash flow.

17. Retiree Benefits

Defined Benefit Pension Plans:

              As a result of the RACI and Marlin Acquisitions, the Company sponsors two defined benefit pension plans (the "DB Plans") and a supplemental defined benefit pension plan (the "SERP") for certain of its employees. For disclosure purposes, the DB Plans and the SERP have been combined and are collectively referred to as the "Plans". Vested employees who retire will receive an annual benefit equal to a specified amount per month per year of credited service, as defined by the Plans.

Pension Curtailment:

              As part of the collective bargaining agreement reached on October 26, 2007, with a portion of the Remington workforce in Ilion, New York, an amendment was made to the defined benefit plan associated with that group for certain of our hourly union paid employees to be effective January 1, 2008 (the "2007 Amendment"). In addition, on October 9, 2006, Remington's Board of Directors approved amendments to the Remington defined benefit plan and the SERP for certain of our salaried employees and non union hourly employees (the "2006 Amendments") also to be effective January 1, 2008. The remaining defined benefit plan, acquired as part of the Marlin Acquisition, had certain amendments made prior to the Marlin Acquisition related to future benefits. As a result of the amendments made to the Plans, all future benefits were frozen as of January 1, 2008. For service accrued up to January 1, 2008, the pension calculations did not change. The amendments resulted in the Company recognizing curtailment gains of $6.4 in 2007.

Results at December 31, 2009:

              The following provides a reconciliation of benefit obligations, plan assets and funded status of the Plans:

Change in Benefit Obligation:

	2009	2008
Benefit Obligation at Beginning of Period	$210.6	$180.1
Impact of Marlin Acquisition	—	14.9
Service Cost	—	—
Interest Cost	12.8	11.4
Actuarial Assumption Changes	10.5	2.3
Actuarial (Gain)/Loss	3.5	12.1
Benefits Paid	(11.1)	(10.2)

Benefit Obligation at End of Period	$226.4	$210.6

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

17. Retiree Benefits (Continued)

Change in Plan Assets:

	2009	2008
Fair Value of Plan Assets at Beginning of Period	$144.0	$151.8
Impact of Marlin Acquisition	—	12.6
Actual Return on Plan Assets	10.6	(25.6)
Employer Contributions	56.1	15.9
Expenses	(0.1)	(0.5)
Benefits Paid	(11.1)	(10.2)

Fair Value of Plan Assets at End of Period	$199.5	$144.0

	2009	2008
Funded Status	$(26.9)	$(66.7)
Unamortized Prior Service Cost	—	—
Unrecognized Net Actuarial Loss	—	—

Net amount recognized in the balance sheet	$(26.9)	$(66.7)

Amounts recognized in the balance sheet as of:

	2009	2008
Accrued Benefit Liability	$(26.9)	$(66.7)
Accumulated other comprehensive income	7.6	31.4
Deferred Tax Assets	4.7	19.2

Net Amount Recognized	$(14.6)	$(16.1)

              The accrued benefit liability is recorded on the consolidated balance sheet in the "Retiree Benefits, net of Current Portion," as well as in the "Other Accrued Liabilities" line item as described in Note 10.

              Following is certain information about our pension plans that have accumulated benefit obligations in excess of the fair value of their plan assets as of:

	2009	2008
Projected benefit obligation	$210.6	$195.7
Impact of Marlin Acquisition	—	14.9
Accumulated benefit obligation	210.6	210.6
Fair value of plan assets	199.5	144.0

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

17. Retiree Benefits (Continued)

Components of Net Periodic Pension Cost:

	2009	2008	June 1 – December 31, 2007
Service Cost	$—	$—	$2.9
Interest Cost	12.8	11.4	6.3
Return on Assets	(13.7)	(13.4)	(6.7)
Amortization of Prior Service Cost	—	—	—
Recognized Net Actuarial Loss	5.9	1.7	0.9

Net Periodic Pension (Benefit)/Cost	5.0	(0.3)	3.4
Curtailment Gain	—	—	(6.4)

Total Cost	$5.0	$(0.3)	$(3.0)

	2009	2008	2007
Weighted average assumptions used to determine net periodic benefit cost:
Discount Rate	6.25%	6.00%	6.25%
Expected Long-Term Return on Plan Assets	8.00	8.00	8.00
Rate of Compensation Increase*	N/A	N/A	4.00

	2009	2008	2007
Weighted average assumptions used to determine benefit obligations at December 31:
Discount Rate	5.80%	6.25%	6.00%
Rate of Compensation Increase*	N/A	N/A	4.00

    *
    The rate of Compensation Increases in the above tables is not applicable in 2008 or 2009 due to the freezing of the benefit plans.

              Our policy is to review the pension assumptions annually. Pension benefit income or expense is determined using assumptions as of the beginning of the year, while the funded status is determined using assumptions as of the end of the year. The assumptions are determined by management and established at the respective balance sheet date using the following principles: (1) The expected long-term rate of return on plan assets is established based upon historical actual asset returns and the expectations of asset returns over the expected period to fund participant benefits based on the current investment mix of the Plans; (2) The discount rate is set based on the yield of high quality fixed income investments expected to be available in the future when cash flows are paid, adjusted for company specific characteristics; and (3) The rate of increase in compensation levels is established based on management's expectations of current and foreseeable future increases in total eligible compensation, while maintaining a consistent inflation component for all economic assumptions. In addition, management considers advice from independent actuaries on each of these three assumptions.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

17. Retiree Benefits (Continued)

Plan Assets

              Our investment strategy for Plans' assets is based on the long-term growth of principal while attempting to mitigate overall risk to ensure that funds are available to pay benefit obligations. The Plans have adopted a strategic asset allocation designed to meet the Plans' long-term obligations. The Plans' target asset allocation are 14.0% domestic equity funds, 6.0% international equity funds, 10.0% fixed income funds, 40.0% of alternative investments, 25.0% in an LDI program, and 5.0% of cash and cash equivalents. Domestic equity funds primarily include investments in large-cap and middle-cap companies located with the United States. International equity funds primarily include large-cap, middle-cap, and small-cap companies located in developed and emerging countries. Fixed income funds include corporate bonds and U.S. Treasuries. Alternative investments include hedge funds that follow different strategies that are not currently subject to any direct regulation by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other federal regulating commissions. Allowable investment structures include mutual funds, separate accounts, commingled funds, and collective trust funds. Prohibited investments are defined as commodities, private placements, and derivative instruments used solely for leverage.

              The following table presents the fair value of major categories of the Plans' assets based on the level within the fair value hierarchy:

	Fair value measurements at December 31, 2009 using:
		Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Total	Level 1	Level 2	Level 3
Asset Category:
Cash	$64.8	$64.8
Domestic equity securities(a):
U.S. large-cap blend	2.8	2.8
U.S. middle-cap blend	1.0	1.0
U.S. small-cap blend	0.4	0.4
International equity securities:
Emerging markets growth(b)	0.3		$0.3
International large-cap value(c)	1.4	1.4
Domestic fixed income securities:
Corporate bonds(d)	7.9		7.9
U.S. Treasuries(e)	66.1	66.1
Private equity funds:
Equity hedge funds(f)	15.0			$15.0
Event driven funds(g)	19.3			19.3
Relative value funds(h)	5.2			5.2
Tactical trading funds(i)	5.0			5.0
Total:	$189.2	$136.5	$8.2	$44.5

(a)
This category comprises equity funds that are professionally managed by independent investment management companies. Securities within these funds are actively traded on U.S. security exchanges.

(b)
These equity funds consist of index funds that are similar to international index funds that are actively traded.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

17. Retiree Benefits (Continued)

(c)
This category comprises equity funds that are professionally managed by independent investment management companies. Securities within these funds are actively traded on international security exchanges.

(d)
This category comprises investment grade bonds of U.S. issuers from multiple industries. Maturities within these funds range between 1 to 20 years with bond ratings ranging from AAA to ABB.

(e)
This category comprises U.S Treasury Bills and Notes. Maturities within these funds range between 3 months to 20 years.

(f)
This category comprises hedge funds that invest in both long and short positions in domestic common stocks. These funds are professionally managed by independent investment management companies who have the ability to switch from value to growth strategies. These funds invest in large-cap, middle-cap, and small-cap companies.

(g)
This category comprises hedge funds that invest in both credit and debt related positions in international common stocks which may not be actively traded on international security exchanges. These funds are professionally managed by independent investment management companies who have the ability to switch from a debt focus to multi-strategy focus.

(h)
This category of funds invests in convertible arbitrage which seeks growth. These funds are professionally managed by independent investment management companies by engaging in mergers and acquisitions.

(i)
This category invests in strategies that speculate on the direction of market prices of currencies, commodities, equities and or bonds. These funds are professionally managed by independent investment management companies.

              The following table reconciles the beginning and ending balances of plan assets using significant unobservable inputs (Level 3) within the fair value hierarchy:

	Equity Hedge Funds	Event Driven Funds	Relative Value Funds	Tactical Trading Hedge Funds
Balance as of December 31, 2008:	$—	$14.0	$—	$—
Actual return on plan assets
Relating to assets still held as of December 31, 2009	—	1.5	0.2	—
Relating to assets sold during the year:	—	—	—	—
Purchases, sales, and settlements	15.0	3.8	5.0	5.0
Transfers in and out of Level 3	—	—	—	—

Balance as of December 31, 2009:	$15.0	$19.3	$5.2	$5.0

Anticipated Contributions:

              The Company expects to make aggregate cash contributions of approximately $0.6 to the Plans during the year ending December 31, 2010.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

17. Retiree Benefits (Continued)

              Estimated Future Benefit Payments—Following is a summary, as of December 31, 2009, of the estimated future benefit payments from the Plans to our retirees in each of the next five years and in the aggregate for five years thereafter.

Year	Amount
2010	$12.0
2011	12.6
2012	13.3
2013	14.0
2014	14.5
2015 – 2019	80.1

Total	$146.5

Savings Plans:

              The Company sponsors five defined contribution plans covering substantially all of its employees. A sixth defined contribution plan is outsourced to a multi-employer plan. Each of the individual plans contains various matching provisions ranging from 2% to 4% of base compensation. In addition, vesting of these matching contributions ranges from immediate to six years. The Company's matching expense to these plans was $3.5, $3.4, and $1.3 for the years ended December 31, 2009, 2008, and 2007, respectively.

Postretirement Benefit Plan:

              The Company sponsors two unfunded postretirement defined benefit plans which provide certain employees and their eligible dependents and beneficiaries with retiree health and welfare benefits. The Marlin defined benefit postretirement healthcare plan (the "Marlin Postretirement Plan") covers certain employees from the Marlin Acquisition who have 17 years of service at retirement. The Marlin Postretirement Plan is a contributory plan for which certain of Marlin retirees and their spouses are eligible. The Company's contribution is limited to a specified amount per month per retiree employee or retiree spouse, as defined by the Marlin Postretirement Plan.

              The Remington defined benefit postretirement healthcare plan (the "Remington Postretirement Plan") covers certain eligible employees and their spouses from the RACI Acquisition. The Remington Postretirement Plan provides retirees and their eligible spouses postretirement medical benefits until age 65 and then provides a monthly supplement based on years of service as defined by the Remington Postretirement Plan.

              In 2007, the RACI Acquisition resulted in a new basis for the value of the Remington Postretirement Plan. Accordingly, the Company decreased its estimated liability to equal the estimated projected benefit obligation in connection with applying the purchase method of accounting. This resulted in decreasing the liability for the plan by $9.5.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

17. Retiree Benefits (Continued)

              The following tables include amounts for all unfunded postretirement benefit plans unless noted otherwise:

Change in Benefit Obligation:

	2009	2008
Benefit Obligation at Beginning of Year	$19.1	$15.2
Impact of Marlin Acquisition	—	4.7
Service Cost	0.5	0.5
Interest Cost	1.2	1.2
Participant Contributions	0.3	0.2
Actuarial Gain (Loss)	0.8	(1.7)
Benefits Paid	(0.9)	(1.0)

Benefit Obligation at End of Year	$21.0	$19.1

Accrued Benefit Cost:

	2009	2008
Unfunded Status	$(19.9)	$(19.1)
Unrecognized Net Actuarial Loss (Gain)	(1.9)	(0.2)
Employer Contributions	0.3	0.3
Unrecognized Prior Service Cost	—	—

Accrued Postretirement Benefit Obligation	$(21.5)	$(19.0)

              The accrued postretirement benefit obligation is recorded on the consolidated balance sheet in the "Retiree Benefits, net of Current Portion" line.

Components of Net Periodic Benefit Cost for the periods:

	2009	2008	2007
Service Cost	$0.5	$0.5	$0.3
Interest Cost	1.2	1.2	0.5
Net Amortization and Deferral	(0.3)	—	(0.8)

Net Periodic Benefit Cost	$1.4	$1.7	$0.0

Weighted average assumptions used to determine net periodic benefit cost for periods ended:

	2009	2008
Discount Rate	6.25%	6.00%
Rate of compensation increase	4.00%	4.00%

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

17. Retiree Benefits (Continued)

Assumed Healthcare cost trend rates at December 31:

	2009	2008
Healthcare cost trend rate assumed for next year	10.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.05%	4.50%
Year that the rate reaches the ultimate trend rate	2014	2013

Weighted average assumptions used to determine benefit obligations at:

	2009	2008
Discount Rate	5.80%	6.25%
Rate of compensation increase	4.00%	4.00%

              Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost	$—	$—
Effect on accumulated postretirement benefit obligation	0.3	(0.3)

              Estimated Future Benefit Payments—Following is a summary, as of December 31, 2009, of the estimated future benefit payments for our postretirement benefit plan in each of the next five years and in the aggregate for five years thereafter.

2010	$1.2
2011	1.4
2012	1.5
2013	1.6
2014	1.8
Years 2015 – 2019	9.2

              Amounts recognized in accumulated other comprehensive income (loss) for all plans consisted of $7.6, $31.4, and $5.4 at December 31, 2009, 2008 and 2007, respectively. The estimated net loss for the postretirement benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next year is $5.3.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

18. Leases

              Future minimum lease payments under capital leases and noncancellable operating leases with at least 12 months remaining, together with the present value of the net minimum capital lease payments at December 31, 2009, are as follows:

	Capital Leases	Operating Leases
Minimum Lease Payments for Years Ending December 31:
2010	$0.8	$1.8
2011	0.4	1.8
2012	0.2	1.7
2013	—	1.7
2014	0.1	1.5
Thereafter	—	1.1

Total Minimum Lease Payments	1.5	$9.6

Less: Amount representing interest	0.1

Present Value of Net Minimum Lease Payments	$1.4

              Rental expenses for operating leases for the periods ended December 31, 2009, 2008, and 2007 were $2.3, $2.0, and $1.1, respectively.

19. Related Party Transactions

              The Company paid Meritage Capital Advisors, LLC ("Meritage") fees totaling $2.8, $0.2, and $2.3 in 2009, 2008, and 2007, respectively, in connection with transaction advisory services, including the issuance of our Notes in 2009. A member of the Company's Board of Directors is a managing director of Meritage.

              The Company paid Cerberus Partners fees totaling $1.6, $1.5, and $0.5 in 2009, 2008 and 2007, respectively, for consulting services provided in connection with improving operations. Cerberus Partners is an affiliated entity of Cerberus. Cerberus owns over 95% of FGI.

              The Company paid other fees for relocation services totaling approximately $0.6 and $0.3 and provided certain products totaling approximately $.1 and $0.1 to other entities affiliated through common ownership in 2009 and 2008, respectively.

              The Company paid less than $0.1 and $0.1 in 2009 and 2008 in connection with certain operating leases to an entity where the owner is an employee of the Company.

              The Company paid a former director of the Company approximately $0.3 and $0.1 for consulting services in 2009 and 2008. The consulting agreement did not exist prior to 2008.

              The Company paid less than $0.1 in 2009 in connection with a building lease to an entity owned by an employee of the Company.

              The Company paid $2.2 plus out-of-pocket expenses in 2009 related to the issuance of our Notes to a company in which one of our board members is a managing director. In addition, the

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

19. Related Party Transactions (Continued)

Company paid $0.6 plus out-of-pocket expenses in 2009 related to the issuance of our Notes to a second company in which another of our board members is a managing director.

20. Commitments and Contingencies

Purchase Commitments

              The Company has various purchase commitments, approximating $4.7, $0.7 and $0.3 for 2010, 2011 and 2012, respectively, for services incidental to the ordinary conduct of business, including, among other things, a services contract with its third party warehouse provider. Such commitments are not at prices in excess of current market prices. Included in the purchase commitment amounts are the Company's purchase contracts with certain raw materials suppliers, for periods ranging from one to seven years, some of which contain firm commitments to purchase minimum specified quantities.

Product Liability Litigation

              Remington entered into an Asset Purchase Agreement (the "1993 Purchase Agreement") with E.I. DuPont Nemours & Company ("DuPont") and its affiliates (collectively, the "1993 Sellers") in 1993 (the "1993 Asset Purchase"). As a result of this agreement and other contractual arrangements, the Company manages the joint defense of product liability litigation involving Remington brand firearms and the Company's ammunition products for both Remington and the 1993 Sellers. As of December 31, 2008, approximately 19 individual bodily injury cases and claims were pending, primarily alleging defective product design, defective manufacture and/or failure to provide adequate warnings; some of these cases seek punitive as well as compensatory damages. The Company has previously disposed of a number of other cases involving post-1993 Asset Purchase occurrences by settlement. The 19 pending cases involve post-1993 Asset Purchase occurrences for which the Company bears responsibility under the 1993 Purchase Agreement.

              The relief sought in individual cases includes compensatory and, sometimes, punitive damages. Certain of the claims and cases seek unspecified compensatory and/or punitive damages. In others, compensatory damages sought may range from less than $0.1 to in excess of $1.0 and punitive damages sought may exceed $1.0. Of the individual post-1993 Asset Purchase bodily injury cases and claims pending as of December 31, 2009, the plaintiffs and claimants seek either compensatory and/or punitive damages in unspecified amounts or in amounts within these general ranges. In the Company's experience, initial demands do not generally bear a reasonable relationship to the facts and circumstances of a particular matter, and in any event, are typically reduced significantly as a case proceeds. The Company believes that its accruals for product liability cases and claims, as described below, are a reasonable quantitative measure of the cost to it of product liability cases and claims.

              At December 31, 2009 and 2008, the Company's accrual for product liability cases and claims was $13.2 and $13.4, respectively. The amount of the Company's accrual for product liability cases and claims is based upon estimates developed as follows. The Company establishes reserves for anticipated defense and disposition costs of those pending cases and claims for which it is financially responsible. Based on those estimates and an actuarial analysis of actual defense and disposition costs incurred by the Company with respect to product liability cases and claims in recent years, the Company determines the estimated defense and disposition costs for unasserted product liability cases and claims.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

20. Commitments and Contingencies (Continued)

The Company combines the estimated defense and disposition costs for both pending and unasserted cases and claims to determine the amount of the Company's accrual for product liability cases and claims. It is reasonably possible additional experience could result in further increases or decreases in the period in which such information is made available. The Company believes that its accruals for losses relating to such cases and claims are adequate. The Company's accruals for losses relating to product liability cases and claims include accruals for all probable losses the amount of which can be reasonably estimated. Based on the relevant circumstances (including the current availability of insurance for personal injury and property damage with respect to cases and claims involving occurrences arising after the 1993 Asset Purchase, the Company's accruals for the uninsured costs of such cases and claims and the 1993 Sellers' agreement to be responsible for a portion of certain post-1993 Asset Purchase shotgun-related product liability costs, as well as the type of firearms products that the Company makes), the Company does not believe with respect to product liability cases and claims that any probable loss exceeding amounts already recognized through the Company's accruals has been incurred. However, it is reasonably possible that a significant shift in the litigation environment or deterioration in our loss development experience could result in additional expense estimated to be up to $4.4 million, based on an actuarial analysis.

Municipal Litigation

              In addition to these individual cases, as a manufacturer of shotguns and rifles, the Company, through Remington and BFI, has been named previously in several actions brought by various municipalities, primarily against manufacturers, distributors and sellers of handguns. However, the Company or its subsidiaries are not a defendant in any pending municipal litigation.

              A majority of states have enacted some limitation on the ability of local governments to file such lawsuits against firearms manufacturers. In addition, similar legislation limiting such lawsuits on a federal level has been proposed in both houses of Congress, most recently by the House of Representatives on October 20, 2005 and the Protection of Lawful Commerce in Arms Act was adopted in October 2005. However, the applicability of the law to various types of governmental and private lawsuits has been challenged in both state and federal courts.

Litigation Outlook

              The Company is involved in lawsuits, claims, investigations and proceedings, including commercial, environmental and employment matters, which arise in the ordinary course of business. The Company does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company's financial position, results of operations or cash flows.

Environmental

              The Company does not expect current environmental regulations to have a material adverse effect on its financial condition, results of operations or cash flows. However, the Company's liability for future environmental remediation costs is subject to considerable uncertainty due to the complex, ongoing and evolving process of identifying the necessity for, and generating cost estimates for, remedial work. Furthermore, there can be no assurance that environmental regulations will not become more restrictive in the future. The Company has not identified any loss contingencies with respect to

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

20. Commitments and Contingencies (Continued)

environmental remediation costs the realization of which the Company believes to be reasonably possible.

21. Derivatives

              The Company purchases copper and lead options contracts to hedge against price fluctuations of anticipated commodity purchases. The options contracts are intended to limit the unfavorable effect that cost increases will have on these metal purchases.

              In accordance with the provisions of FASB ASC 815 "Derivatives", commodity contracts are designated as cash flow hedges, with the fair value of these financial instruments recorded in prepaid expenses and other current assets and in other noncurrent assets, changes in fair value recorded in accumulated other comprehensive income, and net gains/losses reclassified to cost of sales based upon inventory turnover, indicating consumption and sale of the underlying commodity in the Company's products. Cash flows from the purchase and exercise of commodity contracts are classified as cash flows from operating activities on the Consolidated Statements of Cash Flows.

              At December 31, 2009, the fair value of the Company's outstanding derivative contracts relating to firm commitments and anticipated consumption (aggregate notional amount of 25.6 million pounds of copper and lead) up to the year ended from such date was $11.1 as determined with the assistance of the Company's commodity counterparty. At December 31, 2008, the fair value of the Company's outstanding derivative contracts relating to firm commitments and anticipated consumption (aggregate notional amount of 31.0 million pounds of copper and lead) up to the year ended from such date was $0.8 as determined with the assistance of the Company's commodity counterparty. The volatility of the commodity costs the Company has experienced to date has affected results of operations for the years ended December 31, 2009, 2008, and 2007. The Company believes that further significant changes in commodity costs could have a future material impact on the consolidated financial position, results of operations, and cash flows of the Company.

              Based on current market prices, approximately $3.7 (net of income taxes) of the gain included in the balance of accumulated other comprehensive income is expected to transfer into earnings within the next twelve months. Hedged contracts are expected to mature by December 2010.

	Fair Values of Derivatives Instruments as of
	December 31, 2009		December 31, 2008
Derivatives designated as hedging instruments under FASB ASC 815	Balance Sheet	Fair Value	Balance Sheet	Fair Value
Commodity Contracts	Prepaid and Other Current Assets	$11.1	Prepaid and Other Current Assets	$0.8
	Other Noncurrent Assets	—	Other Noncurrent Assets	—

Interest Rate Swaps	N/A	N/A	Other Accrued Liabilities	$0.3
	N/A	N/A	Other Long-Term Liabilities	$0.4

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

21. Derivatives (Continued)

Derivatives in FASB ASC 815 Net Investment Hedging Relationships	Amt of Gain (Loss) (net of tax) Recognized in OCI on Derivative (Effective Portion) and recorded in Prepaid Expenses and Other Current Assets at Fair Value for the year ended December 31, 2009	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion) for the year ended December 31, 2009	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain (net of tax) or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing) for the year ended December 31, 2009
Commodity Contracts	$7.2	Cost of Sales	$(3.7)	N/A	N/A
Interest Rate Swaps	N/A	N/A	N/A	Interest Expense	$0.3

Derivatives in FASB ASC 815 Net Investment Hedging Relationships	Amt of Gain (Loss) (net of tax) Recognized in OCI on Derivative (Effective Portion) and recorded in Prepaid Expenses and Other Current Assets at Fair Value for the year ended December 31, 2008	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion) for the year ended December 31, 2008	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain (net of tax) or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing) for the year ended December 31, 2008
Commodity Contracts	$(3.6)	Cost of Sales	$0.9	N/A	N/A
Interest Rate Swaps	N/A	N/A	N/A	Interest Expense	$0.3

Derivatives in FASB ASC 815 Net Investment Hedging Relationships	Amt of Gain (Loss) (net of tax) Recognized in OCI on Derivative (Effective Portion) and recorded in Prepaid Expenses and Other Current Assets at Fair Value for the year ended December 31, 2007	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion) for the year ended December 31, 2007	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain (net of tax) or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing) for the year ended December 31, 2007
Commodity Contracts	$0.8	Cost of Sales	$1.1	N/A	N/A
Interest Rate Swaps	N/A	N/A	N/A	Interest Expense	$(0.4)

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

21. Derivatives (Continued)

              Prior to the Refinancings as discussed in Note 12 above, the Company entered into interest rate swap agreements for the purpose of hedging against the risk of interest rate increases on the related variable rate debt and not for the purpose of holding the swap instruments for trading. These agreements were terminated on July 28, 2009. The interest rate swap agreements, which were derivative financial instruments, were classified as cash flow hedges. The Company accounted for these derivative financial instruments in accordance with FASB ASC 815. Accordingly, the derivative financial instruments were reflected on the balance sheet at fair value. However, as the interest rate swaps did not meet specific hedge accounting criteria as cash flow hedges, the change in fair value over the periods covered was reflected in interest expense. The change in fair value of the interest rate swaps of $0.3, $0.2, and $0.4 for the years ended December 31, 2009 and 2008, 2007, respectively, have been recorded as interest expense

              At December 31, 2008, the fair value of the interest rate swaps was a liability of $0.7 of which $0.3 and $0.4 was included in short-term and long-term liabilities, respectively.

22. Segment Information

              The Company identifies its reportable segments in accordance with FASB ASC 280 "Segment Reporting". Based upon the guidance's criteria and thresholds for determining segments, the Company's business is classified into two reportable segments: Firearms, which is an aggregation of the operating segments that designs, manufactures, imports and markets primarily sporting shotguns, rifles and modular firearms; and Ammunition, which designs, manufactures and markets sporting ammunition and ammunition reloading components. The remaining operating segments, which include accessories and other gun-related products, the manufacture and marketing of clay targets (which was sold in October 2009) and powder metal products, licensed products, technology products and apparel are combined into our All Other reporting segment. Other reconciling items include corporate and other assets not allocated to the individual segments. The Firearms reporting segment is comprised of an aggregation of the operating segments devoted to the chief operating decision makers are a group of executive officers.

              Although the Company reports its financial results in accordance with U.S. GAAP, the Company primarily evaluates the performance of its segments and allocates resources to them based on the non-GAAP financial measure "Management EBITDA," which is unaudited. Management EBITDA differs from the term "EBITDA" as it is commonly used, and is substantially similar to the measure "Adjusted EBITDA" that is used in certain of the Company's debt agreements. In addition to adjusting net income (loss) to exclude income taxes, interest expense, and depreciation and amortization, Management EBITDA also adjusts net income (loss) by excluding items or expenses not typically excluded in the calculation of "EBITDA", such as noncash items, gain or loss on asset sales or write-offs, extraordinary, unusual or nonrecurring items.

              In managing the Company's business, the Company utilizes Management EBITDA to evaluate performance of the Company's business segments and allocate resources to those business segments.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

22. Segment Information (Continued)

The Company believes that Management EBITDA provides useful supplemental information to investors and enables investors to analyze the results of operations in a similar way as management.

For the Years Ended December 31,	2009	2008	2007
Net Sales:
Firearms	$508.1	$426.6	$201.6
Ammunition	321.6	275.9	169.3
All Other	19.0	20.0	14.0

Consolidated Net Sales	$848.7	$722.5	$384.9

              Net sales from customers outside of the United States were $88.7, $97.3, and $47.8 for the years ended 2009, 2008, and 2007, respectively.

For the Years Ended December 31,	2009	2008	2007
Management EBITDA:
Firearms	$83.4	$58.9	$35.7
Ammunition	80.9	43.3	17.4
All Other	0.2	3.4	2.3
Other Reconciling Items	(8.0)	(4.2)	(4.8)

Management EBITDA	$156.5	$101.4	$50.6

	December 31, 2009	December 31, 2008	December 31, 2007
Assets:
Firearms	$277.0	$339.7	$294.0
Ammunition	186.5	156.7	162.1
All Other	38.5	41.6	37.2
Other Reconciling Items	184.9	134.9	135.0

Consolidated Assets	$686.9	$672.9	$628.3

	January 1 – December 31, 2009	January 1 – December 31, 2008	January 1 – December 31, 2007
Gross Capital Expenditures:
Firearms	$7.0	$10.2	$4.6
Ammunition	3.8	4.9	2.6
All Other	0.1	0.1	—
Other Reconciling Items	3.2	3.2	1.2

Consolidated Gross Capital Expenditures	$14.1	$18.4	$8.4

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

22. Segment Information (Continued)

              The following table illustrates the calculation of Management EBITDA, by reconciling Net Income (Loss) to Management EBITDA:

For the Years Ended December 31,	2009	2008	2007
Adjustments to Reconcile GAAP Net Income (Loss) to Management EBITDA:
Net Income (Loss)	$54.4	$(28.6)	$(9.0)
Equity in Losses of Unconsolidated Joint Venture	0.2	—	—
Depreciation	16.9	16.4	8.7
Interest(A)	29.8	30.8	21.2
Intangibles Amortization	6.2	6.7	3.0
Other Noncash Charges(B)	5.9	3.5	(6.0)
Nonrecurring Charges(C)	14.9	16.1	36.7
Impairment Charges	—	47.4	—
Income Tax Expense	28.2	9.1	(4.0)

Management EBITDA	$156.5	$101.4	$50.6

(A)
Interest expense includes amortization expense of deferred financing costs and amortization associated with the premiums and discounts recorded on the Notes. Amortization expense of deferred financing costs was $4.7, $1.6, and $1.0 for the years ended December 31, 2009 and 2008 and the seven month period ended December 31, 2007, respectively. Amortization associated with the Notes premiums and discounts was $0.8, $1.0, and $0.6 for the years ended December 31, 2009 and 2008, and the seven month period ended December 31, 2007, respectively.

(B)
Other Non-cash Charges consist of the following:

Other Non-cash Charges:	2009	2008	2007
Retiree Benefits	$2.0	$1.4	$0.3
Pension Curtailment Gain	—	—	(6.4)
Stock Option Compensation Expense	0.6	1.4	0.1
Loss on Disposal of Assets	1.1	0.7	—
Loss on Extinguishment of Debt	2.1	—	—
Other	0.1	—

Total Non-cash Charge Items	$5.9	$3.5	$(6.0)

(C)
Nonrecurring items are comprised of the items listed in the table below:

Nonrecurring Items:	2009	2008	2007
Restructuring and Integration Expenses	$0.1	$4.9	$3.5
Purchase Accounting	—	6.1	31.8
Write off of Inventory	3.4	3.1	—
Product Safety Notice	6.6	—	—
Gain on Sale of Investment	—	(1.4)	—
Gain on Bargain Purchase	(0.7)	—	—
Certain Employee Separation Benefits	4.7	1.6	0.2
Other Fees and Transaction Costs	0.8	1.8	1.2

Total Nonrecurring Items	$14.9	$16.1	$36.7

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

22. Segment Information (Continued)

Geographic Information:

              Foreign sales accounted for approximately 10.4% in 2009, 13.5% in 2008, and 12.4% in 2007 of total net sales. There were $20.9, $27.1 and $21.1 of net sales to Canada in 2009, 2008 and 2007, respectively. The Company's sales personnel and manufacturer's sales representatives market to foreign distributors generally on a nonexclusive basis and for a one-year term. At December 31, 2009, long-lived assets with a carrying value of $0.2 were maintained outside of the United States. At December 31, 2008 and 2007, all long-lived assets were located domestically.

23. Subsequent Events

              Subsequent events have been evaluated through March 23, 2010, which is the date the financial statements were available to be issued.

24. Quarterly Financial Data

	(Unaudited)
Year ended December 31, 2009	First	Second	Third	Fourth
Net Sales	$192.2	$235.1	$235.7	$185.7
Gross Profit	59.5	85.4	81.1	56.0
Net (Loss) Income Attributable to Controlling Interest(1)	13.2	19.8	15.1	6.3

2008	First	Second	Third	Fourth
Net Sales	$152.5	$164.3	$204.1	$201.6
Gross Profit	38.8	48.2	52.9	58.2
Net (Loss) Income Attributable to Controlling Interest(2)	0.4	3.2	5.1	(37.3)

(1)
Product safety warning charges of $6.6 were recorded in the second quarter of 2009—See Note 21. A charge on the extinguishment of debt for $2.1 related to the Refinancings was recorded in the third quarter of 2009—See Note 12.

(2)
Impairment charges of $47.4 related to goodwill and trademarks were recorded in the fourth quarter of 2008—See Note 4.

Freedom Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Dollars in Millions, Except Share and Per Share Data)

	Unaudited		Unaudited
	March 31, 2010	December 31, 2009	March 31, 2009
ASSETS
Current Assets
Cash and Cash Equivalents	$24.8	$60.2	$96.3
Accounts Receivable Trade—net	115.0	92.5	121.3
Inventories—net	130.9	108.8	123.0
Supplies Inventory—net	6.7	6.5	6.2
Prepaid Expenses and Other Current Assets	19.2	35.2	17.0
Assets Held for Sale	2.5	1.9	1.9
Deferred Tax Assets	9.2	12.9	8.6

Total Current Assets	308.3	318.0	374.3
Property, Plant and Equipment—net	117.9	121.2	118.3
Goodwill	77.4	97.2	66.4
Intangible Assets—net	130.0	114.2	117.0
Debt Issuance Costs—net	18.6	19.4	4.3
Other Noncurrent Assets	16.2	16.9	15.0

Total Assets	$668.4	$686.9	$695.3

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	55.9	52.2	54.5
Book Overdraft	3.0	—	—
Short-Term Debt	—	—	2.3
Current Portion of Long-Term Debt	0.7	0.7	19.1
Current Portion of Product Liability	3.6	2.8	2.8
Income Taxes Payable	—	—	4.7
Other Accrued Liabilities	58.5	87.5	52.8

Total Current Liabilities	121.7	143.2	136.2
Long-Term Debt, net of Current Portion	275.8	276.0	312.1
Retiree Benefits, net of Current Portion	48.2	46.8	84.7
Product Liability, net of Current Portion	10.4	10.4	11.1
Deferred Tax Liabilities	29.7	31.2	11.9
Other Long-Term Liabilities	13.5	12.4	13.5

Total Liabilities	499.3	520.0	569.5

Commitments and Contingencies (Note 13)
Preferred Stock, $0.01 par value, 20,000,000 shares authorized, of which 19,000,000 shares are designated as Series A preferred, aggregate liquidation preference of $244.2 $238.2, and $222.8, as of March 31, 2010, December 31, 2009, and March 31, 2009, respectively	244.2	238.2	222.8

Total Mezzanine Equity	244.2	238.2	222.8

Common Stock, $.01 par value, 20,000,000 shares authorized, of which 16,673,920 were issued and 16,439,186 outstanding at March 31, 2010 and December 31, 2009; and 16,673,920 issued and outstanding at March 31, 2009	0.2	0.2	0.2
Less: Treasury Stock	(0.6)	(0.6)	—
Paid-in Capital	—	—	—
Accumulated Other Comprehensive Loss	(41.8)	(38.3)	(39.7)
Accumulated Equity (Deficit)	(32.5)	(32.3)	(57.4)

Total Parent's Equity (Deficit)	(74.7)	(71.0)	(96.9)
Noncontrolling Interest Equity	(0.4)	(0.3)	(0.1)

Total Stockholders' Equity (Deficit)	(75.1)	(71.3)	(97.0)

Total Liabilities, Mezzanine Equity and Stockholders' Equity	$668.4	$686.9	$695.3

The accompanying notes are an integral part of these consolidated financial statements.

Freedom Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Dollars in Millions, Except Share and Per Share Data)

(Unaudited)

	For the three months ended March 31,	For the three months ended March 31,
	2010	2009
Net Sales	$174.2	$192.2
Cost of Goods Sold	115.3	132.7

Gross Profit	58.9	59.5
Selling, General and Administrative Expenses	35.8	31.9
Research and Development Expenses	3.8	2.3
Impairment Charges	0.4	—
Other Expense (Income)	2.3	(2.0)

Operating Income	16.6	27.3
Interest Expense	8.0	7.1

Income from Continuing Operations before Taxes, Equity in Losses from Unconsolidated Joint Venture and Noncontrolling Interest in Consolidated Subsidiary	8.6	20.2
Income Tax Provision	3.0	7.1
Equity in Losses from Unconsolidated Joint Venture	0.1	—

Net Income	5.5	13.1
Add: Net Loss Attributable to Noncontrolling Interest	0.1	0.1

Net Income Attributable to Controlling Interest	$5.6	$13.2

Net Income Attributable to Controlling Interest	$5.6	$13.2
Accretion of Preferred Stock	(6.0)	(5.4)

Net Income (Loss) Applicable to Common Stock	$(0.4)	$7.8
Net Income (Loss) Per Common Share, Basic	$(0.02)	$0.48
Net Income (Loss) Per Common Share, Diluted	$(0.02)	$0.47
Weighted Average Number of Shares Outstanding, Basic	16,347,744	16,338,022
Weighted Average Number of Shares Outstanding, Diluted	16,897,808	16,551,995

              Net Sales are presented net of Federal Excise taxes of $13.0 and $15.5 for the three months ended March 31, 2010 and 2009, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Freedom Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Dollars in Millions, Except Share and Per Share Data)

(Unaudited)

	For the Three Months Ended March 31, 2010	For the Three Months Ended March 31, 2009
Operating Activities
Net Income	$5.5	$13.1
Adjustments to reconcile Net Income to Net Cash Provided by Operating Activities:
Impairment Charges	0.4	—
Depreciation and Amortization	7.8	6.0
Equity in Losses from Unconsolidated Joint Venture	0.1	—
Loss on Disposal of Property, Plant, and Equipment	0.1	—
Contributions to Pension Plans	0.1	(1.9)
Pension Plan Expense	0.6	1.1
Provision for Deferred Income Taxes—net	4.4	1.6
Share Based Compensation Charges	0.2	0.1
Other Non-Cash Charges	(3.4)	0.1
Changes in Operating Assets and Liabilities net of effects of acquisitions:
Accounts Receivable Trade—net	(22.5)	(9.6)
Inventories—net	(20.4)	(0.3)
Prepaid Expenses and Other Current and Long-Term Assets	13.5	4.7
Other Noncurrent Assets	0.6	—
Accounts Payable	6.0	7.5
Income Taxes Payable	(0.2)	4.7
Other Accrued and Long-Term Liabilities	(25.0)	(1.8)

Net Cash (used in) provided by Operating Activities	(32.2)	25.3

Investing Activities
Purchase of Property, Plant and Equipment	(5.8)	(3.5)

Net Cash used in Investing Activities	(5.8)	(3.5)

Financing Activities
Tax disbursements	—	(0.6)
Principal Payments on Long-Term Debt	(0.2)	(2.7)
Debt Issuance Costs	(0.2)	—
Change in Book Overdraft	3.0	—

Net Cash provided by (used in) Financing Activities	2.6	(3.3)

Change in Cash and Cash Equivalents	(35.4)	18.5
Cash and Cash Equivalents at Beginning of Period	60.2	77.8

Cash and Cash Equivalents at End of Period	$24.8	$96.3

Supplemental Cash Flow Information:
Cash Paid During the Period for:
Interest	$14.3	$1.0
Income Taxes	0.3	—

The accompanying notes are an integral part of these consolidated financial statements.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 1—Basis of Presentation

              The accompanying unaudited interim consolidated financial statements of Freedom Group, Inc. ("FGI" or the "Company") include the financial results of Remington Arms Company, Inc. ("Remington"), Bushmaster Firearms International, LLC ("BFI" or "Bushmaster") and Barnes Bullets, LLC ("Barnes"). Remington, in turn, owns The Marlin Firearms Company ("Marlin") and its subsidiary, H&R 1871, LLC ("H&R"), Dakota Arms, LLC ("Dakota"), Advanced Armament, LLC ("AAC"), and S&K Industries, Inc. ("S&K"), and BFI owns DPMS Firearms, LLC ("DPMS"). All significant intercompany accounts and transactions have been eliminated.

              These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements of FGI and subsidiaries as of and for the year ended December 31, 2009. These unaudited interim statements include all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods presented. The results for the three month period may not be indicative of a full year's result.

Note 2—Business Combinations

              As discussed below, the Company made various acquisitions during 2009. These acquisitions are being accounted for as business combinations using the purchase method of accounting, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 805 "Business Combinations" whereby the final purchase price (including assumed liabilities) is allocated and pushed down to the assets acquired based on their estimated fair market values at the date of the acquisition.

Barnes Bullets, Inc.

              On December 31, 2009, the Company acquired certain assets and liabilities of Barnes, a supplier of copper bullets, including copper-tin composite core bullets, for approximately $25.6 (the "Barnes Acquisition"). The Barnes Acquisition was funded with operating cash. The Company believes the Barnes Acquisition will demonstrate our commitment to the ammunition business by offering shooters and hunters a premium line of high performance bullets. The preliminary allocation is subject to valuations which are not yet complete and may affect or change the values of some or all acquired assets and liabilities.

Advanced Armament Corp.

              On October 2, 2009, the Company, through Remington, completed the acquisition of certain assets and liabilities of AAC for approximately $11.1 and an additional amount of approximately $8.0 due in 2015 upon achievement of certain employment and financial conditions (the "AAC Acquisition"). The AAC Acquisition was funded with cash from operations. AAC manufactures and markets a full line of firearm accessory products used in certain military (including current use by the Department of Defense), law enforcement and commercial markets. The preliminary allocation is subject to valuations which are not yet complete and may affect or change the values of some or all acquired assets and liabilities.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 2—Business Combinations (Continued)

S&K Industries, Inc.

              On September 22, 2009, the Company, through Remington, acquired certain assets and liabilities from S&K, a supplier of the Company's wood stocks for certain of our firearms operations, for approximately $3.8 (the "S&K Acquisition") which was funded with operating cash. The assets acquired were primarily inventory, machinery and equipment. The Company believes the S&K Acquisition will improve efficiencies in its firearms manufacturing processes as well as reduce certain costs of acquiring the wood stocks. The preliminary allocation is subject to valuations which are not yet complete and may affect or change the values of some or all acquired assets and liabilities.

Dakota Arms, LLC

              On June 5, 2009, the Company, through Remington, completed its acquisition of certain assets and liabilities, primarily consisting of inventory, equipment and brand names of Dakota (the "Dakota Acquisition"). Dakota is a producer of high-end rifles, shotguns and ammunition. The total acquisition cost of the Dakota Acquisition was approximately $1.8, and was funded from the operating cash of the Company. The Company completed the Dakota Acquisition in an effort to position the Company in the largely customized, high precision, large caliber and safari segments of the market, with premium aspirational firearm and ammunition brands including Dakota Arms, Miller Arms and Nesika, as well as Dan Walter premium gun cases. The allocation of the purchase price is based upon valuation data and our estimates, assumptions and allocation to segments are subject to change. The actual amounts that will be recorded based upon the final assessment of fair values may differ substantially from the information presented in these consolidated financial statements.

              The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in accordance with FASB ASC 805 "Business Combinations":

	Dakota	S&K	AAC	Barnes
Accounts Receivable	$—	$—	$0.4	$1.2
Inventory	1.4	1.9	1.2	4.8
Property, Plant and Equipment	0.9	2.6	0.8	0.5
Goodwill	—	0.8	1.9	8.5
Identifiable Intangible Assets	1.7	—	7.3	10.7

Total Assets Acquired	$4.0	$5.3	$11.6	$25.7

Current Liabilities	$0.6	$1.5	$0.5	$0.1
Other Non-Current Liabilities	0.9	—	—	—

Total Liabilities Assumed	$1.5	$1.5	$0.5	$0.1

Total Assets Acquired Less Liabilities Assumed	$2.5	$3.8	$11.1	$25.6

Gain on Bargain Purchase	(0.7)	—	—	—

Estimated Acquisition Cost	$1.8	$3.8	$11.1	$25.6

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 2—Business Combinations (Continued)

    Pro Forma Financial Information

              The following unaudited pro forma results of operations assume that the Dakota Acquisition, S&K Acquisition, AAC Acquisition, and Barnes Acquisition occurred on January 1 of each of the respective periods. The results have been adjusted for the impact of certain items related to the Dakota Acquisition, S&K Acquisition, AAC Acquisition, and Barnes Acquisition such as additional amortization expense of identified intangible assets, recognition of write-up in cost of sales as inventory is sold and the related income tax effects. Income taxes are provided at the estimated effective rate of 40%. This unaudited pro forma information should not be relied upon as necessarily being indicative of historical results, nor indicative of the results that may be obtained in the future.

	Three Months Ended March 31,
	(Pro Forma)
	2010	2009
Net Sales	$174.2	$196.4
Operating Income	16.6	26.8
Net Income Attributable to Controlling Interest	5.6	12.9

Note 3—Fair Value Measurements

              The following table presents information about assets and liabilities measured at fair value on a recurring basis:

	Fair value measurements at March 31, 2010 using:
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Level 1	Level 2	Level 3	Total
Assets:
Commodity Contract Derivatives	N/A	$4.9	N/A	$4.9
Life Insurance Policies	N/A	$0.2	N/A	$0.2

	Fair value measurements at December 31, 2009 using:
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Level 1	Level 2	Level 3	Total
Assets:
Commodity Contract Derivatives	N/A	$11.1	N/A	$11.1
Life Insurance Policies	N/A	$0.2	N/A	$0.2

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 3—Fair Value Measurements (Continued)

	Fair value measurements at March 31, 2009 using:
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Level 1	Level 2	Level 3	Total
Assets:
Commodity Contract Derivatives	N/A	$2.7	N/A	$2.7
Life Insurance Policies	$0.1	N/A	N/A	$0.1
Liabilities:
Interest Rate Swaps	N/A	$0.5	N/A	$0.5

              As shown above, commodity contract derivatives valued based on fair values provided by the Company's commodity brokers are classified within level 2 of the fair value hierarchy. Most derivative contracts are not listed on an exchange and are measured based on observable inputs such as spot and future commodity prices. Life insurance policies valued by using cash surrender values, net of related policy loans, are classified within level 2 of the fair value hierarchy. Interest rate swaps were valued using the Income Approach valuation technique which converts future amounts to a single present value.

              The Company has not elected to account for any eligible financial assets and liabilities under the fair value option within the scope of FASB ASC 825 "Financial Instruments". Due to their liquid nature, the carrying values of cash and cash equivalents, accounts receivable, accounts payable, income taxes payable, and other noncurrent accrued liabilities are considered representative of their fair values. The estimated fair value of the Company's debt was $287.7 and $292.9, as of March 31, 2010 and December 31, 2009, respectively. The carrying value of the Company's debt was $276.5 and $276.7 as of March 31, 2010 and December 31, 2009, respectively. The fair value of the Company's fixed rate notes was measured using the active quoted trading price of its notes at March 31, 2010 and December 31, 2009, which is considered a level 2 input.

Note 4—Inventories

              Inventories consist of the following at:

	March 31, 2010	December 31, 2009	March 31, 2009
Raw Materials	$33.4	$26.5	$29.4
Semi-Finished Products	30.6	24.6	31.5
Finished Products	65.7	56.4	60.9

Subtotal	129.7	107.5	121.8
LIFO Adjustment	1.2	1.3	1.2

Total	$130.9	$108.8	$123.0

              The Company's inventories are stated at the lower of cost or market. The majority of the Company's inventories are determined by the First-In, First-Out ("FIFO") method. Inventory costs

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 4—Inventories (Continued)

associated with Semi-Finished Products and Finished Products include material, labor, and overhead while costs associated with Raw Materials include primarily material. The Company provides inventory allowances based on excess and obsolete inventories.

              Following the Marlin Acquisition the Company accounts for a portion of its inventory under a Last-In First-Out ("LIFO") assumption. As of March 31, 2010, December 31, 2009, and March 31, 2009, approximately 7.7%, 6.9% and 9.4%, respectively, of the Company's total inventory excluding the LIFO adjustment was accounted for under the LIFO method. Under a FIFO assumption, inventories would have been lower by $1.2, $1.3, and $1.2 at March 31, 2010, December 31, 2009, and March 31, 2009, respectively.

Note 5—Goodwill and Other Intangible Assets

              No impairment provisions were recorded during the three months ended March 31, 2010.

              The change in the carrying amount of goodwill for the three months ended March 31, 2010 and 2009, and the twelve months ended December 31, 2009 by segment is as follows:

	March 31, 2010	Net Adjustments	December 31, 2009	Net Adjustments	March 31, 2009
Goodwill
Firearms:
gross carrying value	$79.5	$(0.4)	$79.9	$1.1	$78.8
aggregate impairment	(36.7)	—	(36.7)	—	(36.7)

net	42.8	(0.4)	43.2	1.1	42.1
Ammunition:
gross carrying value	32.4	(12.1)	44.5	20.5	24.0
aggregate impairment	—	—	—	—	—

net	32.4	(12.1)	44.5	20.5	24.0
All Other and Reconciling Items:
gross carrying value	9.8	(7.3)	17.1	9.2	7.9
aggregate impairment	(7.6)	—	(7.6)	—	(7.6)

net	2.2	(7.3)	9.5	9.2	0.3

Total	$77.4	$(19.8)	$97.2	$30.8	$66.4

              As part of the application of purchase accounting as a result of the S&K Acquisition, AAC Acquisition, and Barnes Acquisition, the Company recorded initial estimates associated with goodwill of $30.9. Subsequent to that, net adjustments of $(19.8) were made to the initial estimate of goodwill to decrease the adjusted opening balance to $11.1. $1.6 of the adjustment was allocated to beginning inventory balances, of which $0.9 has been recognized in Cost of Goods Sold as of March 31, 2010. $18.1 of the adjustment to goodwill was made to identifiable intangible assets resulting in the recognition of $0.9 of amortization expense for the three months ended March 31, 2010.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 5—Goodwill and Other Intangible Assets (Continued)

              The following tables summarize the amounts of goodwill and identifiable intangible assets, along with the accumulated amortization and amortization period:

	March 31, 2010 Gross Balance	Accumulated Amortization	March 31, 2010 Net Balance	Amortization Period
Goodwill	$77.4	N/A	$77.4	Indefinite

Identifiable Intangible Assets
Tradenames/Trademarks	$68.8	N/A	$68.8	Indefinite
Customer Relationships/Lists	38.9	$(8.5)	30.4	17.1 Years*
License Agreements	8.5	(3.4)	5.1	7.0 Years*
Unpatented Technology	12.0	(4.5)	7.5	7.0 Years
Other	21.1	(2.9)	18.2	4.7 Years*

Total Intangible Assets	149.3	(19.3)	130.0	12.9 Years*

Total Goodwill and Intangibles	$226.7	$(19.3)	$207.4

	December 31, 2009 Gross Balance	Accumulated Amortization	December 31, 2009 Net Balance	Amortization Period
Goodwill	$97.2	N/A	$97.2	Indefinite

Identifiable Intangible Assets
Tradenames/Trademarks	$68.8	N/A	$68.8	Indefinite
Customer Relationships/Lists	38.9	$(7.9)	31.0	16.6 Years*
License Agreements	8.4	(3.1)	5.3	7.0 Years*
Unpatented Technology	12.0	(4.0)	8.0	7.0 Years
Other	3.1	(2.0)	1.1	4.7 Years*

Total Intangible Assets	131.2	(17.0)	114.2	12.9 Years*

Total Goodwill and Intangibles	$228.4	$(17.0)	$211.4

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 5—Goodwill and Other Intangible Assets (Continued)

	March 31, 2009 Gross Balance	Accumulated Amortization	March 31, 2009 Net Balance	Amortization Period
Goodwill	$66.4	N/A	$66.4	Indefinite

Identifiable Intangible Assets
Tradenames/Trademarks	$67.7	N/A	$67.7	Indefinite
Customer Relationships/Lists	38.2	$(6.0)	32.2	17.1 Years*
License Agreements	8.5	(2.3)	6.2	7.0 Years*
Unpatented Technology	11.9	(1.6)	9.4	6.0 Years
Other	3.1	(2.5)	1.5	4.7 Years*

Total Intangible Assets	129.4	(12.4)	117.0	11.7 Years*

Total Goodwill and Intangibles	$195.8	$(12.4)	$183.4

*
Represents weighted average amortization period for the capitalized balance of the intangible asset.

              Amortization expense related to identifiable intangible assets for the three months ended March 31, 2010 and 2009 was $2.3 and $1.8, respectively.

              Estimated annual amortization for identifiable intangible assets over the next five calendar years is as follows:

Year	Amount
2010 (remainder of fiscal year)	$6.5
2011	8.7
2012	8.6
2013	8.3
2014	6.3
Thereafter	22.8

Note 6—Other Accrued Liabilities

              Other Accrued Liabilities consisted of the following at:

	March 31, 2010	December 31, 2009	March 31, 2009
Marketing	$6.1	$15.1	$7.6
Incentive Compensation	2.2	15.8	2.4
Excise Tax	3.5	3.3	4.2
Payroll & Related Payroll Taxes	11.4	9.0	5.9
Interest	4.7	12.0	7.0
Escrow	1.1	2.2	4.9
Other	29.5	30.1	18.3

Total	$58.5	$87.5	$52.8

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 7—Debt

              Long-term debt consisted of the following at:

	March 31, 2010	December 31, 2009	March 31, 2009
FGI 10.25% Senior Secured Notes due 2015	$275.3	$275.3	$—
FGI Credit Facility (ABL Revolver)	—	—	—
Remington 10.5% Senior Notes due 2011	—	—	201.9
BFI Subordinated Notes	—	—	21.4
Remington Term Loan	—	—	19.3
BFI Term Loans	—	—	35.9
Remington Credit Facility	—	—	51.8
BFI Credit Facility	—	—	—
Capital Lease Obligations	1.2	1.4	0.9

Subtotal	276.5	276.7	331.2
Less: Current Portion	(0.7)	(0.7)	(19.1)

Total	$275.8	$276.0	$312.1

Debt Refinancing

              On July 29, 2009, the Company issued $200.0 in aggregate principal amount of 10.25% Senior Secured Notes due 2015 (the "2015 Notes"). Contemporaneously with the issuance of the 2015 Notes, the Company entered into a $180.0 senior secured asset-based revolving credit facility (the "ABL Revolver") and borrowed $51.9 thereunder. The issuance of the 2015 Notes, the borrowing under the ABL Revolver and the related repayments of outstanding indebtedness (including the termination of any commitments thereunder) described here are referred to collectively as the "Refinancings." As part of the Refinancings, the Company capitalized $18.1 of financing costs.

              On November 3, 2009, the Company issued an additional $75.0 in aggregate principal amount of the 10.25% Senior Secured Notes due 2015 (the "Additional Notes" and, together with the 2015 Notes, the "Notes"). As part of the issuance of the Additional Notes, the Company capitalized an additional $3.1 of financing costs. The Additional Notes were issued pursuant to the same indenture under which the 2015 Notes were issued.

10.25% Senior Secured Notes due 2015

              The Notes are guaranteed by each of the Company's existing wholly-owned domestic subsidiaries that are borrowers or guarantors under the ABL Revolver (the "Guarantors"). Interest is payable on the Notes semi-annually on February 1 and August 1, commencing on February 1, 2010.

              The Company may redeem some or all of the Notes at any time prior to August 1, 2012 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the Notes. Thereafter, the Company may redeem some or all of the Notes at the redemption prices set forth in Notes. The Company may also redeem up to 35% of the outstanding Notes on or prior to August 1, 2012 with the proceeds of certain equity offerings and capital contributions, subject to

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 7—Debt (Continued)

limitations, at the redemption price of 110.25%. In addition, on or prior to August 1, 2012, the Company may also redeem up to 10% of the original aggregate principal amount of the Notes at a price equal to 103% of the principal amount of the Notes, no more than once in any twelve-month period.

              The Notes and guarantees are secured by (i) a first-priority lien on substantially all existing and future personal property of the Company and the Guarantors (other than assets securing the ABL Revolver with a first-priority lien), including 100% of the equity interests in the Guarantors, (ii) a first-priority lien on certain owned real property of the Company and the Guarantors and (iii) a second-priority lien on intellectual property and working capital of the Company and the Guarantors, such as receivables, inventory, related general intangibles, and other assets and proceeds thereof that secure the ABL Revolver on a first-priority basis.

              The indenture governing the Notes contains covenants which include, among others, limitations on the ability of the Company and some of its subsidiaries to: incur or guarantee additional debt or issue disqualified or preferred stock; pay dividends, repurchase equity or prepay subordinated debt; make certain investments; enter into transactions with affiliates; merge, consolidate or sell all or substantially all assets; allow certain restrictions on the ability of the Guarantors to pay dividends or make other payments to the Company; and incur liens on assets.

ABL Revolver

              The ABL Revolver is a four-year, $180.0 asset-based revolving credit facility, including sub-limits for letters of credit and swingline loans. Each of the Company's wholly-owned subsidiaries is either a borrower or guarantor under the ABL Revolver. Subject to certain conditions, the ABL Revolver may be increased with lender consent at the request of the Company by an aggregate of $75.0 during its term up to a $255.0 maximum limit. The ABL Revolver is secured by (i) a first-priority lien on the Company's present and future accounts receivable, inventory, and certain general intangible assets, including intellectual property, certain other assets and proceeds relating thereto, and (ii) a second-priority lien on collateral secured by the Notes other than real property owned by the Company.

              Borrowings under the ABL Revolver bear interest at an annual rate of either (a) LIBOR plus a spread or (b) the base rate plus a spread. The ABL Revolver includes an unused line fee paid monthly in arrears at a rate equal to 0.75% (or in certain circumstances 0.5%) per annum. Monthly fees are also chargeable on letters of credit equal to the applicable LIBOR margin and a fronting fee equal to 0.125% per annum. As of March 31, 2010, the weighted average interest rate on the ABL Revolver was 5.75%.

              The ABL Revolver contains customary covenants applicable to the Company and its subsidiaries, other than unrestricted subsidiaries. The ABL Revolver contains certain financial covenants, as well as restrictions on, among other things, our ability to: incur debt; incur liens; declare or make distributions to our stockholders; make loans and investments; repay debt; enter into mergers, acquisitions and other business combinations; engage in asset sales; amend or modify our governing documents; engage in businesses other than our business as currently conducted; and enter into transactions with affiliates.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 7—Debt (Continued)

              FGI entered into the Joinder Agreement and Second Amendment to Loan and Security Agreement and Amendment to Other Financing Agreements (the "Joinder Agreement") on March 30, 2010, by and among FGI, Remington, Marlin, H&R, Bushmaster, DPMS, E-RPC, LLC ("E-RPC"), RA BRANDS, L.L.C., ("RA Brands"), and FGI Operating Company, Inc., ("FGI Opco"), Wells Fargo Bank, National Association, a national banking association and successor by merger to Wachovia Bank, National Association, in its capacity as agent (in such capacity, "Agent") for various financial institutions (the "Lenders"), and such Lenders, which became effective as of April 7, 2010 and is described in Note 19.

              As of March 31, 2010, approximately $103.8 in additional borrowings, including the minimum availability requirement of $30.0, was available under the ABL Revolver. Standby letters of credit outstanding as of March 31, 2010 were $6.8.

Remington 10.5% Senior Notes due 2011

              Remington had 10.5% Senior Notes due 2011 (the "2011 Notes"), which were redeemable at the option of the Company through Remington, in whole or in part, at any time at a redemption price of 100% of the principal amount. The 2011 Notes plus accrued interest were repaid with proceeds from the Refinancings, as well as cash on hand.

BFI 15.5% Subordinated Notes due 2012

              BFI had subordinated notes (the "BFI Subordinated Notes") comprising ten subordinated notes payable to various entities totaling $20.0 plus any paid-in-kind (PIK) interest due on April 13, 2012. Interest on the unpaid balance was 15.0% per annum, payable quarterly, commencing on September 15, 2006, and continuing until the principal was paid in full. The BFI Subordinated Notes plus accrued interest were repaid with proceeds from the Refinancings, as well as cash on hand.

Remington Term Loan

              The Company, through its Remington subsidiary, added the $25.0 Term Loan on November 13, 2007 ("Remington Term Loan"), at an interest rate of LIBOR plus 200 basis points with monthly principal payments of $0.5, plus interest, due to begin May 1, 2008 and cease on September 30, 2010. The Remington Term Loan plus accrued interest, was repaid with proceeds from the Refinancings, as well as cash on hand.

BFI Term Loans

              The Company, through its BFI subsidiary, had term loans payable with fixed monthly principal payments that adjust every year as outlined in the applicable loan agreements, plus interest calculated at 30-day LIBOR plus 2.4% ("Term Loan A") and 2.6% ("Term Loan B"). The term loans were collateralized by a blanket lien on all business assets of BFI. The BFI Term Loans plus accrued interest were repaid with proceeds from the Refinancings, as well as cash on hand.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 7—Debt (Continued)

              Prior to the Refinancings, the Company maintained revolving credit facilities through its subsidiaries:

              Remington Credit Facility.    The Company, through Remington, had a Revolving Credit Facility (the "Remington Credit Facility"), which was governed by an amended and restated credit agreement. The weighted average interest rate under the Remington Credit Facility was 2.75% for the three months ended March 31, 2009. As of March 31, 2009, approximately $41.1 in additional borrowings, including the minimum availability requirement of $27.5, was available. The outstanding borrowings of $59.1 under the Remington Credit Facility were repaid with proceeds from the Refinancings, as well as cash on hand.

              BFI Credit Facility.    The Company, through its BFI subsidiary, maintained a line of credit agreement (the "BFI Credit Facility") which was collateralized by a first security interest in all assets of BFI. Interest was paid monthly and calculated at LIBOR plus 2.1%. The all-in-rate was 2.2% as of March 31, 2009. Standby letters of credit outstanding were $0.3 at March 31, 2009. The BFI Credit Facility was terminated on July 31, 2009.

              At March 31, 2010, December 31, 2009 and March 31, 2009, the Company was in compliance with all financial covenants.

Note 8—Stock Compensation

Restricted Stock/Restricted Shares

              The following table summarizes restricted common share activity for the three months ended March 31, 2010:

	Restricted Common Shares Outstanding	Weighted Average Grant Date Fair Value	Shares Vested
Balance January 1, 2010	314,840	$1.61	219,674
Granted	—	—	—
Forfeited	—	—	—

Balance March 31, 2010	314,840	$1.61	262,297

              The vesting of the restricted stock occurs at various times through 2012. Compensation expense was less than $0.1 for the three months ended March 31, 2010. The remaining compensation cost of approximately $0.1 will be recognized through 2012.

Stock Options

              On May 14, 2008, the board of directors of FGI (the "FGI Board") adopted the American Heritage Arms, Inc. 2008 Stock Incentive Plan (the "Plan"). The Plan is designed to provide a means by which certain current employees, officers, non-employee directors and other individual service providers may be given an opportunity to benefit from increases in the value of FGI common stock

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 8—Stock Compensation (Continued)

("Common Stock"), through the grant of awards. FGI, by means of the Plan, seeks to retain the services of such eligible persons and to provide incentives for such persons to exert maximum effort for the success of FGI and its subsidiaries.

              The awards under the Plan may be in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards and stock unit awards. The maximum aggregate number of shares of Common Stock that may be issued under all awards granted to participants under the Plan is 2,424,703 shares, including approximately 123,416 shares which are restricted shares and not stock options, subject to certain adjustments as set forth in the Plan.

              On May 14, 2008, the FGI Board adopted the form of Nonqualified Stock Option Award Agreement (the "Form Award Agreement"). The Form Award Agreement outlines terms relating to stock option awards, including (i) the exercise price per share of each option granted, which shall be the fair market value of a share of the Common Stock on the date of grant (as defined in the Plan), (ii) the vesting schedule of the options granted, and (iii) acceleration provisions upon the occurrence of a change in control, termination of employment without cause or termination of employment for good reason.

              For the three months ended March 31, 2010, the Company recognized approximately $0.1 in expense related to the options outstanding under the Plan. In addition, the Company expects to recognize approximately $1.0 in total remaining stock compensation expense in relation to these options through 2012.

              A summary of the stock option activity for the Plan for the three months ended March 31, 2010 follows:

	Number of Awards	Weighted Average Exercise Price
Awards outstanding, January 1, 2010	1,292,613	$2.65
Granted	—	—
Forfeited	(30,094)	2.55

Awards outstanding, March 31, 2010	1,262,519	$2.65

Awards vested, March 31, 2010	366,889	$2.59

Shares available for grant, March 31, 2010	1,038,768

              The fair value of granted options for the Plan was estimated at the grant date using the Black-Scholes pricing model with the following assumptions and results:

Expected dividend yield	—
Expected volatility	59%
Weighted average risk-free interest rate	2.12%
Expected holding period (in years)	5.53
Weighted average fair value of awards	$2.04

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 9—Mezzanine and Stockholders' Equity

              The Company is authorized to issue 20,000,000 shares of $0.01 par value preferred stock as approved by the Board of Directors. As of March 31, 2010, there were 19,000,000 shares of preferred stock approved for issuance as Series A with no other approved classes of preferred stock issued or outstanding. The Company is also authorized to issue 20,000,000 shares of $0.01 par value common stock. The Company's treasury shares are recorded at cost.

              The changes in the number of shares of preferred and common stock issued, held in treasury, and outstanding are summarized below:

	Issued	Held in Treasury	Outstanding
Shares of Preferred Stock at December 31, 2009	18,697,464	70,000	18,627,464
Issuances / Forfeitures	—	—	—

Shares of Preferred Stock at March 31, 2010	18,697,464	70,000	18,627,464

Shares of Common Stock at December 31, 2009	16,673,920	234,734	16,439,186
Issuances / Forfeitures	—	—	—

Shares of Common Stock at March 31, 2010	16,673,920	234,734	16,439,186

              Forfeitures of common stock represent unvested shares issued to participants covered by the Plan who failed to meet the Plan's vesting requirements. Under the Plan, unvested shares of common stock are remitted back to the Company and may be included in future awards.

Note 10—Net Income (Loss) Per Share

              Net income (loss) per share is computed under the provisions of FASB ASC 260 "Earnings Per Share". Basic income (loss) per share is computed using net income (loss) and the weighted average number of common shares outstanding. Diluted earnings per share reflect the weighted average number of common shares outstanding plus any potentially dilutive shares outstanding during the period. Potentially dilutive shares consist of shares issuable upon the exercise of vested and nonvested stock options (using the treasury stock method) and restricted shares that are nonvested.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 10—Net Income (Loss) Per Share (Continued)

              The following table sets forth the computation of basic and diluted net income/loss per share for the periods indicated:

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Numerator:
Net income Attributable to Controlling Interest	$5.6	$13.2
Accretion of Preferred Stock	6.0	5.4

Net Income (loss) Applicable to Common Stock	$(0.4)	$7.8
Denominator:
Weighted average common shares outstanding (basic)	16,347,744	16,338,022
Weighted average common shares outstanding (diluted)	16,897,808	16,551,995
Income (loss) per common share:
Basic	$(0.02)	$0.48
Diluted	$(0.02)	$0.47

              The Company's issued and outstanding Series A preferred stock has a redemption feature that is considered outside the control of the Company. Upon liquidation of the Company, the holders of the preferred stock are entitled to receive an amount equal to the sum of $10.53 per outstanding share plus 10% of the liquidation value, compounded annually, pro-rated from the later of the original issue date of the Series A preferred stock or the most recent anniversary of the issue date. The difference between the redemption and recorded value of the Series A preferred stock is accreted periodically to the earliest possible redemption date and excluded in arriving at net income applicable to common stock.

              The following table shows the common equivalent shares related to nonvested restricted stock and stock options that were not included in the computation of diluted earnings per share as their effect would have been antidilutive:

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Common Share Equivalents of Potentially Dilutive Securities:
Restricted stock	219,677	—
Stock options	1,262,519	1,658,185

Total	1,482,196	1,658,185

Note 11—Income Taxes

              The effective tax rate on continuing operations for the three months ended March 31, 2010 and 2009 was 34.9% and 35.1%, respectively. The difference between the actual effective tax rate and the federal statutory rate of 35% was principally due to state income taxes, permanent differences, and utilization of available tax credits as of March 31, 2010 and 2009.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 12—Retiree Benefits

Defined Benefit Pension Plans:

              The Company, through Remington, sponsors two defined benefit pension plans (the "DB Plans") and a supplemental defined benefit pension plan (the "SERP") for certain of its employees. For disclosure purposes, the DB Plans and the SERP have been combined and are collectively referred to as the "Plans". Vested employees who retire will receive an annual benefit equal to a specified amount, as defined by the Plans.

              The following tables summarize the components of net periodic pension cost for the Plans for the periods indicated:

	Three Months Ended March 31,
	2010	2009
Service Cost	$—	$—
Interest Cost	3.1	3.2
Expected Return on Assets	(4.2)	(3.4)
Amortization of Prior Service Cost	—	—
Recognized Net Actuarial Loss	2.2	1.5

Net Periodic Pension Cost	$1.1	$1.3

Anticipated Contributions

              The Company, through Remington, expects to make aggregate cash contributions of approximately $0.6 to the Plans during the year ending December 31, 2010. As of March 31, 2010, total contributions of $0.1 have been made. The Company anticipates additional contributions of approximately $0.5 to the Plans during the remainder of 2010.

              The following tables summarize the components of net periodic postretirement cost for the Company's postretirement plans for the periods indicated:

	Three Months Ended March 31,
	2010	2009
Service Cost	$0.2	$0.1
Interest Cost	0.1	0.3
Net Amortization and Deferral	—	(0.1)

Net Periodic Postretirement Cost	$0.3	$0.3

Note 13—Commitments and Contingencies

Purchase Commitments

              The Company has various purchase commitments for services incidental to the ordinary conduct of business, including, among other things, a services contract with its third party warehouse provider. Such commitments are not at prices in excess of current market prices. Included in the

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 13—Commitments and Contingencies (Continued)

purchase commitment amounts are the Company's purchase contracts with certain raw material suppliers, for periods ranging from one to seven years, some of which contain firm commitments to purchase specified minimum quantities. Otherwise, such contracts had no significant impact on the Company's financial condition, results of operations, or cash flows during the reporting periods presented herein.

Contingencies

              The Company is subject to various lawsuits and claims with respect to product liabilities, governmental regulations and other matters arising in the normal course of business. Pursuant to an asset purchase agreement (the "Purchase Agreement"), on December 1, 1993, Remington acquired certain assets and assumed certain liabilities (the "Asset Purchase") of the sporting goods business formerly operated by E. I. du Pont de Nemours and Company ("DuPont") and one of DuPont's subsidiaries (together with DuPont, the "1993 Sellers"). Under the Purchase Agreement, the Company generally bears financial responsibility for all product liability cases and claims relating to occurrences after the closing of the Asset Purchase, except for certain costs relating to certain shotguns, for all cases and claims relating to discontinued products and for limited other costs. Because the Company's assumption of financial responsibility for certain product liability cases and claims involving pre-Asset Purchase occurrences was limited to a fixed amount that has now been fully paid, and with the 1993 Sellers retaining liability in excess of that amount and indemnifying the Company in respect of such liabilities, the Company believes that product liability cases and claims involving occurrences arising prior to the Asset Purchase are not likely to have a material adverse effect upon the financial condition, results of operations or cash flows of the Company. Moreover, although it is difficult to forecast the outcome of litigation, the Company does not believe, in light of relevant circumstances (including the current availability of insurance for personal injury and property damage with respect to cases and claims involving occurrences arising after the Asset Purchase, the Company's accruals for the uninsured costs of such cases and claims and the 1993 Sellers' agreement to be responsible for a portion of certain post-Asset Purchase shotgun-related product liability costs, as well as the type of firearms products made by the Company), as well as the passage of time, that the outcome of all pending post-Asset Purchase product liability cases and claims will be likely to have a material adverse effect upon the financial condition, results of operations, or cash flows of the Company. Nonetheless, in part because the nature and extent of manufacturer liability based on the manufacture and/or sale of allegedly defective products (particularly as to firearms and ammunition) is uncertain, there can be no assurance that the Company's resources will be adequate to cover pending and future product liability and other product related occurrences, cases or claims, in the aggregate, or that such a material adverse effect upon the Company's financial condition, results of operations or cash flows will not result therefrom. Because of the nature of its products, the Company anticipates that it will continue to be involved in product liability and product related litigation in the future. As of March 31, 2010, the Company had several class action cases pending relating to breach of warranty claims concerning certain of its firearms products where economic damages were being claimed.

              The Company's accruals for losses relating to product liability and other product related cases and claims include accruals for all probable losses for which the amount can be reasonably estimated. Based on the relevant circumstances (including the current availability of insurance for personal injury and property damage with respect to cases and claims involving occurrences arising after the Asset

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 13—Commitments and Contingencies (Continued)

Purchase, the Company's accruals for the uninsured costs of such cases and claims and the 1993 Sellers' agreement to be responsible for a portion of certain post-Asset Purchase shotgun-related product liability costs, as well as the type of firearms products made by the Company), the Company does not believe with respect to product liability and product related cases and claims that any reasonably possible loss exceeding amounts already recognized through the Company's accruals has been incurred.

              The Marlin Acquisition triggered the Connecticut Transfer Act (the "Act") with respect to the facility located in North Haven, Connecticut. The Act is designed to identify properties contaminated with hazardous wastes and to ensure that such properties are cleaned up to the satisfaction of the Connecticut Department of Environmental Protection ("DEP"). Under the Act, Marlin is required to investigate areas of environmental concern at the North Haven facility and to clean up contamination exceeding state standards to the satisfaction of DEP. The investigation of the North Haven facility is ongoing. Remediation costs may be incurred, but such costs at this time are not expected to be material to operations or cash flows.

              Marlin is also conducting remediation of oil-related contamination at a former Marlin facility in New Haven, Connecticut. Costs for the New Haven remediation are not expected to be material.

Note 14—Derivatives

              The Company purchases copper and lead options contracts to hedge against price fluctuations of anticipated commodity purchases. The options contracts are intended to limit the unfavorable effect that cost increases will have on these metal purchases. In accordance with the provisions of FASB ASC 815 "Derivatives", commodity contracts are designated as cash flow hedges, with the fair value of these financial instruments recorded in prepaid expenses and other current assets and in other noncurrent assets, changes in fair value recorded in accumulated other comprehensive income, and net gains/losses reclassified to cost of sales based upon inventory turnover, indicating consumption and sale of the underlying commodity in the Company's products. Fair values of the Company's outstanding derivative contracts are determined with the assistance of the Company's commodity counterparty.

              At March 31, 2010, the fair value of the Company's outstanding derivative contracts (aggregate notional amount of 20.6 million pounds of copper and lead) up to nine months from such date was $4.9. At December 31, 2009, the fair value of the Company's outstanding derivative contracts (aggregate notional amount of 25.6 million pounds of copper and lead) up to twelve months from such date was $11.1. At March 31, 2009, the fair value of the Company's outstanding derivative contracts (aggregate notional amount of 27.2 million pounds of copper and lead) up to fifteen months from such date was $2.7 as determined with the assistance of the Company's commodity counterparties.

              At March 31, 2009, the Company was entered into interest rate swap arrangements, the purpose of which was to hedge against the risk of interest rate increases on the related variable rate debt and not to hold the instrument for trading purposes. The interest rate swap agreement, which governed the interest rate swaps and was a derivative financial instrument, was classified as a cash flow hedge. The Company accounted for this derivative financial instrument in accordance with FASB ASC 815. Accordingly, the derivative financial instrument was reflected on the balance sheet at its fair market value. The change in fair value of the interest rate swaps of $0.2 for the three months ended March 31, 2009 had been recorded as interest expense as the interest rate swaps did not meet specific hedge accounting criteria to be considered a cash flow hedge.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 14—Derivatives (Continued)

              At March 31, 2009, the fair value of the interest rate swaps was a liability of $0.5, of which $0.2 was included in short-term liabilities and $0.3 was included in long-term liabilities.

	Fair Values of Derivatives Instruments as of
	March 31, 2010		December 31, 2009		March 31, 2009
Derivatives designated as hedging instruments under FASB ASC 815	Balance Sheet	Fair Value	Balance Sheet	Fair Value	Balance Sheet	Fair Value
Commodity Contracts	Prepaid and Other Current Assets	$4.9	Prepaid and Other Current Assets	$11.1	Prepaid and Other Current Assets	$2.7
	Other Noncurrent Assets	—	Other Noncurrent Assets	—	Other Noncurrent Assets	—

Interest Rate Swaps	N/A	N/A	Other Accrued Liabilities	N/A	Other Accrued Liabilities	$0.2
	N/A	N/A	Other Long-Term Liabilities	N/A	Other Long-Term Liabilities	$0.3

	Amt of Gain (Loss) (net of tax) Recognized in OCI on Derivative (Effective Portion) and recorded in Prepaid Expenses and Other Current Assets at Fair Value for the three months ended
							Amount of Gain (net of tax) or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing) for the three months ended
				Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion) for the three months ended
			Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)			Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Derivatives in FASB ASC 815 Net Investment Hedging Relationships	March 31, 2010	March 31, 2009		March 31, 2010	March 31, 2009		March 31, 2010	March 31, 2009
Commodity Contracts	$(1.4)	$0.7	Cost of Sales	$2.1	$(1.2)	N/A	N/A	N/A
Interest Rate Swaps	N/A	N/A	N/A	N/A	N/A	Interest Expense	N/A	$(0.2)

              Based on current market prices, approximately $1.4 (net of income taxes) of the loss included in the balance of accumulated other comprehensive income is expected to transfer into earnings within the next twelve months. Hedging contracts are expected to mature by December 2010.

Note 15—Segment Information

              The Company identifies its reportable segments in accordance with FASB ASC 280 "Segment Reporting". Based upon FASB ASC 280 "Criteria and Thresholds for Disclosures of Segment Reporting", the Company's business is classified into two reportable segments: Firearms, which designs, manufactures, imports and markets primarily sporting shotguns, rifles and modular firearms; and Ammunition, which designs, manufactures and markets sporting ammunition and ammunition reloading components. The remaining operating segments, which include accessories and other gun-related products, the manufacture and marketing of clay targets and powder metal products, licensed products, technology products and apparel are combined into our All Other reporting segment. Other reconciling items include corporate, other assets not allocated to the individual segments and discontinued operations. The chief operating decision makers are a group of executive officers.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 15—Segment Information (Continued)

              Although the Company reports its financial results in accordance with U.S. GAAP, the Company primarily evaluates the performance of its segments and allocates resources to them based on the non-GAAP financial measure "Adjusted EBITDA," which is unaudited. Adjusted EBITDA differs from the term "EBITDA" as it is commonly used, and is substantially similar to the measure "Consolidated EBITDA" that is used in certain of the Company's debt agreements. In addition to adjusting net income (loss) to exclude income taxes, interest expense, and depreciation and amortization, Adjusted EBITDA also adjusts net income (loss) by excluding items or expenses not typically excluded in the calculation of "EBITDA", such as noncash items, gain or loss on asset sales or write-offs, extraordinary, unusual or nonrecurring items.

              In managing the Company's business, the Company utilizes Adjusted EBITDA to evaluate performance of the Company's business segments and allocate resources to those business segments. The Company believes that Adjusted EBITDA provides useful supplemental information to investors and enables investors to analyze the results of operations in a similar way as management.

	Three Months Ended March 31,
	2010	2009
Net Sales:(A)
Firearms	$94.7	$121.0
Ammunition	74.9	66.5
All Other	4.6	4.7

Consolidated Net Sales	$174.2	$192.2

    (A)
    Consolidated Net Sales are presented net of Federal Excise Taxes of $13.0 and $15.5 for the three months ended March 31, 2010 and 2009, respectively.

	March 31, 2010	December 31, 2009	March 31, 2009
Assets:
Firearms	$295.6	$277.0	$296.9
Ammunition	208.2	186.5	166.0
All Other	38.4	38.5	42.9
Other Reconciling Items	126.2	184.9	189.5

Consolidated Assets	$668.4	$686.9	$695.3

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 15—Segment Information (Continued)

	Unaudited
	Three Months Ended March 31,
	2010	2009
Adjusted EBITDA:
Firearms	$13.1	$21.2
Ammunition	18.4	15.8
All Other	(0.4)	0.6
Other Reconciling Items	(1.5)	(1.1)

Consolidated Adjusted EBITDA	$29.6	$36.5

              The following table illustrates the calculation of Adjusted EBITDA, by reconciling Net Income to Adjusted EBITDA:

	Unaudited
	Three Months Ended March 31,
	2010	2009
Net Income Attributable to Controlling Interest	$5.6	$13.2
Adjustments:
Depreciation Expense	4.7	4.1
Interest Expense(B)	8.0	7.1
Intangibles Amortization	2.3	1.8
Other Noncash Charges(C)	2.5	3.0
Nonrecurring Charges(D)	3.5	0.2
Income Tax (Benefit) Expense	3.0	7.1

Adjusted EBITDA	$29.6	$36.5

    (B)
    Interest Expense for the three months ended March 31, 2010 includes amortization expense of deferred financing costs of $1.0. Interest Expense for the three months ended March 31, 2009 includes amortization expense of deferred financing costs of $0.4, offset by $0.3, associated with amortization of the premium recorded on the 2011 Notes.

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 15—Segment Information (Continued)

    (C)
    The following table illustrates the significant components of Other Noncash Charges for the periods indicated:

	Unaudited
	Three Months Ended March 31,
	2010	2009
Other Noncash Charges:
Retiree Benefits	$1.4	$1.8
Stock Compensation Expense	0.2	0.1
Disposal of Assets	0.1	0.2
Other	0.8	0.9

Total Noncash Charges	$2.5	$3.0

    (D)
    The following table illustrates the significant components of Nonrecurring Charges for the periods indicated:

	Unaudited
	Three Months Ended March 31,
	2010	2009
Nonrecurring Charges:
Restructuring and Integration Expenses	$0.2	$0.7
Employee Related Costs	0.1	0.4
Purchase Accounting	0.9	—
Other Fees and Transaction Costs	2.3	(0.9)

Total Nonrecurring Charges	$3.5	$0.2

Note 16—Customer Concentrations

              Approximately 11% and 12% of total net sales for the three months ended March 31, 2010 and 2009, respectively, consisted of sales made to one customer from all reportable business segments.

Note 17—Recent Accounting Pronouncements

              In December 2009, the FASB issued FASB ASU 2010-06 "Improving Disclosures about Fair Value Measurements". The ASU requires the disclosure of transfers in and out of Level 1 and 2 fair value measurements. Purchases, sales, issuances, and settlements on the reconciliation of Level 3 inputs should also be disclosed on a gross basis. Fair value measurement disclosures are also required for each class of assets and liabilities on the statement of financial position, and additional disclosures regarding the inputs and valuation techniques of Level 2 and 3 measurements. The clarification of existing disclosures was effective for interim and annual periods beginning after December 15, 2009, except for the disclosures of the rollforward of Level 3 inputs, which is effective for interim and annual periods

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 17—Recent Accounting Pronouncements (Continued)

beginning after December 15, 2010. The adoption of FASB ASU 2010-06 did not have a significant impact on the Company's results of operations, financial condition, or equity.

Note 18—Restructuring Charges

              In October 2009, the Company sold its targets business and ceased its manufacturing operations at its facilities in Ada, Oklahoma and Findlay, Ohio. During the three months ended March 31, 2010, the Company concluded that the assets were no longer in use and classified the fair value of those remaining assets in the Assets Held for Sale category on the consolidated balance sheet. The original carrying value of the assets was approximately $1.0 million and consisted of property, plant, and equipment. The Company recognized a $0.4 million non-cash charge to earnings related to the impairment of its targets business' assets. The impairment charge for the targets business' property, plant, and equipment is listed on a separate caption on the Company's consolidated statement of operations. Assets held for sale for the targets business is still classified in the All Other reportable segment.

              On March 25, 2010, the Company announced a strategic rationalization decision that will result in the closure of its manufacturing facility in North Haven, Connecticut (the "Rationalization Decision"). The closure is expected to be completed by the end of June 2011 and is expected to improve efficiencies that are expected to result in lower costs to customers. As of March 31, 2010, no material costs or charges have been incurred.

              The Company's current estimate of cash payments for each major type of cost associated with the Rationalization Decision is as follows:

Severance and other employee benefits	$3.2
Transfer of equipment, planning, site preparation and site carrying costs	2.6
Capital expenditures	1.3
Other operating costs	1.3

Total	$8.4

Note 19—Subsequent Events

              On April 7, 2010, FGI's direct subsidiary, FGI Holding Company, Inc. ("FGI Holding"), issued $225.0 million aggregate principal amount of 11.25%/11.75% Senior Paid-in-Kind Notes (the "PIK Notes") due October 2015. The PIK Notes were priced at 98.0% of their face amount. FGI Holding used the net proceeds of the PIK Notes issuance to pay a dividend in the amount of the $220.5 million net proceeds to FGI, which FGI will use to repurchase a significant portion of preferred stock. On April 16, 2010, FGI repurchased Series A preferred stock for an approximate amount of $150.5 million.

              Prior to the issuance of the PIK Notes, FGI formed FGI Holding as a new wholly-owned subsidiary, which in turn formed a new wholly-owned subsidiary, FGI Operating Company, Inc. ("FGI Opco"). In connection with the issuance of the PIK Notes, FGI transferred substantially all of its assets (principally equity interests in its subsidiaries, other than the stock of FGI Holding) to FGI Opco and FGI Opco assumed all of the liabilities of FGI (other than those that relate to retained assets),

FREEDOM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (Continued)

($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

Note 19—Subsequent Events (Continued)

including the obligations under the Notes and the ABL Revolver (collectively, the "Transfer Transactions").

              As a part of the Transfer Transactions, (i) FGI Opco became a borrower under the ABL Revolver and the related financing documents with the same force and effect as if originally named as a borrower, (ii) FGI Opco was substituted as issuer of the Notes with the same force and effect as if it were the original issuer, (iii) FGI Opco granted a security interest in all its personal property for the benefit of the secured parties under the ABL Revolver and the Notes, (iv) FGI was released from all liability and obligations under the ABL Revolver and the Notes, and the related lien on all the collateral granted by FGI was released, and (v) each of FGI and FGI Holding unconditionally guaranteed the obligations of FGI Opco under the Notes.

              In April, the Company sold its Findley, OH facilities for approximately $0.4 million.

              Subsequent events have been evaluated through May 17, 2010, which is the date the financial statements were available to be issued.

Report of Independent Certified Public Accountants

To the Board of Directors of
RACI Holding, Inc.:

              We have audited the accompanying consolidated statements of operations, shareholders' deficit and comprehensive loss, and cash flows of RACI Holding, Inc. (a Delaware corporation) and Subsidiaries for the period from January 1, 2007 to May 31, 2007, and the year ended December 31, 2006. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

              We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of RACI Holding, Inc.'s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of RACI Holding, Inc. and its subsidiaries, and their cash flows for the period from January 1, 2007 to May 31, 2007, and the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

              As discussed in Note 10 to the consolidated financial statements, RACI Holding, Inc. adopted Financial Accounting Standards Board Statement (FASB) Interpretation No. 48, "Accounting for Uncertainty in Income Taxes", as of January 1, 2007. Also, as discussed in Note 11 to the consolidated financial statements, RACI Holding, Inc. adopted FASB No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," as of December 31, 2007.

/s/ Grant Thornton LLP

Charlotte, North Carolina
July 2, 2009

RACI Holding, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Millions)

	Period from January 1, 2007 to May 31, 2007	Year ended December 31, 2006
Net Sales	$167.0	$446.0
Cost of Goods Sold	117.3	338.4

Gross Profit	49.7	107.6
Selling, General and Administrative Expenses	30.3	73.7
Research and Development Expenses	2.7	6.4
Impairment Charges	—	0.2
Other Income	(0.4)	(2.3)

Operating Income	17.1	29.6
Interest Expense	13.3	33.4

Income (Loss) from Continuing Operations before Taxes, Equity in Losses from Unconsolidated Joint Venture	3.8	(3.8)
Income Tax Provision (Benefit)	1.3	0.9
Equity in Losses from Unconsolidated Joint Venture	—	0.4

Net Income (Loss) from Continuing Operations	$2.5	$(5.1)

The accompanying notes are an integral part of these consolidated financial statements.

RACI Holding, Inc. and Subsidiaries

Consolidated Statement of Shareholders' Deficit and Comprehensive Loss

(Dollars in Millions)

	Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total Stockholders' Equity (Deficit)
Balance, January 1, 2006	$111.0	$(159.3)	$(3.6)	$(0.5)	$(52.4)

Comprehensive Loss:
Net Loss	—	—	—	(5.1)	(5.1)
Other comprehensive income (loss):
Minimum pension liability, net of tax effect of ($2.5)	—	—	2.0	—	2.0
Net derivative gains, net of tax effect of $4.9	—	—	5.8	—	5.8
Net derivative gains reclassified as earnings, net of tax effect of ($4.6)	—	—	(7.4)	—	(7.4)

Total Comprehensive Loss					(4.7)
Option Cancellation and Conversion to Equity	0.2	—	—	(0.2)	—

Balance, December 31, 2006	$111.2	$(159.3)	$(3.2)	$(5.8)	$(57.1)

Comprehensive Loss:
Net Loss	—	—	—	2.5	2.5
Other comprehensive income:
Minimum pension liability	—	—	3.0	—	3.0
Net derivative gains, net of tax effect of $2.3	—	—	3.6	—	3.6
Net derivative gains reclassified as earnings, net of tax effect of ($2.3)	—	—	(3.8)	—	(3.8)

Total Comprehensive Loss					5.3
Cumulative Effect of Change in Accounting Principle	—	—	—	0.2	0.2

Balance, May 31, 2007	$111.2	$(159.3)	$(0.4)	$(3.1)	$(51.6)

The accompanying notes are an integral part of these consolidated financial statements.

RACI Holding, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in Millions)

	Period from January 1, 2007 to May 31, 2007	Year ended December 31, 2006
	(See Note 2)	(See Note 2)
Operating Activities
Net Income (Loss)	$2.5	$(5.1)
Adjustments to reconcile Net Income (Loss) to Net Cash used in Operating Activities:
Non-cash Interest Expense	2.4	5.4
Depreciation and Amortization of Debt Issuance Costs	4.8	11.6
Equity in Losses from Unconsolidated Joint Venture	—	0.4
Pension Plan Contributions	(5.9)	(8.0)
Pension Plan Expense	3.7	11.3
Pension Curtailment	—	(7.4)
Provision for Deferred Income Taxes—net	0.3	1.1
Other Non-cash charges	1.9	1.0
Changes in Operating Assets and Liabilities:
Accounts Receivable Trade—net	(1.2)	(0.6)
Inventories—net	(39.5)	(11.5)
Prepaid Expenses and Other Current and Long-Term Assets	(8.1)	(1.2)
Accounts Payable	8.2	5.8
Income Taxes Payable	(1.4)	0.1
Other Accrued and Long-Term Liabilities	(7.0)	10.3

Net Cash provided by (used in) Operating Activities	(39.3)	13.2

Investing Activities
Purchase of Property, Plant and Equipment	(2.1)	(7.1)
Premiums paid for Company Owned Life Insurance	(0.2)	(0.6)
Seller Related Expenses Paid by Remington	(4.7)	—
Transaction Costs Related to the Acquisition	(5.1)	—
Cash Contribution to Unconsolidated Joint Venture	—	(0.2)

Net Cash used in Investing Activities	(12.1)	(7.9)

Financing Activities
Proceeds from Revolving Credit Facility	103.1	178.3
Payments on Revolving Credit Facility	(37.3)	(178.3)
Cash Withheld from Sellers Provided by AHA	4.7	—
Debt Issuance Costs	(5.2)	(0.8)
Principal Payments on Long-Term Debt	(0.1)	(0.3)
Conversion of Remington Stock Liability to Equity	—	0.3
Change in Book Overdraft	(4.5)	(4.4)

Net Cash (used in) provided by Financing Activities	60.7	(5.2)

Change in Cash and Cash Equivalents	9.3	0.1
Cash and Cash Equivalents at Beginning of Year	0.7	0.6

Cash and Cash Equivalents at End of Year	$10.0	$0.7

Supplemental Cash Flow Information:
Cash Paid During the Year for:
Interest	$11.8	$26.0
Income Taxes	$0.1	$—
Previously accrued Capital Expenditures	$0.6	$1.3
Noncash Financing and Investing Activities:
Financing of insurance policies	$1.9	$3.1
Change in Capital Expenditures Capitalized	$—	$(0.7)
Capital Lease Obligations Incurred	$—	$0.2
Conversion of Parent Company Stock Liability to Equity	$0.1	$0.3

The accompanying notes are an integral part of these consolidated financial statements.

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ IN MILLIONS)

1. Organization

              RACI Holding, Inc. (the "Company") has no operating activities other than activities as a holding company for the stockholders of Remington Arms Company, Inc. and its subsidiaries RA Brands, L.L.C., Remington Steam LLC, and RA Factors, Inc. (which was merged into Remington as of December 31, 2006) (together, "Remington" or "Subsidiary"). Founded in 1816, Remington designs, manufactures and markets a comprehensive line of primarily firearms, ammunition and related products for the global hunting and shooting sports marketplace, primarily under the Remington® brand name. Remington is engaged in the design, manufacture, import and sale of primarily sporting goods products for the hunting/shooting sports and related markets. Remington also designs, manufactures and sells certain products to certain federal agency, law enforcement, and military markets including the firearms, ammunition, and surveillance technology products. In addition, Remington was partnered in a joint venture to sell advanced mobile license plate reading technology products to state and local law enforcement agencies along with certain federal agencies. Remington's product lines consist of firearms, ammunition, hunting/gun care accessories, clay targets, licensed products, powder metal products, and technology and security products sold under the Remington name and other labels. Remington's products are distributed throughout the United States and in over 60 other countries (including Canada, Europe, and Asia). In the United States, Remington products are distributed primarily through a network of wholesalers and retailers who purchase the product directly from Remington for resale to gun dealers and end users, respectively. The end users include sportsmen, hunters, target shooters, gun collectors, and members of law enforcement and other government organizations.

Basis of Presentation

              The accompanying financial statements include only the accounts of the Company on a consolidated basis. All significant related party transactions have been disclosed in the accompanying notes. There are no significant intercompany accounts or transactions to eliminate in consolidation.

2. Subsequent Event—Acquisition of RACI Holding, Inc. by Freedom Group, Inc. (FGI—Formerly American Heritage Arms, LLC)

              The shares of the Company, the sole stockholder of Remington, were purchased by FGI on May 31, 2007 (the "Closing Date"), pursuant to the stock purchase agreement dated as of April 4, 2007 (the "Stock Purchase Agreement"), between the Company, its stockholders and holders of deferred stock (including the ownership interests represented by Bruckmann, Rosser, Sherrill & Co. II, L.P. and the Clayton & Dubilier Private Equity Fund IV Limited Partnership (the "CDR Fund")), as well as the Company's stock option holders (the "FGI Acquisition").

              On the Closing Date of the FGI Acquisition, pursuant to the terms of the Stock Purchase Agreement, FGI acquired all of the capital stock of the Company, consisting of 205,208 shares of issued and outstanding Class A common stock, par value $0.01 per share (the "Common Stock") and 5,851 deferred shares of Common Stock (which were converted into shares of Common Stock on the Closing Date), at a value of $330.47 per share less related selling expenses, taxes and amounts placed in escrow. In addition, among other things, on the Closing Date outstanding options to purchase 10,635 shares of Holding Common Stock (the "Stock Options"), which constituted all of the outstanding Stock Options, immediately vested subject to the applicable change in control provisions in the Company's

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

2. Subsequent Event—Acquisition of RACI Holding, Inc. by Freedom Group, Inc. (FGI—Formerly American Heritage Arms, LLC) (Continued)

1999 Stock Incentive Plan and 2003 Stock Option Plan. Remington made option cancellation payments representing the purchase price of $330.47 per share less the strike price of $220.31 with respect to each Stock Option less related selling expenses, amounts placed in escrow and related withholding taxes. FGI provided the funds to the Company which, in turn, were provided to Remington to make these option cancellation payments. On the Closing Date, FGI also provided the Company with approximately $48.2 to pay and satisfy in full as of the Closing Date the full outstanding amount of principal and interest of Senior Note A due 2011 and Senior Note B due 2012 issued by the Company and held by the CDR Fund (the "Holding Notes"). The payment for the Common Stock and converted deferred shares of Common Stock, the Stock Option cancellation payment and repayment of the Holding Notes was funded by FGI's available cash. In addition, Remington obtained all necessary waivers, amendments and consents so that Remington's Credit Agreement and the indebtedness evidenced by the 10.5% Senior Notes due 2011 (the "Notes") remained outstanding and not in default.

Acquisition-related costs

              During the period from January 1, 2007 to May 31, 2007, the Company expensed $5.2 of costs related to the FGI Acquisition. These costs, which are included in "Selling, General & Administrative Expenses", consist of accounting, legal, insurance and other costs associated with the FGI Acquisition. A compensation charge of approximately $1.5 related to the accelerated vesting and buyout of stock options and the conversion of the deferred shares to equity was recorded as well as a mark-to-market charge of $0.2 related to redeemable shares was also recorded.

3. Significant Accounting Policies

Cash and Cash Equivalents

              Cash and cash equivalents include demand deposits with banks and highly liquid investments with remaining maturities, when purchased, of three months or less.

Inventories

              Inventories are stated at the lower of cost or market. The cost of inventories is determined by the first-in, first-out ("FIFO") method. Inventory costs associated with Semi-Finished Products and Finished Products include material, labor, and overhead; while costs associated with Raw Materials include only material. The Company provides inventory allowances for any excess and obsolete inventories.

Supplies

              The cost of supplies is determined by the average cost method adjusted to the lower of cost or market.

Service and Warranty

              The Company supports service and repair facilities for all of its firearm products, with the exception of its internationally sourced product lines, which are serviced and repaired by the

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

3. Significant Accounting Policies (Continued)

Company's third party vendor, in order to meet the service needs of its distributors, customers and consumers worldwide.

              The Company provides consumer warranties against manufacturing defects in all firearm products manufactured in the United States. Estimated future warranty costs are accrued at the time of sale. Product modifications or corrections are voluntary steps taken by the Company to assure proper usage or performance of a product by consumers. The cost associated with product modifications and/or corrections is recognized in accordance with Statement of Financial Accounting Standard No. 5, Accounting for Contingencies ("SFAS 5"), and charged to operations.

Property, Plant and Equipment

              Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is determined on a straight-line basis over the estimated lives of the assets. The estimated useful lives are principally 10 to 40 years for buildings and improvements, and 3 to 15 years for machinery and equipment.

              In accordance with SFAS 144, management assesses property, plant and equipment for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, management projects undiscounted future cash flows resulting from the use of the asset over the remaining life of the asset. If these projected cash flows are less than the carrying amount of the asset, an impairment loss is recognized, resulting in a write-down of property, plant and equipment with a corresponding charge to operating income. Any impairment loss is measured based upon the difference between the carrying amount of the asset and the present value of future cash flows. The Company uses a discount rate equal to its average cost of funds to discount the expected future cash flows. There were no assets deemed impaired as of May 31, 2007. See Note 5 for impairment charges incurred in 2006.

              Maintenance and repairs are charged to operations, replacements and betterments are capitalized. Computer hardware and software costs under capital leases are amortized over the term of the lease. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized in operations, included in the other income, net line item on the consolidated statement of operations.

              Interest is capitalized in connection with the construction of major projects. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's useful life. There was no capitalized interest for the period ended May 31, 2007 or the year ended December 31, 2006.

Goodwill, Goodwill Impairment, Intangible Assets and Debt Issuance Costs

              Management assesses goodwill for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. Each year the Company tests for impairment of goodwill according to a two-step approach. In the first step, the Company estimates the fair values of its reporting units using the present value of future cash flows approach, subject to a comparison for reasonableness to its market capitalization at the date of valuation. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of the

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

3. Significant Accounting Policies (Continued)

impairment loss, if any. In the second step the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step less the fair values of all other net tangible and intangible assets of the reporting unit. If the carrying amount of the goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill. In addition, goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. For other intangible assets, the impairment test consists of a comparison of the fair value of the intangible assets to their respective carrying amount. The Company uses a discount rate equal to its average cost of funds to discount the expected future cash flows. There was no goodwill or intangible assets deemed impaired for the period ended May 31, 2007 and the year ended December 31, 2006.

              Debt issuance costs are amortized over the life of the related debt or amendment. Amortization expense for debt issuance costs in the period from January 1, 2007 through May 31, 2007 and the year ended December 31, 2006 was $0.6 and $1.6, respectively.

Stock Options

              Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment ("SFAS 123R"). Because Remington Arms Company, Inc. is a debt registrant, it is considered a nonpublic company for purposes of applying SFAS 123R. All stock purchase and option plans outstanding are associated with common shares of the Company. In addition, because the shares underlying management's stock options were accounted for by the Company as liabilities under Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"), the stock options were considered liabilities under SFAS 123R. Since the Company meets the definition of a private company and the stock options were considered liabilities, the Company was permitted to choose its valuation approach as a matter of accounting policy. The Company elected to account for its stock options using the intrinsic value method. SFAS 123R requires the Company to make this valuation at each balance sheet date and record any gain or loss in the Company's consolidated statement of operations.

              The adoption on January 1, 2006 had no impact on the Company's consolidated financial statements because at adoption, all issued options were out-of-the-money, as they all had an exercise price of $220.31 per share compared to a fair value of $160 per share. On January 1, 2006, the Company had two stock-based compensation plans, with 284 vested options and 12,621 unvested options. The 12,621 unvested options had a total weighted average remaining term of 4.2 years.

              At December 31, 2006, the Company had two stock-based compensation plans, with 427 vested options and 10,208 unvested options. The 10,208 unvested options have a total weighted average remaining term of 3.3 years. For the year ended December 31, 2006, there have been no option grants, exercises, conversions or expirations. The decrease of 2,270 issued options since January 1, 2006 is the result of forfeitures of unvested stock options associated with the departure of the Company's former Chief Operating Officer. All of the 10,635 issued options at December 31, 2006, regardless of vesting, have an exercise price of $220.31 per share compared to an estimated fair value of $270 per share. Accordingly, these two plans had total unvested stock-based compensation expense of $0.2, and total

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

3. Significant Accounting Policies (Continued)

stock-based compensation expense, recognized in selling, general and administrative expenses, aggregated $0.3 all of which was recorded in the fourth quarter of 2006.

              As a result of the change in control as described in Note 2, the Company incurred $1.5 of compensation cost related to the remainder of the unvested Stock Options held by employees and directors of Remington and the conversion of deferred shares to equity held by employees of Remington, which was recorded in other income for the period ended May 31, 2007. On the Closing Date, all of the outstanding Stock Options immediately vested subject to the applicable change in control provisions in the Company's 1999 Stock Incentive Plan and 2003 Stock Option Plan. Remington made option cancellation payments in the aggregate of approximately $0.7 on the Closing Date, which represents the purchase price of $330.47 per share less the strike price of $220.31 with respect to each Stock Option less related expenses, amounts placed in escrow and related taxes. In addition, on the Closing Date, the deferred shares were converted to equity and subsequently purchased by FGI.

Product Liability

              The Company provides for estimated defense and settlement costs related to product liabilities when it becomes probable that a liability has been incurred and reasonable estimates of such costs are available in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies ("SFAS 5"). The Company maintains insurance coverage for product liability claims, subject to certain policy limits and to certain self-insured retentions for personal injury or property damage relating to occurrences arising after December 1, 1993. The current insurance policy extends through November 30, 2008. Product liabilities are recorded at the Company's best estimate of the most probable exposure in accordance with SFAS 5, including consideration of historical payment experience and the self-insured retention limits. For the period ended May 31, 2007 and year ended December 31, 2006, there were no recoveries recorded. Management uses independent advisors in their determination of the accrual. For the period from January 1, 2007 to May 31, 2007 and the year ended December 31, 2006, the Company made total payments of $1.1 and $3.2, respectively (including pre-Acquisition occurrences for which the Company assumed responsibility) related to defense and settlement costs. See Note 15.

Revenue Recognition

              Sales, net of an estimate for discounts, returns, rebates and allowances, and related cost of sales are recorded in income when goods are shipped at which time risk of loss and title transfers to the customer in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"), as amended by Staff Accounting Bulletin No. 104, Revenue Recognition ("SAB 104"). Sales are presented net of Federal Excise Taxes of $12.1 and $37.4 for the period from January 1, 2007 through May 31, 2007 and year ended December 31, 2006, respectively.

              The Company has historically followed the industry practice of selling firearms in certain sales distribution channels pursuant to a "dating" plan, allowing the customer to purchase these products commencing in December (the start of the Company's dating plan year) and to pay for them on extended terms. Discounts are offered for early payment under this plan. The Company believes that allowing extended payment terms for early orders helps to level out the demand for these otherwise seasonal products throughout the year and accordingly helps facilitate a more efficient manufacturing

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

3. Significant Accounting Policies (Continued)

schedule. Historically, use of the dating plan has had the effect of shifting some firearms sales from the second and third quarters to the first and fourth quarters. As a competitive measure, the Company also offers extended terms on select ammunition purchases. Use of the dating plans, however, also results in deferral of collection of accounts receivable. While we have historically followed the industry practice of selling products pursuant to a "dating" plan, we have commenced to shorten the duration of these terms in order to increase cash flow and working capital. Customers do not have the right to return unsold products.

Shipping and Handling Costs

              Shipping and handling costs are included in Selling, General and Administrative expense and are expensed as incurred. Shipping and handling costs totaled $4.5 and $12.3 for the period from January 1, 2007 through May 31, 2007 and the year ended December 31, 2006, respectively.

Advertising and Promotions

              Advertising and promotional costs including print ads, commercials, catalogs, brochures and co-op are expensed during the year incurred. Advertising and promotional costs totaled $8.0 and $11.1 for the period from January 1, 2007 through May 31, 2007 and the year ended December 31, 2006, respectively. The Company licenses certain of its brands and trademarks. The income from such licensing was $1.2 and $3.6 for the period from January 1, 2007 through May 31, 2007 and the year ended December 31, 2006, respectively, which is reflected in Other Income, net.

Research and Development Costs

              Internal research and development costs including salaries, administrative expenses, building operating costs of our research and development facility, and related project expenses are expensed as incurred. Research and development costs totaled $2.7 and $6.4 for the period from January 1, 2007 through May 31, 2007 and the year ended December 31, 2006, respectively.

Self-Insurance

              The Company is self-insured for elements of its employee benefit plans including, among others, medical, workers' compensation and elements of its property and liability insurance programs, but limits its liability through stop-loss insurance and annual plan maximum coverage limits. Self-insurance liabilities are based on claims filed and estimates for claims incurred but not yet reported.

Income Taxes

              The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

3. Significant Accounting Policies (Continued)

which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded when it is more likely than not that the deferred tax asset will not be recognized.

              Effective January 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 requires a company to evaluate whether the tax position taken by a company will more likely than not be sustained upon examination by the appropriate taxing authority. It also provides guidance on how a company should measure the amount of benefit that the company is to recognize in its financial statements. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company's reassessment of our tax positions in accordance with FIN 48 did not have a material impact on our results of operations, financial condition or liquidity. The Company's continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

              The Company files a consolidated federal tax return with Remington. The Company and Remington have entered into a Tax Sharing Agreement. The agreement provides that consolidated federal and state tax liabilities are allocated among the members with positive taxable income. Therefore, the agreement does not provide for payment to the Company for losses availed of by the profitable members of the affiliated group. Accordingly, the Company is deemed to have contributed the amount of the tax benefits, if any, as a contribution of capital to Remington.

Use of Estimates

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reported period. The more significant estimates made by management include values assigned to allowances for uncollectible notes receivable and the carrying value of its investment in Remington. In addition, the Company is subject to management's estimates and assumptions for Remington, the most significant of which include reserves for product liability claims, medical claims, workers compensation claims, warranty claims and employee benefit plans. Actual amounts may differ from those estimates and such differences could be material.

              Management has estimated that the fair value of cash and accrued interest approximates the carrying value due to the relatively short period of time until expected realization. The fair value of the long-term debt and redeemable shares are disclosed in Notes 6 and 10, respectively.

New Accounting Pronouncements

              In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements regarding fair value measurement. Where applicable, SFAS 157 simplifies and codifies fair value related guidance previously issued within GAAP. Although SFAS 157 does not require any new fair value measurements, its application may, in certain instances, change current practice. SFAS 157 is

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

3. Significant Accounting Policies (Continued)

effective for the Company beginning January 1, 2008. As a result of adoption of SFAS 157, there has been minimal, if any, impact on our results of operations, financial condition and liquidity and no impact for the period from January 1, 2007 through May 31, 2007 and the year ended December 31, 2006.

              In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. SFAS 159 is effective for the Company as of January 1, 2008. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption. As a result of adoption of SFAS 159, there has been minimal, if any, impact on our results of operations, financial condition and liquidity and no impact for the period from January 1, 2007 through May 31, 2007 and the year ended December 31, 2006.

              In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations ("SFAS 141(R)"). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets acquired, liabilities assumed and any non-controlling interest at their fair values as of the acquisition date. SFAS 141(R) also requires that acquisition-related costs be recognized separately from the acquisition. SFAS 141(R) amends the goodwill impairment test requirements in SFAS 142. For a goodwill impairment test as of a date after the effective date of SFAS 141(R), the value of the reporting unit and the amount of implied goodwill, calculated in the second step of the test, will be determined in accordance with the measurement and recognition guidance on accounting for business combinations under SFAS 141(R). This change could effect the determination of what amount, if any, should be recognized as an impairment loss for goodwill recorded before the effective date of SFAS 141(R). This accounting became effective January 1, 2009 for the Company and applies to goodwill related to acquisitions accounted for originally under SFAS 141 as well as those accounted for under SFAS 141(R). The adoption of SFAS 141(R) is not expected to have a material impact on our results of operations, financial condition and equity.

              In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements ("SFAS 160"). This standard is intended to improve, simplify, and converge internationally the reporting of noncontrolling interests in consolidated financial statements. SFAS 160 requires all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statements. Moreover, SFAS 160 requires that transactions between an entity and noncontrolling interests be treated as equity transactions. SFAS 160 is effective for fiscal years beginning after December 15, 2008. Consequently, SFAS 160 was implemented by the Company

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

3. Significant Accounting Policies (Continued)

on January 1, 2009. As of January 1, 2009, the Company now accounts for its consolidated joint venture, EOTAC, under the rules of SFAS 160.

              In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS 161"). The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. The new standard is also intended to improve transparency about the location and amounts of derivative instruments in an entity's financial statements; how derivative instruments and related hedged items are accounted for under SFAS 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. SFAS 161 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity's liquidity by requiring disclosure of derivative features that are credit risk-related and requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS 161 is not expected to have a material impact on our results of operations, financial condition and equity.

              In April 2008, the FASB issued Final FASB Staff Position ("FSP") No. FAS 142-3, Determination of the Useful Life of Intangible Assets ("FSP 142-3"). The guidance is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets, and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), Business Combinations, and other guidance under U.S. generally accepted accounting principles ("GAAP"). FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. Early adoption is prohibited. The adoption of FSP 142-3 is not expected to have an impact on our results of operations, financial condition and equity.

              In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States (the GAAP hierarchy). SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." The adoption of SFAS 162 is not expected to have an impact on our results of operations, financial condition and equity.

              In September 2008, the FASB issued FASB Staff Position (FSP) No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 ("FSP 133-1"). FSP 133-1 is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives. It amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, to require disclosures by sellers of credit derivatives, including credit derivatives embedded in hybrid instruments. The FSP also amends FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

3. Significant Accounting Policies (Continued)

Including Indirect Guarantees of Indebtedness to Others, to require an additional disclosure about the current status of the payment/performance risk of a guarantee. FSP 133-1 was effective for reporting periods (annual or interim) ending after November 15, 2008. The adoption of FSP 133-1 did not have an impact on our results of operations, financial condition and equity.

              In November 2008, the FASB issued Emerging Issues Task Force Issue 08-6 ("EITF 08-6"), Equity Method Investment Accounting Considerations. EITF 08-6 addresses questions about the potential effect of FASB Statement 141R Business Combinations and FASB Statement 160 Noncontrolling Interests in Consolidated Financial Statements on equity-method accounting under Opinion 18. EITF 08-6 would be effective prospectively for fiscal years beginning on or after December 15, 2008. We are currently evaluating the potential impact of adopting EITF 08-6.

              In December 2008, the FASB issued FSP FAS 132(R)-1 ("FSP 132R-1"), Employers' Disclosures about Postretirement Benefit Plan Assets. This FASB Staff Position (FSP) amends FASB Statement No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer's disclosures about plan assets of a defined benefit pension or other postretirement plan. The effective date for FSP 132R-1 is for fiscal years ending after December 15, 2009, although early adoption is permitted. Comparative disclosures for earlier periods are not required at initial adoptions, although comparative disclosures are required for periods subsequent to initial adoption. We are currently evaluating the potential impact of adopting FSP 132R-1.

              In April 2009, the FASB issued FSP SFAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly ("FSP SFAS 157-4"). FSP SFAS 157-4 provides guidelines for making fair value measurements more consistent with the principles presented in SFAS 157, Fair Value Measurements ("SFAS 157"). FSP SFAS 157-4 relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms what SFAS 157 states is the objective of fair value measurement—to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. FSP SFAS 157-4 is effective for interim and annual periods ending after June 15, 2009. The Company does not expect the adoption of FSP SFAS 157-4 will have a significant impact on its results of operations, financial condition and equity.

              In April 2009, the FASB issued FSP SFAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments ("FSP SFAS 107-1"). FSP SFAS 107-1 enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP SFAS 107-1 relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to issuing FSP SFAS 107-1, fair values for these assets and liabilities were only disclosed once a year. FSP SFAS 107-1 now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value. FSP SFAS 107-1 is effective for interim and annual periods ending after June 15, 2009. The Company does not expect the adoption of FSP SFAS 107-1 will have a significant impact on its results of operations, financial condition and equity.

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

3. Significant Accounting Policies (Continued)

              In April 2009, the FASB issued FSP SFAS 115-2 and SFAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments ("FSP SFAS 115-2"), provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. FSP SFAS 115-2 on other-than-temporary impairments is intended to bring greater consistency to the timing of impairment recognition, and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. FSP SFAS 115-2 also requires increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. FSP SFAS 115-2 is effective for interim and annual periods ending after June 15, 2009. The Company does not expect the adoption of FSP SFAS 115-2 will have a significant impact on its results of operations, financial condition and equity.

4. Impairment Charges

              In accordance with SFAS 144, management assesses property, plant and equipment for impairment whenever facts and circumstances indicate that the carrying value amount may not be fully recoverable. In 2007, management determined that there were no further facts and circumstances to indicate that the carrying value amount may not be fully recoverable. As a result, there were no impairment charges incurred from the period beginning January 1, 2007 through May 31, 2007.

              SFAS 142 indicates that if other types of assets (in addition to goodwill) of a reporting unit are being tested for impairment at the same time as goodwill, then those assets are to be tested for impairment prior to performing the goodwill impairment testing. Since there were no other assets of a reporting unit being tested for impairment in 2007, no SFAS 142 testing was deemed necessary.

              As of year end December 31, 2006, the Company performed an evaluation for impairment in accordance with its policy and SFAS 144 on certain of its fixed assets and recorded an associated impairment charge of $0.2 in the accompanying statement of operations. The evaluation in 2006 was triggered from the Company completing its budget process for the 2007 fiscal year and determining that certain assets would have a decline in the extent and manner in which they are currently being used due to changes in product offerings. Management compared the expected undiscounted cash flows from the fixed assets with the carrying value of these same fixed assets, and concluded that impairment existed. The resulting impairment charge was determined by the difference between the fair value estimated using a discounted cash flow model and the carrying value of the fixed assets.

              At December 31, 2006, the remaining carrying value associated with the Clay Targets reporting unit for trademarks, property and equipment were not determined to be impaired. As of September 30, 2006, the Company performed the required annual evaluation for impairment evaluation for goodwill and trademarks in accordance with the provisions of SFAS 142 and determined that there was no impairment.

5. Debt

              On March 15, 2006, Remington entered into the Amended and Restated Credit Agreement, which replaced the credit agreement, dated as of January 24, 2003, as amended through October 14, 2005, among Remington, RA Factors, Inc., Wachovia Bank, N.A., as Agent, and the lenders from time

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

5. Debt (Continued)

to time party thereto (the "2003 Credit Agreement"). Existing fees of approximately $1.4 that were previously capitalized as debt issuance costs were written off as part of the $5.2 of debt issuance costs written off related to the FGI Acquisition.

6. Concentrations of Credit Risk

              Sales to the Company's largest customer, Wal-Mart, comprised approximately 13% of sales from the period January 1, 2007 through May 31, 2007 and 18% in 2006. No other customer accounted for sales equal to or greater than 10% of sales for the periods or years presented. Bad debt expense, net of any recoveries, was ($0.1) and $0.8 from the period from January 1, 2007 through May 31, 2007 and 2006, respectively.

7. Depreciation Expense

              Depreciation expense for the period from January 1, 2007 through May 31, 2007 was $4.2. Depreciation expense for the year ended December 31, 2006 was $10.0.

8. Warranty Costs

              The Company provides consumer warranties against manufacturing defects on all firearm products manufactured in the United States. Estimated future warranty costs are accrued at the time of sale, using the percentage of actual historical repairs to shipments for the same period, which is included in other accrued liabilities. Product modifications or corrections are voluntary steps taken by the Company to assure proper usage or performance of a product by consumers. The cost associated with product modifications and or corrections are recognized in accordance with SFAS 5, and charged to operations. Expense charged to the statement of operations for modifications and corrections were ($0.1) and zero for the period from January 1, 2007 through May 31, 2007 and the year ended December 31, 2006, respectively.

              In addition to our warranty, we have a nationwide product safety program under which we offer to clean, inspect and modify certain bolt action centerfire firearms manufactured prior to 1982 to remove the bolt-lock feature. Expense charged for costs of the product safety program was less than $0.1 for the period from January 1, 2007 through May 31, 2007 and the year end December 31, 2006.

9. Stock Compensation Plans

              As a result of the change in control as described in Note 2, Remington incurred $1.5 and $0.3 of compensation cost for the period from January 1, 2007 through May 31, 2007 and 2006, respectively, related to the remainder of the unvested Stock Options held by employees and directors of Remington and the deferred shares held by employees of Remington. On the Closing Date, all of the outstanding Stock Options immediately vested subject to the applicable change in control provisions in the Company's 1999 Stock Incentive Plan and 2003 Stock Option Plan. Remington made option cancellation payments in the aggregate of approximately $0.7 on the Closing Date, which represents the purchase price of $330.47 per share less the strike price of $220.31 with respect to each Stock Option less related expenses, amounts placed in escrow and related taxes. In addition, on the Closing Date the deferred shares were converted to equity and subsequently purchased by FGI.

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

9. Stock Compensation Plans (Continued)

              As of December 31, 2006, the Company had reserved 39,615 shares of the Class A Common Stock, par value $.01 per share ("Common Stock") for issuance in accordance with the terms of the RACI Holding, Inc. Stock Incentive Plan (the "1999 Stock Incentive Plan") and the RACI Holding, Inc. 2003 Stock Option Plan (the "2003 Stock Option Plan").

              As of December 31, 2006, 2,089 redeemable shares of Class A Common Stock, 5,851 redeemable deferred shares of Class A Common Stock and 427 matching options had been issued under the 1999 Stock Incentive Plan. Options to purchase 12,478 shares of Class A Common Stock were been granted under the 2003 Stock Option Plan. Remington's former Chief Operating Officer Ronald H. Bristol II resigned from his employment with Remington effective February 28, 2006, and entered into an agreement whereby his outstanding 2,270 options were cancelled, and his 781 deferred shares and 141 redeemable shares were converted into Class A Common Stock of the Company.

              At December 31, 2006, the board of directors had assessed the fair value of Common Stock to be approximately $270.00 per share utilizing the assistance of a third party valuation consultant.

              The 2,089 redeemable shares and 5,851 redeemable deferred shares represented shares of Common Stock subject to certain future events occurring. The redeemable and redeemable deferred shares met the criteria for liability classification under SFAS 150 since holders of the shares could require the Company to repurchase, under certain conditions, namely death, disability or retirement at a normal retirement age, all of such shares, upon written notification. These shares did not meet the recording criteria of SFAS 150 due to FSP 150-3. At December 31, 2006, the fair value of the redeemable shares and redeemable deferred shares outstanding was $0.5 and $1.3, respectively, based on the shares outstanding and the Company's valuation of Class A Common Stock at the date of the last significant equity refinancing, $220.31 at February 2003. Prospective changes in the Company's valuation of Class A Common Stock had a corresponding proportionate affect on the settlement value of the redeemable and redeemable deferred shares, although these amounts were not be recorded until redemption was deemed probable in accordance with FSP 150-3. Nevertheless, if the Company were required to record the shares at fair value, the Company would have redeemable shares and redeemable deferred shares liabilities outstanding of $0.6 and $1.6 if such redemption had been deemed probable at December 31, 2006, with the corresponding decrease from the current recorded value of $0.4 recorded as income in the period, due to the decline in the share value from $220.31 to $270 per share.

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

9. Stock Compensation Plans (Continued)

              The following is a summary of Redeemable Shares, Redeemable Deferred Shares and Common Stock activity during 2006 and the period ended May 31, 2007:

	Redeemable Shares	Redeemable Deferred Shares	Common Stock
Outstanding at January 1, 2006	2,230	6,637	202,194
Granted	—	—	925
Exercised	—	—	—
Cancelled/Forfeited	141	786	—

Outstanding at December 31, 2006	2,089	5,851	203,119

Granted	—	—	—
Settled in Connection with FGI Acquisition (Note 2)	2,089	5,851	203,119

Outstanding at May 31, 2007	—	—	—

              At December 31, 2006 options to purchase 10,635 shares of Common Stock were outstanding, at a per share exercise price of $220.31, of which 427 options were exercisable. Subject to the continued service of any option-holder, 427 of the options would vest ratably on the first, second and third anniversaries of the options' grant date; 5,104 of the options would vest ratably on the fourth and fifth anniversaries of the options' grant date and 5,104 of the options would vest on the ninth anniversary of the grant date. The vesting of options could be accelerated upon the occurrence of certain events specified in the plans including a change in control as defined therein. Options not exercised would expire on the tenth anniversary of the date of grant. The following is a summary of stock option activity under the 1999 Stock Incentive Plan and the 2003 Stock Option Plan:

	2006
	Shares	Wtd. Avg. Exercise Price
Outstanding at January 1,	12,905	$220.31
Granted	—	—
Exercised	—	—
Cancelled/Forfeited	2,270	220.31

Outstanding at December 31,	10,635	$220.31

Exercisable at December 31,	427	$220.31

Weighted Average Fair Value of Options Granted	NA

              The exercise price of all outstanding options at December 31, 2006, is $220.31, and the weighted average contractual life on the unvested options outstanding at December 31, 2006 was 3.3 years. Included in the 10,635 options above are 1,071 options that were granted in 2003, which are accounted for under FIN 44, "Accounting for Certain Transactions involving Stock Compensation." If the market value of class A common stock were to increase, the Company was required to recognize,

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

9. Stock Compensation Plans (Continued)

as expense, the incremental difference above the grant value. For the remaining 9,564 shares of stock, the Company has adopted the disclosure-only provisions of SFAS No. 123, as amended by SFAS No. 148, "Accounting for Stock-Based Compensation." See Note 4, "Significant Accounting Policies."

              As a result of the change in control as described in Note 2, the Company incurred $1.5 of compensation cost related to the remainder of the unvested Stock Options held by employees and directors of Remington and the conversion of deferred shares to equity held by employees of Remington, which was recorded in other income for the period ended May 31, 2007. On the Closing Date, all of the outstanding Stock Options immediately vested subject to the applicable change in control provisions in Holding's 1999 Stock Incentive Plan and 2003 Stock Option Plan.

10. Income Taxes

              As of May 31, 2007, a valuation allowance of $22.9 is required as compared to a valuation allowance of approximately $27.3 established against deferred tax assets in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109") as of December 31, 2006.

              Income tax payments were approximately $0.1 in the period from January 1, 2007 through May 31, 2007 and $0.0 in 2006. In 2006, there was a net tax refund of approximately $2.4. There was no net tax refund in the period from January 1, 2007 through May 31, 2007.

              At December 31, 2006 the Company has various losses, credit and other carry-forwards available to reduce future taxable income and tax thereon. The carry-forwards, as well as the related tax benefits associated with the carry-forwards, will expire as follows:

Expiration	US Federal loss carry-forwards	State loss carry-forwards	Tax credit and other carry-forwards
1 – 5 years	$—	$0.2	$—
6 – 20 years	7.3	2.1	1.1
Beyond 20 years	—	—	2.1

Total	$7.3	$2.3	$3.2

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

10. Income Taxes (Continued)

              The provision (benefit) for income taxes consists of the following components:

	January 1 – May 31, 2007	2006
Federal:
Current	$0.9	$—
Deferred	0.3	0.9
State:
Current	0.1	(0.2)
Deferred	—	0.2

	$1.3	$0.9

              The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rates:

	January 1 – May 31 2007	2006
Federal statutory rate	35.0%	35.0%
State income taxes, net of federal benefits	5.2	(60.9)
Permanent differences	1.8	(8.5)
State tax credits, net of federal benefits	4.4	(6.1)
Change in valuation allowance	(35.9)	175.3
Federal tax credits	—	—
Federal net operating loss	—	(56.4)
Other	2.1	(3.4)

Effective income tax rate	12.6%	75.0%

              The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"), on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized no material adjustment in the liability for unrecognized tax benefits.

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

10. Income Taxes (Continued)

A reconciliation of the change in gross unrecognized tax benefits from January 1, 2007 to May 31, 2007 is as follows:

Gross Unrecognized Tax Benefits	Gross Amount
Balance January 1, 2007	$1.7
Gross increases/(decreases) in unrecognized benefits taken during prior period (predecessor)	—
Gross increases/(decreases) in unrecognized benefits taken during current period (successor)	—
Gross decreases because of settlement (predecessor)	—
Gross decreases because of lapse in applicable statute of limitations (predecessor)	—

Balance May 31, 2007	$1.7

              Of the May 31, 2007 balance in unrecognized tax positions, $1.7 would not, if recognized, affect the annual effective tax rate, but would impact goodwill. As of May 31, 2007, changes to our tax positions that are reasonably possible in the next twelve months are not considered material.

              The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company recognized an immaterial amount of expense associated with interest and penalties for the period January 1, 2007 through May 31, 2007.

              We are currently subject to ongoing audits by federal and various state tax authorities. Depending on the outcome of these audits, we may be required to pay additional taxes. However, we do not believe that any additional taxes and related interest or penalties would have a material impact on the Company's financial position, results of operations, or cash flows. The tax years 2004 through 2007 remain open to examination by the major tax jurisdictions to which we are subject.

11. Pension Plans:

Defined Benefit Pension Plans:

Adoption of SFAS No. 158:

              Remington sponsors a defined benefit pension plan (the "Plan") and a supplemental defined benefit pension plan (the "SERP"). For disclosure purposes, the Plan and the SERP have been combined.

Pension Curtailment:

              On October 9, 2006, Remington's Board of Directors approved amendments to the Plan and the SERP for our salaried employees (the "2006 Amendments") to be effective January 1, 2008. As a result of the amendments made to the Plan and SERP, as approved by the Board of Directors since 2006, all future benefits were frozen as of January 1, 2008. For service accrued up to January 1, 2008,

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

11. Pension Plans: (Continued)

the pension calculations did not change. The amendments resulted in Remington recognizing curtailment gains of $7.4 in 2006.

              The following provides a reconciliation of benefit obligations, plan assets and funded status of the Plan and the SERP:

Change in Benefit Obligation:

	January 1 – May 31, 2007	2006
Benefit Obligation at Beginning of Period	$178.7	$176.1
Service Cost	2.0	5.1
Interest Cost	4.4	10.0
Plan Amendments/Curtailment	—	(7.4)
Actuarial Assumption Changes	—	(6.1)
Actuarial (Gain)/Loss	—	6.9
Benefits Paid	(2.9)	(5.9)

Benefit Obligation at End of Period	$182.2	$178.7

	January 1 – May 31, 2007	2006
Funded Status	$(33.6)	$(43.6)
Unamortized Prior Service Cost	—	(0.4)
Unrecognized Net Actuarial Loss	—	17.5

Net amount recognized in the balance sheet	$(33.6)	$(26.5)

Change in Plan Assets:

	January 1 – May 31, 2007	2006
Fair Value of Plan Assets at Beginning of Period	$135.1	$117.4
Actual Return on Plan Assets	10.5	16.1
Employer Contributions	5.9	8.1
Benefits Paid and Expenses	(2.9)	(6.5)

Fair Value of Plan Assets at End of Period	$148.6	$135.1

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

11. Pension Plans: (Continued)

              Following is certain information about our pension plans that have accumulated benefit obligations in excess of the fair value of their plan assets as of:

	May 31, 2007	2006
Projected benefit obligation	$182.2	$178.7
Accumulated benefit obligation	174.7	171.1
Fair value of plan assets	148.6	135.1

Components of Net Periodic Pension Cost:

	2007	2006
	January 1 – May 31	December 31
Service Cost	$2.0	$5.1
Interest Cost	4.4	10.0
Return on Assets	(4.4)	(9.7)
Amortization of Prior Service Cost	(0.1)	(0.9)
Recognized Net Actuarial Loss	2.0	7.2

Net Periodic Pension Cost	3.9	11.7
Curtailment Gain	—	(7.4)

Total Cost	$3.9	$4.3

	2007	2006
Weighted average assumptions used to determine net periodic benefit cost for period ended May 31 and year ended December 31:
Discount Rate	6.25%	5.75%
Expected Long-Term return on plan assets	8.00	8.00
Rate of Compensation Increase	4.00	4.00

	2007	2006
Weighted average assumptions used to determine benefit obligations for the period ended May 31 and year ended December 31:
Discount Rate	6.00%	6.00%
Rate of Compensation Increase	4.00	4.00

              Our policy is to review the pension assumptions annually. Pension benefit income or expense is determined using assumptions as of the beginning of the year, while the funded status is determined using assumptions as of the end of the year. The assumptions are determined by management and established at the respective balance sheet date using the following principles: (1) The expected long-term rate of return on plan assets is established based upon historical actual asset returns and the expectations of asset returns over the expected period to fund participant benefits based on the current investment mix of the Plan; (2) The discount rate is set based on the yield of high quality fixed income

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

11. Pension Plans: (Continued)

investments expected to be available in the future when cash flows are paid; and (3) The rate of increase in compensation levels is established based on management's expectations of current and foreseeable future increases in total eligible compensation, while maintaining a consistent inflation component for all economic assumptions. In addition, management considers advice from independent actuaries on each of these three assumptions.

              Our investment strategy for Plan assets is based on the long-term growth of principal while attempting to mitigate overall risk to ensure that funds are available to pay benefit obligations. The Plan has adopted a strategic asset allocation designed to meet the Plan's long-term obligations. The Plan's assets are invested in a variety of investment classes, including domestic and international equities, domestic and international fixed income securities and other investments. Allowable investment structures include mutual funds, separate accounts, commingled funds, and collective trust funds. Prohibited investments are defined as commodities, private placements, and derivative instruments used solely for leverage. In the period from January 1, 2007 through May 31, 2007 and the year ended December 31, 2006, upon recommendation of Remington's investment advisors, Remington's Benefits and Investments Committee elected to invest in certain private investment (hedge) funds that are deemed permitted under Remington's current investment strategy. These private investment funds are not currently subject to any direct regulation by the Securities and Exchange Commission, the National Association of Securities Dealers, or any other federal regulating commissions.

              The Plan weighted average asset allocations at May 31, 2007 and December 31, 2006 by asset category are:

	Target Allocations		Actual Allocations
	2007	2006	2007	2006
Asset Category:
Domestic equity funds	50.0%	50.0%	43.0%	47.0%
International equity funds	15.0	15.0	16.0	18.0
Domestic fixed income funds	20.0	20.0	19.0	17.0
International fixed income funds	5.0	5.0	5.0	5.0
Private investment (hedge) funds	10.0	10.0	12.0	12.0
Cash and cash equivalents	—	—	5.0	1.0

Total	100.0%	100.0%	100.0%	100.0%

Savings Plans:

              Prior to January 1, 2006, Remington sponsored a qualified defined contribution plan and matched 50% of a participant's contributions up to a maximum of 6% of a participant's compensation. All employees hired after May 31, 1996 were also eligible for a discretionary contribution. Remington's matching expense and contribution to this plan was approximately $1.0 for the period from January 1, 2007 through May 31, 2007 and approximately $0.5 in 2006.

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

11. Pension Plans: (Continued)

              Effective January 1, 2006, Remington established a second qualified defined contribution plan that matches 100% of the first 4% of a participant's contributions of a participant's compensation (the "401(k) Plan"). All employees hired after May 31, 1996 were also eligible for a discretionary contribution. The 401(k) Plan includes the employees of Remington not covered under the collective bargaining agreement in Ilion, New York. Remington's matching expense and contribution to this plan was approximately $1.9 in the period from January 1, 2007 through May 31, 2007 and $1.7 in 2006. The existing qualified defined contribution plan that matches 50% of a participant's contributions up to a maximum of 6% of a participant's compensation remains for all employees not included in the 401(k) Plan.

              Effective January 1, 1998, Remington adopted a non-qualified defined contribution plan. Remington's matching expense and contribution was $0.0 in the period from January 1, 2007 through May 31, 2007 and $0.1 in 2006. This plan was amended in 2006 to allow participants to make an election to receive a distribution of their full accounts balance. On January 16, 2007, $2.1 was distributed to the participants.

Postretirement Benefit Plan:

              Remington sponsors an unfunded postretirement defined benefit plan which provides certain employees and their covered dependents and beneficiaries with retiree health and welfare benefits.

Change in Benefit Obligation:

	January 1 – May 31,
	2007	2006
Benefit Obligation at Beginning of Year	$15.6	$22.6
Service Cost	0.2	0.7
Interest Cost	0.4	1.3
Amendments	—	(6.1)
Actuarial Loss	(0.4)	(1.8)
Benefits Paid	(0.5)	(1.1)

Benefit Obligation at End of Year	$15.3	$15.6

Accrued Benefit Cost:

	January 1 – May 31,
	2007	2006
Unfunded Status	$(15.3)	$(15.6)
Unrecognized Net Actuarial Loss (Gain)	0.5	0.9
Unrecognized Prior Service Cost	(10.0)	(10.5)

Accrued Postretirement Benefit Obligation	$(24.8)	$(25.2)

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

11. Pension Plans: (Continued)

Components of Net Periodic Benefit Cost for the period ended May 31, 2007 and year ended December 31, 2006:

	2007	2006
	January 1 – May 31	December 31
Service Cost	$0.2	$0.7
Interest Cost	0.4	1.3
Net Amortization and Deferral	(0.5)	0.1

Net Periodic Benefit Cost	$0.1	$2.1

Weighted average assumptions used to determine net periodic benefit cost for the period ended May 31, 2007 and year ended December 31, 2006:

	2007	2006
	January 1 – May 31	December 31
Discount Rate	6.00%	5.75%
Rate of compensation increase	4.00%	4.00%

Assumed Healthcare cost trend rates for period ended May 31, 2007 and year ended December 31, 2006:

	2007	2006
Healthcare cost trend rate assumed for next year	10.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.25%	4.25%
Year that the rate reaches the ultimate trend rate	2012	2011

Weighted average assumptions used to determine benefit obligations as of May 31, 2007 and December 31, 2006:

	2007	2006
Discount Rate	6.00%	5.75%
Rate of compensation increase	4.00%	4.00%

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

11. Pension Plans: (Continued)

              Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost	$—	$—
Effect on accumulated postretirement benefit obligation	—	—

12. Leases

              Future minimum lease payments under noncancellable operating leases are as follows:

Operating Leases
Minimum Lease Payments for the Period from June 1, 2007 to December 31, 2007	$0.6
Minimum Lease Payments for Years Ending December 31:
2008	1.2
2009	1.1
2010	1.0
2011	—
2012	—
Thereafter	—

Total Minimum Lease Payments	$3.9

              Rental expenses for operating leases for the five months ended May 31, 2007 was $0.6. Rental expenses for operating leases in 2006 were $1.5. Remington leases a portion of its equipment under operating leases that expire at various dates through 2011.

13. Investment in Unconsolidated Joint Venture

              Remington entered into a joint venture agreement with ELSAG, Inc., an unaffiliated third party, which formed the joint venture Remington ELSAG Law Enforcement Systems, LLC ("RELES") in August 2004. RELES sells and services mobile license plate reading technology products sold to state and local law enforcement agencies along with certain federal agencies. The agreement provided Remington a 50% ownership interest. The agreement called for each member to invest 50% of required capital investments and receive 50% of distributions, with an original maximum contribution amount of $1.5 by each party.

              Since inception, Remington had made a total of $1.5 (no contributions were made in the period from January 1, 2007 through May 31, 2007 or in 2006) in cumulative cash contributions to RELES and, accordingly, Remington had no more contractual commitments to fund RELES.

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

13. Investment in Unconsolidated Joint Venture (Continued)

              Management assessed the accounting treatment of RELES under the provisions of FASB Interpretation No. 46R, Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51 ("FIN 46R"), and APB 18, The Equity Method of Accounting for Investments in Common Stock ("APB 18"), and concluded that RELES was a variable interest entity. However, as Remington was not the primary beneficiary, RELES was accounted for under the equity method of accounting. Accordingly, an investment was recognized on the Company's balance sheet (included in "Other Noncurrent Assets") at the carrying value of Remington's cumulative cash contributions to RELES adjusted for Remington's cumulative equity in losses recorded on Remington's statement of operations, and Remington's 50% share of RELES's operating results was recorded in the Company's statement of operations (included in "Equity in Losses from Unconsolidated Joint Venture") during each period that RELES produced financial results. If Remington's share of cumulative net losses exceeded the investment in RELES, Remington discontinued recognition of net losses in accordance with APB 18 since Remington did not guarantee or was not otherwise committed to fund the obligations of RELES.

              During the second quarter of 2006, Remington reduced its investment in RELES to zero and discontinued the recognition of net losses. Subsequent to the FGI Acquisition, the Company's investment of RELES was sold.

              The following summarizes Remington's investment account balance associated with RELES at:

Account	January 1 – May 31, 2007	December 31, 2006
Investment in Unconsolidated Joint Venture	$—	$—
Equity in Losses from Unconsolidated Joint Venture	—	0.4

14. Related Party Transactions

              BRSE, L.L.C., the general partner of the BRS Fund, which owned 61.3% of the outstanding Common Stock of the Company at December 31, 2006, is a private investment fund managed by BRS. The CDR Fund, which owned 13.0% of the outstanding Common Stock of the Company at December 31, 2006 (and through proxy controlled 26.6% of the voting rights), is a private investment fund managed by CD&R. CD&R also held the Holding Notes until the Closing Date of the AHA Acquisition. Both BRS and CD&R received an annual fee for management and financial consulting services provided to Remington and reimbursement of related expenses. Fees and expenses paid to CD&R and BRS for the five months ending May 31, 2007 were $0.3 and $0.3, respectively.

              Remington paid fees and expenses of $0.3 to the law firm of Debevoise & Plimpton LLP from the period beginning January 1, 2007 through May 31, 2007 for legal services rendered. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton LLP, is married to Joseph L. Rice, III, who is the Chairman, a director and a stockholder of CD&R and a general partner of Associates IV.

              During January 1 through May 31, 2007, Remington recorded $1.5 of compensation expense relating to the employee stock options and the deferred shares expense in accordance with SFAS 123R. In addition, Remington recorded $0.2 of mark-to-market expense related to the redeemable shares in accordance with SFAS 123R.

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

14. Related Party Transactions (Continued)

              Remington paid fees and expenses of $1.5 to the law firm of Debevoise & Plimpton LLP during 2006 for legal services rendered. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton LLP, is married to Joseph L. Rice, III, who is the Chairman, a director and a stockholder of CD&R and a general partner of Associates IV.

              During 2006, Remington recorded $0.3 of compensation expense relating to the employee stock options in accordance with SFAS 123R.

15. Commitments and Contingencies

Purchase Commitments

              Remington has various purchase commitments, approximating $2.5 for the period from June 1, 2007 to December 31, 2007, $4.4 for 2008, $2.2 for 2009, $1.5 for 2010 and $0.6 for 2011 and $0.4 for 2012, for services incidental to the ordinary conduct of business, including, among other things, a services contract with its third party warehouse provider. Such commitments are not at prices in excess of current market prices. Included in the purchase commitment amount are Remington's purchase contracts with certain raw materials suppliers, for periods ranging from one to seven years, some of which contain firm commitments to purchase minimum specified quantities. Such contracts had no significant impact on the Company's financial condition, results of operations, or cash flows during the reporting periods presented herein.

Product Liability Litigation

              Since December 1, 1993, we have maintained insurance coverage for product liability claims subject to certain self-insured retentions on a per-occurrence basis for personal injury or property damage relating to occurrences arising after the Asset Purchase. We believe that our current product liability insurance coverage for personal injury and property damage is adequate for our needs. Our current product liability insurance policy provides for a self-insured retention of certain self-insured retention amounts per occurrence. It also includes a limited batch clause provision. Applicable to our primary Products policy, this allows that a single retention be assessed when the same defects manufactured in a common lot or batch results in multiple injuries or damages to third parties. The policy excludes from coverage any pollution-related liability. Based in part on the nature of our products, economic conditions, and other events, there can be no assurance that we will be able to obtain adequate product liability insurance coverage upon the expiration of the current policy. Certain of our current excess insurance coverage expressly excludes actions brought by municipalities as described below.

              As a result of contractual arrangements, we manage the joint defense of product liability litigation involving Remington brand firearms and our ammunition products for both Remington and the 1993 Sellers. As of May 31, 2007, approximately 12 individual bodily injury cases and claims were pending, primarily alleging defective product design, defective manufacture and/or failure to provide adequate warnings; some of these cases seek punitive as well as compensatory damages. We have previously disposed of a number of other cases involving post-Asset Purchase occurrences by settlement. Of the individual cases and claims pending as of May 31, 2007, one involves a matter for which the 1993 Sellers retained liability and are required to indemnify us. The remaining approximately

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

15. Commitments and Contingencies (Continued)

11 pending cases involve post-Asset Purchase occurrences for which we bear responsibility under the Purchase Agreement.

              The relief sought in individual cases includes compensatory and, sometimes, punitive damages. Not all complaints or demand letters expressly state the amount of damages sought. As a general matter, when specific amounts are provided, compensatory damages sought range from less than $0.1 to more than $10.0, while demands for punitive damages may range from less than $0.5, to as much as $100.0. Of the 12 individual post-Asset Purchase claims pending as of May 31, 2007, where specific initial demands have been made, claimants purport to seek approximately $19.0 in compensatory and no specific amount in punitive damages. In Remington's experience, initial demands do not generally bear a reasonable relationship to the facts and circumstances of a particular matter, and in any event, typically are reduced significantly as a case proceeds. Remington believes that its accruals for product liability cases and claims are a superior quantitative measure of the cost to it of product liability cases and claims.

Municipal Litigation

              In addition to the individual cases, as a manufacturer of shotguns and rifles, Remington was named in only three of the actions brought by approximately 30 municipalities, primarily against manufacturers, distributors and sellers of handguns: (i) City of Boston, et al. v. Smith & Wesson, et al., No. 99-2590 (Suffolk Super Ct.); (ii) City of St. Louis, Missouri v. Henry Cernicek, et al., No. 992-01209 (Cir. Ct. St. Louis) & 00 Civil 1895 (U.S. Dist. Ct E.D. Missouri); and (iii) City of New York, et al. v. B.L. Jennings, Inc., et al., 00 Civil 3641 (JBW) (U.S. Dist. Ct. E.D.N.Y.). Two of these cases (City of Boston and City of St. Louis) have been dismissed against all defendants, while the third has been limited to claims against handgun manufacturers (City of New York). Remington is therefore not a defendant in any pending municipal action.

              As a general matter, these lawsuits named several dozens of firearm industry participants as defendants, and claim that the defendants' distribution practices allegedly permitted their products to enter a secondary market, from which guns can be obtained by unauthorized users; that defendants fail to include adequate safety devices in their firearms to prevent unauthorized use and accidental misuse; and that defendants' conduct has created a public nuisance. Plaintiffs generally seek injunctive relief and money damages (consisting of the cost of providing certain city services and lost tax and other revenues), and in some cases, punitive damages, as well.

              To date, most municipal lawsuits have been dismissed and are no longer subject to appeal, including that involving local California governments. The remaining lawsuits are in various stages of motion practice, discovery, and trial preparation. A majority of states have enacted some limitation on the ability of local governments to file such lawsuits against firearms manufacturers. In addition, similar legislation limiting such lawsuits on a federal level has been passed in both houses of Congress, most recently by the House of Representatives on October 20, 2005. President Bush signed the Protection of Lawful Commerce in Arms Act on October 26, 2005. However, the applicability of the law to various types of governmental and private lawsuits has been challenged in both state and federal courts.

              On March 16, 2007, Remington, Holding, Clayton Dubilier & Rice, Inc. and certain affiliates, Bruckmann, Rosser, Sherrill & Co., LLC and certain affiliates, Thomas Millner (Remington's President, Chief Executive Officer and a director), Leon Hendrix (Remington's Chairman), and Michael Babiarz

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

15. Commitments and Contingencies (Continued)

(a Remington director), as defendants, and Robert Haskin (a former Remington director and employee), as plaintiff, entered into an agreement under which Remington agreed to pay Mr. Haskin $0.8 in consideration for dismissal of a non-employment related lawsuit and the granting of mutual releases by the parties. The $0.8 was recorded as an expense in the December 31, 2006, results of operations in accordance with SFAS 5 as the loss contingency became probable and reasonably estimated. In the lawsuit, filed in 2006 in the General Superior Court of Justice, Superior Court Division, Guilford County, North Carolina, Mr. Haskin alleged he was entitled to receive a fee in connection with a transaction completed by the Company. The lawsuit initially sought in excess of $1.0.

              The Company is involved in lawsuits, claims, investigations and proceedings, including commercial, environmental and employment matters, which arise in the ordinary course of business. The Company does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its financial position, results of operations or cash flows.

Certain Indemnities

              As of the closing of the Asset Purchase in December 1993 under the Purchase Agreement, we assumed:

  •
  a number of specified liabilities, including certain trade payables and contractual obligations of the 1993 Sellers;

  •
  limited financial responsibility for specified product liability claims relating to disclosed occurrences arising prior to the Asset Purchase;

  •
  limited financial responsibility for environmental claims relating to the operation of the business prior to the Asset Purchase; and

  •
  liabilities for product liability claims relating to occurrences after the Asset Purchase, except for claims involving products discontinued at time of closing.

              All other liabilities relating to or arising out of the operation of the business prior to the Asset Purchase are excluded liabilities (the "Excluded Liabilities"), which the 1993 Sellers retained. The 1993 Sellers are required to indemnify Remington and its affiliates in respect of the Excluded Liabilities, which include, among other liabilities:

  •
  liability in excess of our limited financial responsibility for environmental claims and disclosed product liability claims relating to pre-closing occurrences;

  •
  liability for product liability litigation related to discontinued products; and

  •
  certain tax liabilities, employee and retiree compensation and benefit liabilities, and intercompany accounts payable which do not represent trade accounts payable.

              The 1993 Sellers' overall liability in respect of their representations, covenants and the Excluded Liabilities under the Purchase Agreement, excluding environmental liabilities and product liability matters relating to events occurring prior to the purchase but not disclosed, or relating to discontinued products, is limited to $324.8. With a few exceptions, the 1993 Sellers' representations under the Purchase Agreement have expired. We made claims for indemnification involving product liability issues prior to such expiration.

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

15. Commitments and Contingencies (Continued)

              In addition, the 1993 Sellers agreed in 1996 to indemnify us against a portion of certain product liability costs involving various shotguns manufactured prior to 1995 and arising from occurrences on or prior to November 30, 1999. These indemnification obligations of the 1993 Sellers relating to product liability and environmental matters (subject to a limited exception) are not subject to any survival period limitation, deductible or other dollar threshold or cap. We and the 1993 Sellers are also party to separate agreements setting forth agreed procedures for the management and disposition of environmental and product liability claims and proceedings relating to the operation or ownership of the business prior to the Asset Purchase, and are currently engaged in the joint defense of certain product liability claims and proceedings.

Litigation Outlook

              Because Remington's assumption of financial responsibility for certain product liability cases and claims involving pre-Asset Purchase occurrences was limited to an amount that has now been fully paid, with the 1993 Sellers retaining liability in excess of that amount and indemnifying Remington in respect of such liabilities, and because of Remington's accruals with respect to such cases and claims, Remington believes that product liability cases and claims involving occurrences arising prior to the Asset Purchase are not likely to have a material adverse effect upon the financial condition, results of operations, or cash flows of Remington. Moreover, although it is difficult to forecast the outcome of litigation, Remington does not believe, in light of relevant circumstances (including the current availability of insurance for personal injury and property damage with respect to cases and claims involving occurrences arising after the Asset Purchase, Remington's accruals for the uninsured costs of such cases and claims and the 1993 Sellers' agreement to be responsible for a portion of certain post-Asset Purchase shotgun-related product liability costs, as well as the type of firearms products made by Remington), that the outcome of all pending post-Asset Purchase product liability cases and claims will be likely to have a material adverse effect upon the financial condition, results of operations, or cash flows of Remington. Nonetheless, in part because the nature and extent of liability based on the manufacture and/or sale of allegedly defective products (particularly as to firearms and ammunition) is uncertain, there can be no assurance that Remington's resources will be adequate to cover pending and future product liability occurrences, cases or claims, in the aggregate, or that a material adverse effect upon our financial condition, results of operations, or cash flows will not result therefrom. Because of the nature of its products, Remington anticipates that it will continue to be involved in product liability litigation in the future.

              The amount of Remington's accrual for product liability cases and claims is based upon estimates developed as follows. We establish reserves for anticipated defense and disposition costs to us of those pending cases and claims for which we are financially responsible. Based on those estimates and an actuarial analysis of actual defense and disposition costs incurred by Remington with respect to product liability cases and claims in recent years, Remington determines estimated defense and disposition costs for unasserted product liability cases and claims. Remington combines the estimated defense and disposition costs for both pending and unasserted cases and claims to determine the amount of Remington's accrual for product liability cases and claims. It is reasonably possible additional experience could result in further increases or decreases in the period in which such information is made available. Remington believes that its accruals for losses relating to such cases and claims are adequate. Remington's accruals for losses relating to product liability cases and claims

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

15. Commitments and Contingencies (Continued)

includes accruals for all probable losses the amount of which can be reasonably estimated. Based on the relevant circumstances (including the current availability of insurance for personal injury and property damage with respect to cases and claims involving occurrences arising after the Asset Purchase, Remington's accruals for the uninsured costs of such cases and claims and the 1993 Sellers' agreement to be responsible for a portion of certain post-Asset Purchase shotgun-related product liability costs, as well as the type of firearms products made by Remington), Remington does not believe with respect to product liability cases and claims that any reasonably possible loss exceeding amounts already recognized through Remington's accruals has been incurred.

              Because our assumption of financial responsibility for certain product liability cases and claims involving pre-Asset Purchase occurrences was limited to an amount that has now been fully paid, with the 1993 Sellers retaining liability in excess of that amount and indemnifying us in respect of such liabilities, and because of our accruals with respect to such cases and claims, we believe that product liability cases and claims involving occurrences arising prior to the Asset Purchase are not likely to have a material adverse effect upon our financial condition, results of operations or cash flows. Moreover, although it is difficult to forecast the outcome of litigation, we do not believe, in light of relevant circumstances (including the current availability of insurance for personal injury and property damage with respect to cases and claims involving occurrences arising after the Asset Purchase, our accruals for the uninsured costs of such cases and claims and the 1993 Sellers' agreement to be responsible for a portion of certain post-Asset Purchase shotgun-related product liability costs, as well as the type of firearms products that we make), that the outcome of all pending post-Asset Purchase product liability cases and claims will be likely to have a material adverse effect upon our financial condition, results of operations or cash flows. Nonetheless, in part because the nature and extent of liability based on the manufacture and/or sale of allegedly defective products (particularly as to firearms and ammunition) is uncertain, there can be no assurance that our resources will be adequate to cover pending and future product liability occurrences, cases or claims, in the aggregate, or that a material adverse effect upon our financial condition, results of operations or cash flows will not result therefrom. Because of the nature of our products, we anticipate that we will continue to be involved in product liability litigation in the future. Because of the potential nature of injuries relating to firearms and ammunition, certain public perceptions of our products, and recent efforts to expand liability of manufacturers of firearms and ammunition, product liability cases and claims, and insurance costs associated with such cases and claims, may cause us to incur material costs.

Environmental

              The Company does not expect current environmental regulations to have a material adverse effect on the financial condition, results of operations or cash flows. However, Remington's liability for future environmental remediation costs is subject to considerable uncertainty due to the complex, ongoing and evolving process of identifying the necessity for, and generating cost estimates for, remedial work. Furthermore, there can be no assurance that environmental regulations will not become more restrictive in the future. Remington has not identified any loss contingencies with respect to environmental remediation costs the realization of which Remington believes to be reasonably possible.

RACI HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

($ IN MILLIONS)

16. Financial Instruments

              Remington purchases copper, lead, and zinc options contracts to hedge against price fluctuations of anticipated commodity purchases. The options contracts limit the unfavorable effect that cost increases will have on these metal purchases.

              In accordance with the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), as amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133 ("SFAS 138") and by Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS 149"), commodity contracts are designated as cash flow hedges, with the fair value of these financial instruments recorded in prepaid expenses and other current assets, changes in fair value recorded in accumulated other comprehensive income, and net gains/losses reclassified to cost of sales based upon inventory turnover, indicating consumption and sale of the underlying commodity in Remington's products.

              At December 31, 2006, the fair value of Remington's outstanding derivatives contracts relating to firm commitments and anticipated consumption (aggregate notional amount of 44.6 million pounds of copper and lead) up to eighteen months from such date was $6.6, as determined with the assistance of a third party.

              The option contracts designated as cash flow hedges that had settled prior to May 31, 2007 and the associated realized gain was deferred and was to be recognized in cost of sales as the inventory was sold.

              At May 31, 2007 the fair value of Remington's outstanding option contracts designated as cash flow hedges relating to firm commitments and anticipated consumption (aggregate notional amount of 30.2 million pounds of copper, lead and zinc) was $9.6, fixing the cost on a like amount of pounds purchased. At May 31, 2007, Remington assessed the hedge effectiveness and determined that there will be no future commodity purchases by the predecessor company (for financial reporting purposes), and therefore Remington has concluded that the unsettled option contracts did not meet the requirements for cash flow hedge accounting. This resulted in a gain of $4.9 being recorded on May 31, 2007 for the unsettled contracts, which was recorded in other income (loss). The successor assumed the outstanding contracts as part of the FGI Acquisition.

              During the five month period ended May 31, 2007, a net gain on a net-of-tax basis of $3.8 on derivative instruments was reclassified to earnings from accumulated other comprehensive income. During the twelve month period ended December 31, 2006, a net gain on a net-of-tax basis of $7.4 on derivative instruments was reclassified to cost of sales from accumulated other comprehensive income, and a net gain on a net-of-tax basis of $5.8 was recorded to accumulated other comprehensive income and to prepaid expenses and other assets.

Report of Independent Certified Public Accountants

To the Shareholders of
Defense Procurement/Manufacturing Services, Inc.:

              We have audited the accompanying statements of operations, shareholders' equity and cash flows of Defense Procurement/Manufacturing Services, Inc. (a Minnesota corporation) for the period from January 1, 2007, through December 13, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

              We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for Defense Procurement/Manufacturing Services, Inc. for the period from January 1, 2007, through December 13, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Greensboro, North Carolina
August 13, 2009

Defense Procurement / Manufacturing Services, Inc.

Statement of Operations

For the Period January 1, 2007 through December 13, 2007

2007
NET SALES	$34,299,009
COST OF GOODS SOLD	23,370,520

GROSS PROFIT	10,928,489
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	4,061,331

OPERATING INCOME	6,867,158
OTHER INCOME, NET
Miscellaneous Income, net	121,356

NET INCOME	$6,988,513

The accompanying notes are an integral part of these consolidated financial statements.

Defense Procurement / Manufacturing Services, Inc.

Statement of Changes in Shareholders' Equity

For the Period January 1, 2007 through December 13, 2007

	Number of Shares	Par Value $10	APIC	Retained Earnings	Amount
BALANCE, December 31, 2006	200	$2,000	$6,043	$4,665,870	$4,673,913
Shareholders' Distributions				(1,964,829)	$(1,964,829)
Net Income				6,988,513	$6,988,513

BALANCE, December 13, 2007	200	$2,000	$6,043	$9,689,553	$9,697,596

The accompanying notes are an integral part of these consolidated financial statements.

Defense Procurement / Manufacturing Services, Inc.

Statement of Cash Flows

For the Period January 1, 2007 through December 13, 2007

2007
Net Income	$6,988,513
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and Amortization	64,940
Unrealized Gain on Investments	(19,864)
Changes in operating assets and liabilities:
Increase in Accounts Receivable	(303,877)
Increase in Inventory	(2,049,114)
Increase in Other Current Assets	(46,658)
Decrease in Accounts Payable	(310,246)
Increase in Other Current Liabilities	209,249

Cash provided by operating activities	4,532,943
Purchases of Common Stock Investments	(103,474)
Purchases of Plant & Equipment	(120,685)

Cash used in investing activities	(224,159)
Increase in Bank Overdraft	488,875
Distributions Paid to Shareholders	(1,964,829)

Cash used in financing activities	(1,475,954)
Net increase in cash and cash equivalents	$2,832,830
Cash and cash equivalents, beginning of period	$832,770

Cash and cash equivalents, end of period	$3,665,600

The accompanying notes are an integral part of these consolidated financial statements.

DEFENSE PROCUREMENT / MANUFACTURING SERVICES, INC.

Notes to Financial Statements

Note 1: Nature of Business and Significant Accounting Policies

Nature of Business

              Defense Procurement / Manufacturing Services, Inc. ("Company" or "DPMS") designs, manufactures, and distributes AR-15 rifles and various components and accessories. The Company is one of the leaders in the tactical rifle market and offers a diverse group of calibers, such as .223, .308, .243, and ..204, which are sold domestically and internationally through a multiple sales channel approach. In addition, the Company also distributes parts and accessories associated with tactical rifles. The Company markets its products primarily to customers in the United States of America. The Company operates out of a leased facility in St. Cloud, Minnesota (See Note 2).

Basis of Presentation

              The Company operates on a calendar year basis ending on December 31 of each year. However, these financial statements have been prepared for the period January 1, 2007 through December 13, 2007 as certain assets and liabilities of the Company were sold on December 13, 2007 (See Note 3).

Estimates

              The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's significant estimates relate to reserves for inventory obsolescence and the allowance for doubtful accounts.

Cash and Cash Equivalents

              For the purpose of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Investments

              Investments are measured at fair market value based on a quoted market price. The Company considers its investment portfolio to be a trading portfolio and accordingly all investment income or loss (including realized and unrealized gains and losses) is included within miscellaneous income, net on the statement of operations.

Accounts Receivable

              The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated credit risk by performing credit checks and actively pursuing past due accounts. Accounts receivable are recorded at net realizable value.

              The Company uses the allowance method to account for uncollectible accounts receivable balances. Under the allowance method, an estimate of uncollectible customer balances is made based on the aging of accounts receivable and factors such as the credit quality of the customer and the economic conditions in the market. Accounts are analyzed on a case-by-case basis when an unpaid balance reaches 75 days past due, unless payment terms are extended. When accounts become past due

DEFENSE PROCUREMENT / MANUFACTURING SERVICES, INC.

Notes to Financial Statements (Continued)

Note 1: Nature of Business and Significant Accounting Policies (Continued)

and all means to collect are exhausted, then the account is written off. The allowance for doubtful accounts totaled $59,656 at December 13, 2007.

Inventory

              Inventory is valued at the lower of cost or market, with cost determined using the first in first out method. Inventory reserves totaled $103,446 at December 13, 2007.

Property and Equipment

              The Company records its property and equipment at cost and uses the straight line method in computing depreciation based on the estimated remaining useful life of the asset ranging from 5 to 15 years. Expenditures that do not extend the useful lives of the property are charged to expense in the year they are incurred. Depreciation expense totaled $64,940 for the period January 1, 2007 through December 13, 2007.

Revenue Recognition

              Sales are recognized upon the shipment of merchandise to customers which is when title and risk of loss passes to the customer and when collection is reasonably assured. Allowances for sales returns and discounts are recorded as a reduction of net sales in the period the allowance is recognized.

Warranty Reserve

              The Company offers warranties on the products it sells. Warranty expense is based on management's judgment of anticipated costs, which judgment is partially based on historical experience. The accrued warranty expense at December 13, 2007 was estimated to be $45,854. Total warranty expense for the period January 1, 2007 through December 13, 2007 was $36,748.

Compensated Absences

              Employees of the Company are entitled to paid vacations and short-term sick leave depending on length of service and other factors. Amounts earned but not yet used totaled $36,330 as of December 13, 2007. Expense associated with vacation for the period January 1, 2007 through December 13, 2007 was $44,327.

Advertising

              The Company charges the costs of advertising to expense as incurred. Advertising expense charged to operations amounted to $829,778 for the period January 1, 2007 through December 13, 2007 and is included within selling, general and administrative expenses within the accompanying statement of operations. Advertising includes print ads, trade show expenses, giveaway and promotional expenses and cooperative advertising.

DEFENSE PROCUREMENT / MANUFACTURING SERVICES, INC.

Notes to Financial Statements (Continued)

Note 1: Nature of Business and Significant Accounting Policies (Continued)

Freight Costs

              The Company includes the cost of freight to acquire its inventory and to transfer its inventory to and from various production locations in cost of goods sold. Total freight costs incurred to acquire and transfer inventory for the period January 1, 2007 through December 13, 2007 was $432,488.

              The Company's freight costs to ship product to customers is included in selling, general and administrative expenses and totaled $408,749 for the period January 1, 2007 through December 13, 2007. The Company invoiced customers for freight charges of $377,169 for the period January 1, 2007 through December 13, 2007. Freight billed to customers is included in net sales in the financial statements.

Income Taxes

              There was no provision for income taxes for the period January 1, 2007 through December 13, 2007. The Company has elected by consent of its shareholders to be taxed as a Sub-chapter S Corporation under provisions of the Internal Revenue Code. Under those provisions, DPMS does not pay federal income taxes; rather the income is passed to the shareholders who are responsible for paying taxes on the income.

Recent Accounting Pronouncements

              In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 applies when other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. SFAS No. 157 also requires expanded disclosure of the effect on earnings for items measured using unobservable data (data not based on market observable information), establishes a fair value hierarchy that prioritizes the information used to develop those assumptions and requires separate disclosure by level within the fair value hierarchy. The Company adopted SFAS No. 157 as it relates to financial assets and liabilities.

              In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements ("SFAS 160"). This standard will improve, simplify, and converge internationally the reporting of noncontrolling interests in consolidated financial statements. SFAS 160 requires all entities to report noncontrolling (minority) interests in subsidiaries in the same way—as equity in the consolidated financial statements. Moreover, SFAS 160 requires that transactions between an entity and noncontrolling interests be treated as equity transactions. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 160 is not expected to have an impact on the Company.

              In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS 161"). The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. The new standard is also intended to improve transparency about the location and amounts of derivative instruments in an entity's financial statements; how derivative instruments and related hedged items are accounted for under SFAS 133, Accounting for Derivative Instruments and Hedging Activities; and how derivative instruments and related hedged items affect its financial position, financial

DEFENSE PROCUREMENT / MANUFACTURING SERVICES, INC.

Notes to Financial Statements (Continued)

Note 1: Nature of Business and Significant Accounting Policies (Continued)

performance, and cash flows. SFAS 161 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity's liquidity by requiring disclosure of derivative features that are credit risk—related and requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS 161 is not expected to have a material impact on the Company.

              In April 2008, the FASB issued Final FASB Staff Position (FSP) No. FAS 142-3, Determination of the Useful Life of Intangible Assets ("FSP 142-3"). The guidance is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets, and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), Business Combinations, and other guidance under GAAP. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. Early adoption is prohibited. The adoption of FSP 142-3 is not expected to have an impact on the Company.

              In September 2008, the FASB issued FSP 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 ("FSP 133-1"). FSP 133-1 is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives. It amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, to require disclosures by sellers of credit derivatives, including credit derivatives embedded in hybrid instruments. The FSP also amends FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, to require an additional disclosure about the current status of the payment/performance risk of a guarantee. FSP 133-1 was effective for reporting periods (annual or interim) ending after November 15, 2008. The adoption of FSP 133-1 is not expected to have an impact on the Company.

              In November 2008, the FASB issued EITF Issue 08-6, Equity Method Investment Accounting Considerations ("EITF 08-6"). EITF 08-6 addresses questions about the potential effect of FASB Statement 141R Business Combinations and FASB Statement 160 Noncontrolling Interests in Consolidated Financial Statements on equity-method accounting under Opinion 18. EITF 08-6 would be effective prospectively for fiscal years beginning on or after December 15, 2008. The Company does not expect the adoption of EITF 08-6 to have an impact.

              In December 2008, the FASB issued FSP FAS 132(R)-1, Employers' Disclosures about Postretirement Benefit Plan Assets ("FSP 132R-1"). This FASB Staff Position (FSP) amends FASB Statement No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer's disclosures about plan assets of a defined benefit pension or other postretirement plan. The effective date for FSP 132R-1 is for fiscal years ending after December 15, 2009, although early adoption is permitted. Comparative disclosures for earlier periods are not required at initial adoptions, although comparative disclosures are required for periods subsequent to initial adoption. The Company is currently evaluating the potential impact of adopting FSP 132R-1.

DEFENSE PROCUREMENT / MANUFACTURING SERVICES, INC.

Notes to Financial Statements (Continued)

Note 2: Related Party Transactions

              The Company paid Luth Enterprises, LLC $121,063 and Luth Unlimited, LLC $18,000 during the period from January 1, 2007 through December 13, 2007 in connection with building and range leases. The leases were month to month and payments were made monthly. The Company sold $45,169 of products to Luth Unlimited, LLC during the period from January 1, 2007 through December 13, 2007. Randy Luth and Pamela Luth, the shareholders of DPMS are owners of the referenced companies.

Note 3: Subsequent Event

              On December 13, 2007, the Company sold substantially all its assets and transferred substantially all its liabilities to Bushmaster Firearms International,  LLC through DPMS Firearms, LLC.

Note 4: Shareholder Interests

              The Company's operating agreement indicates that 200 units were issued and outstanding as of December 13, 2007.

MODEL 887™ NITRO MAG
GREAT GUNS
DESERVE
GREAT AMMO.
WE MAKE BOTH. It's hard to believe, but there is one way you can improve the performance of your Remington rifle or shotgun. By choosing Remington ammunition, you're investing in a relationship that's taken nearly 200 years to perfect. Because Remington ammunition is designed for Remington guns, you can be assured every shot delivers the ultimate in performance and consistency. Your desire to own the best shouldn't stop with your firearm, so why not give it the ammunition it deserves? Give it Remington.
WINGMASTER HD™
SHOTSHELLS
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WINGMASTER HD™
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Remington
COUNTRY

              Through and including                          , 2010 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        Shares

Common Stock

PROSPECTUS

BofA Merrill Lynch

Deutsche Bank Securities

                        , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13:    Other Expenses of Issuance and Distribution

              The following table sets forth the expenses (other than the underwriting discount and commissions) expected to be incurred by the registrant while issuing and distributing the securities registered pursuant to this Registration Statement. All amounts (other than the SEC registration fee, FINRA filing fee and             listing fee) are estimates.

Registration fee		$11,160
FINRA filing fee		20,500
listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving		*
Transfer agent fees		*
Blue Sky fees and expenses		*
Miscellaneous		*

Total	$	*

*
To be completed by amendment.

Item 14:    Indemnification of Directors and Officers

              Section 145 of the Delaware General Corporation Law permits indemnification of the registrant's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

              Article        of the registrant's amended and restated bylaws provides that the registrant will indemnify its directors and executive officers to the fullest extent authorized by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the registrant (or was serving at the registrant's request as a director or officer of another corporation) will be paid by the registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the registrant as authorized by the relevant section of the Delaware General Corporation Law.

              As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article        of the registrant's amended and restated certificate of incorporation provides that a director of the registrant will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. The registrant has purchased directors' and officers' liability insurance. We believe that this insurance is necessary to attract and retain qualified directors and officers.

              The underwriting agreement (Exhibit 1.1 hereto) contains provisions by which the underwriter has agreed to indemnify the registrant, each person, if any, who controls the registrant within the meaning of Section 15 of the Securities Act, each director of the registrant, and each officer of the registrant who signs this registration statement, and each selling stockholder with respect to information furnished in writing by or on behalf of the underwriters for use in the registration statement.

Item 15:    Recent Sales of Unregistered Securities

              Set forth below is information regarding all unregistered securities sold, issued or granted by us within the past three years. The information shown does not give effect to the reverse stock split to be implemented by FGI prior to completion of the offering registered by this registration statement.

Preferred Stock

              In connection with the Remington Acquisition, on May 31, 2007, as American Heritage Arms, LLC, we issued and sold $125,000,000 of our limited liability company preferred membership units ("Preferred Units") as follows: 124,300 Preferred Units to Cerberus and 700 Preferred Units to Thomas Millner, our former Chief Executive Officer.

              On December 11, 2007, when we converted from a limited liability company to a corporation, each outstanding Preferred Unit was converted into 100 shares of Series A Preferred Stock ("Series A Preferred"). As a result, Cerberus received 12,430,000 shares of Series A Preferred and Thomas Millner received 70,000 shares of Series A Preferred.

              In connection with the series of transactions on December 12, 2007 pursuant to which Bushmaster and Remington became subsidiaries of FGI, we issued 3,020,825 shares of Series A Preferred to Cerberus in exchange for Cerberus' preferred membership interest in Bushmaster.

              In connection with the DPMS Acquisition, on December 13, 2007 we issued and sold 783,476 shares of Series A Preferred to Cerberus for $8,250,000.

              On January 3, 2008, we issued and sold 208,926 shares of Series A Preferred to Cerberus for $2,200,000.

              In connection with our acquisition of Marlin on January 28, 2008, we issued and sold 2,184,236.5 shares of Series A Preferred to Cerberus for $23,000,000.

              The issuances and sales of our preferred stock described above were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder because the transactions were by an issuer not involving a public offering.

Common Stock

    Securities Act Section 4(2)/Regulation D Issuances:

              In connection with the Remington Acquisition, on May 31, 2007, as American Heritage Arms, LLC, we issued one of our limited liability company common membership units ("Common Units") for each of our Preferred Units issued on that same date as follows: 124,300 Common Units to Cerberus and 700 Common Units to Thomas Millner, our former Chief Executive Officer.

              On December 11, 2007, when we converted from a limited liability company to a corporation, each outstanding Common Unit was converted into 100 shares of common stock. As a result, Cerberus received 12,430,000 shares of common stock and Thomas Millner received 70,000 shares of common stock.

              In connection with the series of transactions on December 12, 2007 pursuant to which Bushmaster and Remington became subsidiaries of FGI, we issued 3,417,341 shares of common stock to Cerberus in exchange for Cerberus's common membership interest in Bushmaster.

              In connection with the series of transactions on December 12, 2007 pursuant to which Bushmaster and Remington became subsidiaries of FGI, we issued 623,063 shares of restricted common stock to directors and executive officers of Bushmaster in exchange for their respective common membership interests in Bushmaster.

              In connection with his service as a director of FGI, on May 14, 2008, we issued 123,416 shares of our common stock to Walter McLallen.

              The issuances and sales of our common stock described above were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder because the transactions were by an issuer not involving a public offering.

    Securities Act Rule 701 Issuances:

              In connection with his employment agreement with a subsidiary of FGI, on December 13, 2007, we issued 10,101 shares of restricted common stock to Randy Luth, President of DPMS.

              Between May 14, 2008 and December 31, 2009, we have granted options to purchase an aggregate of 2,253,480 shares of our common stock under our 2008 Stock Incentive Plan (the "Stock Incentive Plan.") Exercise prices range from $2.55 to $3.32 per share. None of these options to purchase our common stock have been exercised.

              The issuances of our common stock and options to purchase our common stock described above were exempt from the registration requirements of the Securities Act in reliance on Rule 701 thereunder because each such transaction was effected pursuant to either a compensatory benefit plan or a contract relating to compensation, in each case as provided under Rule 701.

Senior Secured Notes

              On July 29, 2009, FGI completed the sale and issuance of $200 million aggregate principal amount of 10.25% Senior Secured Notes due 2015, at an issue price of 97.827%, and on November 3, 2009, FGI completed the sale and issuance of an additional $75 million aggregate principal amount of 10.25% Senior Secured Notes due 2015. The issuance and sale of the Opco Notes were exempt from the registration requirements of the Securities Act because the Opco Notes were sold to the initial purchasers in transactions by an issuer not involving a public offering pursuant to Section 4(2) thereof and the Opco Notes were sold by the initial purchasers to qualified institutional investors pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

Senior Pay-In-Kind Notes

              On April 7, 2010, FGI Holding completed the sale and issuance of $225 million aggregate principal amount of 11.25%/11.75% Senior Pay-In-Kind Notes due 2015, at an issue price of 98.00%. The issuance and sale of the PIK Notes were exempt from the registration requirements of the Securities Act because the PIK Notes were sold to the initial purchasers in transactions by an issuer not involving a public offering pursuant to Section 4(2) thereof and the PIK Notes were sold by the initial purchasers to qualified institutional investors pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

Item 16:    Exhibits and Financial Statements; Schedules

    (a)
    Exhibits:

NUMBER		DESCRIPTION
1.1	*	Form of Underwriting Agreement
2.1	**	Asset Purchase Agreement, dated as of April 6, 2006, by and among Bushmaster Firearms International, LLC, Bushmaster Firearms, Richard E. Dyke, Jeffrey E. Dyke and the Jeffrey Trust. (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and are listed in the agreement. The schedules and exhibits will be provided to the SEC upon request.)
2.2	**	Stock Purchase Agreement, dated as of April 4, 2007, by and among American Heritage Arms, LLC, RACI Holding, Inc., the Stockholders of RACI Holding, Inc. and the Option Holders of RACI Holding, Inc. (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and are listed in the agreement. The schedules and exhibits will be provided to the SEC upon request.)
2.3	**	Asset Purchase Agreement, dated as of November 13, 2007, by and among DPMS Firearms, LLC, Defense Procurement/Manufacturing Services, Inc., Randy E. Luth, Pamela A. Luth and Bushmaster Firearms International, LLC. (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and are listed in the agreement. The schedules and exhibits will be provided to the SEC upon request.)
2.4	**	Stock Purchase Agreement, dated as of December 21, 2007, by and among The Marlin Firearms Company, Remington Arms Company, Inc. and the Shareholders of The Marlin Firearms Company and the Shareholder's Representative party thereto. (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and are listed in the agreement. The schedules and exhibits will be provided to the SEC upon request.)
2.5	**	Agreement and Plan of Merger, dated as of December 12, 2007, by and between Cerberus BFI Investor, Inc. and American Heritage Arms, Inc.
2.6	**	Assignment Agreement, dated as of December 12, 2007, between American Heritage Arms, Inc. and Cerberus Partners, L.P.
3.1	*	Amended and Restated Certificate of Incorporation of Freedom Group, Inc.
3.2	*	Amended and Restated Bylaws of Freedom Group, Inc.
4.1		See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws for Freedom Group, Inc. defining the rights of holders of common stock of Freedom Group, Inc.
4.2	*	Specimen Stock Certificate
4.3	**	Indenture, dated as of July 29, 2009, by and among Freedom Group, Inc., the Guarantors named therein, and Wilmington Trust FSB as Trustee and Collateral Agent (including the forms of Initial Opco Notes)
4.4	**	Supplemental Indenture, dated as of November 3, 2009, by and among Freedom Group, Inc., the Guarantors named therein, and Wilmington Trust FSB as Trustee (including the forms of Additional Opco Notes)
4.5	*	Registration Rights Agreement between Freedom Group, Inc. and Cerberus
4.6	**	Registration Rights Agreement, dated as of July 29, 2009, by and among Freedom Group, Inc., the Subsidiary Guarantors named therein, and the Initial Purchasers named therein

NUMBER		DESCRIPTION
4.7	**	Registration Rights Agreement dated as of November 3, 2009, by and among Freedom Group, Inc., the Subsidiary Guarantors named therein, and Banc of America Securities, LLC
4.8		Indenture, dated as of April 7, 2010, by and among FGI Holding Company, Inc., Freedom Group, Inc. and Wilmington Trust FSB as Trustee (including the forms of PIK Notes)
4.9		Registration Rights Agreement, dated as of April 7, 2010, by and among FGI Holding Company, Inc., Freedom Group, Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc.
4.10		Second Supplemental Indenture, dated as of April 7, 2010, by and among Freedom Group Inc., FGI Operating Company, Inc., the Guarantors named therein and Wilmington Trust FSB as Trustee
4.11		Third Supplemental Indenture, dated as of April 7, 2010, by and among Freedom Group Inc., FGI Operating Company, Inc., FGI Holding Company, Inc. and Wilmington Trust FSB as Trustee
5.1	**	Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities offered
8.1	**	Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to certain U.S. tax matters
10.1	**	Loan and Security Agreement, dated July 29, 2009, by and among Freedom Group, Inc., the Subsidiaries named therein, the Lenders and Issuing Banks from time to time party thereto and Wachovia Bank, National Association as Agent
10.2	**	Security Agreement, dated as of July 29, 2009, by and among Freedom Group, Inc., the Subsidiary Guarantors named therein, and Wilmington Trust FSB as Agent
10.3	**	Intellectual Property Security Agreement, dated as of July 29, 2009, by and among Freedom Group, Inc., the Guarantors named therein, and Wilmington Trust FSB as Agent
10.4	**	Intercreditor Agreement, dated as of July 29, 2009, between Wachovia Bank, National Association, as agent for the lenders under the ABL Loan Agreement (as defined therein) and Wilmington Trust FSB, as Collateral Agent
10.5	**	Collective Bargaining Agreement, dated October 23, 2007, between Remington Arms Company, Inc., and International Union, United Mine Workers of America
10.6	**	Letter Agreement, dated as of June 30, 2009, among Freedom Group, Inc. and Lazard, Freres & Co. LLC
10.7	**	Compensation Agreement with Theodore H. Torbeck
10.8	**	Compensation Agreement with Stephen P. Jackson, Jr.
10.9	**	Compensation Agreement with Scott Blackwell
10.10	**	Compensation Agreement with John DeSantis
10.11	**	Separation Agreement with Thomas L. Millner
10.12	**	Separation Agreement with Paul A. Miller
10.13	*	2008 Stock Incentive Plan
10.14	**	Product Liability Services and Defense Coordination Agreement, dated as of December 1, 1993, among E.I. DuPont Nemours & Company, Sporting Goods Properties, Inc. and Remington Arms Company, Inc.
10.15	**	Environmental Liability Services Agreement, dated as of December 1, 1993, between E.I. DuPont Nemours & Company and Remington Arms Company, Inc.

NUMBER		DESCRIPTION
10.16		First Amendment to Loan and Security Agreement, dated as of October 26, 2009, by and among Freedom Group Inc., Remington Arms Company, Inc., The Marlin Firearms Company, H&R 1871, LLC, Bushmaster Firearms International, LLC, DPMS Firearms, LLC, E-RPC, LLC, RA BRANDS, L.L.C. and Wachovia Bank, National Association, as Agent
10.17		Joinder Agreement and Second Amendment to Loan and Security Agreement and Amendment to Other Financing Agreements, dated as of March 29, 2010, by and among Freedom Group Inc., FGI Operating Company, Inc, Remington Arms Company, Inc., The Marlin Firearms Company, H&R 1871, LLC, Bushmaster Firearms International, LLC, DPMS Firearms, LLC, E-RPC, LLC, RA BRANDS, L.L.C. and Wells Fargo Bank, National Association, as successor by merger to Wachovia Bank, National Association, as Agent
21.1		List of subsidiaries of Freedom Group, Inc.
23.1		Consents of Grant Thornton LLP
23.2	**	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1)
23.3	**	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 8.1)
24.1	**	Power of Attorney (included on signature page of original filing)

*
To be filed by amendment

**
Previously filed

                  (b)         Financial Statement Schedule:

              Below is Schedule II—Valuation and Qualifying Accounts. All other consolidated financial statement schedules are omitted because they are not applicable or the information is included in the consolidated financial statements or related notes.

Schedule II

FREEDOM GROUP, INC.

Valuation and Qualifying Accounts
Years Ended December 31, 2009, 2008, and 2007 (Dollars in Millions)

	Balance at Beginning of Period	Charged to Costs and Expenses*	Deductions to Reserve	Balance at End of Period
Description:
Deducted from Asset Account:
Allowance for Doubtful Accounts
Year Ended December 31, 2009	$(0.5)	$(0.5)	$0.6	$(0.4)

Year Ended December 31, 2008	$(0.8)	$0.2	$0.1	$(0.5)

Year Ended December 31, 2007	$0.0	$(1.2)	$0.4	$(0.8)

*
Includes RACI's allowance account as of May 31, 2007, the FGI acquisition date. On the acquisition date, the allowance for doubtful accounts was $(1.2).

Item 17:    Undertakings

              (a)         The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              (b)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (c)          The undersigned Registrant hereby undertakes that:

              (1)         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

              (2)         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

              (3)         For the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

    (iii)
    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

    (iv)
    any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Madison and state of North Carolina, on the 17th day of May, 2010.

FREEDOM GROUP, INC.
By:	/s/ STEPHEN P. JACKSON, JR. Name: Stephen P. Jackson, Jr. Title: Chief Financial Officer and Treasurer

              Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Theodore H. Torbeck	Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2010
/s/ STEPHEN P. JACKSON, JR. Stephen P. Jackson, Jr.	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 17, 2010
* Walter McLallen	Chairman of the Board of Directors	May 17, 2010
* Jeff Bleustein	Director	May 17, 2010
* Bobby R. Brown	Director	May 17, 2010
* Grant Gregory	Director	May 17, 2010
* General Michael W. Hagee (Ret.)	Director	May 17, 2010

Signature	Title	Date

* General George A. Joulwan (Ret.)	Director	May 17, 2010
* George Kollitides, II	Director	May 17, 2010
* James J. Pike	Director	May 17, 2010
* Edward H. Rensi	Director	May 17, 2010
* Frank A. Savage	Director	May 17, 2010
* George Zahringer III	Director	May 17, 2010
* David Bell	Director	May 17, 2010

*By:	/s/ STEPHEN P. JACKSON, JR. Stephen P. Jackson, Jr.	Attorney-in-fact	May 17, 2010

EXHIBIT INDEX

NUMBER		DESCRIPTION
1.1	*	Form of Underwriting Agreement
2.1	**
Asset Purchase Agreement, dated as of April 6, 2006, by and among Bushmaster Firearms International, LLC, Bushmaster Firearms, Richard E. Dyke, Jeffrey E. Dyke and the Jeffrey Trust. (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and are listed in the agreement. The schedules and exhibits will be provided to the SEC upon request.)
2.2	**
Stock Purchase Agreement, dated as of April 4, 2007, by and among American Heritage Arms, LLC, RACI Holding, Inc., the Stockholders of RACI Holding, Inc. and the Option Holders of RACI Holding, Inc. (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and are listed in the agreement. The schedules and exhibits will be provided to the SEC upon request.)
2.3	**
Asset Purchase Agreement, dated as of November 13, 2007, by and among DPMS Firearms, LLC, Defense Procurement/Manufacturing Services, Inc., Randy E. Luth, Pamela A. Luth and Bushmaster Firearms International, LLC. (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and are listed in the agreement. The schedules and exhibits will be provided to the SEC upon request.)
2.4	**
Stock Purchase Agreement, dated as of December 21, 2007, by and among The Marlin Firearms Company, Remington Arms Company, Inc. and the Shareholders of The Marlin Firearms Company and the Shareholder's Representative party thereto. (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and are listed in the agreement. The schedules and exhibits will be provided to the SEC upon request.)
2.5	**	Agreement and Plan of Merger, dated as of December 12, 2007, by and between Cerberus BFI Investor, Inc. and American Heritage Arms, Inc.
2.6	**	Assignment Agreement, dated as of December 12, 2007, between American Heritage Arms, Inc. and Cerberus Partners, L.P.
3.1	*	Amended and Restated Certificate of Incorporation of Freedom Group, Inc.
3.2	*	Amended and Restated Bylaws of Freedom Group, Inc.
4.1		See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws for Freedom Group, Inc. defining the rights of holders of common stock of Freedom Group, Inc.
4.2	*	Specimen Stock Certificate
4.3	**
Indenture, dated as of July 29, 2009, by and among Freedom Group, Inc., the Guarantors named therein, and Wilmington Trust FSB as Trustee and Collateral Agent (including the forms of Initial Opco Notes)
4.4	**	Supplemental Indenture, dated as of November 3, 2009, by and among Freedom Group, Inc., the Guarantors named therein, and Wilmington Trust FSB as Trustee (including the forms of Additional Opco Notes)
4.5	*	Registration Rights Agreement between Freedom Group, Inc. and Cerberus
4.6	**	Registration Rights Agreement, dated as of July 29, 2009, by and among Freedom Group, Inc., the Subsidiary Guarantors named therein, and the Initial Purchasers named therein
4.7	**	Registration Rights Agreement, dated as of November 3, 2009, by and among Freedom Group, Inc., the Subsidiary Guarantors named therein, and Banc of America Securities, LLC

NUMBER		DESCRIPTION
4.8		Indenture, dated as of April 7, 2010, by and among FGI Holding Company, Inc., Freedom Group, Inc. and Wilmington Trust FSB as Trustee (including the forms of PIK Notes)
4.9		Registration Rights Agreement, dated as of April 7, 2010, by and among FGI Holding Company, Inc., Freedom Group, Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc.
4.10		Second Supplemental Indenture, dated as of April 7, 2010, by and among Freedom Group Inc., FGI Operating Company, Inc., the Guarantors named therein and Wilmington Trust FSB as Trustee
4.11		Third Supplemental Indenture, dated as of April 7, 2010, by and among Freedom Group Inc., FGI Operating Company, Inc., FGI Holding Company, Inc. and Wilmington Trust FSB as Trustee
5.1	**	Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities offered
8.1	**	Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to certain U.S. tax matters
10.1	**
Loan and Security Agreement, dated July 29, 2009, by and among Freedom Group, Inc., the Subsidiaries named therein, the Lenders and Issuing Banks from time to time party thereto and Wachovia Bank, National Association as Agent
10.2	**	Security Agreement, dated as of July 29, 2009, by and among Freedom Group, Inc., the Subsidiary Guarantors named therein, and Wilmington Trust FSB as Agent
10.3	**	Intellectual Property Security Agreement, dated as of July 29, 2009, by and among Freedom Group, Inc., the Guarantors named therein, and Wilmington Trust FSB as Agent
10.4	**
Intercreditor Agreement, dated as of July 29, 2009, between Wachovia Bank, National Association, as agent for the lenders under the ABL Loan Agreement (as defined therein) and Wilmington Trust FSB, as Collateral Agent
10.5	**	Collective Bargaining Agreement, dated October 23, 2007, between Remington Arms Company, Inc., and International Union, United Mine Workers of America
10.6	**	Letter Agreement, dated as of June 30, 2009, among Freedom Group, Inc. and Lazard, Freres & Co. LLC
10.7	**	Compensation Agreement with Theodore H. Torbeck
10.8	**	Compensation Agreement with Stephen P. Jackson, Jr.
10.9	**	Compensation Agreement with Scott Blackwell
10.10	**	Compensation Agreement with John DeSantis
10.11	**	Separation Agreement with Thomas L. Millner
10.12	**	Separation Agreement with Paul A. Miller
10.13	*	2008 Stock Incentive Plan
10.14	**	Product Liability Services and Defense Coordination Agreement, dated as of December 1, 1993, among E.I. DuPont Nemours & Company, Sporting Goods Properties, Inc. and Remington Arms Company, Inc.
10.15	**	Environmental Liability Services Agreement, dated as of December 1, 1993, between E.I. DuPont Nemours & Company and Remington Arms Company, Inc.

NUMBER		DESCRIPTION
10.16		First Amendment to Loan and Security Agreement, dated as of October 26, 2009, by and among Freedom Group Inc., Remington Arms Company, Inc., The Marlin Firearms Company, H&R 1871, LLC, Bushmaster Firearms International, LLC, DPMS Firearms, LLC, E-RPC, LLC, RA BRANDS, L.L.C. and Wachovia Bank, National Association, as Agent
10.17
Joinder Agreement and Second Amendment to Loan and Security Agreement and Amendment to Other Financing Agreements, dated as of March 29, 2010, by and among Freedom Group Inc., FGI Operating Company, Inc, Remington Arms Company, Inc., The Marlin Firearms Company, H&R 1871, LLC, Bushmaster Firearms International, LLC, DPMS Firearms, LLC, E-RPC, LLC, RA BRANDS, L.L.C. and Wells Fargo Bank, National Association, as successor by merger to Wachovia Bank, National Association, as Agent
21.1		List of subsidiaries of Freedom Group, Inc.
23.1		Consents of Grant Thornton LLP
23.2	**	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1)
23.3	**	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 8.1)
24.1	**	Power of Attorney (included on signature page of original filing)

*
To be filed by amendment

**
Previously filed